--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM F-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 HOLLINGER INC.
             (Exact name of registrant as specified in its charter)

            ONTARIO, CANADA                                2711                                NOT APPLICABLE
      (State or other jurisdiction             (Primary Standard Industrial                   (I.R.S. Employer
   of incorporation or organization)           Classification Code Number)                 Identification Number)

          FREDERICK A. CREASEY                        MARK S. KIPNIS                   COPY TO:  ANDREW J. BECK, ESQ.
           10 TORONTO STREET                   HOLLINGER INTERNATIONAL INC.                      TORYS LLP
            TORONTO, ONTARIO                     401 NORTH WABASH AVENUE,                     237 PARK AVENUE
             CANADA M5C 2B7                    SUITE 740, CHICAGO, ILLINOIS                  NEW YORK, NY 10017
             (416) 363-8721                           (312) 321-2299                           (212) 880-6000
   (Address, including zip code, and     (Name, address, including zip code, and
 telephone number, including area code,  telephone number, of agent for service)
                   of
    registrant's principal executive
                offices)

                           RAVELSTON MANAGEMENT INC.
             (Exact name of registrant as specified in its charter)

            ONTARIO, CANADA                                2711                                NOT APPLICABLE
      (State or other jurisdiction             (Primary Standard Industrial                   (I.R.S. Employer
   of incorporation or organization)           Classification Code Number)                 Identification Number)

             J. A. BOULTBEE                           MARK S. KIPNIS                   COPY TO:  ANDREW J. BECK, ESQ.
           10 TORONTO STREET                   HOLLINGER INTERNATIONAL INC.                      TORYS LLP
            TORONTO, ONTARIO                     401 NORTH WABASH AVENUE,                     237 PARK AVENUE
             CANADA M5C 2B7                    SUITE 740, CHICAGO, ILLINOIS                  NEW YORK, NY 10017
             (416) 363-8721                           (312) 321-2299                           (212) 880-6000
   (Address, including zip code, and     (Name, address, including zip code, and
 telephone number, including area code,  telephone number, of agent for service)
                   of
    registrant's principal executive
                offices)

                                504468 N.B. INC.
             (Exact name of registrant as specified in its charter

            ONTARIO, CANADA                                2711                                NOT APPLICABLE
      (State or other jurisdiction             (Primary Standard Industrial                   (I.R.S. Employer
   of incorporation or organization)           Classification Code Number)                 Identification Number)

          FREDERICK A. CREASEY                        MARK S. KIPNIS                   COPY TO:  ANDREW J. BECK, ESQ.
           10 TORONTO STREET                   HOLLINGER INTERNATIONAL INC.                      TORYS LLP
            TORONTO, ONTARIO                     401 NORTH WABASH AVENUE,                     237 PARK AVENUE
             CANADA M5C 2B7                    SUITE 740, CHICAGO, ILLINOIS                  NEW YORK, NY 10017
             (416) 363-8721                           (312) 321-2299                           (212) 880-6000
   (Address, including zip code, and     (Name, address, including zip code, and
 telephone number, including area code,  telephone number, of agent for service)
                   of
    registrant's principal executive
                offices)

    Approximate date of commencement of proposed sale to the public:  N/A.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
         SECURITIES TO BE REGISTERED               REGISTERED          PER UNIT(1)             PRICE                FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
11 7/8% Senior Notes due 2011................    US$120,000,000            100%            US$120,000,000          US$9,708
---------------------------------------------------------------------------------------------------------------------------------
Guarantee of the 11 7/8% Senior Notes due
  2011.......................................          --                   --                   --                  (2)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Determined in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2) No further fee is payable pursuant to Rule 457(n) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 27, 2003

PROSPECTUS

                                 US$120,000,000

                                 HOLLINGER INC.

            (UNCONDITIONALLY GUARANTEED BY RAVELSTON MANAGEMENT INC.
                             AND 504468 N.B. INC.)

                               OFFER TO EXCHANGE:
                 ALL OUTSTANDING 11 7/8% SENIOR NOTES DUE 2011

                                      FOR

                         11 7/8% SENIOR NOTES DUE 2011

     We are offering to exchange a total of US$120,000,000 new 11 7/8% senior notes due 2011 for an equal amount of our currently outstanding 11 7/8% senior notes due 2011. We will exchange new notes for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer. The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. We will issue the new notes under the same indenture under which we issued the old notes, and the new notes will represent the same debt as the old notes for which they are exchanged. We will not receive any proceeds from the exchange offer. The old notes are, and the new notes will be, unconditionally guaranteed on a senior basis by (1) Ravelston Management Inc. ("RMI"), a wholly-owned subsidiary of our controlling shareholder, The Ravelston Corporation Limited, and (2) 504468 N.B. Inc. ("NB Inc." or "NBI"), one of our indirect wholly-owned subsidiaries. The new notes are sometimes referred to as the "Notes" in this prospectus.

PRINCIPAL TERMS OF THE EXCHANGE OFFER

- The exchange of old notes for new notes will not be a taxable exchange for U.S. federal income tax purposes but you should see the discussion under the caption "United States Federal Income Tax Considerations."

- The exchange offer is the initial public offering of the new notes. There is no established trading market for the new notes or the old notes. We do not intend to apply for listing of the new notes on any national securities exchange or the Nasdaq Stock Market, Inc.

- Each broker-dealer that receives new notes for its own account pursuant to this offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by making this acknowledgement and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer during the 180-day period following the effectiveness of this registration statement (excluding any period during which any stop order shall be in effect suspending the effectiveness of this registration statement or during which we have suspended the use of this prospectus) in connection with resales of the new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, during that 180-day period following the effectiveness of this registration statement, we will make this prospectus available to any broker-dealer for use in connection with any such resale. You should see the discussion under the caption "Plan of Distribution".

     YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE 14 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is June   , 2003

                               TABLE OF CONTENTS

IMPORTANT NOTICE TO READERS.................................     1
AVAILABLE INFORMATION.......................................     1
DOCUMENTS INCORPORATED BY REFERENCE.........................     2
FORWARD-LOOKING STATEMENTS..................................     2
ENFORCEMENT OF CIVIL LIABILITIES............................     3
EXCHANGE RATES..............................................     3
CIRCULATION AND READERSHIP INFORMATION......................     3
PROSPECTUS SUMMARY..........................................     5
RISK FACTORS................................................    14
CONSOLIDATED CAPITALIZATION.................................    24
RELATIONSHIP AMONG THE COMPANY, INTERNATIONAL, RAVELSTON,
  RMI AND NB INC. ..........................................    25
DESCRIPTION OF INTERNATIONAL'S CLASS B COMMON STOCK AND
  CLASS A COMMON STOCK......................................    27
MARKET PRICE AND DIVIDEND INFORMATION OF INTERNATIONAL'S
  CLASS A COMMON STOCK......................................    28
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA..............    30
OPERATING RESULTS...........................................    33
THE COMPANY.................................................    66
MANAGEMENT..................................................    78
RELATED PARTY TRANSACTIONS..................................    81
THE EXCHANGE OFFER..........................................    85
DESCRIPTION OF THE COLLATERAL AND THE INTERCREDITOR AND
  SUPPORT ARRANGEMENTS......................................    94
DESCRIPTION OF NOTES........................................    98
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS..........   141
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.............   141
PLAN OF DISTRIBUTION........................................   143
LEGAL MATTERS...............................................   144
EXPERTS.....................................................   144
INDEMNIFICATION OF DIRECTORS AND OFFICERS...................  II-1
EXHIBITS AND FINANCIAL STATEMENT SCHEDULES..................  II-2
UNDERTAKINGS................................................  II-3
SIGNATURES..................................................  II-5
POWERS OF ATTORNEY..........................................  II-5
AUTHORIZED REPRESENTATIVE...................................  II-7

                          IMPORTANT NOTICE TO READERS

     You should rely only on the information contained in this prospectus or to which we have specifically referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This document may be used only where it is legal to sell these securities. The information in this prospectus is accurate only on the date of this prospectus.

                             AVAILABLE INFORMATION

     We have filed a registration statement on Form F-4 with the Securities and Exchange Commission covering the exchange notes. This prospectus is part of our registration statement. For further information about us and the exchange notes, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other document to which we refer you. Since the prospectus might not contain all of the information that you might find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

     Neither RMI nor NB Inc. is a reporting company and do not make separate filings with the SEC.

     We are subject to the periodic reporting and other informational requirements of the US Securities Exchange Act of 1934, and accordingly we file reports and other information with the SEC. Copies of our reports and other information may be inspected and copied at the public reference facilities maintained by the SEC. However, we are a "foreign private issuer" as defined in Rule 405 of the Securities Act, and therefore are not required to comply with Exchange Act provisions regarding proxy statements and short swing profit disclosure.

     Copies of these materials may also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains reports and other information regarding issuers that file electronically through "EDGAR" (Electronic Data Gathering, Analysis and Retrieval) System, available on the SEC's website (http://www.sec.gov).

     We also file information, such as periodic reports and financial information, with the Canadian Securities Administrators, which may be accessed at www.sedar.com

     In the indenture for the notes we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish the trustee and the holders of the notes:

     - all quarterly and annual financial information that would be required to be contained in a submission to the SEC on Forms 20-F and 6-K if we were required to file or furnish such forms;

     - with respect to our annual financial information only, a report on the information by our certified independent accountants; and

     - all reports that would be required to be furnished to the SEC on Form 6-K if we were required to furnish such reports.

     In addition, for so long as any of the notes remain "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act, unless we furnish information to the SEC in accordance with Rule 12g 3-2(b) or under Section 13 or 15(d) of the Exchange Act, we have agreed to make available to any holder or beneficial owner of the notes, or any prospective purchaser of the notes designated by a holder or beneficial owner of the notes, in connection with any sale of the notes, the information required by Rule 144(d)(4) under the Securities Act.

                      DOCUMENTS INCORPORATED BY REFERENCE

     We are incorporating by reference all documents we have filed with the SEC during 2003. These include:

     -  Annual Report on Form 20-F for the year ended December 31, 2002; and

     -  Report of Foreign Issuer on Form 6-K for the quarter ended March 31,
        2003.

     All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to termination of this exchange offer shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We hereby undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to Chief Financial Officer, Hollinger Inc., at 10 Toronto St., Toronto, Ontario, M5C 2B7, telephone
(416) 363-8721.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the materials incorporated by reference in this prospectus include forward-looking statements, and we may from time to time otherwise make in other public filings, press releases and discussions with our management, forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are forward-looking statements. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual results may differ materially from those suggested by these forward-looking statements for various reasons, including those discussed in this prospectus under the heading "Risk Factors." Some of the key factors that could cause actual results to differ from our expectations are:

     - fluctuations in both the amount of dividends we receive from Hollinger International Inc. ("International") and the size of fees pursuant to the Services Agreements that RMI receives from International;

     - the potential impact of any financing undertaken to pay for retractions or redemptions of our series of preference shares designated as Retractable Non-Voting Preference Shares Series III ("Series III preference shares") before on or after April 30, 2004 for cash payments of Cdn.$9.50 or $10.00 per share plus any accrued and unpaid dividends to the retraction or redemption date;

     - International's ability to compete in the specific markets for its products and services;

     -  the impact of industry consolidation among key suppliers or customers;

     - International's ability to continue to obtain improved efficiencies and lower overall production costs;

     -  increased newsprint costs;

     - the impact of electronic commerce and the increased use of alternative, non-print media such as the Internet; and

     - International's ability to avoid significant increases in labor costs or a significant deterioration in its labor relations.

     Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included or incorporated by reference into this prospectus are made only as of the date of this prospectus. We do not undertake and specifically decline any obligation to update these forward-looking statements or to publicly announce the results of any revisions to any of these forward-looking statements to reflect future events or developments.

                        ENFORCEMENT OF CIVIL LIABILITIES

     We, RMI and NB Inc. are each Canadian corporations. Substantially all of our assets and the assets of RMI and NB Inc. are located in Canada and a majority of our directors and executive officers, the directors and executive officers of RMI and NB Inc. and some of the experts named in this document, are residents of Canada. As a result, it may be difficult for investors to effect service within the United States upon us, RMI and NB Inc. or upon such directors, officers and experts. Execution by United States courts of any judgment obtained against us, RMI or NB Inc. or any of such directors, officers or experts in United States courts would be limited to our assets or the assets of RMI or NB Inc. or that person in the United States. Our counsel has advised us, RMI and NB Inc. that there is doubt as to the enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States.

                                 EXCHANGE RATES

     Unless otherwise noted, all amounts herein are in Canadian dollars. The following tables set out, for each period indicated, the high and low exchange rates for one U.S. dollar expressed in Canadian dollars, the average of such exchange rates on the last day of each month during such period, and the exchange rate at the end of such period, based upon the noon rate of exchange as reported by the Federal Reserve Bank of New York (the "Noon Rate"):

                                                        FISCAL YEAR ENDED DECEMBER 31,
                                                ----------------------------------------------
                                                 1998      1999      2000      2001      2002
                                                ------    ------    ------    ------    ------
High..........................................  1.5720    1.5302    1.5600    1.6023    1.6126
Low...........................................  1.4075    1.4440    1.4435    1.4933    1.5108
Average.......................................  1.4902    1.4827    1.4871    1.5519    1.5702
Period End....................................  1.5375    1.4400    1.4995    1.5925    1.5800

     The following table sets out for the last six months the high and low exchange rates for one U.S. dollar expressed in Canadian dollars, based upon the Noon Rate:

                                     DECEMBER    JANUARY    FEBRUARY    MARCH     APRIL      MAY
                                       2002       2003        2003       2003      2003      2003
                                     --------    -------    --------    ------    ------    ------
High...............................   1.5800     1.5750      1.5315     1.4405    1.4831    1.4221
Low................................   1.5478     1.5220      1.4880     1.4059    1.4336    1.3446

     On December 31, 2002, the Noon Rate was Cdn.$1.5800 = U.S.$1.00 and on June 12, 2003, the Noon Rate was Cdn.$1.3492 = U.S.$1.00.

                     CIRCULATION AND READERSHIP INFORMATION

     Unless otherwise indicated, all circulation information contained in this prospectus represents approximate current or average daily or non-daily circulation, as the case may be, derived from the following sources: (1) for International's Chicago metropolitan area free distribution newspapers, The Daily Telegraph's Saturday edition and the Jerusalem Post, from International's unaudited internal records; (2) for the Chicago Sun-Times and the other paid Chicago metropolitan area newspapers, from unaudited circulation statements furnished by International to the Audit Bureau of Circulations in the United States for the six month period October 2002 to March 2003; and (3) for The Daily Telegraph and The Sunday Telegraph, from audited circulation reports furnished by International to the Audit Bureau of Circulations in the United Kingdom for the six month period December 2002 to May 2003.

     Unless otherwise indicated all readership information contained in this prospectus represents approximate current or average daily or non-daily readership, as the case may be, derived from the following sources: (1) for International's Chicago metropolitan area free distribution newspapers, from International's unaudited internal records; and (2) for the Chicago Sun-Times and other paid Chicago metropolitan area newspapers, research conducted by an independent research company, Scarborough Research.

                               PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes to those statements) included elsewhere in this prospectus or incorporated herein by reference. Unless otherwise stated or the context otherwise requires, all references in this prospectus to (i) the "Company", "we", "our" and "us" refers to Hollinger Inc. and its consolidated subsidiaries, (ii) "International" refers to Hollinger International Inc. and its consolidated subsidiaries including Telegraph Group Limited, Jerusalem Post Publications Limited and The Sun-Times Company, (iii) "The Telegraph" refers to Telegraph Group Limited, its consolidated subsidiaries and its proportionate share of printing joint ventures, (iv) "HCPH Co." refers to Hollinger Canadian Publishing Holdings Co., its predecessors and its consolidated subsidiaries (v) "Chicago Sun-Times" refers to The Sun-Times Company and its consolidated subsidiaries, (vi) "Jerusalem Post" refers to Jerusalem Post Publications Limited, (vii) "Partnership" refers to Hollinger Canadian Newspapers, Limited Partnership, (viii) "Publishing" refers to Hollinger International Publishing Inc., (ix) "National Post" refers to The National Post Company; (x) "XSTM" refers to XSTM Holdings (2000) Inc. (formerly Southam Inc. ("Southam"), (xi) "Ravelston" or "RCL" refers to The Ravelston Corporation Limited, (xii) "RMI" refers to Ravelston Management Inc., (xiii) "NB Inc." or "NBI" refers to 504468 NB Inc., (xiv) "Chicago Group" refers to the more than 100 newspapers owned by International in the greater Chicago metropolitan area, (xv) "U.K. Newspaper Group" refers to The Daily Telegraph, The Sunday Telegraph, The Weekly Telegraph, telegraph.co.uk, and The Spectator and Apollo magazines and printing joint ventures, (xvi) "Canadian Newspaper Group" refers to HCPH Co. and International's ownership in the Partnership and printing joint ventures, (xvii) "Community Group" refers to International's ownership of The Jerusalem Post and (xviii) "Investment and Corporate Group" refers to the Corporate Head Office.

RELATIONSHIP AMONG THE COMPANY, INTERNATIONAL, RAVELSTON, RMI AND NB INC.

     Our principal asset is our interest in International, a leading publisher of English-language newspapers in the United States, the United Kingdom and Israel with a smaller publishing presence in Canada. International's Class A common stock is listed on the New York Stock Exchange. At June 19, 2003, we directly and indirectly owned 30.3% of the combined equity interest and 72.8% of the combined voting power of the outstanding common stock of International. In fiscal 2002, our interest in International represented substantially all of our total assets and total revenues. Through our voting interest, we are able to control the outcome of any election of directors and to direct management policy, strategic direction and financial decisions of International and its subsidiaries. At June 19, 2003, our controlling shareholder, Ravelston, directly and indirectly owned 78.2% of our outstanding retractable common shares.

     The Notes are unconditionally guaranteed on a senior basis by RMI and NB Inc. RMI is a wholly-owned subsidiary of Ravelston, while NB Inc. is one of our indirect wholly-owned subsidiaries.

INTERNATIONAL'S BUSINESS

     International's 23 paid daily newspapers have a worldwide combined circulation of approximately two million. In addition, International owns or has an interest in over 250 other publications, including non-daily newspapers and magazines. Included among International's 144 paid newspapers are the following premier titles:

     - the Chicago Group's Chicago Sun-Times, which has both the second highest daily readership and circulation of any newspaper in the Chicago metropolitan area and has the sixth highest daily readership of any metropolitan daily newspaper in the United States;

     - the U.K. Newspaper Group's The Daily Telegraph, which is the leading daily broadsheet newspaper in the U.K. with a 35% share of circulation in its domestic market and approximately 270,000 greater circulation than that of its nearest competitor; and

     - the Community Group's Jerusalem Post, which is the most widely read English-language daily newspaper published in the Middle East and is highly regarded regionally and internationally.

     International's operations consist principally of the Chicago Group, the U.K. Newspaper Group, the Canadian Newspaper Group and the Community Group, as well as minority investments in various Internet and media-related companies.

     The Chicago Group. The Chicago Group consists of more than 100 newspapers in the greater Chicago metropolitan area. The group's primary newspaper is the Chicago Sun-Times, which was founded in 1948. The Chicago Sun-Times is published in a tabloid format, has a daily circulation of approximately 480,000 and has the second highest daily readership in the 16 county Chicago metropolitan area, attracting 1.7 million readers daily. International pursues a clustering strategy in the greater Chicago metropolitan market, covering all of Chicago's major suburbs as well as its surrounding high growth counties. This strategy enables International to rationalize duplicative back office functions and printing facilities as well as offer joint selling programs to advertisers. For the twelve months ended December 31, 2002, the Chicago Group had, revenues of approximately $693.7 million and operating income of approximately $59.7 million.

     The U.K. Newspaper Group. The U.K. Newspaper Group's operations include The Daily Telegraph, The Sunday Telegraph, The Weekly Telegraph, telegraph.co.uk, and The Spectator and Apollo magazines. The Daily Telegraph was launched in 1855 and is based in London, the dominant financial center in Europe. It is the largest circulation broadsheet daily newspaper in the U.K. as well as in all of Europe with an average daily circulation of approximately 933,000. The Daily Telegraph's Saturday edition has the highest average daily circulation (approximately 1.2 million) among broadsheet daily newspapers in the U.K. The Sunday Telegraph is the second highest circulation broadsheet Sunday newspaper in the U.K. with an average circulation of approximately 731,000. The Daily Telegraph's market leadership and national reach have allowed it to maintain the leading share of advertising among broadsheet daily newspapers in the U.K. over the last decade. In addition, International has leveraged The Daily Telegraph's strong reader loyalty, trusted brand name and proprietary customer database to generate incremental revenue from the sale of ancillary products and services to its readers. For the twelve months ended December 31, 2002, the U.K. Newspaper Group had revenues of approximately $804.6 million and operating income of approximately $74.8 million.

     The Canadian Newspaper Group. The Canadian Newspaper Group currently consists of Hollinger Canadian Publishing Holdings Co. ("HCPH Co.") and an 87% interest in Hollinger Canadian Newspapers, Limited Partnership ("the Partnership"). HCPH Co. and the Partnership own ten daily and 23 non-daily newspaper properties and miscellaneous Canadian business magazines and tabloids for various industries including: transportation, construction, natural resources and manufacturing. For the twelve months ended December 31, 2002, the Canadian Newspaper Group had revenues of approximately $109.1 million and an operating loss of approximately $5.3 million.

     The Community Group. The Community Group consists of the Jerusalem Post, the most widely read English-language daily newspaper published in the Middle East with a daily and weekend readership of 223,000. The paid circulation of all the Jerusalem Post products, including English and French-language international weekly editions, is over 110,000. For the twelve months ended December 31, 2002, the Community Group had revenues of $20.8 million and an operating loss of approximately $8.2 million.

BUSINESS STRATEGY

     The Company's revenue, on a consolidated basis, is dependent upon the financial performance of the underlying assets, principally the assets of International. Through the control of International's strategic direction and management, we intend to pursue the following strategies:

     Pursue Revenue Growth by Leveraging International's Leading Market Position. International will continue to leverage its leading position in daily readership in the attractive Chicago and U.K. markets in order to drive revenue growth. For the Chicago Group, International will continue to build revenues by taking advantage of the extensive cluster of its combined Chicago Group publications, which allows International to offer local advertisers geographically and demographically targeted advertising solutions and national advertisers an efficient one-stop vehicle to reach the entire Chicago market. For the U.K. Newspaper Group, International will continue to focus on retaining The Daily Telegraph's national circulation dominance and increasing circulation of The Sunday Telegraph, introduce new sections to the newspaper in order to help advertisers target specific reader demographics, and periodically implement cover price increases. In addition, International believes that The Daily Telegraph's successful prepaid subscription program will continue to enhance revenue opportunities.

     Continue to Maximize Operating Efficiency of Underlying
Assets. International has extensive expertise in introducing and maintaining operating efficiencies, producing superior newspapers and increasing revenues. Historically, these efficiencies have resulted from centralized newsprint purchasing, clustering and consolidating duplicative functions and facilities at its acquired newspaper publications, and investing in technology and production equipment. For example, in April 2001, International completed the installation of a U.S.$115 million, state-of-the-art printing facility in Chicago which has lowered its production costs, enhanced product quality, and increased the availability of color printing which generates higher advertising yields. In response to the recent economic downturn, International has reduced total compensation and other operating costs (other than newsprint) during fiscal year 2002 as compared to the corresponding period in 2001, which has positioned International to significantly benefit as the advertising market recovers. International will continue to aggressively manage its cost structure in the future in order to optimize cash flow.

     Publish Relevant and Trusted High Quality Newspapers. International is committed to maintaining the high quality of its newspaper product and editorial integrity so as to ensure continued reader loyalty, which is the foundation of its newspaper franchises. The Chicago Sun-Times has been recognized for its editorial quality with several Pulitzer Prize-winning writers and awards for excellence from Illinois' major press organizations. The Daily Telegraph and The Sunday Telegraph are known for their quality content and superior product and have in recent times been voted "National Newspaper of the Year", Britain's most coveted industry award. In addition, International is focused on maintaining its relevance in the United States in its urban and suburban markets by continuing to provide leading local news coverage, while providing in-depth national and international news coverage in the U.K. market. International believes that this is a key strategy in maintaining and building upon the entrenched readership base of its leading newspaper properties.

     Prudent Asset Management. In addition to pursuing revenue growth from its existing publications and maximizing operating efficiencies, International may from time to time pursue selective, complementary newspaper acquisitions and non-core divestitures. Management has a successful track record of identifying value-enhancing acquisitions and underperforming newspaper properties, integrating and optimizing these acquisitions, and opportunistically divesting assets for optimal value to achieve debt reduction. Since International's formation in 1986, the existing senior management team has built, primarily through acquisitions, and managed up to 400 newspapers and related publications. After acquiring control of The Daily Telegraph in 1986, International significantly modernized the Telegraph's printing plants, negotiated a two-thirds reduction in work force, and revitalized its titles. In 1994, it acquired the Chicago Sun-Times and has since doubled its operating profits. More recently, International divested its U.S. community newspaper operations and the majority of its Canadian newspaper assets, which were monetized at attractive cash flow multiples. This strategy has positioned International to emerge from the current downturn with reduced leverage, efficient and focused operations, and solid operating platforms for growth.

PLEDGED SHARE COLLATERAL

     The Notes will be secured by a security interest in 14,990,000 shares of Class B common stock and 10,108,302 shares of Class A common stock of International (the "Pledged Share Collateral") held by us and NB Inc. Each share of Class B common stock is entitled to 10 votes per share, and each share of Class A common stock is entitled to one vote per share. International has 14,990,000 shares of Class B common stock outstanding, all of which are owned by us and NB Inc. and are being pledged as collateral to secure the Notes. The Pledged Share Collateral represents approximately 29% of the combined outstanding Class A and Class B common stock and 72.3% of the combined voting power of the outstanding Class A and Class B common stock of International.

SUMMARY DESCRIPTION OF THE EXCHANGE

OLD NOTES..................  On March 10, 2003, we issued US$120 million aggregate principal amount of 11 7/8% senior notes due 2011.

NEW NOTES..................  US$120 million aggregate principal amount of
                             11 7/8% senior notes due 2011. The terms of the new notes are substantially identical to the terms of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

EXCHANGE OFFER.............  We are offering to exchange up to US$120 million principal amount of our new 11 7/8% senior notes due 2011 which have been registered under the Securities Act, for an equal amount of our outstanding old 11 7/8% senior notes due 2011, to satisfy our obligations under the Registration Rights Agreement that we entered into when we issued the old notes in transactions exempt from registration under the Securities Act.

EXPIRATION DATE; TENDERS...  The exchange offer will expire at 5:00 p.m., New
                             York City time, on           , 2003, unless
                             extended. By tendering your old notes, you represent to us that:

                             - you are not our "affiliate" within the meaning of the Securities Act;

                             - you are not a broker-dealer receiving the new notes for your own account; and

                             - you are acquiring the new notes in the ordinary course of your business, you are not participating in the distribution of the new notes and have no arrangements or understandings with any person to make a distribution of the new notes.

WITHDRAWAL;
NON-ACCEPTANCE.............  You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New
                             York City time, on           , 2003. If we decide
                             for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder's account at The Depository Trust Company. For further information regarding the withdrawal of tendered old notes, see "The Exchange Offer -- Terms of the Exchange Offer; Period for Tendering Old Notes" and "-- Withdrawal Rights."

CONDITIONS TO THE EXCHANGE
  OFFER....................  The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption "The Exchange Offer -- Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.

PROCEDURES FOR TENDERING
  OLD NOTES................  Unless you comply with the procedures described below under the caption "The Exchange Offer -- Guaranteed Delivery Procedures," you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

                             -  tender your old notes by sending the
                                certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to Wachovia Bank, National Association, as exchange agent, at the address listed below under the caption "The Exchange Offer -- Exchange Agent"; or

                             - tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, Wachovia Bank, National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into its account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, see the discussion below under the caption "The Exchange Offer -- Book-Entry Transfer."

GUARANTEED DELIVERY
PROCEDURES.................  If you are a registered holder of the old notes and wish to tender your old notes in the exchange offer, but

                             -  the old notes are not immediately available,

                             - time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer, or

                             - the procedure for book-entry transfer cannot be completed prior to the expiration of the exchange offer,

                             then you may tender old notes by following the procedures described below under the caption "The Exchange Offer -- Guaranteed Delivery Procedures."

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS........  If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf.

                             If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

UNITED STATES FEDERAL
INCOME TAX
  CONSIDERATIONS...........  The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption "United States Federal Income Tax Considerations" for more information regarding the tax consequences to you of the exchange offer.

USE OF PROCEEDS............  We will not receive any cash proceeds from the exchange offer.

EXCHANGE AGENT.............  Wachovia Bank, National Association is the exchange agent for the exchange offer. You can find the addresses and telephone number of the exchange agent below under the caption "The Exchange Offer -- Exchange Agent."

RESALES....................  Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

                             - you are our "affiliate," within the meaning of the Securities Act;

                             - you are a broker-dealer receiving the new notes for your own account; or

                             - you are participating in the distribution of the new notes or have arrangements or understandings with any person to make a distribution of the new notes.

                             If you fall within one of the exceptions listed above, you must comply with the registration and prospectus delivery requirements of the Securities Act, in connection with any resale transaction involving the new notes, except that if you are a broker-dealer and receive new notes for your own account in the exchange offer:

                             - you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

                             - you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act; and

                             - you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market making or other trading activities.

                             For a period of up to 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

CONSEQUENCES OF NOT EXCHANGING YOUR OLD NOTES

     If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

     - if the sale is registered under the Securities Act and applicable state securities laws;

     - if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

     - if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

     We do not currently intend to register any sale of the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes".

SUMMARY DESCRIPTION OF THE NOTES

     The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions, registration rights relating to the old notes and the related provisions with respect to the payment of additional interest described below will not apply to the new notes. In addition, if

     - the Company does not file this registration statement prior to July 1, 2003,

     - this registration statement is not declared effective prior to November 5, 2003, or

     - the Company does not complete the offer to exchange the old notes for new notes prior to thirty days following the effectiveness of the registration statement,

the annual interest rate on the old notes will increase by 0.5%. The annual interest rate on the old notes will increase by an additional 0.5% for any subsequent 90-day period until all defaults have been cured, up to a maximum additional interest rate of 1.0% per year over the 11 7/8% interest rate.]

ISSUER.....................  Hollinger Inc.

SECURITIES OFFERED.........  US$120,000,000 aggregate principal amount of
                             11 7/8% Senior Secured Notes due 2011.

MATURITY OF NOTES..........  March 1, 2011.

INTEREST PAYMENT DATES.....  March 1 and September 1 of each year, beginning on
                             September 1, 2003. Interest will accrue from the issue date of the Notes.

GUARANTORS.................  RMI and NB Inc.

RANKING....................  The Notes will be our senior secured obligations and will rank equal in right of payment to all of our existing and future senior debt. The Notes will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries (other than NB Inc., which will be a guarantor of the Notes), including International and its subsidiaries. Our restricted subsidiaries (as defined in "Description of Notes -- Certain Definitions," which will not include International and its subsidiaries), other than NB Inc., had approximately $14.5 million of combined debt owing to entities outside of our restricted group as at March 31, 2003.

COLLATERAL.................  The Notes and the guarantees will be secured as follows:

                             - as to the Notes and the guarantee of NBI, by a first priority lien in 10,108,302 shares of Class A common stock and 14,990,000 shares of Class B common stock of International that are held by us and NBI;

                             - as to the guarantee of RMI, by a pledge by RMI of its rights under (a) the services agreement between International and Ravelston and (b) the services agreement between HCPH Co. and Ravelston, in each case as such agreements were assigned by Ravelston to RMI in July 2002, and

                             - as to the Notes, by a pledge of our rights under the support agreement between RMI and us (as described below).

OPTIONAL REDEMPTION........  We may redeem some or all of the Notes at any time on or after March 1, 2007, at the redemption prices listed in "Description of Notes -- Optional Redemption," plus accrued interest. In addition, before March 1, 2006, we may redeem up to 35% of the Notes using the proceeds from sales of specified kinds of capital stock as set out in "Description of Notes -- Optional Redemption."

CHANGE OF CONTROL..........  If a change of control occurs, we must offer to repurchase the Notes at 101% of the principal amount of the Notes, plus accrued interest.

BASIC COVENANTS OF
INDENTURE..................  We will issue the Notes under an indenture which, among other things, restricts our ability and the ability of our restricted subsidiaries to:

                             -  incur additional debt;

                             - pay dividends or distributions on, redeem or repurchase capital stock;

                             -  make investments;

                             -  enter into transactions with affiliates;

                             -  issue stock of restricted subsidiaries;

                             -  engage in unrelated lines of business;

                             -  create liens to secure debt;

                             - transfer or sell assets or merge with or into other companies.

                             The indenture will restrict RMI's ability to incur any indebtedness, create or incur any liens or engage in any business activities other than the issuance of its guarantee on the Notes, the performance of its obligations under the services agreements, the support agreement, certain other permitted activities, and activities incidental to the foregoing.

                             International and its subsidiaries (which represent substantially all of our total assets and total revenues) will not be restricted subsidiaries for purposes of the indenture, and will not be bound by the covenants described above. In addition, these covenants are subject to important exceptions and qualifications which are described in the section "Description of Notes -- Certain Covenants."

SUPPORT AGREEMENT..........  Under the support agreement, RMI will be required to make an annual support payment in cash to us on a periodic basis by way of contributions to our capital (without the issuance of additional shares) or subordinated debt. The annual support payment will be equal to the greater of (1) our Negative Net Cash Flow for the relevant period, and (2) the Floor Amount, in either case as reduced by any permanent repayment of the debt owing by Ravelston to us.

                             The "Floor Amount" will be equal to US$14.0 million per year, less (i) any payments of management services fees made by International directly to us or NBI, and (ii) any excess in the net dividend amount received by us and NBI on the shares of International that we own that is over US$4.65 million per year.

                             We use the term "Negative Net Cash Flow" as defined in the support agreement for purposes of calculation of the annual support payment.

ADDITIONAL AMOUNTS.........  In the event Canadian taxes are required to be withheld or deducted, we, RMI and NB Inc. may be required to pay such additional amounts as may be necessary so that the net amount received by each holder of Notes will not be less than the amount the holder would have received if such taxes had not been withheld or deducted.

REDEMPTION FOR CHANGES IN
  CANADIAN WITHHOLDING
  TAXES....................  In the event we become obligated to pay additional amounts as described above as a result of changes affecting withholding taxes applicable to payments on the Notes, the Notes may be redeemed at our option in whole, but not in part, for cash on not less than 30 days' nor more than 60 days' prior written notice to the holders by first class mail, at 100% of their aggregate principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of redemption.

                                  RISK FACTORS

     You should carefully consider the following factors in addition to the other information set forth in this prospectus and the documents incorporated by reference into this prospectus before making an investment in the Notes.

HOLDERS WHO FAIL TO EXCHANGE THEIR OLD NOTES WILL CONTINUE TO BE SUBJECT TO RESTRICTIONS ON TRANSFER.

     If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register any sale of the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes" and "United States Federal Income Tax Considerations."

     We believe that new notes issued in exchange for old notes pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus so long as you (1) are not one of our "affiliates," which is defined in Rule 405 of the Securities Act and (2) acquire the new notes in the ordinary course of your business and, unless you are a broker-dealer, you do not have any arrangement or understanding with any person to participate in the distribution of the new notes. Our belief is based on interpretations by the SEC's staff in no-action letters issued to third parties. Please note that the SEC has not considered our exchange offer in the context of a no-action letter, and the SEC's staff may not make a similar determination with respect to our exchange offer.

     Unless you are a broker-dealer, you must acknowledge that you are not engaged in, and do not intend to engage in, a distribution of the new notes and that you have no arrangement or understanding to participate in a distribution of the new notes. If you are one of our affiliates, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     If you are a broker-dealer and receive new notes for your own account pursuant to the exchange offer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. If you are a broker-dealer, you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities. For a period of 180 days after the expiration or termination of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale. See "Plan of Distribution."

     In addition, you may offer or sell the new notes in certain jurisdictions only if they have been registered or qualified for sale there, or an exemption from registration or qualification is available and is complied with. Subject to the limitations specified in the Registration Rights Agreement relating to the old notes, we will register or qualify the new notes for offer or sale under the securities laws of any jurisdictions that you reasonably request in writing. Unless you request that the sale of the new notes be registered or qualified in a jurisdiction, we currently do not intend to register or qualify the sale of the new notes in any jurisdiction.

YOU MAY FIND IT DIFFICULT TO SELL YOUR NOTES.

     The old notes are currently eligible for trading in the PORTAL Market, a screen-based market operated by the National Association of Securities Dealers. The PORTAL market is limited to qualified institutional buyers as defined by Rule 144A of the Securities Act. The new notes are new securities for which there is no established market. We do not intend to apply for listing or quotation of the new notes on any securities exchange or stock market. In addition, the liquidity of the trading market in the new notes, and the market prices quoted for the new notes, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the new notes. In addition, to the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected.

YOU MUST COMPLY WITH THE EXCHANGE OFFER PROCEDURES IN ORDER TO RECEIVE NEW, FREELY TRADABLE NOTES.

     Subject to the conditions set forth under "The Exchange Offer -- Conditions to the Exchange Offer," delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

     - certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at The Depository Trust Company, New York, New York as depository, including an agent's message (as defined) if the tendering holder does not deliver a letter of transmittal,

     - a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message in lieu of the letter of transmittal, and

     -  any other documents required by the letter of transmittal.

     Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreement will terminate. See "The Exchange Offer -- Procedures for Tendering Old Notes" and "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes."

SOME HOLDERS WHO EXCHANGE THEIR OLD NOTES MAY BE DEEMED TO BE UNDERWRITERS.

     If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

OUR SUBSTANTIAL DEBT COULD ADVERSELY AFFECT OUR FINANCIAL POSITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     As of March 31, 2003, the Company and its restricted subsidiaries have combined debt owing to entities outside of our restricted group of approximately $230.7 million, of which $176.3 (US$120.0) million would be debt represented by the Notes.

     Our substantial indebtedness could have important consequences to you. For example, it could make it more difficult to satisfy our obligations with respect to the Notes, including making interest payments under the Notes and our other debt obligations, and limit our ability to obtain additional financing.

     We may be able to incur additional debt in the future, subject to the terms of the indenture governing the Notes. Among other things, the indenture permits us and NB Inc. to establish a credit facility in a maximum aggregate amount of $15 million. We cannot assure you that we will be able to refinance our debt, sell assets, borrow more money or raise equity on terms acceptable to us or at all. In addition, the terms of existing or future debt agreements, including the indenture governing the notes, may restrict us from adopting any of these alternatives.

WE AND RMI DEPEND ON THE CASH FLOW OF OUR SUBSIDIARIES, PRINCIPALLY INTERNATIONAL AND ITS SUBSIDIARIES, TO SATISFY OUR OBLIGATIONS UNDER THE NOTES AND RMI'S OBLIGATIONS UNDER THE SUPPORT AGREEMENT, RESPECTIVELY.

     We are a holding company and own no significant assets other than our equity interest in International. Therefore, we are largely dependent upon the cash flow of our subsidiaries, principally International and its subsidiaries, to meet our obligations. RMI, which is a guarantor of the Notes and is making support payments to us pursuant to the support agreement, derives all of its cash flow from the management services fees paid by International and its subsidiaries under the services agreements that it has with them. Therefore, RMI's ability to make support payments to us is also dependent upon the cash flow of International and its subsidiaries. Accordingly, our ability to make interest and principal payments when due to holders of Notes and to effect any repurchase of Notes upon a change of control, and RMI's ability to make support payments to us, are dependent upon the receipt of sufficient funds from International and its subsidiaries.

     International and its subsidiaries may be restricted by the terms of their existing or future debt or by statute from providing sufficient funds to us. Substantially all of the shares, properties and assets of International's subsidiaries, including Publishing, have been pledged to the lenders under Publishing's senior credit facility. Our right to participate in the distribution of assets of any subsidiary or affiliated company upon its liquidation or reorganization will be subject to the prior claims of the creditors of such subsidiary or affiliated company, including trade creditors, except to the extent that we may ourselves be a creditor with recognized claims against such subsidiary or affiliated company. Further, as described below, we and our restricted subsidiaries have agreed to certain restrictive covenants under the indenture governing the Notes for the benefit of holders of Notes. Because International and its subsidiaries will not be restricted subsidiaries for purposes of the indenture governing the Notes, such covenants will not apply to them. Therefore, any cash flow generated by International and its subsidiaries and the proceeds from any sale of such subsidiaries will not be subject to the restrictive covenants contained in the indenture. International and its subsidiaries generate substantially all of our total consolidated revenues and comprise substantially all of our total consolidated assets.

WE ALSO DEPEND ON THE FINANCIAL SUPPORT OF RMI TO SATISFY OUR OBLIGATIONS UNDER THE NOTES.

     On a non-consolidated basis, the Company has experienced a shortfall between the dividends and fees received from its subsidiaries and its operating costs, including interest and dividends on its preference shares, and such shortfalls are expected to continue in the future. Prior to March 10, 2003 such shortfalls were funded by Ravelston and RMI on an informal basis. On March 10, 2003, concurrent with the issue by the Company of the Notes, RMI entered into a Support Agreement with the Company. Under the agreement, RMI has agreed to make annual support payments in cash to the Company on a periodic basis by way of contributions to the capital of the Company (without the issuance of additional shares of the Company) or subordinated debt. The annual support payments will be equal to the greater of (a) the Company's negative net cash flow (as defined) for the relevant period (which does not extend to outlays for retractions or redemptions), determined on a non-consolidated basis, and (b) US$14.0 million per year (less any payments of management services fees by International directly to the Company or NB Inc. and any excess in the net dividend amount that the Company and NB Inc. receive from International over US$4.65 million per year), in either case reduced by any permanent repayment of debt owing by Ravelston to the Company. Pursuant to this arrangement, RMI has made payments to the Company in respect of the period from March 10 to March 31, 2003 in the amount of US$1.1 million. If in any quarterly period after April 1, 2003 the Company fails to receive in cash a minimum aggregate amount of at least US$4.7 million from a) payments made by RMI pursuant to the Support Agreement and b) dividends paid by International on its shares held by the Company, net of dividends paid by the Company on its Series II preference shares, the Company would be in default under its Senior Secured Notes. Based on the Company's current investment in International and the current quarterly dividend paid by International of US$0.05 per share, the minimum support payment required to be made by RMI to avoid such a default is approximately US$3.5 million per quarter or US$14.0 million annually.

RMI DEPENDS ON CONTINUING TO RECEIVE SUFFICIENT FEES FROM INTERNATIONAL PURSUANT TO THE SERVICES AGREEMENTS TO CONTINUE TO PROVIDE THE REQUIRED FINANCIAL SUPPORT TO THE COMPANY UNDER THE SUPPORT AGREEMENT.

     RMI currently derives all of its income and operating cash flow from the fees paid pursuant to services agreements with International and its subsidiaries. RMI's ability to provide the required financial support under the Support Agreement with the Company is dependent on RMI continuing to receive sufficient fees pursuant to those services agreements. The services agreements may be terminated by either party by giving 180 days notice. The fees in respect of the services agreements are negotiated annually with and approved by the audit committee of International. The fees to be paid to RMI for the year ending December 31, 2003 amount to approximately US$22.0 million to US$24.0 million and were approved in February 2003. The fees in respect of the periods after December 31, 2003 have not yet been negotiated or approved. In addition, Publishing's Senior Credit Facility agreement limits the amount of fees payable pursuant to services agreements by Publishing and its subsidiaries, excluding the Canadian Newspaper Group, (together, the "Restricted Group") in any fiscal year as not to exceed the greater of US$22.0 million or 2.5% of total revenue of the Restricted Group.

CLAIMS OF CREDITORS OF OUR SUBSIDIARIES WILL HAVE PRIORITY WITH RESPECT TO THE ASSETS AND EARNINGS OF SUCH SUBSIDIARIES OVER YOUR CLAIMS.

     None of our subsidiaries other than NB Inc. have guaranteed the Notes. As a result, the Notes are structurally subordinated to the prior payment in full of all indebtedness and other liabilities of our subsidiaries (other than NB Inc.). As of March 31, 2003 our subsidiary Publishing, and its subsidiaries, had Cdn. $915.0 million of long-term debt.

     Our right to receive assets from any of our subsidiaries upon the liquidation or reorganization of those subsidiaries is effectively subordinated to the claims of the creditors of those subsidiaries, except to the extent that we are recognized as a creditor of those subsidiaries.

SUBSTANTIALLY ALL OF INTERNATIONAL'S ASSETS SECURE PUBLISHING'S AND ITS U.K. SUBSIDIARIES' OBLIGATIONS UNDER PUBLISHING'S SENIOR CREDIT FACILITY.

     Publishing's obligations under its senior credit facility are secured by a security interest in substantially all of International's assets. In particular, Publishing's borrowings under its senior credit facility are guaranteed by Publishing's material U.S. subsidiaries, while First DT Holdings Limited's ("FDTH") and Telegraph Group's borrowings under that senior credit facility are guaranteed by Publishing and its material U.S. and U.K. subsidiaries. International is also a guarantor of Publishing's senior credit facility. Publishing's borrowings under its senior credit facility are secured by substantially all of the assets of Publishing and its material U.S. subsidiaries, a pledge of all of the capital stock of Publishing and its material U.S. subsidiaries and a pledge of 65% of the capital stock of certain foreign subsidiaries. FDTH's and Telegraph Group's borrowings under that senior credit facility are secured by substantially all of the assets of Publishing and its material U.S. and U.K. subsidiaries and a pledge of all of the capital stock of Publishing and its material U.S. and U.K. subsidiaries.

     If Publishing defaults under its senior credit facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If Publishing is unable to repay such indebtedness, the lenders could foreclose on the pledged stock of Publishing and its material subsidiaries and on the assets in which they have been granted a security interest. As of March 31, 2003, the Notes are been structurally subordinated to US$265 million of secured borrowings by FDTH under Publishing's senior credit facility. In addition, US$45 million of senior secured debt is available for borrowings under the revolving credit facility portion of Publishing's senior credit facility.

WE HAVE NO MATERIAL ASSETS OTHER THAN OUR OWNERSHIP OF INTERNATIONAL'S CAPITAL STOCK.

     We are a holding company with no material assets other than our ownership of an equity interest in International's common stock and certain other subsidiaries, cash and cash equivalents and certain receivables. In the event of a default, holders of Notes may be unable to recover from us their investment in the Notes.

RESTRICTIVE COVENANTS IN THE NOTES, PUBLISHING SENIOR NOTES AND PUBLISHING'S SENIOR CREDIT FACILITY COULD ADVERSELY AFFECT OUR AND INTERNATIONAL'S BUSINESS BY LIMITING OUR AND INTERNATIONAL'S OPERATING AND STRATEGIC FLEXIBILITY.

     The Senior Credit Facility, the indenture governing the Notes and the indenture governing the Publishing Senior Notes offered in December 2002 contain restrictive covenants, subject to certain exceptions, that limit the Company's, Publishing's and its restricted subsidiaries' ability to:

     -  incur more debt or guarantee indebtedness;

     - pay dividends on their capital stock or redeem, repurchase or retire their capital stock or subordinated indebtedness, or make distributions or investments;

     -  enter into transactions with affiliates;

     -  create liens;

     -  merge, consolidate or sell assets;

     -  sell or issue capital stock; and

     - pay dividends or other amounts to Publishing from restricted subsidiaries.

     As a result of these covenants, our and International's ability to respond to changing business and economic conditions may be significantly restricted and the Company and International may be prevented from engaging in transactions that might otherwise be beneficial to them. Any breach of these covenants could cause a default under the Senior Credit Facility, the Notes or Publishing Senior Notes.

IF THE SHARES OF INTERNATIONAL'S CLASS B COMMON STOCK ARE SUBJECT TO ANY FORECLOSURE, REALIZATION OR OTHER SIMILAR ACTION, SUCH STOCK MAY BE AUTOMATICALLY CONVERTED INTO SHARES OF CLASS A COMMON STOCK OF INTERNATIONAL AND, AS A RESULT, LOSE THEIR MULTIPLE VOTING RIGHTS.

     Under International's certificate of incorporation, each share of International's Class B common stock is entitled to certain multiple voting rights per share. However, in the event that shares of Class B common stock pledged as collateral security for indebtedness become subject to any foreclosure, realization or other similar action by a third party pledgee, unless such shares are transferred to a third party purchaser who purchases or obtains the shares of Class B common stock in a "Permitted Transaction", they will be automatically converted into fully paid and non-assessable shares of International's Class A common stock on a share-for-share basis. A Permitted Transaction, as defined in International's certificate of incorporation, is a transaction with respect to shares of Class B common stock between a third party and the Company, its subsidiaries or affiliates, in which, or as part of which, the third party makes a bona fide tender offer, in compliance with the applicable securities and other laws, to purchase all of the outstanding shares of Class A common stock from the holders for an amount in cash or other consideration equal to the amount per share to be received by the record holder of shares of Class B common stock, and such tender offer is successfully consummated. Accordingly, it is unlikely that upon a foreclosure or realization on the pledged shares of Class B common stock by the collateral agent acting on behalf of holders of the Senior Secured Notes, the collateral agent would be able to exercise the same degree of control over International based upon its ownership of such stock as Lord Black, the controlling shareholder of the Company and International, currently does.

THE SHARE COLLATERAL SECURING THE NOTES AND CERTAIN OF THE GUARANTEES MAY BE RELEASED IN CERTAIN CIRCUMSTANCES, AND WILL BECOME SUBJECT TO AN INTERCREDITOR AGREEMENT IF THE COMPANY ENTERS INTO A CREDIT FACILITY IN THE FUTURE.

     The Notes and the guarantee of NB Inc. will be secured by a first priority lien in the shares of Class B common stock and certain shares of Class A common stock of International held directly and indirectly by the

Company. The Notes are also secured by a first priority lien in the Support Agreement. The indenture governing the Notes permits the first priority lien on the share collateral to be released in certain circumstances without requiring replacement assets to be pledged as collateral. In addition, the obligations of RMI under its guarantee are secured by its interest in the services agreements between it and International and International's subsidiary, HCPH Co. The Notes and the guarantees are not secured by any lien on, or any other security interest in, any other properties or assets of the Company, RMI or NB Inc.

     In the event that the Company and the Guarantors enter into a credit facility with a bank lender as permitted under the indenture governing the Notes, such bank will be required to enter into an Intercreditor Agreement with Wachovia Trust Company, National Association, in its capacity as collateral agent acting on behalf of the holders of Notes, substantially in the form attached to the indenture governing the Notes. Upon the execution and delivery of the Intercreditor Agreement, all rights of holders of Notes against the collateral securing the Notes and the guarantees in the event of a default under the indenture governing the Notes will be subject to the terms and provisions of the Intercreditor Agreement. Upon an event of default under the credit facility giving the lender (or agent and lenders) thereunder the right to accelerate, the lender (or agent and lenders) shall only be obligated to notify the Trustee of that default and, following the passage of a 30-day standstill period (subject to earlier expiry in certain circumstances), will be entitled to exercise any of its remedies under the facility and against the collateral securing any outstanding borrowings under the facility.

     While the lender (or agent and lenders) under any such credit facility and the collateral agent acting on behalf of holders of Notes will be secured by different collateral, by virtue of the lesser exposure that the lender (or agent and lenders) under that facility would have to the Company as compared to the principal amount of indebtedness represented by the Notes, it is likely that the interest of that lender (or agent and lenders) will be different, and potentially even in conflict with, those of holders of Notes. If the lender (or agent and lenders) under the credit facility accelerates the indebtedness due under the credit facility, holders of Notes may be put in a position of having to accelerate the obligations under the Notes, in order to protect their position as creditors, and thereby potentially precipitate an insolvency filing by the Company sooner than might be in the interests of holders of Notes.

IN THE EVENT OF A DEFAULT, THE COLLATERAL SECURING THE NOTES MAY NOT BE SUFFICIENT TO REPAY THE HOLDERS OF NOTES.

     Certain events of default under the indenture governing the Notes are also events of default under Publishing's senior credit facility and the Publishing senior notes. If such an event of default occurs and the lenders under Publishing's senior credit facility and the holders of the Publishing senior notes accelerate the indebtedness under those debt instruments, the lenders under Publishing's senior credit facility will be entitled to realize upon and sell or otherwise dispose of all or any part of the assets of Publishing and its subsidiaries that are borrowers or guarantors under that facility. The proceeds of any such sale or disposition would be applied as follows: first, to the payment of costs and expenses of sale; second, to amounts due to the collateral agent under Publishing's senior credit facility; third, to the payment in full of all amounts due and unpaid under Publishing's senior credit facility; fourth, to the payment in full of all amounts due and unpaid under the Publishing senior notes; and, finally, any surplus to Publishing or such subsidiary borrowers or guarantors. The ability of holders of Notes to realize any amount from the share collateral securing the Notes will depend on whether any residual value remains in the equity interest of International in Publishing after its and its subsidiary borrowers' and guarantors' assets and properties have been sold or disposed of and the proceeds applied to satisfy all amounts due under Publishing's senior credit facility, the Publishing senior notes and any other indebtedness permitted to be incurred by it and its subsidiaries under those debt instruments. As of March 31, 2003, total consolidated indebtedness of Publishing and its subsidiaries was $915.0 million.

     Furthermore, in the event of foreclosure on the collateral, the value of the shares of International pledged as collateral for the Notes will depend on market and economic conditions, the availability of buyers and other factors. We cannot assure you that the proceeds from the sale or sales of the share collateral would be sufficient to satisfy our obligations under the Notes. If such proceeds are not sufficient to repay amounts outstanding under the Notes, then holders of Notes, to the extent not repaid from the proceeds of the sale of the collateral, will only have an unsecured claim against our remaining assets.

YOUR RIGHTS UNDER THE INDENTURE GOVERNING THE NOTES AND THE GUARANTEES AND RIGHT TO FORECLOSE UPON THE COLLATERAL SECURING THE NOTES AND THE GUARANTEES UPON AN EVENT OF DEFAULT WILL BE SUBJECT TO LIMITATIONS UNDER CANADIAN BANKRUPTCY LAWS.

     We are incorporated under the laws of Canada, RMI is incorporated under the laws of the Province of Ontario and NB Inc. is incorporated under the laws of the Province of New Brunswick. Any insolvency proceedings by or against us or those entities could be brought in Canada or the United States. Any proceedings brought in Canada will likely be based on Canadian federal and provincial insolvency laws. There are, however, a variety of proceedings which may be initiated in Canada that could, at a minimum, postpone the enforcement of your rights against us or the Guarantors with respect to the Notes, the guarantees and the other security documents.

     We and/or one or more of the Guarantors could seek protection under the Companies' Creditors Arrangement Act (the "CCAA") of Canada. Protection can and is sometimes sought without notice to creditors, and the court hearing the initial application will generally grant a 30-day stay of any proceedings in respect of claims against the debtor in order to allow the debtor to attempt to restructure. The stay of proceedings granted is typically extremely broad, and in all likelihood would stay any and all proceedings of creditors against us and the Guarantors, assuming that all had sought the protection of the Canadian bankruptcy court. In addition, after the initial 30-day stay period, the court may on further application extend the stay of proceedings for an indefinite period. Affected creditors are permitted, at any time, to either request that the stay of proceedings be terminated, or that a further stay of proceedings not be granted. Generally, however, the Canadian bankruptcy court will allow a debtor with a realistic chance of restructuring to continue under the protection of the court, so long as the interests of major creditors (particularly secured creditors) and other stakeholders are not being unduly prejudiced.

     Alternatively, we or one or more of the Guarantors may seek protection under the proposal provisions of the Bankruptcy and Insolvency Act of Canada. The stay of proceedings under this statute is automatic on the filing of a proposal, or a notice of an intention to make a proposal, to creditors. The initial stay is 30 days. However, the stay can only be extended for 45 days at any time, and in any event not beyond six months (including the initial 30-day period). While the stay of proceedings invoked by a filing under this statute would generally be narrower than a stay of proceedings under the CCAA, in either case the exercise of creditors' remedies against us or the Guarantors would effectively be prevented during the stay period.

     Canada also has regimes which are invoked for the liquidation of a debtor's assets or business, as opposed to a restructuring. These regimes may also involve a stay of proceedings, equally as broad as the stays of proceedings referred to above. As a result of a stay of proceedings, realization against assets or security can be delayed or even prevented if priority contests arise. Canadian personal property security statutes, like the Uniform Commercial Code in the United States, allow certain creditors (purchase-money security holders) to gain priority to certain assets if those creditors provided the value used by the debtor to obtain those assets. In addition, certain statutes provide priority to federal or provincial governments, and in some cases individuals, with respect to employee or employee-related remittances, sales taxes, pension contributions and vacation pay. In addition, construction liens, repair and storage liens and realty taxes, among other things, can in some cases take priority over prior-registered secured debt.

     In addition, a trustee in bankruptcy under the Bankruptcy and Insolvency Act could, among other things, apply to a Canadian court to have the guarantees of either of RMI or NB Inc. set aside as a fraudulent preference which prefers the holders of Notes over other creditors of those entities if:

     - the guarantee was given within three months of the bankruptcy of such entity;

     -  such entity was insolvent at the time of giving the guarantee; and

     - the guarantee has the effect of preferring the holders of Notes over other creditors of such entity.

     In such circumstances, in order for the guarantee not to be set aside, it would be necessary to prove that the guarantee was given not to prefer the holders of Notes but rather to achieve the closing of the offering of the Notes and the receipt of the net proceeds from such offering. The guarantees of RMI and NB Inc. could also be challenged under applicable Canadian provincial creditor protection laws.

     Finally, under the terms of the indenture governing the Notes, if an event of default occurs and is continuing, the repayment of all amounts outstanding on the Notes can only be accelerated by written notice to us given by the trustee or by the holders of at least 25% in aggregate principal amount of the then outstanding Notes. If the event of default involves our or RMI's or NB Inc.'s bankruptcy or insolvency, court approval may be required under Canadian insolvency laws in order to provide the required written notice of acceleration.

THE SERVICES AGREEMENTS ARE TERMINABLE UPON CERTAIN INSOLVENCY EVENTS OR ON 180 DAYS' NOTICE. IF RMI INITIATES CANADIAN BANKRUPTCY PROCEEDINGS, A CANADIAN COURT ORDER PROHIBITING INTERNATIONAL FROM TERMINATING ITS SERVICES AGREEMENTS MAY NOT BE GIVEN EFFECT IN THE UNITED STATES. IF RMI OR INTERNATIONAL INITIATES U.S. BANKRUPTCY PROCEEDINGS, RMI'S GUARANTEE MAY BE SET ASIDE AS A FRAUDULENT CONVEYANCE OR INTERNATIONAL MAY REJECT ITS SERVICES AGREEMENTS.

     The services agreements by their terms are terminable by either party upon, among other things, the insolvency or commencement of bankruptcy proceedings by or against it or the other party. In addition, each of the services agreements may be terminated by either party upon 180 days' written notice to the other party.

     In the event that RMI commences proceedings under the CCAA, it is likely that it would seek a stay of any measures that might be taken by International and HCPH Co. to terminate the services agreements. Assuming that the Canadian court were to grant such stay, RMI could initiate an ancillary proceeding under
Section 304 of the U.S. Bankruptcy Code in the U.S. bankruptcy court having competent jurisdiction and request an order giving effect to the Canadian stay order as it related to International. Unlike the automatic stay that occurs at the commencement of a Chapter 11 proceeding, the grant of any injunction in a
Section 304 ancillary proceeding is within the discretion of the court. We cannot assure you that a Canadian court's stay order would be given effect in a
Section 304 ancillary proceeding in the United States. In that event, we may be unable to prevent International from terminating its services agreements and thereby cutting off the payment of management fees to RMI, as a result of which RMI would be unable to continue to meet its support obligations under its support agreement with us.

     Alternatively, if RMI were to commence proceedings under Chapter 11 in the United States bankruptcy court an automatic stay would enjoin termination by International of its services agreements. It is possible that International could seek to lift or modify the automatic stay in order to terminate its services agreements, although there is no assurance that International would be successful in doing so. RMI, as a debtor in possession operating in Chapter 11, or a trustee in bankruptcy might seek to have the guarantee of RMI set aside on the basis that it constituted a fraudulent conveyance under applicable U.S. law (which could apply even though RMI is a non-U.S. person). Under U.S. federal bankruptcy law, this would require RMI or the bankruptcy trustee to show that either:

     - RMI issued the guarantee with the actual intent to hinder, delay or defraud any entity to which the debtor was, or became on or after the date of the transfer under the guarantee, indebted; or

     - it did not receive reasonably equivalent value in consideration for giving the guarantee and, at the time it issued the guarantee, RMI (i) was insolvent (or was rendered insolvent as a result of the issuance of the guarantee), (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with RMI was an unreasonably small capital or (iii) intended to incur, or believed it would incur, debts that would be beyond the debtor's ability to pay as such debts matured.

     A trustee in bankruptcy also may be able to avoid the guarantee under applicable state fraudulent conveyance laws, if any. State fraudulent conveyance laws in general are similar but not identical to the fraudulent conveyance statute in the U.S. federal bankruptcy code described above.

     While we believe that it could be shown that at the time it gave the guarantee RMI was not insolvent nor rendered insolvent thereby, it is possible that the court could find that RMI did not receive reasonably equivalent value in consideration for the guarantee and that the "unreasonably small capital" or "inability to pay debts as they mature" tests described above were met, and therefore set aside the guarantee as a fraudulent conveyance.

     Also, in the event that International commences a proceeding under Chapter 11, it is possible that it or a bankruptcy trustee, might seek to reject its services agreements with RMI, as permitted under the U.S. Bankruptcy Code. Assuming the bankruptcy court approved the debtor's rejection of its services agreements, RMI would have a general unsecured claim for damages against International. The amount of the damages claim would be the damages to which RMI would be entitled under applicable non-bankruptcy law. As the services agreements by their terms contemplate that the amount of the management fee will be reset annually and are terminable at any time upon 180 days' notice, it is possible that the bankruptcy court could conclude that the maximum amount of damages to which RMI would be entitled would be the management fee that would have been payable during the six-month notice period had International terminated its services agreements, plus any earned and unpaid fees. Assuming this had occurred in 2003, the maximum amount of the management fee that would have been payable to RMI by International, and therefore the maximum amount of RMI's damages claim, would have been approximately US$11 to $12 million.

WE MAY NOT BE ABLE TO FINANCE A CHANGE OF CONTROL OFFER REQUIRED BY THE
INDENTURE.

     If we or RMI were to experience a change of control, the indenture governing the Notes requires us to offer to purchase all the Notes then outstanding at 101% of their principal amount, plus accrued interest to the date of purchase. If a change of control were to occur, we cannot assure you that we would have sufficient funds to purchase the Notes. Further, similar change of control events may result in an event of default under Publishing's senior credit facility and Publishing's senior notes and cause the acceleration of the debt thereunder. The inability to repay that debt, if accelerated, and to purchase all of the tendered Notes in the event of a change of control, would constitute an event of default under the indenture governing the Notes.

     We may enter into transactions, including acquisitions, refinancings, recapitalizations or highly leveraged transactions, that do not constitute a change of control under the indenture governing the Notes. Any of these transactions may result in an increase in our debt or otherwise affect our capital structure, harm our credit ratings or have a material adverse effect on holders of Notes.

YOU MAY FACE DIFFICULTIES IN THE ENFORCEMENT OF CERTAIN CIVIL LIABILITIES.

     A substantial portion of our, RMI's and NB Inc.'s assets are located in Canada and a majority of our, RMI's and NB Inc.'s directors and officers are residents of Canada. As a result, it may be difficult to effect service of process within the United States upon us, RMI, NB Inc. or upon such directors and officers. Execution by United States courts of any judgment obtained against us, RMI or NB Inc. or any such person in United States courts would be limited to our, RMI's, NB Inc.'s or such person's assets in the United States. Our counsel has advised that there is doubt as to the enforceability in Canada of United States judgments or of liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States.

WE MAY REDEEM THE NOTES IF THERE ARE CHANGES IN CANADIAN WITHHOLDING TAXES.

     The Notes will also be subject to redemption in whole, but not in part, at our option at any time in cash, on not less than 30 nor more than 60 days' prior written notice to the holders by first class mail, at 100% of the aggregate principal amount, together with accrued and unpaid interest and additional interest, if any, to the date fixed for redemption and all additional amounts then due or becoming due on the redemption date in the event we are, have become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any additional amount as a result of a change or amendment in the laws or treaties (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein or any change in or new or different position regarding the application, interpretation or administration of such laws, treaties or regulations including a holding, judgment or order by a court of competent jurisdiction), which change is announced or becomes effective on or after March 5, 2003 and provided that we deliver to the trustee an opinion of counsel and an officers' certificate attesting to such change or amendment.

LORD BLACK IS THE COMPANY'S CONTROLLING SHAREHOLDER AND THERE MAY BE A CONFLICT BETWEEN HIS INTERESTS AND YOUR INTERESTS AS A HOLDER OF NOTES.

     Lord Black currently controls a majority of the voting power of the Company and indirectly the voting power of International, and other shareholders of the Company will be unable to affect the outcome of stockholder voting as long as Lord Black retains his controlling interest.

     Ravelston, the Company's controlling stockholder, is controlled by Lord Black, Chairman of the Board and Chief Executive Officer of the Company and International, through his direct and indirect ownership of Ravelston, a corporation owned by Lord Black and Messrs. F. David Radler, Daniel Colson, J.A. Boultbee, Peter Atkinson, Peter White and Charles Cowan and the estate of Mr. Dixon Chant (all of whom are current or former officers and/or directors of International and the Company). As of June 19, 2003, Lord Black controlled a 78.2% voting interest in the Company. As a result of this controlling interest, Lord Black will be able to determine the outcome of all matters that require shareholder approval, including the election of directors, amendment of the Company's articles and approval of significant corporate transactions. Lord Black will also have a significant influence over decisions affecting the capital structure, including the incurrence of additional indebtedness and the declaration of dividends. In addition, transactions may be pursued that could enhance the equity investments of shareholders, including that of the controlling shareholder, while involving risks to the interests of the holders of the Notes. We cannot assure you that the interests of our controlling shareholder will not conflict with the interests of the holders of the Notes. We understand that neither Ravelston nor Lord Black presently intends to reduce its voting control over the Company such that a third party would be able to exercise effective control over it.

                          CONSOLIDATED CAPITALIZATION

     The following table sets out our unaudited consolidated cash and cash equivalents and unaudited consolidated capitalization as of March 31, 2003.

                                                                       AS OF
                                                                   MARCH 31, 2003
                                                                --------------------
                                                                  (IN THOUSANDS OF
                                                                CANADIAN DOLLARS)(1)
Cash and cash equivalents(1)................................         $  195,100
                                                                     ==========
Short and long term debt
  The Company:
     Exchangeable shares
       Series II preference shares(2).......................             22,861
       Series III preference shares.........................            101,472
     Amounts due to Ravelston and RMI.......................             61,699
     Senior Notes due 2011 offered hereby...................            176,340
                                                                     ----------
  Total Company debt........................................            362,372
                                                                     ----------
  International:
     Senior Credit Facility.................................            387,794
     8.625% Senior Notes due 2005...........................              7,467
     9% Senior Notes due 2010...............................            440,850
     Capital lease obligations and other debt(3)............             78,897
                                                                     ----------
  Total International debt..................................            915,008
                                                                     ----------
Total debt..................................................          1,277,380
Total shareholders' deficiency..............................           (393,839)
                                                                     ----------
Total capitalization........................................         $  883,541
                                                                     ==========

---------------

(1) Cash and cash equivalents includes approximately $18.5 million of cash attributable to the Company's 50% owned printing joint ventures in the U.K. that are proportionately consolidated under Canadian GAAP but not under U.S. GAAP.

(2) The Series II preference shares are redeemable at the holder's option for
    0.46 of a share of Class A common stock of International for each Series II preference share and the liability is recorded at the fair value of such Class A common stock of International. The Company has the option to make a cash payment of equivalent value on the redemption of any of the Series II preference shares.

(3) Included is approximately $42.0 million of capital lease obligations of the Company's 50% owned printing joint ventures, which are proportionately consolidated under Canadian GAAP. Such entities are accounted for using the equity method under US GAAP and such obligations would be excluded from debt.

           RELATIONSHIP AMONG THE COMPANY, INTERNATIONAL, RAVELSTON,
                                RMI AND NB INC.

RELATIONSHIP BETWEEN THE COMPANY, INTERNATIONAL, RAVELSTON, RMI AND NB INC.

     At June 19, 2003, we directly and indirectly owned 30.3% of the combined equity interest and 72.8% of the combined voting power of the outstanding common stock of International. As a result, we are able to control the outcome of any election of directors and to direct management policy, strategic direction and financial decisions of International and its subsidiaries.

     Specifically, as at June 19, 2003, we own, directly and through our indirect wholly-owned subsidiary, NBI, the following shares of International:

     (a)  11,256,538 shares of Class A common stock; and

     (b) 14,990,000 shares of Class B common stock that can be converted at any time, at our option, into shares of Class A common stock on a one for one basis.

     At June 19, 2003, Ravelston directly and indirectly owned 78.2% of the outstanding retractable common shares of the Company. RMI is a wholly-owned subsidiary of our controlling stockholder, Ravelston.

     At June 19, 2003, we indirectly owned all of the outstanding shares of NB Inc.

SUPPORT AGREEMENT

     RMI has entered into a support agreement with us. Under the agreement, RMI is required to make an annual support payment in cash to us on a periodic basis by way of contributions to our capital (without the issuance of additional shares) or subordinated debt. The annual support payment will be equal to the greater of (1) our negative net cash flow (as defined in the support agreement) for the relevant period, and (2) US$14.0 million per year (less any payments of management services fees by International directly to us or NB Inc., and any excess in the net dividend amount that we and NB Inc. receive from International over US$4.65 million per year), in either case as reduced by any permanent repayment of debt owing by Ravelston to us. See "Description of the Collateral and the Intercreditor and Support Arrangements -- Support Agreement."

CONTRIBUTION AGREEMENT

     In addition, Ravelston and RMI have entered into a contribution agreement with us. The contribution agreement was requested by an independent committee of our board of directors following its review of all aspects of the offering of the Notes and the other transactions contemplated thereby among RMI, Ravelston and us. The contribution agreement will not be pledged to the trustee for the Notes, and holders of the Notes are not entitled to any rights thereunder.

     The contribution agreement sets out the manner in which RMI will make the support payments described above to us, and provides that such payments will be made by way of contributions to our capital (without the issuance of additional shares) or by way of loan represented by subordinated debt, depending on specified circumstances. Ravelston will guarantee RMI's obligations under the contribution agreement and its obligations to make support payments to us under the support agreement. This guarantee will not enure to the benefit of, or be enforceable by, the trustee for the Notes or holders of the Notes. Subject to the approval of the independent committee of our board of directors, we may pledge the benefit of this guarantee as security for our obligations under certain permitted indebtedness (as such term is defined in the indenture governing the Notes). The contribution agreement will terminate upon the repayment in full of the Notes, the termination of the support agreement or if we cease to be a public company. The contribution agreement, including the guarantee thereunder, may be amended or terminated without the consent of the trustee for the Notes or holders of the Notes.

SERVICES AGREEMENTS

     RMI provides services to International and HCPH Co. pursuant to two separate services agreements, each of which was assigned to RMI on July 5, 2002. These services agreements govern the provision by RMI of certain advisory, consultative, procurement and administrative services to International and HCPH Co. The services to be provided pursuant to the services agreements include, among other things, strategic advice and planning and financial services (including advice and assistance with respect to acquisitions), and assistance in operational matters. The Services Agreements may be terminated by either party upon 180 days notice. Each services agreement will be in effect until terminated by either party under certain specified circumstances.

     The services fees are generally determined on an annual basis and are subject to negotiation with and the approval of an independent committee of the board of directors of International. The aggregate amount of the annual services fees payable to Ravelston (and, after its assignment of the services agreements to RMI in July 2002, to RMI) for 2002 was approximately US$23.9 million. On February 26, 2003, the independent committee of the board of International approved an aggregate annual services fee for 2003 that was at a comparable level to 2002.

     Certain executives and affiliates of Ravelston receive fees directly from certain subsidiaries of International pursuant to various services agreements. Ravelston is not a party to such agreements and such agreements were not assigned to RMI and the fees under such agreements are not reflected in the accounts of RMI. The aggregate payments by International and its subsidiaries made pursuant to their services agreements are subject to the review and approval of the audit committee of the board of directors of International.

DIVIDEND POLICY

     We receive dividends on the shares of Class A common stock and Class B common stock of International that we hold. The decision to declare those dividends and the amount of the dividend is determined by the board of directors of International.

     In December 2002, Publishing, a wholly-owned subsidiary of International, entered into a credit agreement providing for new senior credit facilities and issued a new series of senior notes. The covenants of the indenture with respect to the senior notes and the credit agreement for the senior credit facilities may make it more difficult for International to pay dividends on the shares of Class A common stock and Class B common stock. See "Description of Existing Indebtedness."

            DESCRIPTION OF INTERNATIONAL'S CLASS B COMMON STOCK AND
                              CLASS A COMMON STOCK

CLASS B COMMON STOCK

     Shares of International's Class A common stock and Class B common stock vote together as a single class on all matters, except as otherwise required by applicable law. With respect to all such matters, including the election of directors, each share of International's Class B common stock is entitled to 10 votes per share. Holders of Class B common stock are entitled to receive dividends if, as and when declared by the board of directors of International, provided that a concurrent and equivalent dividend is declared on the Class A common stock. Dividends payable in shares of Class B common stock may be paid only on shares of Class B common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of International, after distribution in full of the preferential amounts to be distributed to the holders of any series of Preferred Stock, the remaining assets of International shall be distributed ratably among the holders of Class A common stock and Class B common stock in proportion to the number of shares held by each holder. No combination or subdivision of Class B common stock is permitted unless the Class A common stock is proportionately combined or subdivided at the same time.

CLASS B COMMON STOCK CONVERSION FEATURES

     Any holder of Class B common stock shall be entitled at their option to have their Class B common stock converted into fully paid and non-assessable shares of Class A common stock on a share-for-share basis.

     If a share of International's Class B common stock held by the Company or its subsidiaries or affiliates is sold, transferred or disposed of to a third party which is not a subsidiary or affiliate of the Company, each such share of Class B common stock shall be converted automatically into one share of Class A common stock immediately prior to the transfer to such third party. Notwithstanding this however, any holder of Class B common stock may pledge its shares of Class B common stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this paragraph. In the event that shares of Class B common stock pledged as collateral security for indebtedness become subject to any foreclosure, realization or other similar action by a third party pledgee, such shares may only be transferred to a third party purchaser who purchases or obtains the Class B common stock in a Permitted Transaction, or will otherwise be converted automatically into fully paid and non-assessable shares of Class A common stock on a share-for-share basis. A Permitted Transaction is a transaction with respect to Class B common stock between a third party and the Company, its subsidiaries or affiliates, in which or as part of which the third party makes a bona fide tender offer, in compliance with the applicable securities and other laws, to purchase all of the outstanding shares of Class A common stock from the holders for an amount in cash or other consideration equal to the amount per share to be received by the record holder of Class B common stock.

CLASS A COMMON STOCK

     The Class A common stock rights with respect to dividends and liquidation are identical to those of the Class B common stock. However, with respect to all matters where shares of International's Class A and Class B common stock vote together as a single class, including the election of directors, each share of International's Class A common stock is entitled to one vote per share.

                    MARKET PRICE AND DIVIDEND INFORMATION OF
                      INTERNATIONAL'S CLASS A COMMON STOCK

     International's Class A common stock trades on the New York Stock Exchange under the symbol "HLR." The following table sets forth the range of high and low sale prices for International's Class A common stock as reported on the New York Stock Exchange during the five most recent years, including quarterly information for the two most recent years and monthly information for the past six months.

                                                                HIGH        LOW
                                                              --------    --------
1998........................................................  US$18.63    US$11.19
1999........................................................     16.81        9.75
2000........................................................     17.06        9.69
2001........................................................     16.49        9.08
2002........................................................     13.75        8.65
2001:
  First Quarter.............................................     16.48       14.21
  Second Quarter............................................     16.12       13.69
  Third Quarter.............................................     14.80       10.25
  Fourth Quarter............................................     11.71        9.08
2002:
  First Quarter.............................................     13.54       11.00
  Second Quarter............................................     13.75       11.15
  Third Quarter.............................................     12.10        9.04
  Fourth Quarter............................................     10.81        8.65
2003:
  First Quarter.............................................     10.73        7.54
  April.....................................................      9.50        7.89
  May.......................................................     11.26        9.04

     On June 12, 2003, the closing price of the Class A common stock on the New York Stock Exchange was US$11.17.

     The following table sets forth the quarterly dividends paid by International with respect to the corresponding quarter on its Class A common stock during the five most recent years:

DATE                                                          DIVIDENDS PER SHARE
----                                                          -------------------
03/30/98....................................................        US$0.10
06/29/98....................................................           0.10
09/29/98....................................................           0.14
12/29/98....................................................           0.14
03/30/99....................................................           0.14
06/29/99....................................................           0.14
09/29/99....................................................           0.14
12/29/99....................................................           0.14
03/29/00....................................................           0.14
06/28/00....................................................           0.14
09/27/00....................................................           0.14
12/27/00....................................................           0.14
03/28/01....................................................           0.14
06/27/01....................................................           0.14
09/27/01....................................................           0.14
12/27/01....................................................           0.14
03/27/02....................................................           0.11
06/27/02....................................................           0.11
09/27/02....................................................           0.05
12/27/02....................................................           0.05
 3/27/03....................................................           0.05

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The selected historical consolidated financial data presented below as of March 31, 2003 and for the three months ended March 31, 2002 and 2003, have been derived from the unaudited interim consolidated financial statements of the Company, included elsewhere in this prospectus. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the interim periods have been included. Results for the three months ended March 31, 2003 are not necessarily indicative of results to be expected for the full year or any future period. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of the Company, included elsewhere in this prospectus.

     Our consolidated financial statements have been prepared in accordance with Canadian GAAP. For a discussion of the material differences between Canadian GAAP and US GAAP, see note 25 of our audited consolidated financial statements.

                                                                                                          THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                                MARCH 31,
                                     --------------------------------------------------------------   ---------------------------
                                        1998         1999         2000         2001         2002          2002           2003
                                     ----------   ----------   ----------   ----------   ----------   -------------   -----------
                                                                                                       (UNAUDITED)    (UNAUDITED)
                                                                                                      (RESTATED)(7)
                                               (ALL AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Canadian GAAP:
Revenue
Sales..............................  $3,319,188   $3,241,319   $3,158,280   $1,822,060   $1,628,198    $  409,054     $  404,019
Investment and other income........      22,464       18,953       28,146       97,282       29,729         9,646          6,405
                                     ----------   ----------   ----------   ----------   ----------    ----------     ----------
                                      3,341,652    3,260,272    3,186,426    1,919,342    1,657,927       418,700        410,424
                                     ----------   ----------   ----------   ----------   ----------    ----------     ----------
Expenses
Cost of sales and expenses(1)......   2,620,177    2,647,465    2,586,183    1,730,108    1,453,894       359,283        364,277
Depreciation and amortization(2)...     209,498      228,802      219,932      144,716       88,193        22,256         20,961
Interest expense(3)................     233,878      258,231      274,331      177,926      121,747        35,618         28,234
                                     ----------   ----------   ----------   ----------   ----------    ----------     ----------
                                      3,063,553    3,134,498    3,080,446    2,052,750    1,663,834       417,157        413,472
                                     ----------   ----------   ----------   ----------   ----------    ----------     ----------
Net earnings (loss) in equity
  accounted companies..............        (616)       1,211      (14,115)     (18,571)      (1,233)         (163)        (1,316)
                                     ----------   ----------   ----------   ----------   ----------    ----------     ----------
Net foreign currency gains
  (losses).........................      (2,230)       3,911      (12,288)      (7,470)     (19,741)      (12,490)        69,623
                                     ----------   ----------   ----------   ----------   ----------    ----------     ----------
Earnings (loss) before the
  undernoted.......................     275,253      130,896       79,577     (159,449)     (26,881)      (11,110)        65,259
Unusual items......................     404,519      413,397      700,945     (295,434)     (62,630)      (39,837)       (34,339)
Income tax recovery (expense)(4)...    (300,929)    (207,263)    (260,091)      89,477     (124,025)       34,292         (3,780)
Minority interest recovery
  (expense)........................    (267,358)    (182,215)    (331,058)     233,508      124,896        15,491         (4,215)
                                     ----------   ----------   ----------   ----------   ----------    ----------     ----------
Net earnings (loss)................  $  111,485   $  154,815   $  189,373   $ (131,898)  $  (88,640)   $   (1,164)    $   22,925
                                     ==========   ==========   ==========   ==========   ==========    ==========     ==========
Dividends per retractable common
  share(5).........................  $     0.60   $     0.60   $     0.60   $     0.60   $     0.60    $     0.15     $     0.15
Basic net earnings (loss) per
  share............................  $     3.35   $     4.43   $     5.11   $    (3.91)  $    (2.76)   $    (0.04)    $     0.71
Diluted net earnings (loss) per
  share............................  $     3.01   $     3.83   $     4.48   $    (4.17)  $    (2.79)   $    (0.04)    $     0.71
US GAAP:
Revenue(6).........................                            $3,109,670   $1,774,255   $1,579,663
Net earnings (loss)................                            $   86,281   $  (82,047)  $  (83,760)
Basic earnings (loss) before
  cumulative effect of change in
  accounting principles, per
  share............................                            $     1.52   $    (2.33)  $    (2.32)
Basic net earnings (loss) per
  share............................                            $     1.52   $    (2.33)  $    (2.70)
Diluted earnings (loss) before
  cumulative effect of change in
  accounting principles, per
  share............................                            $     1.42   $    (2.62)  $    (2.35)
Diluted net earnings (loss) per
  share............................                            $     1.42   $    (2.62)  $    (2.73)

                                                                                                          THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                                MARCH 31,
                                     --------------------------------------------------------------   ---------------------------
                                        1998         1999         2000         2001         2002          2002           2003
                                     ----------   ----------   ----------   ----------   ----------   -------------   -----------
                                                                                                       (UNAUDITED)    (UNAUDITED)
                                                                                                      (RESTATED)(7)
                                               (ALL AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT PER SHARE AMOUNTS)
Balance Sheet Data (at period end):
Canadian GAAP:
Total assets(7)....................  $5,704,501   $5,650,434   $4,670,187   $3,629,242   $3,616,221    $2,871,459     $2,661,493
Bank indebtedness..................  $  232,128   $  307,961   $  312,000   $  129,475   $   90,810    $   90,015             --
Long-term debt, including current
  portion(8).......................  $2,412,749   $2,465,416   $1,276,920   $1,351,626   $1,789,321    $  904,161     $1,091,348
Capital stock......................  $  240,434   $  315,229   $  308,263   $  271,774   $  273,759    $  271,774     $  276,994
Net assets.........................  $  (67,168)  $  138,888   $  (68,431)  $ (263,470)  $ (351,331)     (270,076)    $ (393,839)
Weighted average number of
  retractable common shares
  outstanding during the period
  (thousands)......................      33,152       34,971       37,041       33,740       32,064        32,069         32,496

---------------

(1) The Company adopted effective January 1, 1999, on a retroactive basis, a new Canadian accounting standard issued by The Canadian Institute of Chartered Accountants ("CICA") with respect to accounting for employee future benefits, including pension and non-pension post-retirement benefits. The Company elected not to restate the comparative figures for periods prior to 1999 for this change in accounting policy. The cumulative effect of adopting the new standard in 1999 under Canadian GAAP was to increase the deficit as at January 1, 1999 by $7,766,000.

(2) Effective January 1, 2002, the Company implemented, on a prospective basis, CICA Handbook Section 3062 ("HB 3062"), "Goodwill and Other Intangible Assets", which is consistent with SFAS No. 142 in the U.S. The new standard requires that goodwill and intangible assets with indefinite lives no longer be amortized, but instead be tested for impairment at least annually.

    The transitional provisions of HB 3062 and SFAS No. 142 require the Company to assess whether goodwill is impaired as of January 1, 2002. The Company completed its transitional impairment testing for goodwill and recorded an impairment charge of $32.0 million in respect of the goodwill for the Jerusalem Post operation. Such loss, net of related minority interest, amounted to $12.1 million and was recorded as a charge to the opening deficit as at January 1, 2002 under Canadian GAAP (as a cumulative effect of a change in accounting principle under US GAAP).

    At January 1, 2002, the Company has unamortized goodwill in the amount of $905.6 million, which is no longer being amortized. This amount is before any reduction for the transitional impairment. This change in accounting policy cannot be applied retroactively and the amounts presented for prior periods have not been restated for this change.

(3) Total interest expense is the sum of interest on long-term debt and other interest.

(4) The Company adopted effective January 1, 2000, on a retroactive basis, a new Canadian accounting standard issued by the CICA with respect to accounting for income taxes. The Company elected not to restate the comparative figures for periods prior to 2000 for this change in accounting policy. The cumulative effect of adopting the new standard in 2000 under Canadian GAAP was to increase the deficit as at January 1, 2000 by $291,004,000.

(5) Dividends include stock dividends. Based on the average foreign exchange rate for the period, the US dollar equivalent of the dividends per retractable common share is US$0.40, US$0.40, US$0.40, US$0.39, US$0.38, US$0.09 and US$0.10, for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and the three month periods ended March 31, 2002 and 2003, respectively.

(6) Under Canadian GAAP, the Company is required to proportionately consolidate its 50% interest in its joint ventures, resulting in higher revenues under Canadian GAAP than under US GAAP.

(7) The unaudited interim consolidated financial statements for the first quarter of 2002 as originally reported, have been restated as described below.

     a)   Effective January 1, 2002, the Company adopted the CICA Handbook
          Section 3062, "Goodwill and Other Intangible Assets" ("Section 3062") and certain transitional provisions of CICA Handbook Section 1581, "Business Combinations" ("Section 1581").

       All of the Company's operations are owned through International and substantially all of the Company's goodwill and intangible assets are reflected in the accounts of International. Upon initial adoption on January 1, 2002 of the new accounting standards for goodwill and other intangible assets, International classified $186,780,000 of advertiser and subscriber relationship intangible assets as goodwill. Also on initial adoption on January 1, 2002, the Company made a similar reclassification to goodwill of such amounts which had been included within circulation for the Chicago Group. However, based on the consensus reached by the U.S. Emerging Issues Task Force in Issue No. 02-17, "Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination" and a comment made by the U.S. Securities and Exchange Commission in their review of International's results for the nine months ended September 30, 2002, International has subsequently concluded that its advertiser and subscriber relationship intangible assets do meet the criteria for recognition apart from goodwill under SFAS No. 142 (which is substantially consistent with CICA Handbook
       Section 3062). Therefore, in the accounts of both International and the Company, the advertiser and subscriber relationship intangible assets were reclassified from goodwill to identifiable intangible assets during the fourth quarter of 2002 and continue to be amortized over their 30-year useful lives. Accordingly, the financial statements for the three months ended March 31, 2002 have been restated. Amortization expense was increased by $1,788,000, income tax recovery was increased by approximately $715,000, minority interest reduced by $727,000 and net loss was increased by $346,000 to reflect the adjustment to amortization and related effects to income tax and minority interest. This adjustment was reflected in the December 31, 2002 financial statements.

     b) In connection with the Section 3062 transitional impairment evaluation, the Company was required to assess whether goodwill was impaired as of January 1, 2002. The fair values of the Company's reporting units were determined primarily using a multiple of maintainable normalized cash earnings. As a result of this transitional impairment test, and based on the methodology adopted, the Company determined that the carrying amount of the Jerusalem Post was in excess of the estimated fair value at January 1, 2002. Accordingly, the value of goodwill attributable to the Jerusalem Post of $32.0 million was written down in its entirety in the three months ended December 31, 2002. Such loss, net of related minority interest amounted to $12.1 million and has been recorded as a charge to the opening deficit as at January 1, 2002. In accordance with Section 3062, the opening deficit for the quarter ended March 31, 2002 has been restated to reflect this adjustment

     c) Foreign exchange gains totaling $5,997,000 realized on the substantial liquidation of the Canadian operations were not previously recognized as at March 31, 2002, however the gains were recognized in the three months ended December 31, 2002. As a result, the financial statements for the three months ended March 31, 2002 have been restated to reduce foreign exchange losses by $5,997,000 and increase minority interest expense by $4,012,000 with a net decrease in the net loss for the period of $1,985,000.

                               OPERATING RESULTS

OVERVIEW -- HOLLINGER INC.

     The Company is an international holding company and its assets consist primarily of investments in subsidiaries and affiliated companies, principally the investment in International. As at May 30, 2003, the Company directly and indirectly owns 11,256,538 shares of Class A common stock and 14,990,000 shares of Class B common stock of International, which represent 30.3% of the equity and 72.7% of the voting interests. International's Class A common stock is listed on the New York Stock Exchange. All of the Company's operating subsidiaries are owned through International. Significant obligations of the holding company currently include Senior Secured Notes due 2011 and Series II and Series III preference shares, which are retractable by the holder. NB Inc., a wholly owned subsidiary of the Company, has subordinated debt due to International. On a non-consolidated basis, the Company's income consists mainly of dividends from subsidiaries, principally International, and its operating costs include public company costs (mainly legal and professional fees, directors' fees and transfer agent fees), interest on its Senior Secured Notes and dividends on Series II and Series III preference shares.

     On a non-consolidated basis, the Company has experienced a shortfall between the dividends and fees received from its subsidiaries and its obligations to pay its operating costs, including interest and dividends on its preference shares and such shortfalls are expected to continue in the future. Accordingly, the Company is dependent upon the continuing financial support of RMI, a wholly owned subsidiary of Ravelston, the Company's ultimate parent company, to fund such shortfalls and, therefore, pay its liabilities as they fall due. On March 10, 2003, concurrent with the issue of Senior Secured Notes, RMI entered into a support agreement with the Company, under which RMI has agreed to make annual support payments in cash to the Company by way of capital contributions (without the issuance of additional shares of the Company) or subordinated debt. The annual support payments will generally be equal to the greater of (a) the Company's negative net cash flow for the relevant period (which does not extend to outlays for retractions or redemptions), determined on a non-consolidated basis, and (b) U.S.$14.0 million per year. Pursuant to this arrangement, RMI has made payments to the Company in respect of the period from March 10 to March 31, 2003 in the amount of US$1.1 million.

     RMI currently derives all of its income and operating cash flow from the fees paid pursuant to services agreements with International and its subsidiaries. RMI's ability to provide the required financial support under the support agreement with the Company is dependent on RMI continuing to receive sufficient fees pursuant to those services agreements. The services agreements may be terminated by either party by giving 180 days notice. The fees in respect of the services agreements are negotiated annually with and approved by the audit committee of International. The fees to be paid to RMI for the year ending December 31, 2003 amount to approximately US$22.0 million to US$24.0 million and were approved in February 2003. The fees in respect of the periods after December 31, 2003 have not yet been negotiated or approved. If in any quarterly period after April 1, 2003 the Company fails to receive in cash a minimum aggregate amount of at least US$4.7 million from a) payments made by RMI pursuant to the support agreement and b) dividends paid by International on its shares held by the Company, the Company would be in default under its Senior Secured Notes. Based on the Company's current investment in International and the current quarterly dividend paid by International of US$0.05 per share, the minimum support payment required to be made by RMI to avoid such a default is approximately US$3.5 million per quarter or US$14.0 million annually. This default could cause the Senior Secured Notes to become due and payable immediately.

     In addition, the Company's issued capital stock consists of Series II preference shares, Series III preference shares and retractable common shares, each of which is retractable at the option of the holder. There is uncertainty regarding the Company's ability to meet its future financial obligations arising from the retraction of preference shares and retractable common shares. These matters are more fully discussed under "Liquidity and Capital Resources -- Financial Condition and Cash Flows".

OVERVIEW -- HOLLINGER INTERNATIONAL INC.

     International's business is concentrated in the publication of newspapers in the United States, the United Kingdom, Canada and Israel. Revenues are derived principally from advertising, paid circulation and, to a lesser extent, job printing. Of International's reported total operating revenue in 2002, approximately 44% was attributable to the Chicago Group, 48% to the U.K. Newspaper Group, 7% to the Canadian Newspaper Group and 1% to the Community Group. The Chicago Group consists of the Chicago Sun-Times and other daily and weekly newspapers in the greater Chicago metropolitan area. The U.K. Newspaper Group consists of the operations of The Daily Telegraph, The Sunday Telegraph, The Weekly Telegraph, telegraph.co.uk, and The Spectator and Apollo magazines, its subsidiaries and joint ventures. The Canadian Newspaper Group consists of the operations of HCPH Co., an 87% investment in the Partnership and until August 31, 2001, a 50% interest in National Post publications. The Community Group consists of the Jerusalem Post publications.

     During 2000, International sold most of its remaining U.S. community newspaper properties and completed the sale of most of International's Canadian newspapers and related assets to CanWest.

     During 2001, International sold most of the remaining Canadian newspaper properties, the 50% interest in the National Post and the last remaining United States community newspaper. In addition, International sold its approximate 15.6% equity interest in CanWest and participation interests in most of the debentures issued by a subsidiary of CanWest both of which were received in 2000 as part of the proceeds on the sale of Canadian newspaper properties to CanWest.

BUSINESS OF THE COMPANY

     The Company, through operating subsidiaries, has in the past acquired underperforming newspaper properties with a view to improving the operation and enhancing profitability and value. Generally, it was the Company's intention to control the business and to realize profits from the continued ownership, operation and improvement of the business along with profits from the periodic disposal of all or part of the Company's holding in an operation. The Company's emphasis has been on daily newspapers and usually those that are dominant in their respective markets. The Company's purchases generally have been of newspaper businesses that are underperforming either through weak operating management or as a result of an inability to access necessary capital. The Company also concentrated on acquisitions and disposals that increased the average size of the Company's newspapers or that had significant potential synergies with its other newspapers. In recent years, the Company has focused more on selling mature newspaper franchises with considerably less emphasis on acquisitions. Management's current intention is to concentrate on a few core assets to maximize their potential.

OUTLOOK FOR INTERNATIONAL

     The industry wide advertising market remains sluggish particularly in the United Kingdom. Although a turnaround is expected in advertising revenues for the industry, the timing of such turnaround is uncertain and it is too soon to have confidence in any recent encouraging news on that front. At the UK Newspaper Group advertising revenue in local currency for the three months ended March 31, 2003 was 6.5% lower than in 2002 and management does not anticipate any significant improvement in the United Kingdom advertising market in the near term. Mitigating the impact on operating income of that decline in advertising revenue are the impact of a September 2002 cover price increase at the Telegraph and the full year impact of aggressive cost reduction measures. In addition, the retirement of Senior Notes, Senior Subordinated Notes and Total Return Equity Swaps will result in lower interest costs at International in 2003.

     The outlook for 2003 will be tempered by two significant issues. The impact of the involvement in hostilities in Iraq will continue to be felt although the degree to which the ongoing involvement may affect results is impossible to fully assess. Further, newsprint prices were at historically low levels during 2002. The newsprint industry has recently implemented a price increase in the U.S., but the extent and timing of any further increases, although expected to be moderate, cannot be ascertained in light of a continuing perceived overcapacity in the industry. In the U.K., management anticipates a reduction of about 7% in the cost per tonne of newsprint as a consequence of contracts negotiated for 2003.

THE COMPANY'S SIGNIFICANT TRANSACTIONS

     In June 2000, the Company and International exercised their option to pay cash on the mandatory exchange of the Hollinger Canadian Publishing Holdings Inc. Special shares. Each Special share was exchanged for cash of US$8.88 resulting in a payment to special shareholders of US$95.0 million. The Company was responsible for US$36.8 million of this amount.

     On June 1, 2001, International converted all of its Series C preferred stock, which was held by the Company, at the conversion ratio of 8.503 shares of International's Class A common stock per share of Series C preferred stock into 7,052,464 shares of International's Class A common stock. The 7,052,464 shares of Class A common stock of International were subsequently purchased for cancellation by International on September 5, 2001 for a total of $143.8 million (U.S. $92.2 million). The purchase price per share was 98% of the closing price of a share of Class A common stock and was approved by International's independent directors. The proceeds were used to reduce the Company's bank indebtedness by $142.0 million.

     On September 27, 2001, International redeemed 40,920 shares of its Series E redeemable convertible preferred stock held by the Company at their stated redemption price of $146.63 per share for a total of $6.0 million.

     In December 2001, the Company sold 2,000,000 shares of International's Class A common stock to third parties for total cash proceeds of $31.4 million, the proceeds of which were used to reduce the Company's bank indebtedness.

     During January 2002, the Company sold a further 2,000,000 shares of International's Class A common stock to third parties for total cash proceeds of $38.6 million, the proceeds of which were used to reduce the Company's bank indebtedness.

     On March 10, 2003, the Company issued U.S. $120.0 million aggregate principal amount of 11 7/8% Senior Secured Notes due 2011. The total net proceeds were used to refinance existing indebtedness, to repay amounts due to Ravelston and to make certain advances to Ravelston. The Senior Secured Notes are fully and unconditionally guaranteed by RMI. The Company and RMI entered into a support agreement, under which RMI has agreed to make annual support payments in cash to the Company on a periodic basis by way of contributions to the capital of the Company (without receiving any shares of the Company) or subordinated debt. The amount of the annual support payments will be equal to the greater of (a) the non-consolidated negative net cash flow of the Company (which does not extend to outlays for retractions or redemptions) and (b) U.S. $14.0 million per year (subject to certain adjustments as permitted under the Indenture governing the Company's Senior Secured Notes), in either case, as reduced by any permanent repayment of debt owing by Ravelston to the Company. Initially, the support amount to be contributed by RMI will be satisfied through the permanent repayment by Ravelston of its approximate $16.4 million of advances from the Company, which resulted from the use of proceeds of the Company's issue of Senior Secured Notes. Thereafter, all support amount contributions by RMI will be made through contributions to the capital of the Company, without receiving any additional shares of the Company, except that, to the extent that the minimum payment exceeds the negative net cash flow of the Company, the amounts will be contributed through an interest-bearing, unsecured, subordinated loan to the Company. The support agreement terminates upon the repayment of the Senior Secured Notes, which mature in 2011. All aspects of the offering of Senior Secured Notes and the amendment to certain indebtedness due to International described below were approved by a Special Committee of the Board of Directors of the Company, comprised entirely of independent directors.

     On March 10, 2003, prior to the closing of the above offering, NB Inc. sold its shares of Class A common stock and Series E redeemable convertible preferred stock of International to RMI. Such shares were in turn sold back to NB Inc. from RMI at the same price, with a resulting increase in the tax basis of the shares of International and a taxable gain to RMI. As the exchange of the International shares with RMI represents a transfer between companies under common control, NB Inc. will record, in 2003, contributed surplus of approximately $2.3 million, being the tax benefit associated with the increase in the tax value of the shares of International.

     Contemporaneously with the closing of the issue of Senior Secured Notes,
International:

     (a) repurchased for cancellation, from NB Inc., 2,000,000 shares of Class A common stock of International at U.S. $8.25 per share for total proceeds of U.S. $16.5 million; and

     (b) redeemed, from NB Inc., pursuant to a redemption request, all of the 93,206 outstanding shares of Series E redeemable convertible preferred stock of International at the fixed redemption price of $146.63 per share totalling U.S. $9.3 million.

     Proceeds from the repurchase and redemption were offset against debt due from NB Inc. to International, resulting in net outstanding debt due to International of approximately U.S. $20.4 million. The remaining debt bears interest at 14.25% (or 16.5% in the event that the interest is paid in kind) is subordinated to the Company's Senior Secured Notes (so long as the Senior Secured Notes are outstanding), and is guaranteed by Ravelston and secured by certain assets of Ravelston.

     All aspects of the transaction relating to the changes in the debt arrangements with NB Inc. and the subordination of this remaining debt have been reviewed by the audit committee of the Board of Directors of International, comprised entirely of independent directors.

     Effective April 30, 2003, U.S.$15.7 million principal amount of subordinated debt owing to International by NB Inc. was transferred by International to HCPH Co., a subsidiary of International, and subsequently transferred to RMI by HCPH Co. in satisfaction of a non-interest bearing demand loan due from HCPH Co. to RMI. After the transfer, NB Inc.'s debt to International is approximately U.S$4.7 million and NB Inc.'s debt to RMI is approximately U.S.$15.7 million. The debts owing by NB Inc. to RMI and owing by NB Inc. to International each bear interest at the rate of 14.25% if interest is paid in cash and 16.5% if it is paid in kind except that RMI has waived its right to receive interest until further notice. The debts are subordinated to the Senior Secured Notes for so long as the Senior Secured Notes are outstanding, and that portion of the debt due by NB Inc. to International is guaranteed by Ravelston and the Company. International entered into a subordination agreement with the Company and NB Inc. pursuant to which International has subordinated all payments of principal, interest and fees on the debt owed to it by NB Inc. to the payment in full of principal, interest and fees on the Senior Secured Notes, provided that payments with respect to principal and interest can be made to International to the extent permitted in the indenture governing the Senior Secured Notes. RMI has agreed to be bound by these subordination arrangements with respect to the debt owed from NB Inc. to RMI.

HOLLINGER INTERNATIONAL INC.'S SIGNIFICANT TRANSACTIONS

SIGNIFICANT TRANSACTIONS IN 2000

     On November 16, 2000, International and its affiliates, XSTM and the Partnership ("Hollinger Group") completed the sale of most of International's Canadian newspapers and related assets to CanWest. Included in the sale were the following assets of the Hollinger Group:

     - a 50% interest in National Post (International continued as managing partner);

     - the metropolitan and a large number of community newspapers in Canada (including the Ottawa Citizen, The Vancouver Sun, The Province (Vancouver), the Calgary Herald, the Edmonton Journal, The Gazette (Montreal), The Windsor Star, the Regina Leader Post, the Star Phoenix and the Times- Colonist (Victoria); and

     -  the operating Canadian Internet properties, including canada.com.

     The sale resulted in the Hollinger Group receiving approximately $1.7 billion (U.S.$1.1 billion) cash, approximately $425 million (U.S.$277 million) in voting and non-voting shares of CanWest at fair value (representing an approximate 15.6% equity interest and 5.7% voting interest) and subordinated non-convertible debentures of a holding company in the CanWest group at fair value of approximately $697 million (U.S.$456 million). The aggregate sale price of these properties at fair value was approximately $2.8 billion (U.S.$1.8 billion), plus closing adjustments for working capital at August 31, 2000 and cash flow and interest for the period September 1 to November 16, 2000 which, in total, approximated an additional U.S.$40.7 million at December 31, 2000. U.S.$972 million of the cash proceeds from this sale were used to pay down International's bank credit facility.

     During 2000, International sold most of its remaining U.S. community newspaper properties including 11 paid dailies, three paid non-dailies and 31 free distribution publications for total proceeds of approximately U.S.$215.0 million. Pre-tax gains totaling U.S.$91.2 million were recognized by International on these sales.

     In December 2000, International acquired four paid daily newspapers, one paid non-daily and 12 free distribution publications in the Chicago suburbs, for total consideration of U.S.$111.0 million.

     In November 2000, XSTM converted a promissory note from the Partnership in the principal amount of $225.8 million (U.S.$147.9 million) into 22,575,324 limited partnership units of the Partnership, thereby increasing its interest in the Partnership to 87.0%.

     On February 17, 2000, Interactive Investor International, in which International owned 51.7 million shares or a 47.0% equity interest, completed its initial public offering ("IPO"), issuing 52 million shares and raising $181.0 million. The IPO reduced International's equity ownership interest to 33% and resulted in a dilution gain of $25.8 million. Subsequently International sold five million shares of its holding, reducing its equity interest to 28.5% resulting in a pretax gain of $2.4 million in 2000. The balance of the investment was sold in 2001 resulting in an additional pre-tax gain in 2001 of $14.7 million.

SIGNIFICANT TRANSACTIONS IN 2001

     In January 2001, the Partnership completed the sale of UniMedia Company to Gesca Limited, a subsidiary of Power Corporation of Canada. The publications sold represented the French language newspapers of the Partnership, including three paid circulation dailies and 15 weeklies published in Quebec and Ontario. A pre-tax gain of approximately $75.1 million was recognized on this sale.

     In two separate transactions in July and November 2001, International and the Partnership completed the sale of most of International's remaining Canadian newspapers to Osprey Media Group Inc. ("Osprey") for total sale proceeds of approximately $255.0 million plus closing adjustments primarily for working capital. Included in these sales were community newspapers in Ontario, such as The Kingston Whig-Standard, The Sault Star, the Peterborough Examiner, the Chatham Daily News and The Observer (Sarnia). Pre-tax gains of approximately $1.5 million were recognized on these sales. The former Chief Executive Officer of Hollinger L.P. is a minority shareholder of Osprey.

     In August 2001, International entered into an agreement to sell to CanWest its remaining 50% interest in the National Post. In accordance with the agreement, its representatives resigned from their executive positions at the National Post effective September 1, 2001. Accordingly, from September 1, 2001, International had no influence over the operations of the National Post and International no longer consolidates or records, on an equity basis, its share of earnings or losses. The results of operations of the National Post are included in the consolidated results to August 31, 2001. A pre-tax loss of approximately $120.7 million was recognized on the sale.

     In August and December 2001, International sold participation interests ("Participations") in $540.0 million (U.S. $350.0 million) and $216.8 million (U.S.$140.5 million), respectively, principal amounts of debentures issued by a subsidiary of CanWest to a special purpose trust ("Participation Trust"). Units of the Participation Trust were sold by the Participation Trust to arm's-length third parties. These transactions resulted in net proceeds of $621.8 million (U.S.$401.2 million) and have been accounted for as sales of International's CanWest debentures. The pre-tax loss on these transactions, including realized holding losses on the underlying debentures, amounted to $97.4 million and has been recognized in unusual items.

     On November 28, 2001, International sold 27,405,000 non-voting shares in CanWest (including 405,000 shares issued on conversion of 2,700,000 multiple voting preferred shares) for total cash proceeds of approximately $271.3 million. The sale resulted in a realized pre-tax loss of $157.5 million, which is included in unusual items.

SIGNIFICANT TRANSACTIONS IN 2002

     On December 23, 2002, a wholly owned subsidiary of International, Publishing and certain of Publishing's subsidiaries entered into an amended and restated U.S. $310.0 million Senior Credit Facility with a group of financial institutions arranged by Wachovia Bank N.A. (the "Senior Credit Facility").

     The Senior Credit Facility consists of (a) a U.S. $45.0 million revolving credit facility, which matures on September 30, 2008 (the "Revolving Credit Facility"), (b) a U.S. $45.0 million Term Loan A, which matures on September 30, 2008 ("Term Loan A") and (c) a U.S. $220.0 million Term Loan B, which matures on September 30, 2009 ("Term Loan B"). Publishing (a wholly owned direct subsidiary) and Telegraph Group (a wholly owned indirect subsidiary) are the borrowers under the Revolving Credit Facility and First DT Holdings Ltd. ("FDTH", a wholly owned indirect subsidiary in the United Kingdom) is the borrower under Term Loan A and Term Loan B. The Revolving Credit Facility and Term Loans bear interest at either the Base Rate (U.S.) or LIBOR, plus an applicable margin. Cross-currency floating to fixed rate swaps from US$ LIBOR to Sterling fixed rate have been purchased in respect of all amounts advanced under the Senior Credit Facility. No amounts have currently been drawn under the Revolving Credit Facility.

     Publishing's borrowings under the Senior Credit Facility are guaranteed by Publishing's material U.S. subsidiaries, while FDTH's and Telegraph Group's borrowings under the Senior Credit Facility are guaranteed by Publishing and its material U.S. and U.K. subsidiaries. International is also a guarantor of the Senior Credit Facility. Publishing's borrowings under the Senior Credit Facility are secured by substantially all of the assets of Publishing and its material U.S. subsidiaries, a pledge of all of the capital stock of Publishing and its material U.S. subsidiaries and a pledge of 65% of the capital stock of certain foreign subsidiaries. FDTH's and Telegraph Group's borrowings under the Senior Credit Facility are secured by substantially all of the assets of Publishing and its material U.S. and U.K. subsidiaries and a pledge of all of the capital stock of Publishing and its material U.S. and U.K. subsidiaries. International's assets in Canada have not been pledged as security under the Senior Credit Facility.

     The Senior Credit Facility loan documentation requires Publishing to comply with certain covenants which include, without limitation and subject to certain exceptions, restrictions on additional indebtedness; liens; certain types of payments (including without limitation, capital stock dividends and redemptions, payments on existing indebtedness and intercompany indebtedness), and on incurring or guaranteeing debt of an affiliate, making certain investments and paying management fees; mergers, consolidations, sales and acquisitions; transactions with affiliates; conduct of business, except as permitted; sale and leaseback transactions; changing fiscal year; changes to holding company status; creating or allowing restrictions on taking action under the Senior Credit Facility loan documentation; and entering into operating leases, subject to certain baskets and exceptions. The Senior Credit Facility loan documentation also contains customary events of default.

     On December 23, 2002, Publishing also issued U.S.$300.0 million aggregate principal amount of 9% senior unsecured notes due 2010 (the "9% Senior Notes") at par to certain qualified institutional buyers ("QIBs") pursuant to Rule 144A under the Securities Act of 1933, as amended. The proceeds from the sale of the 9% Senior Notes, together with drawdowns under the Senior Credit Facility and available cash balances, were used to redeem approximately U.S. $239.9 million of Publishing's Senior Subordinated Notes due 2006 and approximately U.S. $265.0 million of Publishing's Senior Subordinated Notes due 2007, plus applicable premium and accrued interest to the date of redemption, and to make a distribution of U.S. $100.0 million to International. International used the distribution (a) to repay all amounts borrowed by International on October 3, 2002 under its loan agreement with Trilon International Inc., (b) to retire the equity forward purchase agreements between International and certain Canadian chartered banks (the "Total Return Equity Swap") made as of October 1, 1998, as amended, and (c) for other general corporate purposes.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The preparation of consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and the related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to bad debts, investments, intangible assets, income taxes, restructuring, pensions and other post-retirement benefits, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates under different assumptions or conditions.

     We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

     We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances could be required.

     We hold minority interests in both publicly traded and privately held companies. Some of the publicly traded companies have highly volatile share prices. We record an investment impairment charge when we believe an investment, whether or nor publicly traded, has experienced a decline in value that is other than temporary. Future adverse changes in market conditions or poor operating results of underlying investments may not be reflected in an investment's current carrying value, thereby requiring an impairment charge in the future.

     We have significant goodwill recorded in our accounts. Certain of our newspapers operate in highly competitive markets. We are required to determine annually whether or not there has been any impairment in the value of these assets. Changes in long-term readership patterns and advertising expenditures may affect the value and necessitate an impairment charge. Certain indicators of potential impairment that could impact the Company's reporting units include, but are not limited to, the following: (a) a significant long-term adverse change in the business climate that is expected to cause a substantial decline in advertising spending, (b) a permanent significant decline in a reporting units' newspaper readership, (c) a significant adverse long-term negative change in the demographics of a reporting units' newspaper readership and (d) a significant technological change that results in a substantially more cost-effective method of advertising than newspapers.

     The Company sponsors several defined benefit pension and post-retirement benefit plans for domestic and foreign employees. These defined benefit plans include pension and post-retirement benefit obligations, which are calculated based on actuarial valuations. In determining these obligations and related expenses, key assumptions are made concerning expected rates of return on plan assets and discount rates. In making these assumptions, the Company evaluated, among other things, input from actuaries, expected long-term market returns and current high-quality bond rates. The Company will continue to evaluate the expected long-term rates of return on plan assets and discount rates at least annually and make adjustments as necessary, which could change the pension and post-retirement obligations and expenses in the future.

     Unrecognized actuarial gains and losses in respect of pension and post-retirement benefit plans are recognized by the Company over a period ranging from 8 to 17 years, which represents the weighted average remaining service life of the employee groups. Unrecognized actuarial gains and losses arise from several factors, including experience, assumption changes in the obligations and from the difference between expected returns and actual returns on assets. At the end of 2002, the Company had unrecognized net actuarial losses of $233.4 million. These unrecognized amounts could result in an increase to pension expense in future years depending on several factors, including whether such losses exceed the corridor in accordance with CICA Section 3461, "Employee Future Benefits".

     The estimated accumulated benefit obligations for the defined benefit plans exceeded the fair value of the plan assets at December 31, 2002 and 2001, as a result of the negative impact that declines in global capital markets and interest rates had on the assets and obligations of the Company's pension plans. During 2002, the Company made contributions of $20.2 million to the defined benefit plans. Global capital market and interest rate fluctuations could impact funding requirements for such plans. If the actual operations of the plans differ from the assumptions, and the deficiency between the plans' assets and obligations continues, additional Company contributions may be required. If the Company is required to make significant contributions to fund the defined benefit plans, reported results could be adversely affected, and the Company's cash flow available for other uses may be reduced.

     The Company recognizes a pension valuation allowance for any excess of the prepaid benefit cost over the expected future benefit. Increases or decreases in global capital markets and interest rate fluctuations could increase or decrease any excess of the prepaid benefit cost over the expected future benefit resulting in an increase or decrease to the pension valuation allowance. Changes in the pension valuation allowance are recognized in earnings immediately.

     Included in current liabilities are income taxes that have been provided on gains on sales of assets computed on tax bases that result in higher gains for tax purposes than for accounting purposes. Strategies have been and may be implemented that may also defer and/or reduce these taxes, but the effects of these strategies have not been reflected in the accounts.

CHANGES IN ACCOUNTING POLICIES

ACCOUNTING FOR INCOME TAXES

     During 1999, the CICA mandated a change to the method of accounting for income taxes that made Canadian GAAP more consistent with US GAAP. The change was required to be adopted retroactively effective January 1, 2000 and the Company chose to do so without restating prior years' financial statements. The change required the Company to provide income taxes on the excess of book value of intangible assets, other than goodwill, over the tax value of those assets (book/tax differences). Over the years, the Company has recorded significant amounts as circulation assets when businesses were purchased, which has not resulted in amortizable tax cost. The adjustment made effective January 1, 2000 increased future income tax liabilities by $516.1 million and reduced minority interest by $225.1 million with the net amount being recorded as an increase in deficit in the amount of $291.0 million. The recording of these amounts is not an indication that taxes will actually be paid, not does it reflect the timing of any such payments.

EARNINGS PER SHARE

     Effective January 1, 2001, the Company adopted, retroactively with restatement, the recommendations of CICA Section 3500 with respect to earnings per share. Under the revised standard, the treasury stock method is used instead of the imputed earnings approach for determining the dilutive effect of options, issued warrants or other similar instruments.

     The change in the method of calculation of earnings per share did not impact the previously reported basic earnings per share for 2000. Diluted earnings per share for 2000 were increased from $4.48 per share to $5.05 per share.

BUSINESS COMBINATIONS AND GOODWILL AND OTHER INTANGIBLES

     In August 2001, the CICA issued Handbook Section 1581, "Business Combinations" ("Section 1581") and Handbook Section 3062, "Goodwill and Other Intangible Assets" ("Section 3062"). Section 1581 specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. Section 3062 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually by comparing the carrying value to the respective fair value in accordance with the provisions of Section 3062. Section 3062 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment by assessing the recoverability of the carrying value.

     The Company adopted the provisions of Section 1581 as of July 1, 2001 and
Section 3062 as of January 1, 2002. Upon adoption of Section 3062, the Company was required to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations, and effective January 1, 2002, has reclassified certain amounts previously ascribed to circulation to non-competition agreements and subscriber and advertiser relationships, with the balance to goodwill.

     In connection with Section 3062's transitional goodwill impairment evaluation, Section 3062 requires the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company identified its reporting units and determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and identifiable intangible assets, to those reporting units as of January 1, 2002. The Company had until June 30, 2002 to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit, an indication existed that the reporting unit goodwill may be impaired and the Company was required to perform the second step of the transitional impairment test. The second step was required to be completed no later than December 31, 2002. In the second step, the Company compared the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill, both of which would be measured as of January 1, 2002. The implied fair value of goodwill was determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with Section 1581. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

     At January 1, 2002, the Company had unamortized goodwill in the amount of $905.6 million, which is no longer being amortized. This amount is before any reduction for the transitional impairment noted below. This change in accounting policy cannot be applied retroactively and the amounts presented for prior periods have not been restated for this change.

     The Company completed its transitional impairment testing for goodwill under Section 3062 and recorded an impairment charge of $32.0 million in respect of the goodwill for the Jerusalem Post operation. That loss, net of related minority interest, amounted to $12.1 million and has been recorded as a charge to the opening deficit as at January 1, 2002.

STOCK-BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS

     The Company and certain of its subsidiaries have employee stock-based compensation plans. Until December 31, 2001, compensation expense was not recognized on the grant or modification of options under these plans.

     Effective January 1, 2002, the Company adopted Handbook Section 3870, "Stock-based Compensation and Other Stock-based Payments" ("Section 3870"). Under Section 3870, the Company is required to account for, on a prospective basis, all stock-based payments made by the Company to non-employees, including employees of RCL, and employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments, granted on or after January 1, 2002, using the fair value-based method. For all other stock-based payments, the Company has elected to use the settlement method of accounting whereby cash received on the exercise of stock options is recorded as capital stock.

     Under the fair value-based method, stock options granted to employees of RCL by the Company and its subsidiaries are measured at the fair value of the consideration received, or the fair value of the equity instruments issued, or liabilities incurred, whichever is more reliably measurable. Such fair value determined is recorded as a dividend-in-kind with no resulting impact on the Company's net earnings. Section 3870 will be applied prospectively to all stock-based payments to non-employees granted on or after January 1, 2002. The Company has not granted any stock options since the adoption of Section 3870. During 2002, the only options granted by International which are impacted by the adoption of 3870 are options granted to employees of RCL. The fair value of such options must be recorded as a dividend by International, with no impact to the Company's results. Consequently, there is no impact of adoption of this standard on the Company's financial statements for the year ended December 31, 2002.

RECENT CANADIAN ACCOUNTING PRONOUNCEMENTS

FOREIGN CURRENCY AND HEDGING

     In November 2001, the CICA issued Accounting Guideline 13, "Hedging Relationships" ("AcG 13"). AcG 13 establishes new criteria for hedge accounting and will apply to all hedging relationships in effect on or after July 1, 2003. Effective January 1, 2004, the Company will reassess all hedging relationships to determine whether the criteria are met or not and will apply the new guidance on a prospective basis. To qualify for hedge accounting, the hedging relationship must be appropriately documented at the inception of the hedge and there must be reasonable assurance, both at the inception and throughout the term of the hedge, that the hedging relationship will be effective. The Company is in the process of formally documenting all hedging relationships and has not yet determined whether any of its current hedging relationships will not meet the new hedging criteria.

IMPAIRMENT OF LONG-LIVED ASSETS

     In December 2002, the CICA issued Handbook Section 3063, "Impairment of Long-Lived Assets" and revised Section 3475, "Disposal of Long-Lived Assets and Discontinued Operations." These sections supersede the write-down and disposal provisions of Section 3061, "Property, Plant and Equipment" and Section 3475, "Discontinued Operations." The new standards are consistent with U.S. generally accepted accounting principles. Section 3063 establishes standards for recognizing, measuring and disclosing impairment of long-lived assets held for use. An impairment is recognized when the carrying amount of an asset to be held and used exceeds the projected future net cash flows expected from its use and disposal, and is measured as the amount by which the carrying amount of the asset exceeds its fair value. Section 3475 provides specific criteria for and requires separate classification for assets held for sale and for these assets to be measured at the lower of their carrying amounts and fair value, less costs to sell. Section 3475 also broadens the definition of discontinued operations to include all distinguishable components of an entity that will be eliminated from operations. Section 3063 is effective for the Company's 2004 fiscal year; however, early application is permitted. Revised Section 3475 is applicable to disposal activities committed to by the Company after May 1, 2003; however, early application is permitted. The Company expects that the adoption of these standards will have no material impact on its financial position, results of operations or cash flow at this time.

DISCLOSURE OF GUARANTEES

     In February 2003, the CICA issued Accounting Guideline 14, "Disclosure of Guarantees" ("AcG 14"). AcG 14 requires certain disclosures to be made by a guarantor in its interim and annual financial statements for periods beginning after January 1, 2003. The Company has determined the impact of these new disclosures and included such information in note 27h) to its audited consolidated financial statements included elsewhere in this prospectus.

RECENT US ACCOUNTING PRONOUNCEMENTS

DEBT EXTINGUISHMENTS

     In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). The Statement addresses, among other things, the income statement treatment of gains and losses related to debt extinguishments, requiring that such expenses no longer be treated as extraordinary items, unless the items meet the definition of extraordinary per APB Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. Upon adoption, any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented, that does not meet the criteria in APB Opinion No. 30 for classification as an extraordinary item, is required to be reclassified. The Company has adopted this Statement effective January 1, 2002 for US GAAP purposes and retroactively classified net losses on repayment of debt previously classified as extraordinary items.

COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

     In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("FAS 146"). FAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities, and is effective for exit or disposal activities initiated after December 31, 2002. FAS 146 nullifies Emerging Issues Task Force Issue No. 94-3 ("EITF 94-3") Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring). The principal difference between FAS 146 and EITF 94-3 relates to the recognition of a liability for a cost associated with an exit or disposal activity. FAS 146 requires that the cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas under EITF 94-3 the liability was recognized at the date of an entity's commitment to an exit plan. The Company is currently assessing the impact of FAS 146 on its financial position and results of operations.

GUARANTEES

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"), which requires certain disclosures to be made by a guarantor in its interim and annual financial statements for periods ending after December 15, 2002 about its obligations under guarantees. FIN 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees entered into or modified after December 31, 2002. FIN 45 requires the guarantor to recognize a liability for the non-contingent component of certain guarantees; that is, it requires the recognition of a liability for the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The Company included the disclosure of its guarantee in note 27h) of its audited consolidated financial statements included elsewhere in this prospectus.

VARIABLE INTEREST ENTITIES

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("VIE's") ("FIN 46") which requires that companies that control another entity through interests other than voting interest should consolidate the controlled entity. In the absence of clear control through a voting equity interest, a company's exposure (variable interests) to the economic risk and the potential rewards from a VIE's assets and activities are the best evidence of a controlling financial interest. VIE's created after January 31, 2003 must be consolidated immediately. VIE's existing prior to February 1, 2003 must be consolidated by the Company commencing with its third quarter 2003 financial statements. The Company has not yet determined whether it has any VIE's which will require consolidation.

LIABILITIES AND EQUITY

     On May 15, 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The Statement requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer.

     Generally, the Statement is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company will adopt the provisions of the Statement on July 1, 2003.

     To date, the Company has not entered into any financial instruments within the scope of the Statement. The Company is currently assessing the impact of the new standard.

DERIVATIVES AND HEDGING ACTIVITIES

     In April 2003, the FASB issued SFAS No. 149, "Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities". SFAS 149 amends and clarifies accounting for SFAS No. 133

"Accounting for Derivative Instruments and Hedging Activities". In particular, it clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative as discussed in SFAS No. 133; clarifies when a derivative contains a financing component; amends the definition of an underlying to conform it to the language used in the FASB Interpretation No. 45; and amends certain other existing pronouncements.

     SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company will adopt the provisions of SFAS No. 149 for U.S. GAAP purposes in the quarter ending June 30, 2003 and is currently assessing the impact, if any, that the adoption of SFAS No. 149 will have on its results of operations and financial position.

CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES FOR THE INTERIM PERIOD

     The interim consolidated financial statements of the Company as at March 31, 2003, and for the three month periods ended March 31, 2003 and 2002, which are incorporated by reference, have been prepared in accordance with Canadian GAAP for interim financial reporting. Such principles differ in certain respects from U.S. GAAP. For information on material differences between Canadian GAAP and U.S. GAAP, reference should be made to note 26, Reconciliation with United States Generally Accepted Accounting Principles included in the Company's audited consolidated financial statements, which is included in this prospectus.

     The financial information presented in the interim consolidated financial statements and in this reconciliation to U.S. GAAP is unaudited. However, in the opinion of management such information reflects all adjustments, consisting solely of normal recurring adjustments, which are necessary to a fair statement of the results for the interim periods presented.

     Our statement of operations prepared under Canadian GAAP does not present operating income as is required under US GAAP. The following are the significant differences between Canadian and US GAAP which would impact any assessment of our US GAAP operating income:

     (i) We present as unusual items certain operating expenses, which are of an infrequent nature, including startup costs associated with new printing facilities as well as certain pensions, benefit and redundancy costs. Such costs are presented as operating expenses under US GAAP.

     (ii) We proportionately consolidated the operating results of our joint ventures under Canadian GAAP. Under US GAAP joint ventures are required to be accounted for using the equity method. While this GAAP difference does not affect our consolidated net earnings, it does increase operating revenues and operating expenses from those that would be reported under US GAAP.

     (iii) We report investment and interest income as revenue under Canadian GAAP, whereas such income is required to be reported as non-operating income under US GAAP.

     There are also a number of additional differences between Canadian and US GAAP which would impact our non-operating income, including the following:

     (i) We are required under Canadian GAAP to treat the dividends paid on our Series II and Series III mandatory redeemable preference shares as interest expense. Under US GAAP, such dividends are charged to retained earnings which would result in lower interest expense under US GAAP.

     (ii) We are not required to mark-to-market International's forward purchase contracts under Canadian GAAP. The unrealized losses on these contracts are required to be expensed under US GAAP.

     (iii) Our dilution gains reported under Canadian GAAP are lower than those which would be reported under US GAAP principally as a result of the capitalization of certain operating costs incurred to improve the long-term readership of our publications under Canadian GAAP.

     (iv) Our writedown of goodwill resulting from impairment testing completed upon the adoption of new accounting standards is required to be recorded as a charge to the opening deficit as at January 1, 2002. Under US GAAP, such writedown is required to be reflected in the consolidated statement of earnings as a cumulative effect of a change in accounting principle, resulting in lower US GAAP net earnings.

     (v) Under Canadian GAAP, certain previously deferred foreign exchange losses were required to be recognized due to a reduction in the net investment in a foreign subsidiary. Such losses must remain deferred under US GAAP, resulting in higher earnings under US GAAP.

     (vi) Effective March 10, 2003, the Company was required to recognize in earnings, under Canadian GAAP, the mark-to-market and foreign exchange gains in respect of the Series II preference shares. Under US GAAP, such amounts must be charged to shareholders' deficiency and would not be recognized in earnings.

CONSOLIDATED FINANCIAL INFORMATION

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2003 COMPARED TO MARCH 31, 2002

     Net Income (Loss). The net income for the quarter ended March 31, 2003 amounted to $22.9 million or $0.71 per retractable common share compared to a net loss of $1.2 million or a loss of $0.04 per retractable common share in 2002. The results of both periods are significantly impacted by foreign currency gains and losses and unusual items each of which are discussed below.

     Sales Revenue. Sales revenue in the first quarter of 2003 was $404.0 million compared with $409.1 million in 2002, a decrease of $5.1 million or 1.2%. This decrease in Canadian dollars was primarily at the Chicago Group. An increase in sales revenue at the Chicago Group, in local currency, quarter over quarter of approximately US$1.3 million or 1.2% was more than offset by the weakening of the US dollar compared to the Canadian dollar quarter over quarter. However, a decrease in sales revenue at the U.K. Newspaper Group, in local currency, quarter over quarter of approximately L4.6 million or 5.0% was also more than offset by the effect of the strengthening of the pound sterling compared to the Canadian dollar.

     Cost of Sales and Expenses. Cost of sales and expenses in the first quarter of 2003 were $364.3 million compared with $359.3 million in 2002, an increase of $5.0 million. An increase in cost of sales and expenses at the U.K. Newspaper Group, in local currency, of L1.6 million or 2.2% has been further increased in terms of Canadian dollars by the strengthening of the pound sterling compared to the Canadian dollar. This increase in the U.K. Newspaper Group is partly offset by a reduction of cost of sales and expenses at the Chicago Group in local currency of approximately US$1.9 million or 2.0% further reduced in terms of Canadian dollars by the weakening of the US dollar compared to the Canadian dollar.

     Investment and Other Income. Investment and other income in the first quarter of 2003 amounted to $6.4 million compared with $9.6 million in 2002, a decrease of $3.2 million. The decrease results primarily from lower interest income, a result of lower average cash balances on hand in the first quarter of 2003 compared to 2002.

     Interest Expense. Interest expense for the first quarter of 2003 was $28.2 million compared with $35.6 million in 2002, a reduction of $7.4 million. The decrease is mainly as a result of lower average debt levels quarter over quarter and a reduction in interest rates as a result of the refinancing of the International debt in December 2002.

     Net Foreign Currency Gains (Losses). Net foreign currency gains were $69.6 million in the first quarter of 2003 compared to losses of $12.5 million in 2002. Net foreign currency gains in 2003 include a $64.2 million unrealized gain related to the US dollar obligation under the Hollinger Participation Trust. Net foreign currency losses in 2002 included a $10.9 million unrealized loss related to the US dollar obligation under the Hollinger Participation Trust.

     Unusual Items. Unusual items in the first quarter of 2003 amounted to a loss of $34.3 million compared with a loss of $39.8 million in 2002. Unusual items in 2003 included the write-off of the premium and unamortized deferred finance costs related to the January 2003 retirement of Hollinger International Publishing Inc.'s ("Publishing's") Senior Subordinated Notes in the amount of $57.4 million, partly reduced by a $19.9 million net gain on the mark to market of the Series II preference shares and a $4.0 million gain on the sale and dilution of the Company's investment in International. As at December 31, 2002, the Company had $12.0 million of cumulative deferred unrealized gains on the Series II preference shares which had previously been deferred as the shares were designated as a hedge of the Company's investment in shares of International Class A common stock and which the Company intended to deliver to complete future Series II preference share retractions. Due to the March 2003 sale of shares of International Class A common stock in settlement of amounts owing to International and the pledging of International shares under the Trust Indenture for the Company's Senior Secured Notes, the Series II preference shares can no longer be considered a hedge and previously deferred gains and gains or losses arising in the quarter, must be recognized in income immediately. Unusual items in 2002 included the write-off of the premium and unamortized deferred finance costs related to the March 2002 retirement of Publishing's Senior Notes in the amount of $55.1 million, partly offset by a $15.7 million gain on the sale of and dilution of the Company's investment in International.

     Income Taxes. In the first quarter of 2003, income tax expense was $3.8 million computed on income before income taxes and minority interest of $30.9 million. The tax provision is lower than expected primarily as a result of non-taxable unrealized gains on the Series II preference shares recognized in the first quarter of 2003. In the first quarter of 2002, the income tax recovery was $34.3 million on a loss before income taxes and minority interest of $50.9 million. The tax recovery was higher than expected primarily because the loss before income taxes and minority interest was net of a non-taxable gain on the dilution of the Company's investment in International.

     Minority Interest. Minority interest for the quarter ended March 31, 2003 was an expense of $4.2 million compared to a recovery of $15.5 million in 2002. Minority interest primarily represents the minority share of the net earnings of International and the net earnings of the Partnership. The minority interest recovery in 2002 primarily results from the minority interest in International's first quarter 2002 net loss.

RESULTS OF OPERATIONS BY SEGMENT FOR THE QUARTER ENDED MARCH 31, 2003 COMPARED TO 2002

Chicago Group

     Sales revenue in the first quarter of 2003 was $160.0 million compared with $167.0 million in 2002, a decrease of $7.0 million or 4.2%. The decrease results entirely from a weaker US dollar compared to the Canadian dollar on average in the first quarter of 2003 compared with 2002. In US dollars, sales revenue was US$106.0 million in the first quarter of 2003 compared with US$104.7 million in 2002, an increase of US$1.3 million or 1.2%. Advertising revenue in the first quarter of 2003 was US$81.2 million compared with US$79.4 million in 2002, an increase of US$1.8 million or 2.3%. Increased advertising revenues primarily result from increases in retail and classified advertising. Circulation revenue in the first quarter of 2003 was US$22.0 million compared with US$22.9 million in 2002, a decrease of US$0.9 million or 3.9%. The decrease was primarily the result of price discounting.

     Cost of sales and expenses in the first quarter of 2003 were $139.0 million compared with $149.8 million in 2002, a decrease of $10.8 million or 7.2%. In US dollars, cost of sales and expenses were US$92.1 million in the first quarter of 2003 compared with US$94.0 million in 2002, a decrease of US$1.9 million or 2.0%. Newsprint expense decreased US$0.5 million quarter over quarter or 3.2%. The average cost per tonne of newsprint decreased 7.0% quarter over quarter and newsprint consumption increased quarter over quarter by 4.0%. Compensation costs were US$43.3 million in the first quarter of 2003 compared to $43.0 million in 2002 an increase of US$0.3 million or 0.7%. This increase primarily results from increases in the cost of employee benefits in 2003 compared with 2002. Other operating costs in the first quarter of 2003 were US$32.5 million compared to US$34.1 million in 2002 a decrease of US$1.6 million or 4.7%. This decrease is the result of continuing cost management initiatives undertaken in 2002.

     Operating income in the first quarter of 2003 was $10.9 million compared with $7.3 million in 2002, an increase of $3.6 million or 49%. In local currency, operating income in the first quarter of 2003 was US$7.3 million compared with US$4.6 million, an increase of US$2.7 million or 58.7%.

U.K. Newspaper Group

     In the first quarter of 2003, sales revenue for the U.K. Newspaper Group was $214.2 million compared with $212.2 million in 2002, an increase of $2.0 million or 0.9%. The increase is entirely the result of the strengthening of the pound sterling compared with the Canadian dollar on average in the first quarter of 2003 compared with the first quarter of 2002. In pounds sterling, sales revenue was L88.8 million in the first quarter of 2003 compared with L93.4 million in 2002, a decrease of L4.6 million or 5.0%. Advertising revenue at the Telegraph in the first quarter of 2003 was L55.1 million compared with L58.9 million in 2002, a decrease of L3.8 million or 6.5%. The major portion of the decrease occurred in March 2003, reflecting continuing poor overall confidence in the U.K. economy. Display advertising decreased 6.4% quarter over quarter. In addition, recruitment and auto advertising declined 17.5% and 12.0% quarter over quarter, respectively. Circulation revenue in the first quarter of 2003 was L25.1 million compared with L23.8 million in 2002 an increase of L1.3 million or 5.5%. Circulation volume has declined in the first quarter of 2003 from 2002 as a result of management's decision to reduce both bulk and foreign print sales and to reinvest the significant associated costs in developing and marketing the newspapers. In spite of the planned reduction in circulation, The Daily Telegraph, with an average daily circulation in March 2003 of 926,500, remains more than 270,000 copies per day ahead of its nearest competitor. The volume declines have been compensated for by the impact of a price increase implemented in September 2002 and the continuing impact of a September 2001 price increase.

     Total cost of sales and expenses for the quarter ended March 31, 2003 were $180.9 million compared with $166.4 million in 2002, an increase of $14.5 million or 8.7%. In pounds sterling, cost of sales and expenses in the first quarter of 2003 were L74.8 million compared with L73.2 million in 2002, an increase of L1.6 million or 2.2%. Newsprint costs were L12.3 million in the first quarter of 2003 compared to L14.2 million in 2002, a decrease of L1.9 million or 13.4%. This decrease is a result of a reduction in newsprint usage reflecting reduced pagination due to lower advertising revenues and the reduction in bulk sampling and foreign sales as well as a 7.1% reduction in the average price per tonne for newsprint. Compensation costs were L16.1 million in the first quarter of 2003 compared to L15.5 million in 2002. This increase is due to both an increase in staffing levels and salary increases. Other operating expenses were L46.4 million in the first quarter of 2003 compared to L43.5 million in 2002. The increase in other operating costs is due primarily to an increase in marketing activities.

     Depreciation and amortization in the first quarter of 2003 was $9.4 million compared with $10.3 million in 2002, a reduction of $0.9 million.

     Operating income in the first quarter of 2003 was $23.9 million compared with $35.5 million in 2002, a decrease of $11.6 million or 32.7%. In local currency operating income in the first quarter 2003 was L10.0 million compared with L15.6 million in 2002, a decrease of L5.6 million or 35.9%. This decrease in operating income results mainly from lower advertising revenue and increased operating costs, mainly related to increased marketing activities, partly offset by increased circulation revenue and lower newsprint costs.

Canadian Newspaper Group

     Sales revenue at the Canadian Newspaper Group in the first quarter of 2003 was $25.7 million compared with $24.7 million in 2002, an increase of $1.0 million. The operating loss was $2.9 million in the first quarter of 2003 compared with an operating loss of $2.7 million in 2002, an increase of $0.2 million. The results for the Canadian Newspaper Group include pension and post-retirement expenses of $1.9 million incurred in both the first quarter of 2003 and 2002. These expenses are in respect of employee benefit costs of retired former employees of Southam Inc. for which the obligations were retained when the majority of Southam Inc.'s operations were sold to CanWest.

Community Group

     In the first quarter of 2003, sales revenue was $4.1 million and the operating loss was $1.9 million compared with sales revenue of $5.1 million and an operating loss of $1.9 million in 2002. In the past, Jerusalem Post derived a relatively high percentage of its revenues from printing as a result of a long-term contract to print and bind copies of the Golden Pages, Israel's equivalent of a Yellow Pages telephone directory. During 2002, Golden Pages effectively cancelled this agreement and has ceased placing printing orders. An action was commenced by the Jerusalem Post in 2003 seeking damages for breach of contract.

CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES FOR THE ANNUAL
STATEMENTS

     We prepare our consolidated financial statements in accordance with Canadian GAAP. GAAP in the United States (US GAAP) differs in certain respects from Canadian GAAP. The areas of material differences and their impact on our consolidated financial statements are described in note 26 to the audited consolidated financial statements, included elsewhere in this prospectus.

     Our statement of operations prepared under Canadian GAAP does not present operating income as is required under US GAAP. The following are the significant differences between Canadian and US GAAP which would impact any assessment of our US GAAP operating income:

     i) Prior to January 1, 2002, the Company capitalized certain operating costs incurred to improve the long-term readership of our publications ("betterments") and amortized such costs on a straight-line basis over their useful lives. Capitalization of such operating costs is not permitted under US GAAP, which would result in higher operating costs, partially offset by lower amortization expense under US GAAP.

     ii) The Company presented as unusual items certain operating expenses, which are of an infrequent nature, including start up costs associated with new printing facilities as well as certain pension, benefit and redundancy costs. Such costs are presented as operating expenses under US GAAP.

     iii) The Company proportionately consolidated the operating results of our joint ventures under Canadian GAAP. Under US GAAP joint ventures are required to be accounted for using the equity method. While this GAAP difference does not affect our consolidated net earnings, it does increase operating revenues and operating expenses from those that would be reported under US GAAP.

     iv) The Company reported investment and interest income as revenue under Canadian GAAP, whereas such income is required to be reported as non-operating income under US GAAP.

     v) On January 1, 2000, upon adoption of a new income tax standard under Canadian GAAP, the Company elected not to restate our prior year's results. As a result, under Canadian GAAP the Company reported a charge to deficit. Under US GAAP this has been reflected as additional goodwill upon recognition of deferred income tax liabilities on business acquisitions. Accordingly, the Company had higher goodwill amortization (for periods prior to January 1, 2002) under US GAAP.

     There are also a number of additional differences between Canadian and US GAAP which would impact the Company's non-operating income, including the following:

     i) The Company is required under Canadian GAAP to treat the dividends paid on our Series II and Series III redeemable preference shares as interest expense. Under US GAAP, such dividends are charged to retained earnings which would result in lower interest expense under US GAAP.

     ii) The Company is not required to mark-to-market International's forward purchase contracts under Canadian GAAP. The unrealized losses on these contracts are required to be expensed under US GAAP. In December 2002, these contracts were settled and the losses realized.

     iii) Dilution gains reported under Canadian GAAP are lower than those which would be reported under US GAAP principally as a result of the capitalization of betterments under Canadian GAAP.

     iv) Gains on sales of businesses reported under Canadian GAAP are higher than those which would be reported under US GAAP principally as a result of additional goodwill recorded under US GAAP in connection with income taxes on business acquisitions noted under item (v) above.

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

     v) Canadian GAAP requires recognition of a pension valuation allowance for any excess of the benefit expense over the expected future benefit. Changes in the pension valuation allowance are recognized in earnings under Canadian GAAP immediately. US GAAP does not permit the recognition of pension valuation allowances.

     vi) Under U.S. GAAP, the transitional provisions of new accounting standards for goodwill require the write-down resulting from the impairment test, upon adoption on January 1, 2002, to be reflected in the consolidated statement of earnings as a cumulative effect of a change in accounting principle. However, Canadian GAAP requires the same loss to be recorded as a charge to the opening deficit as at January 1, 2002.

     vii) Under Canadian GAAP, the Company was required to treat the transfer in 1997 of the Canadian newspapers to International as a disposition at fair value. This resulted in the recognition of a gain to the extent there is a minority interest in International.

     U.S. GAAP requires that the transfer of the Canadian newspapers to a subsidiary company be accounted for at historical values using "as-if" pooling of interests accounting. As a result, the revenues and expenses for the periods prior to January 1, 1997 would be restated to give effect to the transfer of the Canadian newspapers to International and the gross gain of $114,000,000, prior to deducting expenses on the sale of the properties and the increase in intangible assets of an equivalent amount, would not have been recorded for U.S. GAAP purposes. However, such gain would be recognized for U.S. GAAP purposes as the underlying Canadian newspaper operations were sold to third parties, or there was a further dilution in the Company's interest in International.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002 COMPARED TO 2001

     Net Loss. The net loss in the year ended December 31, 2002 amounted to $88.6 million or a loss of $2.76 per retractable common share compared to a net loss of $131.9 million or a loss of $3.91 per retractable common share in 2001. The results of both periods are impacted by a large number of unusual items which are discussed below.

     Sales Revenue. Sales revenue in 2002 was $1,628.2 million compared with $1,822.1 million in 2001, a decrease of $193.9 million. The reduction in sales revenue is primarily due to the sale of most of the remaining Canadian newspaper properties in July and November 2001 and the sale of the remaining 50% interest in the National Post in August 2001. Declines in U.K. advertising revenue in local currency were partly offset by the strengthening of the pound sterling. Sales revenue in local currency, for the Chicago Group was flat year over year.

     Cost of Sales and Expenses. Cost of sales and expenses in 2002 were $1,453.9 million compared with $1,730.1 million in 2001, a decrease of $276.2 million. The decrease in cost of sales and expenses resulted primarily from the disposition of Canadian newspaper properties in 2001 as well as lower newsprint costs, lower compensation costs and general cost reductions at the Chicago Group and the U.K. Newspaper Group, primarily as a result of cost containment strategies. Lower cost of sales and expenses at the U.K. Newspaper Group, in local currency, were partially offset by the effect of the strengthening of the pound sterling.

     Depreciation and Amortization. Depreciation and amortization in 2002 amounted to $88.2 million compared with $144.7 million in 2001, a reduction of $56.5 million. The reduction results from both the disposition of Canadian properties in 2001 and the adoption on January 1, 2002 of CICA Handbook Section 3062, which resulted in goodwill not being amortized subsequent to January 1, 2002. In the year ended December 31, 2001, amortization of goodwill and intangible assets, including amortization of goodwill and intangible assets in respect of properties sold during 2001 which were not being amortized in 2002, approximated $53.3 million.

     Investment and Other Income. Investment and other income in 2002 amounted to $29.7 million compared with $97.3 million in 2001, a decrease of $67.6 million. Investment and other income in 2001 included interest on debentures issued by a subsidiary of CanWest and a dividend on CanWest shares. In September 2001, CanWest temporarily suspended its semi-annual dividend. In the latter part of 2001, all of
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

the CanWest shares were sold and participation interests were sold to the Hollinger Participation Trust in respect of nearly all of the CanWest debentures, resulting in significantly lower interest and dividend income in 2002. Most of the proceeds from the disposal of the CanWest investments were retained as short-term investments at low rates of interest until the end of the first quarter of 2002 when a portion of International's long-term debt was retired.

     Interest Expense. Interest expense for 2002 was $121.7 million compared with $177.9 million in 2001, a reduction of $56.2 million. The reduction mainly results from lower average debt levels in 2002 compared with 2001. The Company reduced its revolving bank credit facility in 2001 by $173.4 million and by $38.5 million in January 2002 and International reduced its long-term debt beginning in March 2002 by U.S. $290.0 million. In addition, since both the Company's Series II and Series III preference shares are financial liabilities, dividends on such shares are included in interest expense. Dividends paid on the Series II preference shares were lower in 2002 than in 2001, as a result of Series II preference share retractions and International reducing its dividend on shares of Class A common stock, on which the Series II preference dividends are based.

     Net Loss in Equity-Accounted Companies. Net loss in equity-accounted companies amounted to $1.2 million in 2002 compared with $18.6 million in 2001. Net loss in equity-accounted companies in 2001 primarily represented an equity-accounted loss in Interactive Investor International, which was sold during the third quarter of 2001.

     Net Foreign Currency Losses. Net foreign currency losses increased from a loss of $7.5 million in 2001 to a loss of $19.7 million in 2002. Net foreign currency losses in 2002 includes a $10.4 million net loss on amounts sold to the Hollinger Participation Trust and a $5.7 million loss on a cross currency swap.

     Unusual Items. Unusual items in 2002 amounted to a loss of $62.6 million compared with a loss of $295.4 million in 2001. Unusual items in 2002 included the loss on retirement of Publishing's Senior Notes in the amount of $56.3 million, a $63.6 million write-off of investments, and a $43.3 million loss on the termination of the Total Return Equity Swap, partly reduced by a $20.1 million gain on the dilution of the Company's investment in International, a net $44.5 million foreign exchange gain on the reduction of net investments in foreign subsidiaries and a $34.4 million reduction of the pension valuation allowance. Unusual items in 2001 included a $240.1 million loss on sales of investments, a $23.0 million loss on sale of publishing interests, a $79.9 million loss on write-off of investments and a $29.6 million realized loss on the Total Return Equity Swap, partly offset by a $59.4 million gain on the sale of and dilution of the Company's investment in International and a $58.7 million reduction of the pension valuation allowance.

     Income Taxes. In 2002, income tax expense was $124.0 million computed on a loss before income taxes and minority interest of $89.5 million primarily as a result of non-deductible expenses including the settlement of the Total Return Equity Swap and an increase in the tax valuation allowance of $74.0 million. In 2001, the income tax recovery was $89.5 million on a loss before income taxes and minority interest of $454.9 million in part due to the impact of losses at the National Post for which a tax benefit was not recorded.

     Minority Interest. Minority interest in the year ended December 31, 2002 was a recovery of $124.9 million compared to a recovery of $233.5 million in 2001. Minority interest primarily represents the minority share of the net loss of International and the net earnings of the Partnership. In 2001, minority interest also included the minority's 50% share of the National Post net loss to August 31, which totaled $28.7 million.

RESULTS OF OPERATIONS BY SEGMENT FOR THE YEAR ENDED DECEMBER 31, 2002 COMPARED TO 2001

Chicago Group

     Sales revenue in 2002 was $693.7 million compared with $686.3 million in 2001, an increase of $7.4 million or 1.1%. The increase results entirely from the slightly stronger United States dollar compared to the Canadian dollar on average in 2002 compared with 2001. In U.S. dollars, sales revenue was U.S. $441.8 million in 2002, a slight decrease compared with U.S. $442.9 million in 2001. Advertising revenue in 2002 was U.S. $341.3 million compared with U.S.$338.5 million in 2001, an increase of U.S. $2.8 million or

0.8%. Circulation revenue in 2002 was U.S. $89.4 million compared with U.S. $92.7 million in 2001, a decrease of U.S. $3.3 million or 3.6%. The decrease was primarily the result of price discounting.

     Cost of sales and expenses in 2002 were $591.6 million compared with $623.0 million in 2001, a decrease of $31.4 million or 5.0%. In U.S. dollars, cost of sales and expenses were U.S. $376.7 million in 2002 compared with U.S. $402.1 million in 2001, a decrease of U.S. $25.4 million or 6.3%. Cost savings were achieved across the board with reductions in compensation costs, in newsprint costs and in other operating costs. Reductions in compensation and other costs are the result of cost management initiatives undertaken during the course of 2002 and 2001; however, the reduction in newsprint cost was primarily the result of newsprint price decreases. The average newsprint cost per tonne was approximately 21% lower in 2002 than in 2001.

     Depreciation and amortization in 2002 was $42.4 million compared with $53.5 million in 2001, a reduction of $11.1 million. The reduction is largely the result of the adoption, effective January 1, 2002 of Section 3062, which resulted in goodwill and intangible assets with indefinite useful lives no longer being amortized. Amortization of approximately $15.3 million in 2001 related to such assets.

     Operating income in 2002 totaled $59.7 million compared with $9.8 million in 2001, an increase of $49.9 million. This increase is the result of lower newsprint, compensation and other operating costs in 2002 compared with 2001 and lower amortization expense resulting from the adoption of new accounting standards for goodwill and intangible assets.

U.K. Newspaper Group

     In 2002, sales revenue for the U.K. Newspaper Group was $804.6 million compared with $801.1 million in 2001, an increase of $3.5 million or 0.4%. In pounds sterling, sales revenue was L341.5 million in 2002 compared with L358.9 million in 2001, a decrease of L17.4 million or 4.8%. In 2002 compared to 2001, the pound sterling on average strengthened compared with the Canadian dollar. Advertising revenue at the Telegraph in 2002 was L211.0 million compared with L228.7 million in 2001, a decrease of L17.7 million or 7.7%. Advertising revenues were lower in the recruitment and financial areas. Circulation revenue in 2002 was L93.6 million at the Telegraph compared with L94.5 million in 2001. Lower revenue from both a change in the mix of sales between single copy and subscribers and lower overall average circulation in 2002 compared with 2001 was partly offset by increased revenue resulting from single copy cover price increases of 5 pence in each of September 2001 and 2002 in respect of The Daily Telegraph.

     Total cost of sales and expenses in the year ended December 31, 2002 were $693.9 million compared with $703.3 million in 2001, a decrease of $9.4 million or 1.3%. In local currency, cost of sales and expenses in 2002 approximated L294.3 million compared with L314.9 million in 2001, a decrease of L20.6 million or 6.5%. The majority of the decrease is due to a reduction in newsprint and compensation costs. The decrease in newsprint costs results from a reduction in consumption due to lower pagination as a result of lower advertising revenue, and a reduction in the average price per tonne of newsprint of 9.9%. Lower compensation costs in 2002 result primarily from reduced staff levels, mainly in editorial, which occurred at the end of 2001, as well as a general salary level freeze in 2002.

     Depreciation and amortization in 2002 was $35.9 million compared with $63.9 million in 2001, a reduction of $28.0 million. The reduction is primarily the result of the adoption, effective January 1, 2002, of new accounting standards, which resulted in goodwill and other intangible assets with indefinite useful lives not being amortized in 2002. Amortization expense of approximately $25.9 million in 2001 related to such assets.

     Operating income in 2002 totaled $74.8 million compared with $33.9 million in 2001, an increase of $40.9 million. The increase in operating income, in local currency, is the result of lower newsprint and compensation costs and reduced amortization expense resulting from the adoption of new accounting standards, reduced by lower advertising revenue. In addition, the strength of the pound sterling on average in 2002 compared with the Canadian dollar, further improved operating income in Canadian dollars.

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

Canadian Newspaper Group

     Sales revenue at the Canadian Newspaper Group in 2002 was $109.1 million compared with $305.1 million in 2001, a decrease of $196.0 million. The operating loss was $5.3 million in 2002 compared with an operating loss of $50.4 million in 2001, a decrease of $45.1 million. The results for 2001 included the results of the National Post and other Canadian newspaper properties, all of which were sold during 2001. The newspapers that were sold accounted for the majority of the decrease in year-over-year sales revenue and the net reduction in year-over-year operating loss. The 2001 operating loss included a $57.3 million operating loss for the National Post for the period January 1 to August 31, when the National Post was sold. Sales revenue for operations owned throughout 2001 and 2002 was $108.8 million in 2002 and $114.1 million in 2001, a decrease of $5.3 million or 4.6%. The decrease primarily resulted from lower sales revenue at the Business Information Group.

Community Group

     In 2002, sales revenue was $20.8 million and the operating loss was $8.2 million compared with sales revenue of $29.6 million and an operating loss of $5.3 million in 2001. The results for 2001 include the last remaining U.S. Community Group newspaper which had operating revenue of U.S.$0.8 million and an operating loss of U.S.$0.2 million in 2001. Sales revenue at the Jerusalem Post in 2002 was U.S.$13.2 million compared with U.S.$19.1 million in 2001, a decrease of U.S.$5.9 million. Advertising revenue declined U.S.$1.9 million, circulation revenue declined U.S.$1.7 million and printing revenue declined U.S.$2.3 million, each due to the poor economic climate in Israel. In addition in the past, Jerusalem Post derived a relatively high percentage of its revenues from printing as a result of a long-term contract to print and bind copies of the Golden Pages, Israel's equivalent of a Yellow Pages telephone directory. During 2002, Golden Pages effectively cancelled this agreement and has ceased placing printing orders. An action was commenced by the Jerusalem Post in 2003 seeking damages for the alleged breach of contract. In addition, amortization expense in the amount of $0.9 million at the Jerusalem Post in 2001 was not incurred in 2002 as a result of new accounting standards for goodwill.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001 COMPARED TO 2000

     Net Earnings (Loss). The Company had a net loss of $131.9 million in 2001 or a loss of $3.91 per retractable common share compared with net earnings of $189.4 million in 2000 or $5.11 per retractable common share. The results of both years included a large number of unusual items. In 2001, the net loss from unusual items after income taxes and minority interest amounted to $74.0 million compared with net income from unusual items after income taxes and minority interest, in 2000 of $219.5 million. Excluding the net effect of unusual items, the net loss in 2001 was $57.9 million compared with a net loss of $30.1 million in 2000.

     Sales Revenue. Sales revenue in 2001 was $1,822.1 million compared with $3,158.3 million in 2000, a decrease of $1,336.2 million. The overall decrease in sales revenue was primarily due to the sale of Canadian Newspaper Group properties in both 2000 and 2001 and the 2000 sale of Community Newspaper Group properties. In addition, lower sales revenue at the U.K. Newspaper Group and the Chicago Group on a same store basis contributed to the decrease. However, the acquisition of Fox Valley Publications Inc. (formerly Copley Group) in December 2000 increased total Chicago Group sales revenue.

     Cost of Sales and Expense. Total cost of sales and expenses in 2001 were $1,730.1 million compared with $2,586.2 million in 2000, a decrease of $856.1 million. The decrease in costs primarily results from the sales of Canadian Newspaper Group properties in both 2000 and 2001 and the sale of Community Group newspaper properties in 2000. In addition newsprint expense in respect of properties owned throughout both 2000 and 2001 was lower mainly as a result of lower consumption at the U.K. Newspaper Group and the Chicago Group. Cost of sales and expenses are net of betterments capitalized. On completion of a detailed impairment analysis of the cumulative betterments capitalized, principally in respect of the U.K. Newspaper Group, a write-down of $37.8 million was taken in the fourth quarter of 2001 and included in cost of sales and expenses. This partly offsets the decreases noted above.

     Depreciation and Amortization. Depreciation and amortization in 2001 totaled $144.7 million compared with $219.9 million in 2000, a decrease of $75.2 million. Lower depreciation and amortization resulting from the sale of properties in both the Community Group and Canadian Newspaper Group was in part offset by increased depreciation at the Chicago Group related to the new printing facility and increased depreciation and amortization resulting from the Fox Valley Publications Inc. acquisition in December 2000.

     Investment and Other Income. Investment and other income in 2001 totaled $97.3 million compared with $28.1 million in 2000, an increase of $69.2 million. Investment and other income in 2001 included interest on the CanWest debentures until the sale of participation interests in August and December, interest on the remaining CanWest debentures, dividends on CanWest shares and bank interest on the significant cash balance primarily accumulated from the proceeds of the sale in 2001 of Canadian newspaper properties and the sale of CanWest shares and participation interests in CanWest debentures. In 2000, interest and dividend income on CanWest investments was received only for the period November 17 to December 31.

     Interest on Long-Term Debt. Interest on long-term debt amounted to $122.7 million in 2001 compared with $220.0 million in 2000, a decrease of $97.3 million. This decrease primarily results from the significantly lower debt levels during 2001 compared with 2000. In November 2000, International repaid U.S.$972.0 million of its senior credit facility with the proceeds from the sale of properties to CanWest.

     Unusual Items. Unusual items in 2001 amounted to a loss of $295.4 million compared with a gain of $700.9 million in 2000. Unusual items in 2001 included a loss on sale of investments of $240.1 million, being primarily the loss on sale of participations in CanWest debentures and a loss on sale of CanWest shares, a net loss of $23.0 million on sale of publishing interests including the loss on sale of National Post, partly offset by gains on sales of Canadian properties, a $79.9 million write-off of investments, a $29.6 million realized loss on International's Total Return Equity Swap, a pension and post retirement plan liability adjustment of $16.8 million primarily in respect of retired former Southam employees, redundancy, rationalization and other costs of $16.9 million and $7.2 million of duplicated costs resulting from operating two plants during the start-up of a new plant in Chicago. These unusual losses were reduced by a $59.4 million gain on the effective sale of International shares and a $58.7 million accounting gain resulting from a decrease in the required pension valuation allowance in respect of Canadian Newspaper Group pension plans due to a decline in the value of plan assets.

     Unusual items in 2000 included $697.9 million of gains on sales of publishing interests, being primarily the sale of Canadian properties to CanWest and the sale of most of the remaining United States Community Group newspaper properties, a $47.9 million gain on sale of investments, a $28.5 million gain on the effective sales of International shares and a $25.8 million gain on the dilution of the investment in Interactive Investor International. These gains were reduced by a loss on the write-off of investments of $31.4 million, redundancy, rationalization and other costs of $41.5 million, the write-off of financing fees of $16.1 million and $10.1 million of duplicated costs resulting from operating two plants during the start-up of the new plant in Chicago.

     Income Taxes. In 2001, the effective tax rate was lower than the effective tax rate in 2000 due to the impact of significantly higher losses of the National Post, for which a tax benefit is not being recorded.

     Minority Interest. Minority interest in 2001 was a recovery of $233.5 million compared with an expense of $331.1 million in 2000. Minority interest primarily represents the minority share of the results of International, and the net earnings of the Partnership and in 2001, the minority's share of the National Post losses. In 2001, International reported a significant net loss including unusual losses whereas in 2000 International reported net earnings including unusual gains. Minority interest reflects the minority's share of these results.

RESULTS OF OPERATIONS BY SEGMENT FOR THE YEAR ENDED DECEMBER 31, 2001 COMPARED TO 2000

Chicago Group

     Sales revenue in 2001 was $686.3 million compared with $596.8 million in 2000, an increase of $89.5 million. In United States dollars, sales revenue was US$442.9 million in 2001 compared with US$401.4 million, an increase of US$41.5 million. Advertising revenue was US$338.5 million in 2001 compared with

US$305.0 million in 2000, an increase of US$33.5 million. Circulation revenue was US$92.7 million in 2001 compared with US$80.3 million in 2000, an increase of US$12.4 million. Printing and other revenue was US$11.7 million in 2001 compared with US$16.1 million in 2000, a decrease of US$4.4 million.

     Chicago Group results are based on standard accounting periods, which for 2000 resulted in a 53-week year for the reported results of the Chicago Group only. The effect of the 53rd week in 2000 was to add US$6.0 million to sales revenue and US$6.2 million to operating costs and expenses. On December 15, 2000, the acquisition of Chicago Suburban Newspapers from Copley Group was completed and operating results of this group have been included since that time. Revenues for operations owned in both years, excluding Chicago Suburban Newspapers ("same store") and based on a 52-week year in 2000, were US$363.6 million for 2001, compared with US$392.0 million in 2000. Advertising revenue in 2001, on a same store 52-week basis, was US$20.0 million or 6.7% lower than in 2000. Circulation revenue on a same store 52-week basis, in 2001, was US$2.7 million or 3.5% lower than in 2000. Chicago Sun-Times average daily circulation in 2001 was higher than in 2000; however, circulation revenue for 2001 was lower than in 2000 as a result of price discounting to build and maintain market share in response to competitive activity. Printing and other revenue, on a same store 52-week basis was US$10.1 million in 2001 compared with US$15.8 million in 2000, a decrease of US$5.7 million.

     Cost of sales and expenses in 2001 were $623.0 million compared with $504.1 million in 2000, an increase of $118.9 million. In US dollars, costs of sales and expenses were US$402.1 million in 2001 compared with US$339.0 million in 2000, an increase of US$63.1 million. Newsprint expense in 2001 was US$76.4 million compared with US$69.2 million in 2000, an increase of US$7.2 million. Compensation costs were US$178.7 million in 2001 compared with US$150.9 million in 2000, an increase of US$27.8 million. Other operating costs were US$147.0 million in 2001 compared with US$118.9 million in 2000, an increase of US$28.1 million. On a same store 52-week basis, cost of sales and expenses were US$328.5 million compared with US$329.9 million in 2000, a decrease of US$1.4 million or 0.4%. Same store newsprint expense in 2001 was US$67.5 million, compared to US$67.6 million in 2000. Average newsprint prices in 2001 were approximately 11% higher than in 2000. In 2001, newsprint consumption was significantly less than in 2000 as a result of lower page counts due to reduced advertising revenue, a reduction in commercial printing, and general cost controls. On a same store 52-week basis, compensation and other costs decreased US$1.3 million or 0.5% year over year. The lower compensation costs result from staff reductions across the Chicago Group offset in part by increased medical costs and workers compensation costs. Other operating costs are lower as a result of reduced commercial printing production costs, and general cost reductions across all areas. On a same store basis depreciation and amortization increased US$4.7 million mainly as a result of higher depreciation charges related to the new Chicago printing facility.

     Operating income in 2001 totaled $9.8 million compared with $55.4 million in 2000, a decrease of $45.6 million. On a same store 52-week basis in United States dollars, operating income was US$3.8 million in 2001 compared with US$37.0 million in 2000, a decrease of US$20.1 million. The decrease results primarily from lower sales revenue, increased depreciation and amortization offset in part by lower compensation and other operating costs. The acquisition of Chicago Suburban Newspapers in 2000 added US$79.3 million to sales revenue and operating income of US$2.4 million in 2001.

U.K. Newspaper Group

     In 2001, sales revenue for the U.K. Newspaper Group was $801.1 million compared with $882.2 million in 2000, a decrease of $81.1 million or 9.2%. In 2001 compared to 2000, the pound sterling on average strengthened compared with the Canadian dollar. In pounds sterling, sales revenue was L358.9 million in 2001 compared with L392.3 million in 2000, a decrease of L33.4 million or 8.5%. The decrease in revenue was almost entirely the result of lower advertising revenue. Advertising revenue in 2001 was L228.7 million compared with L255.9 million in 2000, a decrease of L27.2 million or 10.6%. Circulation revenue in 2001 was L94.5 million compared with L95.7 million in 2000. On September 5, 2001, the price of The Daily Telegraph on Monday to Friday increased from 45 pence to 50 pence and on September 8, 2001, the price of The Daily Telegraph on Saturday increased from 75 pence to 85 pence. The price increases improved circulation revenue in the last quarter of 2001.

     Cost of sales and expenses in 2001 were $703.3 million compared with $684.9 million in 2000, an increase of $18.4 million or 2.7%. In local currency, cost of sales and expenses in 2001 approximated L314.9 million compared with L305.9 million in 2000, an increase of L9.0 million or 2.9%. Newsprint expense in local currency was L64.7 million in 2001 compared with L60.6 million in 2000, an increase of L4.1 million or 6.8%. This increase results from the significant increase in newsprint prices in 2001 compared to 2000, offset in part by 4% lower consumption in 2001 compared to 2000. In addition, cost of sales and expenses are net of betterments capitalized. On completion of a detailed impairment analysis during 2001 of the cumulative betterments capitalized, a write down was taken in the fourth quarter of 2001, resulting in a net reduction in betterments capitalized year over year of L9.8 million. The increased cost of sales and expenses in 2001 compared with 2000 resulted from increased newsprint and the net reduction in betterments capitalized reduced in part by lower other operating costs.

     Depreciation and amortization in 2001 was $63.9 million compared with $58.1 million in 2000, an increase of $5.8 million.

     Operating income in 2001 totaled $33.9 million compared with $139.1 million in 2000, a decrease of $105.2 million. The decrease in operating income is primarily the result of lower advertising revenue, increased newsprint costs, the net reduction in betterments capitalized and increased depreciation and amortization offset in part by lower other operating costs.

Canadian Newspaper Group

     Sales revenue in the Canadian Newspaper Group was $305.1 million in 2001 compared with $1,579.2 million in 2000 and in 2001 there was an operating loss of $50.4 million compared with operating income of $174.1 million in 2000. The significant decrease in both sales revenue and operating income was largely a result of the sale of newspaper assets in November 2000 to CanWest, the sale of UniMedia Company completed in January 2001, the July and November 2001 sales of operations to Osprey and the August 31, 2001 sale of the National Post.

     Included in the $50.4 million operating loss for the year ended December 31, 2001, are overhead costs of approximately $3.8 million that are not expected to be incurred in 2002. Also included is a $2.6 million expense in respect of employee benefit costs of retired former Southam employees.

Community Group

     Sales revenue and operating income were $29.6 million and a loss of $5.3 million in 2001, compared to $100.1 million and operating income of $6.7 million in 2000. The significant decrease in both sales revenue and operating income results almost entirely from the sale of Community Group properties that occurred primarily during 2000. During the third quarter of 2001, the last remaining U.S. Community Group property was sold. At December 31, 2001, the Jerusalem Post was the only Community Group property still owned by the Company.

                        LIQUIDITY AND CAPITAL RESOURCES

FINANCIAL CONDITION AND CASH FLOWS

     The Company is an international holding company and its assets consist primarily of investments in its subsidiaries and affiliated companies. As a result, the Company's ability to meet its future financial obligations, on a non-consolidated basis, is dependent upon the availability of cash flows principally from International through dividends and other payments. International and the Company's other subsidiaries and affiliated companies are under no obligation to pay dividends. International's ability to pay dividends on its common stock may be limited as a result of its dependence on the receipt of dividends and other receipts primarily from Publishing. Publishing and its principal United States and foreign subsidiaries are subject to statutory restrictions and restrictions in debt agreements that limit their ability to pay dividends. Substantially all of the assets of Publishing and its material U.S. and U.K. subsidiaries have been pledged to the group's lenders. The Company's right to participate in the distribution of assets of any subsidiary or affiliated company upon its liquidation or reorganization will be subject to the prior claims of the creditors of such subsidiary or affiliated company, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary or affiliated company.

     On a non-consolidated basis, the Company has experienced a shortfall between the dividends and fees received from its subsidiaries and its obligations to pay its operating costs, including interest and dividends on its preference shares, and such shortfalls are expected to continue in the future. Accordingly, the Company is dependent upon the continuing financial support of RMI to fund such shortfalls and, therefore, pay its liabilities as they fall due. RMI is a wholly owned subsidiary of Ravelston, the Company's ultimate parent company. On March 10, 2003, concurrent with the issue of U.S.$120.0 million Senior Secured Notes due 2011, RMI entered into a support agreement with the Company. Under the agreement, RMI has agreed to make annual support payments in cash to the Company on a periodic basis by way of contributions to the capital of the Company (without the issuance of additional shares of the Company) or subordinated debt. The annual support payments will be equal to the greater of (a) the Company's negative net cash flow (as defined) for the relevant period (which does not extend to outlays for retractions or redemptions), determined on a non-consolidated basis, and (b) U.S.$14.0 million per year (less any payments of management services fees by International directly to the Company or NB Inc. and any excess in the net dividend amount that the Company and NB Inc. receive from International over U.S.$4.65 million per year), in either case as reduced by any permanent repayment of debt owing by Ravelston to the Company. Pursuant to this arrangement, RMI has made payments to the Company in respect of the period from March 10 to March 31, 2003 in the amount of U.S.$1.1 million.

     RMI currently derives all of its income and operating cash flow from the fees paid pursuant to services agreements with International and its subsidiaries. RMI's ability to provide the required financial support under the support agreement with the Company is dependent on RMI continuing to receive sufficient fees pursuant to those services agreements. The services agreements may be terminated by either party by giving 180 days notice. The fees in respect of the services agreements are negotiated annually with and approved by the audit committee of International. The fees to be paid to RMI for the year ending December 31, 2003 amount to approximately U.S.$22.0 million to U.S.$24.0 million and were approved in February 2003. The fees in respect of the periods after December 31, 2003 have not yet been negotiated or approved. If in any quarterly period after April 1, 2003 the Company fails to receive in cash a minimum aggregate amount of at least U.S.$4.7 million from a) payments made by RMI pursuant to the support agreement and b) dividends paid by International on its shares held by the Company, the Company would be in default under its Senior Secured Notes. Based on the Company's current investment in International and the current quarterly dividend paid by International of U.S.$0.05 per share, the minimum support payment required to be made by RMI to avoid such a default is approximately U.S.$3.5 million per quarter or U.S.$14.0 million annually. This default could cause the Senior Secured Notes to become due and payable immediately.

     Initially, the support amount to be contributed by RMI will be satisfied through the permanent repayment by Ravelston of its approximate $16.4 million of advances from the Company, which resulted from the use of proceeds of the Company's issue of its Senior Secured Notes. Thereafter, all support amount contributions by RMI will be made through contributions to the capital of the Company, without receiving any additional shares of the Company, except that, to the extent that the minimum payment exceeds the negative net cash flow of the Company, the amounts will be contributed through an interest-bearing, unsecured, subordinated loan to the Company. The support agreement terminates upon the repayment of the Senior Secured Notes which mature in 2011. The Senior Secured Notes are secured by a first priority lien on 10,108,302 shares of International's Class A common stock and 14,990,000 shares of International's Class B common stock owned by the Company and NB Inc. Therefore, at June 19, 2003, the Company and NB Inc., in total, hold only 1,148,236 shares of International Class A common stock which are unencumbered, the then market value of which approximates US$12.9 million.

     On March 10, 2003, the Company repaid the amount due to Ravelston, made an advance to Ravelston and repaid all borrowings under its revolving credit facility and operating line of credit with the proceeds of its issuance of Senior Secured Notes. Currently, the Company does not have a line of credit. The Trust Indenture governing the Senior Secured Notes places certain limitations on the Company's ability to incur additional indebtedness and the ability to retract the Series II and III preference shares and the retractable common shares.

     In addition, on March 10, 2003, Ravelston and RMI entered into a contribution agreement with the Company. The contribution agreement is not pledged to the trustee for the Notes, and holders of the Notes are not entitled to any rights thereunder. The contribution agreement sets out the manner in which RMI will make support payments to the Company as described above. Ravelston has guaranteed RMI's obligations under the contribution agreement and its obligation to make support payments to the Company under the support agreement. Ravelston's guarantee will not enure to the benefit of, or be enforceable by, the trustee for the Notes or holders of the Notes. The Company has pledged the benefit of this guarantee as security for its obligations under the indebtedness of NB Inc. due to International. The contribution agreement will terminate upon the repayment in full of the Notes, the termination of the support agreement or if the Company ceases to be a public company.

RETRACTABLE SHARES.

     The Company's issued capital stock consists of Series II preference shares, Series III preference shares and retractable common shares, each of which is retractable at the option of the holder. On retraction, the Series II preference shares are exchangeable into a fixed number of shares of the Company's Class A common stock of International or, at the Company's option, cash of equivalent value. The Series III preference shares were retractable at the option of the holder for a retraction price payable in cash, which fluctuated by reference to two benchmark Government of Canada bonds having a comparable yield and term to the shares and, after May 1, 2003, are retractable for a cash payment of $9.50 per share. The Series II preference shares provide for redemption on April 30, 2004 at $10.00 per share. The retractable common shares are retractable at any time at the option of the holder at their retraction price (which is fixed from time to time) in exchange for the Company's International Class A common stock of equivalent value or, at the Company's option, cash. There is uncertainty regarding the Company's ability to meet future retractions of preference shares and retractable common shares. Under corporate law, the Company is not required to make any payment to redeem any shares in certain circumstances, including if the Company's liquidity would be unduly impaired as a consequence. If, when shares are submitted by holders for retraction or when the Company is obliged to redeem the Series III preference shares on April 30, 2004, there are reasonable grounds for believing that, after making the payment in respect of those shares, the Company's liquidity would be unduly impaired, the retractions and redemptions will not be completed. In such event, shareholders would not become creditors of the Company but would remain as shareholders until such time as the retraction is able to be completed under applicable law. The Company's uncertain ability to make payments on future retractions and redemptions of shares is due to the fact that liquidity of its assets is limited at present, given that substantially all of its shares of International common stock were provided as security for the Senior Secured Notes.

     During the period April 1, 2003 to May 16, 2003 holders of 3,651,784 Series III preference shares, holders of 504,989 Series II preference shares, and holders of 22,500 retractable common shares submitted retraction notices to the Company. As of May 20, 2003, the Company completed or announced that it is able to complete the retraction of 504,989 Series II preference shares for 232,293 shares of International Class A common stock, 876,050 Series III preference shares for approximately $7.7 million in cash and 22,500 retractable common shares for cash of $124,000. This completed all retraction notices received up to and including April 30, 2003.

     On May 20, 2003, after careful deliberation, the Company concluded that it was not able to complete the retractions of shares submitted after April 30, 2003 without unduly impairing its liquidity. Since April 30, 2003 and up to and including June 19, 2003, the Company has received retraction notices from holders of 2,939,543 Series III preference shares of which 1,281,239 retraction notices were subsequently withdrawn, leaving retraction notices from holders of 1,658,354 Series III preference shares for aggregate retraction proceeds of approximately $15.8 million which are unable to be completed at the current time. In addition, during the same time period, retraction notices were received from the holders of 357,958 Series II preference shares for aggregate retraction proceeds of 164,660 shares of International's Class A common stock or cash of approximately $2.5 million, which were unable to be completed at the current time.

     Giving effect to the retractions completed as of June 19, 2003, there continues to be outstanding 3,775,990 Series II preference shares (exchangeable for 1,736,955 shares of Class A common stock of International), 9,271,175 Series III preference shares and 32,917,186 retractable common shares.

     The Company's Series III preference shares have a fixed redemption date on April 30, 2004 for a cash payment of $10.00 per share plus any accrued and unpaid dividends to that date. The total cost to redeem all of the issued and outstanding Series III preference shares would be $92.7 million. The Company made an offer to exchange all of its Series III preference shares for newly issuable Series IV preference shares having comparable terms, except for a higher dividend rate (8% compared to 7% for the Series III preference shares) and a longer term to mandatory redemption (April 30, 2008 compared to April 30, 2004). Holders had the right at any time to retract Series IV preference shares for a retraction price payable in cash which, during the first four years will be calculated using 95% of prices for Government of Canada Bonds having a comparable yield and term, and during the fifth year will be $9.50 per share (plus unpaid dividends in each case). On June 9, 2003, the Company announced that it was permitting the exchange offer to expire because holders of at least 5,000,000 of the Series III preference shares had not accepted the offer.

     The Company will periodically review its liquidity position to determine if and when further retractions can be completed. The Company will not complete retractions or redemptions if to do so would unduly impair its liquidity. Retractions of Series II preference shares and Series III preference shares will be processed on a combined basis in order determined by their retraction date (with equal ranking of the series) in advance of any retractable common shares that are submitted for retraction. Following the satisfaction of all pending retracted Series II preference shares and Series III preference shares, retractions of the retractable common shares will be processed in order determined by their retraction date. Accordingly, retractions of retractable common shares cannot be completed as long as there are pending and unsatisfied retractions of Series II preference shares and Series III preference shares.

RETRACTION PRICE OF RETRACTABLE COMMON SHARES OF HOLLINGER INC.

     The retractable common shares of the Company have terms equivalent to common shares, except that they are retractable at any time by the holder for their retraction price in exchange for shares of the Company's holding of International Class A common stock of equivalent value. The Company has the right to settle the retraction price by cash payment. The retraction price determined each quarter (or, in certain specific cases more frequently) by the Company's Retraction Price Committee, is between 90% and 100% of the Company's current value, being the aggregate fair market value of all of its assets less the aggregate of (i) the maximum amount payable at such date by the Company on its liquidation, dissolution or winding-up in respect of outstanding preference shares other than the retractable common shares, and (ii) its liabilities, including any tax liabilities that would arise on a sale of all or substantially all of its assets, which, in the opinion of the Board, would not be refundable at such date, divided by the number of retractable common shares outstanding on such date.

     Currently the Company and its wholly owned subsidiaries, which excludes International, have assets which consist principally of the investment in International together with other miscellaneous investments. The Company as at June 19, 2003 directly and indirectly owns 11,256,538 shares of Class A common stock and 14,990,000 shares of Class B common stock of International with a then market value of approximately U.S.$294.2 million. The Company's significant liabilities include U.S.$120.0 million 11 7/8% Senior Secured Notes due 2011, Series II preference shares, which are exchangeable into 1,736,955 shares of International Class A common stock with a current value of approximately U.S.$19.5 million and Series III preference shares which are redeemable on April 30, 2004 for an aggregate of $92.7 million.

     The retraction price of the retractable common shares during 2002 and early 2003 was as follows:

                                                                PER RETRACTABLE
                                                                 COMMON SHARE
                                                                ---------------
January 10, 2002............................................         $7.50
April 11, 2002..............................................         $9.50
July 9, 2002................................................         $7.50
October 3, 2002.............................................         $5.50
January 7, 2003.............................................         $5.50
April 2, 2003...............................................         $1.75

     The decline in the retraction price of the retractable common shares from $5.50 per share on January 7, 2003 to $1.75 per share on April 2, 2003 primarily results from the lower market price of shares of International Class A common stock and a strengthening of the Canadian dollar relative to the U.S. dollar.

     Since at the current time the Company is unable to complete retractions in respect of retraction notices received for Series III preference shares, the Company would be unable to complete any retraction notices received in the future in respect of retractable common shares until all preference share retraction notices, received by the Company and not withdrawn, are completed.

     At June 19, 2003 there are 33,891,404 retractable common shares issued and outstanding, of which 26,516,886 are held by Ravelston and its affiliates.

WORKING CAPITAL

     Working capital consists of current assets less current liabilities. At December 31, 2002, working capital, excluding the current portion of long-term debt obligations and the related funds held in escrow, was a deficiency of $604.4 million compared to working capital of $133.6 million at December 31, 2001. Current assets excluding funds held in escrow were $594.4 million at December 31, 2002 compared with $1,196.9 million at December 31, 2001. Current liabilities, excluding debt obligations, but including short-term bank indebtedness, were $1,051.6 million at December 31, 2002, compared with $1,063.3 million at December 31, 2001. Current liabilities at December 31, 2002 include $147.3 million in respect of retractable preference shares and the related deferred unrealized gain. These retractable preference shares are included in current liabilities since they are retractable at any time at the option of the holder. Also included in current liabilities are approximately $436.7 million of income taxes that have been provided on gains on sales of assets computed on tax bases that result in higher gains for tax purposes than for accounting purposes. Strategies have been and may be implemented that may also defer and/or reduce these taxes but the effects of these strategies have not been reflected in the accounts. While the timing of the payment of such income taxes, if any, is uncertain, the Company does not expect any significant amounts to be paid in 2003.

     The reduction in working capital in 2002, excluding the current portion of long-term debt obligations and related funds held in escrow, is primarily the result of the retractable preference shares being included in current liabilities and the reduction in cash and cash equivalents as a result of the pay-down of long-term debt since December 31, 2001, offset by the reduction in bank indebtedness. During the year ended December 31, 2002, approximately U.S.$370.8 million of cash and cash equivalents, which included both principal repayments and related premiums, was used to retire a portion of Publishing's long-term debt.

     During January 2002, the Company's revolving bank credit facility was reduced to $81.9 million from $120.4 million at December 31, 2001, using proceeds from the sale of 2,000,000 shares of International's Class A common stock. During 2001, the Company reduced its bank indebtedness by $173.4 million with proceeds from the sale of 7.1 million shares of International's Class A common stock to International for cancellation and from the December 2001 sale to third parties of 2,000,000 shares of International's Class A common stock.

     At December 31, 2002, the Company had fully borrowed on its bank operating line that provided for up to $10.0 million of borrowings and its revolving bank credit facility that provided for up to $80.8 million in borrowings. The Company's revolving bank credit facility was secured by International shares owned by the Company and bore interest at the prime rate plus 2.5% or the bankers' acceptance ("BA") rate plus 3.5%. Under the terms of the revolving bank credit facility, the Company and its wholly owned subsidiaries were subject to restrictions on the incurrence of additional debt. The revolving bank credit facility was amended and restated on August 30, 2002 and was to mature on December 2, 2002. A mandatory repayment of the revolving bank credit facility in the amount of $50.0 million was required by December 2, 2002 and if such payment was made, the lenders could have consented to an extension of the maturity date to December 2, 2003 in respect of the principal outstanding. On December 2, 2002, the lenders extended the $50.0 million principal repayment date to December 9, 2002. This repayment was not made, and on December 9, 2002, the bank credit facility was amended to require a principal repayment of $44.0 million on February 28, 2003 with the balance maturing on December 2, 2003. As a result of the impending closing of the Company's Senior Secured Note issue, the lenders further extended the due date for the repayment of $44.0 million to March 14, 2003. On March 10, 2003, the revolving bank credit facility in the amount of $80.8 million and the bank operating line of $10.0 million were repaid with part of the proceeds of the Company's issue of Senior Secured Notes.

     On October 3, 2002, International entered into a term lending facility and borrowed U.S.$50.0 million ($79.6 million). As a result of International's borrowing under this term lending facility, the Company was in default of a covenant under its revolving bank credit facility which, while in default, resulted in borrowings being due on demand. The Company's banks waived the default and on December 23, 2002, International repaid the full amount borrowed under the term lending facility.

LONG-TERM DEBT

     Long-term debt, including the current portion, was $1,789.3 million at December 31, 2002 compared with $1,351.6 million at December 31, 2001.

     On March 10, 2003, the Company issued U.S. $120.0 million aggregate principal amount of 11 7/8% Senior Secured Notes due 2011. The total net proceeds were used to repay the Company's revolving bank credit facility and bank operating line, repay amounts due to Ravelston and to make on advance to Ravelston. The Senior Secured Notes are fully and unconditionally guaranteed by RMI and are secured by a first priority lien on 10,108,302 shares of International's Class A common stock and 14,990,000 shares of Class B common stock owned by the Company and NB Inc.

     On December 23, 2002, certain of International's subsidiaries entered into an amended and restated U.S. $310.0 million Senior Credit Facility with a group of financial institutions arranged by Wachovia Bank, N.A. (the "Senior Credit Facility").

     The Senior Credit Facility consists of (a) a U.S. $45.0 million revolving credit facility, which matures on September 30, 2008 (the "Revolving Credit Facility"), (b) a U.S. $45.0 million Term Loan A, which matures on September 30, 2008 ("Term Loan A") and (c) a U.S. $220.0 million Term Loan B, which matures on September 30, 2009 ("Term Loan B"). Publishing (a wholly owned direct subsidiary) and Telegraph Group Limited ("Telegraph Group", a wholly owned indirect United Kingdom subsidiary) are the borrowers under the Revolving Credit Facility and First DT Holdings Ltd. ("FDTH", a wholly owned indirect U.K. subsidiary) is the borrower under Term Loan A and Term Loan B. The Revolving Credit Facility and Term Loans bear interest at either the Base Rate (U.S.) or U.S.$ LIBOR, plus an applicable margin. Cross-currency floating to fixed rate swaps from U.S.$ LIBOR to Sterling fixed rate have been purchased in respect of all amounts advanced under the Senior Credit Facility. No amounts have currently been drawn under the Revolving Credit Facility.

     Publishing's borrowings under the Senior Credit Facility are guaranteed by Publishing's material U.S. subsidiaries, while FDTH's and Telegraph Group's borrowings under the Senior Credit Facility are guaranteed by Publishing and its material U.S. and U.K. subsidiaries. International is also a guarantor of the Senior Credit Facility. Publishing's borrowings under the Senior Credit Facility are secured by substantially all of the assets of Publishing and its material U.S. subsidiaries, a pledge of all of the capital stock of Publishing and its material U.S. subsidiaries and a pledge of 65% of the capital stock of certain foreign subsidiaries. FDTH's and Telegraph Group's borrowings under the Senior Credit Facility are secured by substantially all of the assets of Publishing and its material U.S. and U.K. subsidiaries and a pledge of all of the capital stock of Publishing and its material U.S. and U.K. subsidiaries. International's assets in Canada have not been pledged as security under the Senior Credit Facility.

     The Senior Credit Facility loan documentation requires Publishing to comply with certain covenants which include, without limitation and subject to certain exceptions, restrictions on additional indebtedness; liens; certain types of payments (including without limitation, capital stock dividends and redemptions, payments on existing indebtedness and intercompany indebtedness), and on incurring or guaranteeing debt of an affiliate, making certain investments and paying management fees; mergers, consolidations, sales and acquisitions; transactions with affiliates; conduct of business, except as permitted; sale and leaseback transactions; changing fiscal year; changes to holding company status; creating or allowing restrictions on taking action under the Senior Credit Facility loan documentation; and entering into operating leases, subject to certain baskets and exceptions. The Senior Credit Facility loan documentation also contains customary events of default.

     On December 23, 2002, Publishing issued U.S. $300.0 million aggregate principal amount of 9% senior unsecured notes due 2010 (the "9% Senior Notes") at par to certain qualified institutional buyers ("QIBs") pursuant to Rule 144A under the Securities Act of 1933, as amended. The aggregate commissions were U.S. $8.3 million. The proceeds from the sale of the 9% Senior Notes, together with drawdowns under the Senior Credit Facility and available cash balances, were used to redeem approximately U.S. $239.9 million of Publishing's Senior Subordinated Notes due 2006 and approximately U.S. $265.0 million of Publishing's Senior Subordinated Notes due 2007, plus applicable premium and accrued interest to the date of redemption, and to make a distribution of U.S. $100.0 million to International. International used the distribution (a) to repay all amounts borrowed by International on October 3, 2002 under its loan agreement with Trilon International Inc., (b) to retire the equity forward purchase agreements between International and certain Canadian chartered banks (the "Total Return Equity Swap") made as of October 1, 1998, as amended, and (c) for other general corporate purposes. The trust indenture in respect of the 9% Senior Notes contains customary covenants and events of default, which are comparable to those under the Senior Credit Facility.

     On February 14, 2002, Publishing commenced a cash tender offer for any and all of its outstanding 8.625% Senior Notes due 2005. In March 2002, Senior Notes in the aggregate principal amount of U.S. $248.9 million had been validly tendered pursuant to the offer and these Senior Notes were paid out in full. In addition, in 2002, Publishing purchased for retirement an additional U.S.$41.1 million in aggregate principal amount of the Senior Notes and Senior Subordinated Notes. The total principal amount of Publishing's Senior Notes and Senior Subordinated Notes retired during 2002 was U.S. $290.0 million. The premiums paid to retire the debt totaled U.S. $27.1 million, which, together with a write-off of U.S. $8.3 million of related deferred financing costs, have been presented as an unusual item.

AMOUNT DUE TO INTERNATIONAL FROM NB INC.

     The amount due to International from NB Inc. at December 31, 2002, including accrued interest, totaled U.S.$45.8 million. On March 10, 2003 International repurchased for cancellation, from NB Inc., 2,000,000 shares of Class A common stock of International at U.S.$8.25 per share for total proceeds of U.S.$16.5 million and redeemed from NB Inc., pursuant to a redemption request, all of the 93,206 outstanding shares of Series E Redeemable Convertible Preferred Stock of International at the fixed redemption price of $146.63 per share. Proceeds from the repurchase and redemption were offset against the debt due to International from NB Inc., resulting in net outstanding debt due to International of approximately U.S.$20.4 million as of March 10, 2003. The remaining debt of U.S.$20.4 million was subordinated in right of payment to the 11 7/8% Senior Secured Notes due 2011 and the interest rate amended to 14.25% if paid in cash and 16.5% if paid in kind.

     Effective April 30, 2003, U.S.$15.7 million principal amount of NB Inc.'s subordinated debt was transferred by International to HCPH Co., a subsidiary of International, and subsequently transferred to RMI by HCPH Co., in satisfaction of a non-interest bearing demand loan due from HCPH Co. to RMI. After the transfer, NB Inc.'s debt to International was approximately U.S.$4.7 million and NB Inc.'s debt to RMI was approximately U.S.$15.7 million. The debts owing by NB Inc. to RMI and owing by NB Inc. to International each bears interest at the rate of 14.25% if interest is paid in cash and 16.50% if it is paid in kind, except that RMI has waived its right to receive interest until further notice. The debts owing by NB Inc. are subordinated to the Senior Secured Notes for so long as the Senior Secured Notes are outstanding, and that portion of the debt due from NB Inc. to International is guaranteed by RCL and the Company. International entered into a subordination agreement with the Company and NB Inc. pursuant to which International has subordinated all payments of principal, interest and fees on the debt owed to it by NB Inc. to the payment in full of principal, interest and fees on the Senior Secured Notes, provided that payments with respect to principal and interest can be made to International to the extent permitted in the indenture governing the Senior Secured Notes. RMI has agreed to be bound by these subordination arrangements with respect to the debt owed by NB Inc. to RMI.

CASH FLOWS

     Cash flows provided by operating activities were $149.4 million in 2002, and cash flows used for operating activities were $334.9 million in 2001. Improved operating results and lower cash interest costs and cash taxes resulted in improved year-over-year cash flows provided by operating activities. The cash flows used in operating activities in 2001 primarily resulted from the sales of Canadian Newspaper Group properties and Community Group properties, lower operating results at the Company's remaining operations and the non-cash interest income received on the CanWest debentures.

     Cash flows used in financing activities were $751.4 million in 2002 and $239.5 million in 2001. In 2002, International repaid U.S. $290.0 million of long-term debt primarily from available cash balances and repaid U.S. $100.0 million to terminate the forward share purchase contracts. The cash flows used in financing activities in 2001 included the repurchase of shares of International's Class A common stock and the redemption of retractable common and preferred shares totalling $72.4 million.

     Cash flows used in investing activities were $18.8 million in 2002 compared to cash flows provided by investing activities of $1,132.5 million in 2001. The cash flows used in investing activities in 2002 resulted primarily from purchase of fixed assets and investments partially offset by proceeds from the sale of 2,000,000 shares of International's Class A common stock in January 2002 and proceeds on the sale of fixed assets. The cash flows provided by investing activities in 2001 resulted principally from the sales of Canadian newspaper operations and sale of investments offset in part by additions to investments and fixed assets.

CAPITAL RESOURCES AND NEEDS

     Additions to capital assets amounted to $64.0 million, $91.0 million and $113.0 million in 2002, 2001 and 2000 respectively. These additions are principally in respect of International's operations. The following is a summary of the major capital expenditures during these periods:

                                                                  2002         2001         2000
                                                                ---------    ---------    ---------
                                                                MILLION $    MILLION $    MILLION $
Chicago Sun-Times plant.....................................      $  3         $  6         $ 38
Montreal presses............................................        --           --           26
National Post...............................................        --           --            4
Printing joint venture -- new presshall and mailroom........        --           20           --
Airplane....................................................        --           18           --
Jerusalem Post press........................................         5           --           --
Fox Valley -- printing facility.............................         6           --           --
Other capital additions and routine capital expenditures....        50           47           45
                                                                  ----         ----         ----
                                                                  $ 64         $ 91         $113
                                                                  ====         ====         ====

CAPITAL EXPENDITURES AND ACQUISITION FINANCING.

     In the past three years, the Chicago Group, the Community Group, the U.K. Newspaper Group and the Canadian Newspaper Group have funded their capital expenditures and acquisition and investment activities out of cash provided by their respective operating activities and in 2000 through borrowings. In 2003 International expects to invest approximately U.S.$20 million in capital expenditure primarily through available cash flow.

     Capital expenditures at the Chicago Group amounted to $24.3 million, $19.3 and $38.2 million in 2002, 2001 and 2000, respectively. International began construction of a new printing facility in Chicago during 1998, which became partially operational in 2000 and fully operational in 2001. The capital expenditures in 2001 and 2000 are primarily related to the construction of its facility.

     Capital expenditures at the Community Group amounted to $7.9 million, $0.5 million and $4.9 million in 2002, 2001 and 2000, respectively. The capital expenditures in 2002 were primarily for the acquisition of a new press by the Jerusalem Post.

     Capital expenditures at the U.K. Newspaper Group were $27.7 million, $48.8 million and $24.1 million in 2002, 2001 and 2000, respectively.

     Capital expenditures at the Canadian Newspaper Group were $3.6 million, $4.4 million and $42.8 million in 2002, 2001 and 2000, respectively.

     Capital expenditures at the Corporate Group were $0.1, $18.4 million and $2.6 million in 2002, 2001 and 2000, respectively. Expenditures in 2001 were primarily in respect of a new airplane to replace an older airplane that was sold in early 2002.

DERIVATIVE INSTRUMENTS

     The Company may enter into various swap, option and forward contracts from time to time when management believes conditions warrant. Management does intend, however, that such contracts will be limited to those that relate to the actual exposure to commodity prices, interest rates and foreign currency risks. If, in management's view, the conditions that made such arrangements worthwhile no longer exist, the contracts may be closed.

     On December 27, 2002, FDTH, entered into two cross-currency floating to fixed rate swap transactions to hedge principal and interest payments on U.S. dollar borrowings by FDTH under the December 23, 2002 Senior Credit Facility. The contracts have a total foreign currency obligation notional value of U.S. $265.0 million, fixed at a rate of U.S. $1.5922 to L1, convert the interest rate on such borrowings from floating rate to a fixed blended interest rate of 8.47%, and expire as to U.S. $45.0 million on December 29, 2008 and as to U.S. $220.0 million on December 29, 2009. The swaps were purchased to take advantage of low rates on this type of instrument and to provide certainty on interest charges to the operations of the U.K. Newspaper Group in a time of soft advertising sales.

     On January 22, 2003 and February 6, 2003, Publishing entered into interest rate swaps to convert U.S. $150.0 million and U.S. $100.0 million, respectively, of the total U.S.$300.0 million Senior Notes issued in December 2002, from fixed to floating rates for the period to December 15, 2010, subject to early termination notice, with the objective of reducing the cost of borrowing. Interest for the first six months has been set at 5.98% and floats, for subsequent periods, at the six-month LIBOR rate plus a blended spread of 4.61%.

     A further discussion of the Company's derivative instruments can be found in note 24 d) to the Company's audited consolidated financial statements included elsewhere in this prospectus.

OFF-BALANCE SHEET ARRANGEMENTS

     Hollinger Participation Trust. As part of its November 16, 2000 purchase and sale agreement with CanWest, International was prohibited from selling the CanWest debentures received in partial consideration prior to May 15, 2003. In order to monetize this investment, International entered into a participation agreement in August 2001 pursuant to which it sold participation interests in $540.0 million (U.S. $350.0 million) principal amount of CanWest debentures to a special purpose trust (the "Participation Trust") administered by an arm's-length trustee. That sale of participation interests was supplemented by a further sale of participation interests in $216.8 million (U.S. $140.5 million) principal amount of CanWest debentures in December 2001. International remains the record and beneficial owner of the participated CanWest debentures and is required to make payments to the Participation Trust with respect to those debentures if and to the extent it receives payment in cash or kind on the debentures from CanWest. Coincident with the Participation Trust's purchase of the participation interests, the Participation Trust sold senior notes to arm's-length third parties to finance the purchase of the participation interests. These transactions resulted in net cash proceeds to International of $621.8 million and for accounting purposes have been accounted for as sales of CanWest debentures. The net loss on the transactions amounted to $97.4 million and is included in unusual items in 2001.

     At any time up to November 5, 2005, CanWest may elect to pay interest on the debentures by way of additional CanWest debentures or through the issuance of non-voting common shares of CanWest. Further, at any time after May 15, 2003, the holders of the Participation Trust senior notes may, under the terms of the Participation Trust request that the Participation Trust require International to complete an outright transfer to the Participation Trust of the CanWest debentures. The unrealized foreign exchange losses recognized at December 31, 2002 and 2001 are classified as deferred credits in the consolidated balance sheet.

     On May 11, 2003, CanWest redeemed $265 million of the debentures of which U.S.$159.8 million has been delivered to the Participation Trust and the balance of US$27.6 million has been received by International and the Partnership, a portion of which must be retained until November 4, 2010. This will reduce the Company's obligation to the Trust and hence its exposure to changes in the U.S. dollar to Canadian dollar exchange rate.

COMMERCIAL COMMITMENTS AND CONTRACTUAL OBLIGATIONS.

     The Telegraph Group has guaranteed the printing joint venture partners' share of leasing obligations to third parties, which amounted to $1.0 million (L0.4 million) at December 31, 2002. These obligations are also guaranteed jointly and severally by each joint venture partner.

     In connection with International's insurance program, letters of credit are required to support certain projected workers' compensation obligations. At December 31, 2002, letters of credit in the amount of $4.4 million were outstanding.

     In special circumstances, the Company's newspaper operations may engage freelance reporters to cover stories in locales that carry a high risk of personal injury or death. Subsequent to December 31, 2002, the Telegraph has engaged a number of journalists and photographers to report from the Middle East. As a term of their engagement, The Telegraph has agreed to provide a death benefit which, in the aggregate for all freelancers engaged, amounts to $13.1 million (L5.1 million). This exposure is uninsured. Precautions have been taken to avoid a concentration of the freelancers in any one location.

     In connection with certain of its cost and equity method investments, International is committed to fund approximately $1.9 million (U.S.$1.2 million) to those investees in 2003.

     Set out below is a summary of the amounts due and committed under contractual cash obligations, other than in respect of the retractable common shares at December 31, 2002:

                                                                DUE         DUE
                                                   DUE IN     BETWEEN     BETWEEN
                                                   1 YEAR      1 AND       4 AND      DUE OVER
                                      TOTAL       OR LESS     3 YEARS     5 YEARS     5 YEARS
                                    ----------    --------    --------    -------    ----------
                                                      (DOLLARS IN THOUSANDS)
Existing Senior and Senior
  Subordinated Notes(1).........    $1,279,781    $797,751    $  8,030    $    --    $  474,000
Other long-term debt............       443,954       4,886      40,014     45,212       353,842
Capital lease obligations.......        65,586      12,157      17,165     11,909        24,355
Series II preference
  shares(2).....................        33,827      33,827          --         --            --
Series III preference
  shares(3).....................       101,472     101,472          --         --            --
Operating leases................       257,251      27,095      45,590     35,125       149,441
                                    ----------    --------    --------    -------    ----------
Total contractual cash
  obligations...................    $2,181,871    $977,188    $110,799    $92,246    $1,001,638
                                    ==========    ========    ========    =======    ==========

---------------

(1) During 2002, Publishing purchased for retirement approximately $406.8 million (U.S.$254.9 million) of the existing Senior Notes due 2005. The balance of those notes outstanding, approximately $8.0 million (U.S.$5.1 million) will mature in 2005. Included in the total of notes outstanding is $797.8 million (U.S.$504.9 million) of Senior Subordinated Notes with maturities in 2006 and 2007. At December 31, 2002, the borrowings under the Senior Credit Facility and the 9% Senior Notes due 2010 were held in escrow pending and for the purpose of redemption of the Senior Subordinated Notes. Consequently, outstanding balances for the Senior Subordinated Notes, irrespective of their maturity date, have been reflected as due in one year or less. Refer to "long-term debt" for a discussion of the new Senior Credit Facility $489.8 million (U.S.$310 million) maturing in 2008 and 2009.

(2) The Company has Series II preference shares that are exchangeable at the holder's option for 0.46 of a share of International's Class A common stock for each Series II preference share. The Company has the option to make a cash payment of equivalent value on redemption of any of the Series II preference shares. As at December 31, 2002, the market value of the shares of International's Class A common stock that they are exchangeable into totals $33.8 million. While it is uncertain as to when, if ever, the preference shares will be retracted, because the retraction can occur at any time at the option of the holder, the outstanding balance has been reflected as due in one year or less.

(3) The Company has Series III preference shares which provide for a mandatory redemption on the fifth anniversary of issue (April 30, 2004) for $10.00 cash per share (plus unpaid dividends) and an annual cumulative dividend, payable quarterly, of $0.70 per share per annum (or 7%) during their five-year term. The Company had the right at its option to redeem all or any part of the Series III preference shares at any time after three years (April 30, 2002) for $10.00 cash per share (plus unpaid dividends). Holders have the right at any time to retract Series III preference shares for a retraction price payable in cash which, until April 30, 2003, fluctuates by reference to two benchmark Government of Canada bonds having a comparable yield and term to the shares, and during the year ending April 30, 2004, will be $9.50 per share (plus unpaid dividends in each case). While it is uncertain as to when, if ever, the preference shares will be retracted, because the retraction can occur at any time at the option of the holder, the outstanding balance has been reflected as due in one year or less.

     In addition to amounts committed under contractual cash obligations, the Company has also assumed a number of contingent obligations by way of guarantees and indemnities in relation to the conduct of its business. The more significant guarantees and indemnities include those for lease obligations of a 50% owned joint venture producing many of our U.K. publications; in support of representations and warranties on the disposition of operations; against changes in laws affecting returns to certain lenders; and against fluctuations in foreign currency exchange rates in respect of the Participation Trust. For more information on our contingent obligations, refer to note 27(h) to the Consolidated Financial Statements, on page F-79.

                                  THE COMPANY

     Hollinger Inc. is the continuing company, under the laws of Canada, resulting from the 1985 amalgamation of Argcen Holdings Inc., Hollinger Argus Limited (incorporated June 28, 1910) and Labmin Resources Limited. The Company's corporate offices are located at 10 Toronto Street, Toronto, Ontario, M5C 2B7,
(416) 363-8721.

     Our principal asset is our approximately 30.3% equity (approximately 72.8% voting) interest in International, a leading publisher of English-language newspapers in the United States, the U.K. and Israel with a smaller publishing presence in Canada. In addition to the investment in International, we also have interests through wholly-owned subsidiaries in various other properties that do not, in the aggregate, contribute materially to our revenue or earnings. These properties include a 40% interest in a daily newspaper in the Cayman Islands and Canadian commercial real estate properties, including our head office at 10 Toronto Street, Toronto, Canada. International's 23 paid daily newspapers have a worldwide combined circulation of approximately two million. In addition, International owns or has an interest in over 250 other publications, including non-daily newspapers and magazines. Included among International's 144 paid newspapers are the following premier titles:

     - the Chicago Group's Chicago Sun-Times, which has both the second highest daily readership and circulation of any newspaper in the Chicago metropolitan area and has the sixth highest daily readership of any metropolitan daily newspaper in the United States;

     - the U.K. Newspaper Group's The Daily Telegraph, which is the leading daily broadsheet newspaper in the U.K. with a 35% share of circulation in its domestic market and approximately 270,000 greater circulation than that of its nearest competitor; and

     - the Community Group's Jerusalem Post, which is the most widely read English-language daily newspaper published in the Middle East and is highly regarded regionally and internationally.

     International's operations consist principally of the Chicago Group, the U.K. Newspaper Group, the Canadian Newspaper Group and the Community Group, as well as minority investments in various Internet and media-related companies and an investment in CanWest debentures held by the Partnership.

     The Chicago Group. The Chicago Group consists of more than 100 newspapers in the greater Chicago metropolitan area. The group's primary newspaper is the Chicago Sun-Times, which was founded in 1948. The Chicago Sun-Times is published in a tabloid format, has a daily circulation of approximately 480,000 and has the second highest daily readership in the 16 county Chicago metropolitan area, attracting 1.7 million readers daily. International pursues a clustering strategy in the greater Chicago metropolitan market, covering all of Chicago's major suburbs as well as its surrounding high growth counties. This strategy enables International to rationalize duplicative back office functions and printing facilities as well as offer joint selling programs to advertisers.

     The U.K. Newspaper Group. The U.K. Newspaper Group's operations include The Daily Telegraph, The Sunday Telegraph, The Weekly Telegraph, telegraph.co.uk, and The Spectator and Apollo magazines. The Daily Telegraph was launched in 1855 and is based in London, the dominant financial center in Europe. It is the largest circulation broadsheet daily newspaper in the U.K. as well as in all of Europe with an average daily circulation of approximately 933,000. The Daily Telegraph's Saturday edition has the highest average daily circulation (approximately 1.2 million) among broadsheet daily newspapers in the U.K. The Sunday Telegraph is the second highest circulation broadsheet Sunday newspaper in the U.K. with an average circulation of approximately 731,000. The Daily Telegraph's market leadership and national reach have allowed it to maintain the leading share of advertising among broadsheet daily newspapers in the U.K. over the last decade. In addition, International has leveraged The Daily Telegraph's strong reader loyalty, trusted brand name and proprietary customer database to generate incremental revenue from the sale of ancillary products and services to its readers.

     The Canadian Newspaper Group. The Canadian Newspaper Group primarily consists of HCPH Co. and an 87% interest in the Partnership. HCPH Co. and the Partnership own ten daily and 23 non-daily newspaper properties and miscellaneous Canadian business magazines and tabloids for various industries including: transportation, construction, natural resources and manufacturing.

     The Community Group. The Community Group consists of the Jerusalem Post, the most widely read English-language daily newspaper published in the Middle East with a daily and weekend readership of 223,000. The paid circulation of all the Jerusalem Post products, including English and French-language international weekly editions, is over 110,000.

NEWSPAPER INDUSTRY OVERVIEW

     Newspaper publishing is one of the oldest and largest segments of the media industry and the only remaining mass medium that has not become fragmented. Newspapers are generally viewed as the best medium for retail advertising, which emphasizes the price of goods, in contrast to television, which is generally used for image-oriented advertising. According to the Newspaper Association of America ("NAA"), daily newspaper readers include 60% of college graduates and 64% of households with income greater than US$75,000. Due to their significant readership and household penetration, newspapers continue to be the most cost effective means for advertisers to reach this highly sought after demographic group. Additionally, management believes newspaper advertising is more cost effective than television and radio advertising.

ADVERTISING

     Most newspapers rely on advertising (70-80% of total revenue) and circulation (20-30% of total revenue) for their revenues; by contrast, television and radio rely almost entirely on advertising revenue. Newspaper advertising is sold in several ways: full-run (printed on a newspaper page and included in all editions, known as "run of press"), zoned part-run (printed on a page and included in editions slated for a specific local geographic area), or as preprints or inserts (advertising that is printed separately and inserted in a newspaper). Department stores traditionally have been a major source of display advertising, filling pages with pictures of their merchandise. Classified advertising is also a significant component of revenue for newspapers, usually accounting for about one-third of total advertising sales. The circulation and demographic information verified by the Audit Bureau of Circulations ("ABC") is the basis for the ad rates that newspapers charge to advertisers.

U.S. NEWSPAPER INDUSTRY

     In 2001, daily newspaper advertising expenditures in the U.S. were approximately $44.3 billion, representing a compounded annual growth rate (CAGR) of 3.9% since 1991. In addition total morning daily and Sunday circulation has increased nationally from 29.4 million and 54.7 million in 1980 to 46.8 million and 59.1 million in 2001, respectively. While there are a few newspapers that have national circulation, most U.S. newspapers operate in regional markets with limited local competition. Display and classified advertising are sold to both local and national advertisers. Newspapers account for 20% of total U.S. advertising spending. Because newspapers reach 54% of U.S. adults daily, advertisers utilize newspapers to reach the broadest possible number of potential customers for their products and services.

     Over the last several years, newspapers have used a clustering strategy consisting of owning and managing papers with geographic proximity in order to achieve both revenue and cost benefits. Newspaper clusters are able to offer advertisers broader, bundled purchasing compared to the narrower reach of a single newspaper. Clusters can also facilitate cost efficiencies by consolidating printing facilities, distribution channels, sharing editorial resources and other types of centralized cost savings.

U.K. NEWSPAPER INDUSTRY

     British national newspapers more closely resemble North American magazines in that they have broad distribution and readership across the country and derive a much larger portion of their advertising revenue from national advertisers, unlike North American newspapers which, because of their relatively small geographic distribution areas, derive a substantial portion of their advertising from local advertisers. National newspapers in the U.K. reach 70% of the adult population, the second highest reach of all U.K. media behind only television.

     The U.K. newspaper market is segmented and, within each segment, highly competitive. The U.K. newspaper market consists of 10 national daily and 11 national Sunday newspapers, 2,609 regional and local newspapers, 3,152 consumer magazines, and 5,161 business magazines. There are nine national U.K. newspaper owners and three newspaper segments, the quality, mid-market and popular segments. The market segment in which The Daily Telegraph competes is generally known as the quality daily newspaper segment, consisting of all the broadsheets. The Daily Telegraph and its competitors in this market segment appeal to the middle and upper end of the demographic scale. In 2002, newspapers received a 34% share of the total advertising spending in the U.K., which is the largest percentage of any medium. In addition, national newspaper advertising spending has increased in nine of the last 11 years and has grown at a compound annual growth rate of 5.1% since 1991.

BUSINESS STRATEGY

     Our revenue and RMI's revenue, on a consolidated basis, is dependent upon the financial performance of our underlying assets, principally the assets of International. Through our control of International's strategic direction and management and RMI's provision of services under the services agreements, we intend to pursue the following strategies:

     Pursue Revenue Growth by Leveraging International's Leading Market Position. International will continue to leverage its leading position in daily readership in the attractive Chicago and U.K. markets in order to drive revenue growth. For the Chicago Group, International will continue to build revenues by taking advantage of the extensive cluster of its combined Chicago Group publications, which allows International to offer local advertisers geographically and demographically targeted advertising solutions and national advertisers an efficient one-stop vehicle to reach the entire Chicago market. For the U.K. Newspaper Group, International will continue to focus on retaining The Daily Telegraph's national circulation dominance and increasing circulation of The Sunday Telegraph, introduce new sections to the newspaper in order to help advertisers target specific reader demographics, and periodically implement cover price increases. In addition, International believes that The Daily Telegraph's successful prepaid subscription program will continue to enhance revenue opportunities.

     Continue to Maximize Operating Efficiency of Underlying
Assets. International has extensive expertise in introducing and maintaining operating efficiencies, producing superior newspapers and increasing revenues. Historically, these efficiencies have resulted from centralized newsprint purchasing, clustering and consolidating duplicative functions and facilities at its acquired newspaper publications, and investing in technology and production equipment. For example, in April 2001, International completed the installation of a US$115 million, state-of-the-art printing facility in Chicago which has lowered its production costs, enhanced product quality, and increased the availability of color printing which generates higher advertising yields. In response to the recent economic downturn, International has reduced total compensation and other operating costs (other than newsprint) during fiscal year 2002 as compared to the corresponding period in 2001, which has positioned International to significantly benefit as the advertising market recovers. International will continue to aggressively manage its cost structure in the future in order to optimize cash flow.

     Publish Relevant and Trusted High Quality Newspapers. International is committed to maintaining the high quality of its newspaper product and editorial integrity so as to ensure continued reader loyalty, which is the foundation of its newspaper franchises. The Chicago Sun-Times has been recognized for its editorial quality with several Pulitzer Prize-winning writers and awards for excellence from Illinois' major press organizations. The Daily Telegraph and The Sunday Telegraph are known for their quality content and superior product and have in recent times been voted "National Newspaper of the Year", Britain's most coveted industry award. In addition, International is focused on maintaining its relevance in the United States in its urban and suburban markets by continuing to provide leading local news coverage, while providing in-depth national and international news coverage in the U.K. market. International believes that this is a key strategy in maintaining and building upon the entrenched readership base of its leading newspaper properties.

     Prudent Asset Management. In addition to pursuing revenue growth from its existing publications and maximizing operating efficiencies, International may from time to time pursue selective, complementary newspaper acquisitions and non-core divestitures. Management has a successful track record of identifying value-enhancing acquisitions and underperforming newspaper properties, integrating and optimizing these acquisitions, and opportunistically divesting assets for optimal value to achieve debt reduction. Since International's formation in 1986, the existing senior management team has built, primarily through acquisitions, and managed up to 400 newspapers and related publications. After acquiring control of The Daily Telegraph in 1986, International significantly modernized the Telegraph's printing plants, negotiated a two-thirds reduction in work force, and revitalized its titles. In 1994, International acquired the Chicago Sun-Times and have since doubled its operating profits. More recently, International divested its U.S. community newspaper operations and the majority of its Canadian newspaper assets, which were monetized at attractive cash flow multiples. This strategy has positioned International to emerge from the current downturn with reduced leverage, efficient and focused operations, and solid operating platforms for growth.

CHICAGO GROUP

     SOURCES OF REVENUE. The following table sets forth the sources of revenue and the percentage such sources represent of total revenues for the Chicago Group during the past three years.

                                                           YEAR ENDED DECEMBER 31,
                                              --------------------------------------------------
                                                   2000              2001              2002
                                              --------------    --------------    --------------
                                                              (US$ IN THOUSANDS)
Advertising.................................  $305,027    76%   $338,521    76%   $341,261    77%
Circulation.................................    80,261    20      92,716    21      89,427    20
Job Printing and Other......................    16,129     4      11,647     3      11,089     3
                                              --------   ---    --------   ---    --------   ---
Total.......................................  $401,417   100%   $442,884   100%   $441,777   100%
                                              ========   ===    ========   ===    ========   ===

     The Chicago Group consists of more than 100 titles in the greater Chicago metropolitan area including the Chicago Sun-Times, the Post Tribune in northwest Indiana and Chicago's Daily Southtown. International's other newspaper properties in the greater Chicago metropolitan area include:

     - Pioneer Newspapers Inc., which currently publishes 56 weekly newspapers in Chicago's north and northwest suburbs;

     - Midwest Suburban Publishing Inc., which in addition to the Daily Southtown, publishes 23 biweekly newspapers, 13 weekly newspapers and four free distribution papers primarily in Chicago's south and southwest suburbs; and

     - Fox Valley Publications Inc., which publishes 4 daily newspapers, The Herald News, The Beacon News, The Courier News and The News Sun, 12 free distribution newspapers and six free total market coverage products ("TMC") in the fast growing counties surrounding Chicago and Cook County.

     Advertising. Substantially all advertising revenues are derived from local and national retailers and classified advertisers. Advertising rates and rate structures vary among the publications and are based, among other things, on circulation, penetration and type of advertising (whether classified, national or retail). In 2002, retail advertising accounted for the largest share of advertising revenues (47%), followed by classified (39%) and national (14%). The Chicago Sun-Times offers a variety of advertising alternatives, including full-run advertisements, geographically zoned issues, special interest pull-out sections and advertising supplements in addition to regular sections of the newspaper targeted to different readers, such as arts, food, real estate, TV listings, weekend, travel and special sections. The Chicago area suburban newspapers also offer similar alternatives to the Chicago Sun-Times platform for their daily and weekly publications. The Chicago Group operates the Reach Chicago Newspaper Network, an advertising vehicle that can reach the combined readership base of all the Chicago Group publications and allows International to offer local advertisers geographically and demographically targeted advertising solutions and national advertisers an efficient one-stop vehicle to reach the entire Chicago market.

     Circulation. Circulation revenues are derived from single copy newspaper sales made through retailers and vending racks and home delivery newspaper sales to subscribers. In 2002, approximately 69% of the copies of the Chicago Sun-Times sold and 61% of the circulation revenues were single copy sales. Approximately 80% of 2002 circulation revenues of the Chicago area suburban newspapers were derived from subscription sales. The average paid daily and Sunday circulation of the Chicago Sun-Times is approximately 481,000 and 383,000, respectively. The Chicago Sun-Times has had consecutive increases over the past two years in paid daily circulation. The daily and Sunday paid circulation of the Daily Southtown is approximately 48,000 and 53,000, respectively. The daily and Sunday paid circulation of the Post-Tribune is approximately 65,000 and 70,000, respectively. The aggregate daily and Sunday paid circulation of the Chicago Suburban Newspapers is approximately 100,000 and 114,000, respectively. The aggregate circulation for the free TMC products is approximately 296,000 and the circulation of the free distribution newspapers and bi-weekly paid circulation of the Chicago Suburban Newspapers is approximately 227,000 and 21,000, respectively.

     Other Publications and Business Enterprises. The Chicago Group continues to strengthen its online dominance. Suntimes.com and related Group websites have approximately 1.4 million unique users with some 25 million page impressions per month. The www.classifiedschicago.com regional classified-advertising website, which was created through a partnership with Paddock Publications, pools classified advertisements from all Chicago Group publications, as well as Paddock Publications' metropolitan daily to create a valuable new venue for advertisers, readers and on-line users. Additionally, www.DriveChicago.com continues to be a leader in automotive websites. During 2000, the Chicago Group joined Paddock Publications and the Chicago Automobile Trade Association to create this website that pools the automotive classified advertising of three of the Chicago metropolitan area's biggest dailies with the automotive inventories of many of Chicago's metropolitan new car dealerships.

     Sales and Marketing. Each newspaper or operating subsidiary in the Chicago Group has had its own marketing department which works closely with both advertising and circulation sales and marketing teams to introduce new readers to the Group's newspapers through various initiatives. The Chicago Sun-Times marketing department uses strategic partnerships, such as major event productions and sporting venues, for on-site promotion and to generate subscription sales. The Chicago Sun-Times has also formed a marketing and media partnership with local TV and radio outlets for targeted audience exposure. Similarly at Fox Valley Publications and Midwest Suburban Publishing, marketing professionals work closely with circulation sales professionals to determine circulation promotional activities, including special offers, sampling programs, in-store kiosks, sporting event promotions, dealer promotions and community event participation. In-house printing capabilities allow the Fox Valley marketing department to offer direct mail as an enhancement to customers' run of press advertising programs. Midwest Suburban Publishing, like the other newspapers, generally targets readers by zip code. Midwest Suburban Publishing owns its existing customer list of 120,000 names along with the Penny Saver address list containing 435,000 household names. The Post-Tribune marketing department focuses on attracting readers in the top 20 zip codes that major advertisers have identified as being the most attractive.

     Distribution. The Chicago Group has gained benefits from International's clustering strategy. In recent years, International has succeeded in combining distribution networks within the Chicago Group where circulation overlaps. The Chicago Sun-Times is distributed through both an employee and contractor network depending upon the geographic location. The Chicago Sun-Times takes advantage of a joint distribution program with its sister publication, Fox Valley Publications, in which Fox Valley Publications distributes the Chicago Sun-Times in areas outside of Cook County. The Chicago Sun-Times has approximately 8,000 street newspaper boxes and more than 8,500 newsstands and over the counter outlets from which single copy newspapers are sold, as well as approximately 250 street "hawkers" selling the newspapers in high-traffic urban areas. Of the total circulation, approximately 69% is sold through single copy outlets, and 31% through home delivery subscriptions. Midwest Suburban Publishing's Daily Southtown is distributed primarily by Chicago Sun-Times independent contractors. Additionally, in certain western suburbs, the Daily Southtown also has a joint distribution program with Fox Valley Publications. The Daily Southtown and its sister publication, The Star, are also distributed in approximately 1,600 outlets and newspaper boxes in Chicago's southern suburbs and Chicago's south side and downtown areas. Midwest's Penny Saver is distributed through the post office and through independent contractors. Approximately 83% of Fox Valley Publication's circulation is from home delivery subscriptions. While 85% of the Post-Tribune's circulation is by home delivery, it also distributes newspapers to 635 retail outlets and approximately 420 single copy newspaper boxes. Pioneer has a solid home delivery base that represents 94% of its circulation. Pioneer is also distributed to more than 350 newspaper boxes and is in more than 1,200 newsstand locations.

     Printing. The Chicago Sun-Times' Ashland Avenue printing facility became fully operational in April 2001 and gives the Chicago Group printing presses that have the quality and speed necessary to effectively compete with the other regional newspaper publishers. Fox Valley Publications' 100,000 sq. ft. plant, which was completed in 1992, houses a state-of-the-art printing facility in Plainfield, Illinois, which prints all of its products. Midwest Suburban Publishing prints all of its publications at its South Harlem Avenue facility in Chicago. Pioneer prints the main body of its weekly newspapers at its Northfield production facility. In order to provide advertisers with more color capacity, certain of Pioneer's sections are printed at the Chicago Sun-Times Ashland Avenue facility. The Post-Tribune has one press facility in Gary, Indiana.

     Competition. Each of the Chicago area newspapers competes in varying degrees with radio, broadcast and cable television, direct marketing and other communications and advertising media as well as with other newspapers having local, regional or national circulation. The Chicago metropolitan region comprises Cook County and six surrounding counties and is served by eight local daily newspapers of which International owns six. The Chicago Sun-Times competes in the Chicago region with the Chicago Tribune, a large established metropolitan daily and Sunday newspaper, which is the fifth largest metropolitan daily newspaper in the United States based on circulation. In addition, the Chicago Sun-Times and other Chicago Group newspapers face competition from other newspapers published in adjacent or nearby locations and circulated in the Chicago metropolitan area market.

     Employees and Labor Relations. As of December 31, 2002, the Chicago Group employed approximately 3,372 employees (including approximately 639 part-time employees), of which 702 are production staff, 649 are sales and marketing personnel, 379 are circulation staff, 254 are general and administrative staff and 739 are editorial staff. Approximately 920 employees are represented by 23 collective bargaining units. Employee costs (including salaries, wages, fringe benefits, employment-related taxes and other direct employee costs) equaled approximately 38.7% of the Chicago Group's revenues in the year ended December 31, 2002. There have been no strikes or general work stoppages at any of the Chicago Group's newspapers in the past five years. The Chicago Group believes that its relationships with its employees are generally good.

     Raw Materials. The basic raw material for newspapers is newsprint. In 2002 approximately 132,000 tons were consumed. Newsprint costs equaled approximately 14.3% of the Chicago Group's revenues. Average newsprint prices for the Chicago Group decreased about 21% in 2002 from 2001. The Chicago Group is not dependent upon any single newsprint supplier. The Chicago Group's access to Canadian, United States and offshore newsprint producers ensures an adequate supply of newsprint. The Chicago Group, like other newspaper publishers in North America, has not entered into any long-term fixed price newsprint supply contracts. The Chicago Group believes that its sources of supply for newsprint are adequate for its anticipated needs.

U.K. NEWSPAPER GROUP

     SOURCES OF REVENUE. The following table sets forth the sources of revenue and their percentage of total revenues for The Telegraph during the past three years.

                                                           YEAR ENDED DECEMBER 31,
                                              --------------------------------------------------
                                                   2000              2001              2002
                                              --------------    --------------    --------------
                                                  (IN THOUSANDS OF BRITISH POUNDS STERLING)
Advertising.................................  L255,945    69%   L228,715    68%   L211,045    66%
Circulation.................................    95,690    26      94,502    28      93,640    29
Other.......................................    19,020     5      14,252     4      16,261     5
                                              --------   ---    --------   ---    --------   ---
Total.......................................  L370,655   100%   L337,469   100%   L320,946   100%
                                              ========   ===    ========   ===    ========   ===

---------------

(1) Financial data is in accordance with U.K. generally accepted accounting principles.

     The U.K. Newspaper Group's operations include The Daily Telegraph, The Sunday Telegraph, The Weekly Telegraph, telegraph.co.uk, and The Spectator and Apollo magazines.

     Advertising. Advertising is the largest source of revenue at The Telegraph. The Telegraph's display advertising strengths are in the financial, automobile and travel sections. The level of classified advertisements, especially recruitment advertisements, fluctuates with the economy. The Telegraph's strategy with respect to classified advertising is to improve volume and yield in four sectors: recruitment, property, travel and automobiles. Classified advertising revenue represents 27% of total advertising revenue. Recruitment advertising is the largest classified advertising category, representing about 36% of all classified advertising in terms of revenue in 2002.

     Circulation. The target audience of The Telegraph's newspapers is generally conservative, middle and upper income readers, with a continuing emphasis on gaining new younger readers. The editorial strengths of The Telegraph's newspapers are national, international, financial news and features and comprehensive sports coverage. In May 1996, The Telegraph introduced the first United Kingdom national advance purchase subscription program. The program has proven successful in driving circulation increases although there has been some inevitable cannibalization of single copy sales. By the end of 1996, the plan had added about 100,000 new weekday and 200,000 new Sunday average sales and the average prepaid subscription was for a period of about 40 weeks. In order to gain broad acceptance of this revolutionary plan, the subscriptions were offered at a significant discount. The amount of that discount was reduced throughout 1997 and continued to be reduced thereafter. The program currently has approximately 315,000 subscribers.

     Other Publications and Business Enterprises. The Telegraph is involved in several other publications and business enterprises, including The Spectator, Apollo, The Weekly Telegraph and telegraph.co.uk (formerly Electronic Telegraph). Telegraph.co.uk has over 3.2 million unique users with some 30 million page impressions per month. The Telegraph uses its brand in developing ancillary revenue streams such as reader offers including travel promotions, financial services, household products and books. During 1999, The Telegraph, in conjunction with The Boots Company plc, the United Kingdom's leading beauty and health retailer, launched a new web site focusing on the women's on-line market, www.handbag.com. The site deals with, among other things, health, beauty and the arts.

     Sales and Marketing. The Telegraph's marketing department helps introduce new readers to International's newspapers through new strategic marketing initiatives. International has research groups that seek the views of readers. This provides useful information to better target editorial, promotional and commercial activities The Telegraph's marketing and prospect database, which contains information about the newspaper readership, purchasing, and lifestyles of readers, is used to selectively target customers. In addition, the marketing department is responsible for the development of a customer contact strategy, circulation initiatives such as subscription programs, discount vouchers supporting the launch of new sections and supplements, and various support promotions. The marketing department is composed of 23 employees organized into the following four groups: business development, which assists in providing data solutions for commercial activity; management information, which analyzes business performance and business potential; campaign management, which focuses on subscription and voucher programs; and data management, which looks after the flow of data and managing the customer database.

     Distribution. Since 1988, The Telegraph's newspapers have been distributed to wholesalers by truck under a contract with a subsidiary of TNT Express (U.K.) Limited ("TNT"). The Telegraph's arrangements with wholesalers contain performance provisions to ensure minimum standards of copy availability while controlling the number of unsold copies. On May 25, 2001, a new contract with TNT was entered into by each of the major publishers at West Ferry Printers, a joint venture owned equally by The Telegraph and another British newspaper publisher. That contract is for a minimum term of five years and six months and commenced on May 27, 2001.

     Wholesalers distribute newspapers to retail news outlets. The number of retail news outlets throughout the United Kingdom has increased as a result of a 1994 ruling by the British Department of Trade and Industry that prohibits wholesalers from limiting the number of outlets in a particular area. More outlets do not necessarily mean more sales and The Telegraph's circulation department has continued to develop its control of wastage while taking steps to ensure that copies remain in those outlets with high single copy sales. In addition to single copy sales, many retail news outlets offer home delivery services. In 2002 home deliveries accounted for 40% of sales of both The Daily Telegraph and The Sunday Telegraph.

     Historically, wholesalers and retailers have been paid commissions based on a percentage of the cover price. Prior to June 1994 when competitive pressures caused The Telegraph to reduce its cover price, wholesaler and retailer commissions amounted to approximately 34% of the then cover price. Notwithstanding the reduction of the cover price, the commissions paid were not reduced. In line with other national newspapers, The Telegraph has recently moved away from a commission paid on a percentage of cover price to a fixed price in pence per copy.

     Printing. The majority of copies of The Daily Telegraph and The Sunday Telegraph are printed by The Telegraph's two 50% owned joint venture printing companies, West Ferry Printers and Trafford Park Printers. The Telegraph has a very close involvement in the management of the joint venture companies and regards them as being important to The Telegraph's day-to-day operations. The magazine sections of the Saturday edition of The Daily Telegraph and of The Sunday Telegraph are printed under contract by external magazine printers. The Telegraph also prints the majority of its overseas copies under contracts with external printers in Northern Ireland, Spain and Belgium.

     Management of each joint venture printing company continually seeks to improve production performance. Major capital expenditures require the approval of the boards of directors of the joint venture partners. There is high utilization of the plants at West Ferry and Trafford Park Printers, with little spare capacity. At Trafford Park Printers, revenue earned from contract printing for third parties has a marginal effect on The Telegraph's printing costs. West Ferry Printers also undertakes some contract printing for third parties, which results in increased profitability.

     West Ferry Printers has 18 presses, six of which are configured for The Telegraph's newspapers, eight are used for the newspapers published by The Telegraph's joint venture partner, Express Newspapers, and the remaining four are used by contract printing customers. Trafford Park Printers has six presses, two of which are used primarily for The Telegraph's newspapers.

     Competition. In common with other national newspapers in the United Kingdom, The Telegraph's newspapers compete for advertising revenue with other forms of media, particularly television, magazine, direct mail, posters and radio. In addition, total gross advertising expenditures, including financial, display and recruitment classified advertising, are affected by economic conditions in the United Kingdom. International's primary competition in the United Kingdom is The Times, however The Daily Telegraph has a 42% greater circulation than The Times.

     Employees and Labor Relations. At December 31, 2002, The Telegraph and its subsidiaries employed approximately 1,238 persons and the joint venture printing companies employed an additional 914 persons. Of The Telegraph's approximately 1,238 employees, 52 are production staff, 414 are sales and marketing personnel, 223 are general and administrative staff and 549 are editorial staff. Collective agreements between The Telegraph and the trade unions representing certain portions of The Telegraph's workforce expired on June 30, 1990 and have not been renewed or replaced. The absence of such collective agreements has had no adverse effect on The Telegraph's operations and, in management's view, is unlikely to do so in the foreseeable future.

     The Telegraph's joint venture printing companies, West Ferry Printers and Trafford Park Printers, each have "in-house" collective agreements with the unions representing their employees and certain provisions of these collective agreements are incorporated into the employees' individual employment contracts. In contrast to the union agreements that prevailed on Fleet Street when International acquired control of The Telegraph, these collective agreements provide that there shall be flexibility in the duties carried out by union members and that staffing levels and the deployment of staff are the sole responsibility of management. Binding arbitration and joint labor-management standing committees are key features of each of the collective agreements. These collective agreements may be terminated by either party by six months' prior written notice.

     There have been no strikes or general work stoppages involving employees of The Telegraph or the joint venture printing companies in the past five years. Management of The Telegraph believes that its relationships with its employees and the relationships of the joint venture printing companies with their employees are generally good.

     Raw Materials. Newsprint represents the single largest raw material expense of The Telegraph's newspapers and, next to employee costs, is the most significant operating cost. Approximately 157,000 metric tons are consumed annually. In 2002, the total cost was approximately 17% of the U.K. Newspaper Group's revenues. Prices were fixed throughout 2002 at levels some 9.9% below the average price paid during 2001. Inventory held at each printing location is sufficient for three to four days production and in addition, suppliers' stock held in the United Kingdom normally represents a further four to five weeks consumption. Recently negotiated contracts for 2003 are at prices 7.1% below those for 2002.

     On October 17, 2001, Paper Purchase and Management Limited was established as a joint venture between The Telegraph and Guardian Media Group plc. The main purpose of the joint venture is to control the specifications and sourcing, as well as monitoring the usage, of newsprint throughout the printing plants operated by one or both of the joint venture partners and at other locations where the joint venture partners' publications are printed on a contract basis. Further, by combining the purchasing power of the joint venturers, The Telegraph is able to negotiate better prices. The Telegraph purchases newsprint from a number of different suppliers located primarily in Canada, the United Kingdom, Scandinavia and continental Europe. With many sources of newsprint accessible to it, The Telegraph is neither reliant on any single supplier nor is availability of newsprint a concern.

CANADIAN NEWSPAPER GROUP

     SOURCES OF REVENUE. The following table sets forth the sources of revenue and the revenue mix of the total Canadian Newspaper Group, during the past three years, including revenue of operations sold up to the date of sale. Operations sold in the past three years include: the Canadian metropolitan newspapers and a large number of community papers to CanWest in 2000; the sale of the French language newspapers to Gesca in 2001; the sale of Ontario community newspapers to Osprey in 2001; and the sale of International's remaining 50% interest in the National Post to CanWest in 2001.

                                                           YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------
                                                   2000               2001              2002
                                             ----------------    --------------    --------------
                                                      (IN THOUSANDS OF CANADIAN DOLLARS)
Newspapers:
  Advertising..............................  $1,158,678    73%   $171,032    56%   $ 47,215    43%
  Circulation..............................     287,513    18      53,030    17       6,611     6
  Job printing and other...................      70,809     5      35,249    12      11,883    11
Business Communications....................      62,193     4      45,763    15      43,412    40
                                             ----------   ---    --------   ---    --------   ---
Total......................................  $1,579,193   100%   $305,074   100%   $109,121   100%
                                             ==========   ===    ========   ===    ========   ===

     At December 31, 2002, International's Canadian Newspaper Group primarily consisted of HCPH Co. and an 87% interest in Hollinger L.P. During 2001 HCPH Co. (formerly Hollinger Canadian Publishing Holdings Inc. ("HCPH")) became the successor to the operations of XSTM Holdings (2000) Inc. (formerly Southam Inc. ("Southam")).

     HCPH Co. and Hollinger L.P. owned ten daily and 23 non-daily newspaper properties and the Business Information Group (formerly Southam Magazine and Information Group) which publishes Canadian business magazines and tabloids for the transportation, construction, natural resources, manufacturing and other industries.

     Advertising. Newspaper advertising revenue in 2002 totaled Cdn.$47.2 million. Advertisements are carried either within the body of the newspapers, and referred to as run-of-press (ROP) advertising, or as inserts. ROP, which represented 91% of total advertising revenue in 2002 is categorized as either retail, classified or national. The three categories represented 72%, 12% and 16%, respectively, of ROP advertising revenue in 2002.

     Circulation. Virtually all newspaper circulation revenue in 2002 was from subscription sales.

     Employees and Labor Relations. As of December 31, 2002, the Canadian Newspaper Group had approximately 725 employees of which approximately 31% are unionized. The Canadian Newspaper Group has union contracts in place at approximately 11 of the 19 newspaper operating locations. The percentage of unionized employees varies widely from paper to paper. With the large number of contracts being renegotiated every year, labor disruptions are always possible, but no single disruption would have a material effect on International.

     Raw Materials. The basic raw material for newspapers is newsprint. Newsprint consumption in 2002, was approximately 10,900 tons. The newspapers within the Canadian Newspaper Group have access to adequate supplies to meet anticipated production needs. They are not dependent upon any single newsprint supplier. The Canadian Newspaper Group, like other newspaper publishers in North America, has not entered into any long-term fixed price newsprint supply contracts.

     Regulatory Matters. The publication, distribution and sale of newspapers and magazines in Canada is regarded as a "cultural business" under the Investment Canada Act and consequently, any acquisition of control of the Canadian Newspaper Group by a non-Canadian investor would be subject to the prior review and approval by the Minister of Industry of Canada. Because no such acquisition of control of the Company or International has occurred, the current ownership is acceptable.

     Relationship with International. International owns a 100% interest in HCPH Co. International indirectly owns an 87.0% interest in the Partnership.

COMMUNITY GROUP

     SOURCES OF REVENUE. The following table sets forth the sources of revenue and the percentage that such sources represented of total revenues for the Community Group during the past three years.

                                                             YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                     2000             2001             2002
                                                 -------------    -------------    -------------
                                                               (US$ IN THOUSANDS)
Advertising....................................  $38,294    57%   $ 5,806    30%   $ 3,937    30%
Circulation....................................   19,168    28      7,751    41      6,082    46
Job Printing and Other.........................    9,874    15      5,558    29      3,212    24
                                                 -------   ---    -------   ---    -------   ---
Total..........................................  $67,336   100%   $19,115   100%   $13,231   100%
                                                 =======   ===    =======   ===    =======   ===

     Advertising. Approximately 46% of the Jerusalem Post's revenues of $13.2 million in 2002 were derived from circulation, with 24.2% from job printing and other and 29.8% from advertising. The Jerusalem Post in the past derived a relatively high percentage of its revenues from job printing as a result of a long-term contract to print and bind copies of the Golden Pages, Israel's equivalent of a Yellow Pages telephone directory. During 2002, Golden Pages effectively cancelled this agreement and has ceased placing printing orders. An action was commenced by the Jerusalem Post in 2003 seeking damages for the alleged breach. Newsprint costs relating to publication of the Jerusalem Post equaled approximately 11.3% of the Jerusalem Post's revenues in 2002. Newsprint used in producing the Golden Pages was provided by the owners of that publication.

     Regulatory Matters. Newspapers in Israel are required by law to obtain a license from the country's interior minister, who is authorized to restrain publication of certain information if, among other things, it may endanger public safety. To date, the Jerusalem Post has not experienced any difficulties in maintaining its license to publish or been subject to any efforts to restrain publication. In addition, all written media publications in Israel are reviewed by Israel's military censor prior to publication in order to prevent the publication of information that could threaten national security. Such censorship is considered part of the ordinary course of business in the Israeli media and has not adversely affected the Jerusalem Post's business in any significant way.

PROPERTIES

     The Company believes that its and International's properties and equipment are in generally good condition, well-maintained and adequate for current operations.

     The Chicago Sun-Times conducts its editorial, pre-press, marketing, sales and administrative activities in a 535,000 square foot, seven-story building in downtown Chicago. International has completed the full conversion of its Chicago Sun-Times production operations to a new 320,000 square foot state-of-the-art printing facility, at a total construction cost of approximately US$115 million. It is intended that new facilities will be identified to house the Chicago Sun-Times non-production activities and the downtown Chicago building will be redeveloped. Agreement has been reached for a joint development of the downtown Chicago building under which, if it proceeds, the Chicago Group will receive the first US$75 million of consideration and will share in future profits. There can be no assurance that this joint development will proceed.

     Pioneer utilizes and owns a building in north suburban Chicago for editorial, pre-press, sales and administrative activities. Pioneer leases several outlying satellite offices for its editorial and sales staff in surrounding suburbs. Production currently occurs at a 65,000 square foot leased building in a neighboring suburb. Midwest Suburban Publishing utilizes one building for editorial, pre-press, marketing, sales and administrative activities. Production activities occur at a separate facility. Both facilities are located in Chicago's south suburbs. The Post-Tribune editorial, pre-press, marketing, sales and administrative activities are housed in the newly completed facility in Merrillville, Indiana while production activities continue at its facility in Gary, Indiana. The headquarters for Fox Valley Publications Inc. is a 172,000 square foot owned facility, built in 1992 and located in Plainfield, Illinois. Fox Valley Publications produces its newspapers at this facility, which also houses marketing functions, prepress, as well as certain sales and administrative activities. The editorial and sales activities are housed at five owned facilities located in surrounding suburbs.

     The Telegraph occupies five floors of a tower at Canary Wharf in London's Docklands under a 25-year operating lease expiring in 2017. Printing of The Telegraph's newspaper titles is done principally at fifty percent owned joint venture printing plants in London's Docklands and in Trafford Park, Manchester.

     The Jerusalem Post is produced and distributed in Israel from a three-story building in Jerusalem owned by the Jerusalem Post. The Jerusalem Post also leases a sales office in Tel Aviv and a sales and distribution office in New York.

     The Canadian Newspaper Group's newspapers and magazines are published at numerous facilities throughout Canada.

ENVIRONMENTAL

     International and the Company, as well as other newspaper companies engaged in similar operations, are subject to a wide range of federal, state and local environmental laws and regulations pertaining to air and water quality, storage tanks, and the management and disposal of wastes at International's major printing facilities. These requirements are becoming increasingly stringent. International believes that compliance with these laws and regulations will not have a material adverse effect on its operations.

LEGAL PROCEEDINGS

     International and the Company become involved from time to time in various claims and lawsuits incidental to the ordinary course of their business, including such matters as libel, defamation and invasion of privacy actions. In addition, International and the Company are involved from time to time in various governmental and administrative proceedings with respect to employee terminations and other labor matters, environmental compliance, tax and other matters.

     Domgroup Ltd. ("Domgroup"), a wholly owned subsidiary of the Company, is currently involved in litigation concerning two shopping centre leases which Domgroup entered into in 1979 and 1980 and subsequently assigned to third parties. In or around 1994, the third party assignee made a proposal under the Bankruptcy and Insolvency Act and the leases were repudiated. In 1997, the landlords pursued a claim against Domgroup as the original lessee under the leases.

     In their pre-trial briefs filed in 2000, the landlords claimed total damages of $2,573,000, plus interest and costs. In 2001, Domgroup brought a successful summary judgment motion dismissing the claim on the ground that the New Brunswick Court had endorsed the termination of the leases and there was no basis on which Domgroup remained liable under the leases. In 2002, the Ontario Court of Appeal reversed the summary judgment and held that Domgroup's liability under the leases had not been extinguished. Domgroup has appealed this decision to the Supreme Court of Canada and the appeal will be heard in November 2003. At this stage, it is not possible to predict how the Supreme Court of Canada will rule.

     On November 22, 2000, United News & Media plc sold their interest in Express Newspapers to Northern & Shell Media Holdings Ltd. As a result of this change of control, under the terms of the West Ferry Printers' Joint Venture Agreement, The Telegraph had an option to purchase Express Newspapers' interest in West Ferry Printers. The Telegraph made an offer for the shares in January 2001 which was rejected by Express Newspapers in February 2001. Express Newspapers subsequently commenced arbitration proceedings pursuant to the Joint Venture Agreement to determine the option price.

     In April 2001, Express Newspapers commenced two actions against The Telegraph, a claim for specific performance, seeking an order that The Telegraph buy out Express Newspapers' interest in West Ferry, and a petition under section 459, Companies Act 1985, claiming unfair prejudice (the "s. 459 Petition"). Express Newspapers lost the specific performance proceedings and the s. 459 Petition was struck out. Express Newspapers appealed both decisions in March 2002. Again, the claim for specific performance was rejected by the courts. However, the court determined that the option for The Telegraph to purchase Express Newspapers' interest had expired on January 3, 2001. Leave was given for Express Newspapers to continue with the s. 459 Petition. Subsequent to March 2002, Express Newspapers entered into a consent order with the Telegraph withdrawing the s. 459 Petition and Express Newspapers' directors have been reappointed to the West Ferry Board. International believes that the dispute has been resolved.

     There are a number of libel and legal actions outstanding against International and the Company, however the management of International and the Company believe there are valid defenses to these proceedings or sufficient insurance to protect them from material loss. The management of International and the Company believe that the outcome of any pending claims or proceedings will not have a material adverse effect on either International or the Company taken as a whole.

                                   MANAGEMENT

     The name, age and position held of each of the directors and executive officers of the Company as of June 19, 2003 are set forth below.

NAME AND AGE                                                    POSITION(S) WITH THE COMPANY
------------                                                    ----------------------------
Peter Y. Atkinson, 56................................  Executive Vice President and Director
Barbara Amiel Black, 61..............................  Vice President, Editorial and Director
The Lord Black of Crossharbour, PC(C), OC, KCSG,
  58.................................................  Chairman of the Board, Chief Executive Officer
                                                       and Director
J. A. Boultbee, 59...................................  Executive Vice President and Director
Daniel W. Colson, 54.................................  Vice Chairman and Director, Deputy Chairman,
                                                       Chief Executive Officer and Director of The
                                                       Telegraph
Frederick A. Creasey, 52.............................  Vice President and Chief Financial Officer
Charles G. Cowan, CD, QC, 74.........................  Vice President and Secretary, Director
Claire F. Duckworth, 35..............................  Assistant Controller
Fredrik S. Eaton, OC, OOnt, 64.......................  Director
R. Donald Fullerton, 71..............................  Director
Allan E. Gotlieb, CC, 74.............................  Director
Henry H. Ketcham III, 52.............................  Director
Peter K. Lane, 49....................................  Vice President
F. David Radler, 60..................................  Deputy Chairman, President, Chief Operating
                                                       Officer and Director
Sherrie L. Ross, 34..................................  Assistant Treasurer
Maureen J. Sabia, 61.................................  Director
Tatiana Samila, 39...................................  Treasurer
Peter G. White, 63...................................  Director, Executive Vice-President, The
                                                       Ravelston Corporation Limited

     The principal occupation, business experience and tenure as a director of the Company are set forth below. Unless otherwise indicated, all principal occupations have been held for more than five years.

     Peter Y. Atkinson, Executive Vice President and Director. Mr. Atkinson has served as a Director and as Vice President since February 1996. In 2000 he was appointed Vice President and General Counsel of the Company and in 2002 was appointed Executive Vice President. He also serves as an officer and director of Argus Corporation Ltd. and Hollinger Canadian Newspapers G.P. Inc. He is an Executive Vice President and a Director of International. He is a director of Toronto Hydro Corporation and of Canadian Tire Corporation, Limited and Diamondex Resources Ltd., the latter two corporations being Canadian public reporting companies.

     Barbara Amiel Black (Lady Black), Vice President, Editorial and Director. Barbara Amiel Black has served as Vice President, Editorial since September 1995 and as a director since February 1996 and is the wife of Lord Black. After an extensive career in both on and off-camera television production, she was Editor of The Toronto Sun from 1983 to 1985; columnist of The Times and senior political columnist of The Sunday Times of London from 1986 to 1994; and columnist of The Telegraph from 1994 to present. She has been a columnist of Maclean's magazine since 1977. Barbara Amiel Black also serves as a director of International and the Jerusalem Post. She is the author of two books: "By Persons Unknown" (co-author), which won the Mystery Writers of America Edgar Award for best non-fiction in 1978, and "Confessions", a book of political essays published in 1980, which won the Canadian periodical publishers prize.

     The Lord Black of Crossharbour, PC(C), OC, KCSG, Chairman of the Board of Directors, Chief Executive Officer and Director, International, New York, Chicago; Hollinger Inc., Toronto; Argus Corporation Ltd., Toronto. Lord Black has held these or equivalent or similar positions since 1978. He currently serves as the Chairman and as a director of Telegraph Group Limited, London, U.K., and as a director of the Jerusalem Post and The Spectator (London). Lord Black also serves as a director of Brascan Limited, the Canadian Imperial Bank of Commerce and CanWest Global Communications Corp., all of which are public reporting companies in Canada, and as a director of Sotheby's Holdings, Inc. Lord Black is Chairman of the Advisory Board of The National Interest (Washington) and a member of the International Advisory Board of The Council on Foreign Relations (New York).

     J.A. Boultbee, Executive Vice President and Director. Mr. Boultbee has served as Executive Vice President since June 1996 and as Chief Financial Officer from 1995 to 1999. Mr. Boultbee served as a Vice President of International from 1990 to June 1996 and as a director of International from 1990 to October 25, 1995. Mr. Boultbee has served for the past five years as a director and as the Vice-President, Finance and Treasury and Executive Vice President and Chief Financial Officer of the Company. Mr. Boultbee also serves as a director of Argus, IAMGOLD Corporation and Consolidated Enfield Corporation, all of which are Canadian public reporting companies.

     Daniel W. Colson, Vice Chairman and Director, Deputy Chairman, Chief Executive Officer and Director of The Telegraph. Mr. Colson currently serves as Vice Chairman and as a director of the Company. Mr. Colson has served as a director of International since February 1995 and as Vice Chairman of International since May 1998. He has served as Deputy Chairman of The Telegraph since 1995 and as Chief Executive Officer of The Telegraph since 1994, and was Vice Chairman of The Telegraph from 1992 to 1995. Mr. Colson also currently serves as Chairman and as a director of Hollinger Telegraph New Media Ltd. and as Vice Chairman and director of Hollinger Digital Inc. He also serves as a director of Argus, Molson Inc. and Macyro Group Inc. (Canada), all of which are Canadian public reporting companies. Mr. Colson also served as Deputy Chairman and director of Interactive Investor International plc from 1998 to 2001.

     Frederick A. Creasey, Vice President and Chief Financial Officer. Mr. Creasey has served as Chief Financial Officer since September 2002 and for the past five years as the Controller of the Company. Mr. Creasey has also served as Vice President of International since September 2002 and Group Corporate Controller since June 1996.

     Charles G. Cowan, CD, QC, Vice-President and Secretary, Director. Mr. Cowan has served as a Director since 1981 and as Vice-President and Secretary since 1985. He also serves as a director and officer of Argus Corporation Limited and Ravelston. He was appointed the Secretary of the Company's predecessor corporations in 1961, at which time he was practising law in the corporate/commercial field with the Toronto law firm that was the general counsel to those companies, and he continued with that firm, becoming Managing Partner and Chairman of its Executive Committee, until he joined the Company on a full-time basis in 1985.

     Claire F. Duckworth, Assistant Controller. Ms. Duckworth has served as Assistant Controller since May 2002. Ms. Duckworth has also served as Assistant Treasurer from 1999 to May 2002. Prior to 1999, Ms. Duckworth was a principal with Ernst & Young LLP.

     Fredrik S. Eaton, OC, OOnt, Director. Mr. Eaton initially served as a director from 1979 to 1991 and has subsequently served as a director since 1994. Mr. Eaton is presently Chairman of White Raven Capital Corp., a privately owned investment holding company, and director of Eaton's of Canada Inc. From 1967 until 1999, he held various positions with The T. Eaton Company Limited, including director, Chairman, President and Chief Executive Officer. Mr. Eaton is also a director of Masonite International Corporation.

     R. Donald Fullerton, Director. Mr. Fullerton has served as a director since 1992. Mr. Fullerton joined Canadian Imperial Bank of Commerce in 1953 and was Chairman and Chief Executive Officer from 1985 to 1992. He was Chairman of the Executive Committee of Canadian Imperial Bank of Commerce from 1992 to 1999. Mr. Fullerton is also a director of George Weston Limited and Asia Satellite Telecommunications Co. Ltd.

     Allan E. Gotlieb, CC, Director. Mr. Gotlieb has served as a director since 1989. Mr. Gotlieb has served as Canadian Ambassador to the United States, Chairman of the Canada Council and Undersecretary of State for External Affairs. Mr. Gotlieb is currently Chairman of Sotheby's Canada, the Donner Canadian Foundation and The Ontario Heritage Foundation and a senior advisor to the law firm, Stikeman Elliott LLP and various other corporate and financial institutions. He is also currently a Director of D+H Holdings Corp. and a Trustee of Davis + Henderson Income Fund.

     Henry H. Ketcham III, Director. Mr. Ketcham has served as a director since 1996. Mr. Ketcham is Chairman, President and Chief Executive Officer of West Fraser Timber Co. Ltd. and has held that position since 1996. Mr. Ketcham is also a Director of the Toronto Dominion Bank.

     Peter K. Lane, Vice President. Mr. Lane has served as Vice President since October 2002. Mr. Lane acted as Chief Financial Officer of Southam Publications from 2000 to 2002 and prior to that as Chief Financial Officer of Philip Utilities Management Corporation commencing in 1994. Mr. Lane was a partner with Coopers & Lybrand from 1990 to 1994. Before then he was a partner with Ernst & Young, having joined that firm in 1976.

     F. David Radler, Deputy Chairman, President, Chief Operating Officer and Director. Mr. Radler currently serves as President and Chief Operating Officer and Deputy Chairman of the Company and as a director of The Telegraph. Mr. Radler has also served as President and Chief Operating Officer of International since October 1995, as Deputy Chairman since May 1998 and as a director since 1990. Mr. Radler was Chairman of the Board of Directors of International from 1990 to October 1995. Mr. Radler also serves as a director of Argus, Dominion Malting Limited, West Fraser Timber Co. Ltd. and CanWest Global Communications Corp., all of which are Canadian public reporting companies. Mr. Radler also serves as a director of the Jerusalem Post.

     Sherrie L. Ross, Assistant Treasurer. Ms. Ross has served as Assistant Treasurer since May 2002 having joined the Company in 2001. Prior to that Ms. Ross was an accountant in public practice for three years.

     Maureen J. Sabia, Director. Ms. Sabia has served as a director since 1996. Ms. Sabia has served as the principal of her own consulting practice with specialized business, organizational and strategic related projects in the private sector since 1986. Ms. Sabia was appointed Chairman of Export Development Corporation's Board of Directors in 1991 and is a director of a number of organizations, including Canadian Tire Corporation Limited; O&Y Properties Corporation and O&Y FPT Inc.

     Tatiana Samila, Treasurer. Ms. Samila has served as a Treasurer since May 2002. Ms. Samila has also served as Assistant Controller from 1992 to May 2002.

     Peter White, Director, Executive Vice-President, The Ravelston Corporation Limited. Mr. White initially served as a director from 1979 to 1984 and from 1986 to 1988 and subsequently has served as a director since 1991. Mr. White also serves as an officer and director of Argus Corporation Ltd. Mr. White is a Director of Cinram International, Transat A.T. Inc., Normerica Building Systems Inc., and Proprietary Industries Inc. From 1984 to 1986, and again from 1988 to 1989, Mr. White was respectively Director of Government Appointments and Principal Secretary to the Prime Minister of Canada. On April 10, 1997, Mr. White was named Chevalier de l'Ordre National de la Legion d'Honneur by the President of France.

                           RELATED PARTY TRANSACTIONS

     International and its subsidiaries have entered into services agreements with Ravelston, whereby Ravelston acts as manager of International and its subsidiaries and carries out head office and executive responsibilities. These services agreements were assigned on July 5, 2002 to RMI, a wholly-owned subsidiary of Ravelston. Ravelston and RMI billed International and its subsidiaries $37.3 million in 2002 pursuant to these agreements ($44.9 million in 2001 and $49.9 million in 2000). In addition, certain executives of Ravelston and Moffat Management and Black-Amiel Management, affiliates of Ravelston and RMI, have separate services agreements with certain subsidiaries of International. During 2002, amounts paid directly by subsidiaries of International pursuant to such agreements were $3.0 million ($2.6 million in 2001 and $5.4 million in 2000). The fees under Ravelston's and RMI's services agreement and the fees paid directly to executives and affiliates of Ravelston, have been negotiated and approved by International's independent directors.

     In addition to the amounts referred to in the preceding paragraph, during 2001 and 2000 there were further remuneration paid directly by subsidiaries of, International to certain Ravelston executives of $2.6 million and $6.3 million respectively (2002-nil).

     Similarly, Ravelston carries out head office and executive responsibilities for the Company and its subsidiaries, other than International and its subsidiaries. In 2002 and 2001, no amounts were charged by Ravelston for such services. In 2000, the Company received $10.7 million, net, from Ravelston pursuant to a services agreement which was terminated on December 31, 2000.

     In 2002, expenses are net of $2.4 million received from Ravelston and RMI as a reimbursement of certain head office expenses incurred on behalf of Ravelston and RMI ($2.0 million in 2001). Such expenses were not incurred on behalf of Ravelston in 2000.

     During 2001 and 2000, in connection with the sales of properties, the Company, Ravelston, International, Lord Black and three senior executives entered into non-competition agreements with the purchasers in return for cash consideration paid.

     During the three months ended March 31, 2003, International made a venture capital investment of US$2.5 million in a company in which a director of International has a minority interest.

     On March 10, 2003, prior to the issue of Senior Secured Notes, NB Inc. sold its shares of Class A common stock and Series E redeemable preferred stock of International to RMI. Such shares were in turn sold back to NB Inc. from RMI at the same price with a resulting increase in the tax basis of the shares of International and a taxable gain to RMI.

     All of the services agreements were negotiated in the context of a parent-subsidiary relationship and, therefore, were not the result of arm's length negotiations between independent parties. The terms of the Service Agreements may therefore not be as favorable to International and its subsidiaries as the terms that might be reached through negotiations with non-affiliated third parties.

ASSET SALES

     On July 3, 2002, NP Holdings Company ("NP Holdings"), a subsidiary of International, was sold to RMI for cash consideration of $5,750,000. The net assets of NP Holdings primarily included Canadian tax losses. The tax losses, only a portion of which were previously recognized for accounting purposes, were effectively sold at their carrying value. Due to the inability of NP Holdings to utilize its own tax losses prior to their expiry, as a result of its disposing of its interest in the National Post, it sold these losses to a company which would be able to utilize the losses. The only other potential purchaser for these losses, CanWest, declined the opportunity to acquire the losses. The terms of the sale of the tax losses to RMI were negotiated with and approved by the independent directors of International.

     In two separate transactions in July and November, 2001, International and the Partnership completed the sale of most of their remaining Canadian newspapers to Osprey for total sale proceeds of approximately $255 million plus closing adjustments primarily for working capital. The former Chief Executive Officer of the

Partnership is a minority shareholder and Chief Executive Officer of Osprey. International's independent directors approved the terms of these transactions.

     In connection with the above two sales of Canadian newspaper properties to Osprey and to satisfy a closing condition, International, the Company, and Lord Black and three senior executives entered into non-competition agreements with Osprey pursuant to which each agreed not to compete directly or indirectly in Canada with the Canadian businesses sold to Osprey for a five-year period, subject to certain limited exceptions, for aggregate consideration of $7.9 million. Such consideration was paid to Lord Black and the three senior executives and was approved by International's independent directors.

     On November 16, 2000, International, together with its affiliates, Southam and the Partnership, completed the sale of most of their Canadian newspapers and related assets to CanWest. The aggregate sale price of these properties at fair value was approximately $2.8 billion, plus closing adjustments for working capital at August 31, 2000 and cash flow and interest for the period September 1 to November 16, 2000 which in total at December 31, 2000 approximated an additional $40.7 million.

     In connection with the sale to CanWest, Ravelston entered into a management services agreement with CanWest and National Post pursuant to which it agreed to continue to provide management services to the Canadian businesses sold to CanWest in consideration for an annual fee of $6 million payable by CanWest. CanWest will be obligated to pay Ravelston a termination fee of $45 million in the event that CanWest chooses to terminate the management services agreement or $22.5 million in the event that Ravelston chooses to terminate the agreement. Further, CanWest required as a condition to the transaction that International, Ravelston, the Company, Lord Black and three senior executives enter into non-competition agreements with CanWest pursuant to which each agreed not to compete directly or indirectly in Canada with the Canadian business sold to CanWest for a five-year period, subject to certain limited exceptions, for aggregate consideration of $80 million paid by CanWest in addition to the purchase price referred to above of which $38 million was paid to Ravelston and $42 million was paid to Lord Black and the three senior executives. International's independent directors approved the terms of these payments.

     During 2001, International transferred two publications to Horizon Publications Inc. in exchange for net working capital. Horizon Publications Inc. is managed by former Community Group executives and controlled by certain members of the Board of Directors of International. The terms of theses transactions were approved by the independent directors of International.

     During 2000, International sold most of its remaining U.S. community newspaper properties, for total proceeds of approximately US$215 million. In connection with those sales, to satisfy a closing condition, International, Lord Black and three senior executives entered into non-competition agreements with the purchasers to which each agreed not to compete directly or indirectly in the United States with the United States businesses sold to purchasers for a fixed period, subject to certain limited exceptions, for aggregate consideration paid in 2001 of US$0.6 million. These amounts were in addition to the aggregate consideration paid in respect of these non-competition agreements in 2000 of US$15 million. International's independent directors approved the terms of these payments. Included in these dispositions during 2000 International sold four U.S. community newspapers for an aggregate consideration of US $38.0 million ($56.5 million) to Bradford Publishing Company, a company formed by a former U.S. Community Group executive and in which some of International's directors are shareholders. The terms of this transaction were approved by the independent directors of International.

     International issued to a subsidiary of the Company in connection with the 1995 Reorganization in which International acquired the Company's interest in The Telegraph and Southam, 739,500 shares of Series A preferred stock. The Series A preferred stock was subsequently exchanged for Series D preferred stock. During 1998, 408,551 shares of Series D preferred stock were converted into 2,795,165 shares of Class A common stock. In February 1999, 196,823 shares of Series D preferred stock were redeemed for cash of US$19.4 million. In May 1999, the remaining 134,126 shares of Series D preferred stock were converted into 134,126 shares of Series E preferred stock. In September 2001, 40,920 shares of Series E preferred stock were redeemed for cash of US$3.8 million. The shares of Series E preferred stock are redeemable in whole or in part, at any time and from time to time, subject to restrictions in International's credit facilities, by

International or by a holder of such shares. As described above, the remaining Series E preferred stock was redeemed on March 10, 2003.

     Pursuant to a January 1997 transaction wherein International acquired Canadian publishing assets from the Company, International issued 829,409 shares of Series C preferred stock. The stated value of each share was $108.51. On June 1, 2001, International converted all the Series C preferred stock at the conversion ratio of 8.503 shares of Class A common stock per share of Series C preferred stock into 7,052,464 shares of Class A common stock. On September 5, 2001, International purchased for cancellation, from the Company, the 7,052,464 shares of Class A common stock for a total cost of US$92.2 million or US$13.07 per share which represented 98% of the September 5, 2001 closing price.

     International has reviewed its procedures for ensuring that transactions with affiliates of Publishing (other than its subsidiaries) comply with the covenants under its debt instruments existing prior to the December 2002 refinancing, including the indentures governing outstanding debt securities. Based on this review, International has determined that in one related-party transaction, although International satisfied the requirement to obtain the approval of the independent directors of International's Board of Directors that the transaction was being undertaken on an arm's length basis, International did not obtain a fairness opinion although the transaction exceeded the relevant threshold for delivering such an opinion by US$23 million. In light of the various intercompany transactions and arrangements within the Hollinger group and the related party transactions that have occurred from time to time in the past and may occur in the future, International intends to strengthen its controls for monitoring compliance with those covenants under the 9% Senior Notes and other debt instruments by which International, Publishing and our other subsidiaries are bound that are applicable to such transactions and arrangements.

     Lord Black controls Ravelston and, through Ravelston and its subsidiaries, together with his associates, he exercises control or direction over 78.2% of our outstanding retractable common shares.

RIGHTS OF FIRST REFUSAL

     Ravelston has rights of first refusal in respect of any retractable common shares of the Company that may be issued on exercise of options held to acquire retractable common shares should the holders decide to exercise their options and dispose of the retractable common shares.

PRINCIPAL AGREEMENTS WITH INTERNATIONAL

     Services Agreements. Two Services Agreements govern the provision of certain advisory, consultative, procurement and administrative services to International and its subsidiaries by RMI. Services provided include, among other things, strategic advice and planning and financial services (including advice and assistance with respect to acquisitions) and assistance in operational matters. The Services Agreements will be in effect until terminated by either party under certain specified circumstances. The Services Agreement may be terminated by either party by giving 180 days notice. Payments by International and its subsidiaries made pursuant to the Services Agreements are subject to the review and approval of the Audit Committee of the Board of Directors of International.

     Business Opportunities Agreement. The Business Opportunities Agreement provides that International will be the Company's principal vehicle for engaging in and effecting acquisitions in newspaper businesses and in related media businesses in the United States, Israel and, through The Telegraph, the European Community, Australia and New Zealand (the "Telegraph Territory"). The Company has reserved to itself the ability to pursue newspaper and all media acquisition opportunities outside the United States, Israel and the Telegraph Territory, and media acquisition opportunities unrelated to the newspaper business in the United States, Israel and the Telegraph Territory. The Business Opportunities Agreement does not restrict newspaper companies in which the Company has a minority investment from acquiring newspaper or media businesses in the United States, Israel or the Telegraph Territory, nor does it restrict subsidiaries of the Company from acquiring up to 20% interests in publicly held newspaper businesses in the United States. The Business Opportunities Agreement will be in effect for so long as the Company holds at least 50% of the voting power of International, subject to termination by either party under specified circumstances. The Company assigned its rights and obligations under the Business Opportunities Agreement to a wholly-owned subsidiary on September 22, 1997 with the consent of International.

     Co-operation Agreement. In connection with the listing of The Telegraph's shares on the London Stock Exchange in July 1992, the Company and The Telegraph entered into the Co-operation Agreement which sets forth the basis upon which the Company and The Telegraph will divide their respective newspaper and other media interests world-wide. Under this agreement, The Telegraph and the Company have agreed not to engage in, or hold a significant interest in an enterprise engaging in, the newspaper, magazine, radio or television business where the other has existing operations, except in specified circumstances. For purposes of this agreement, The Telegraph's areas of operation are the United Kingdom, the rest of the European Union, Australia and New Zealand; the Company's areas of operation are the United States, Canada, the Caribbean and Israel. International, which assumed the Company's position under the Co-operation Agreement in 1995, has agreed not to violate the Co-operation Agreement.

RELATED PARTY INDEBTEDNESS

     The Company and its subsidiaries have amounts due to related parties of $79.7 million and $45.9 million as at December 31, 2002 and 2001 respectively. Included in these amounts are unsecured demand loans and advances, including accrued interest owing to Ravelston of $52.2 million and $32.2 million as at December 31, 2002 and 2001, respectively, which were borrowed to partially fund the Company's operating costs, including interest and preference share dividend obligations. The loans bear interest at the bankers' acceptance rate plus 3.75% per annum or 6.68% at December 31, 2002. In addition, International owes $5.0 million and $13.7 million at December 31, 2002 and 2001, respectively, to Ravelston or RMI in connection with fees payable pursuant to the services agreements as noted below. The amounts due to related parties at December 31, 2002 also includes $22.5 million owing to RMI in connection with the assumption by RMI, as a result of its purchase of NP Holdings (as noted below), of a liability of $22.5 million owing to CanWest. As at December 31, 2002, this amount is due on demand and is non-interest bearing.

     On July 11, 2000, International loaned US$36.8 million to a subsidiary of the Company in connection with the cash purchase by the Company of HCPH Co. Special shares. The loan is payable on demand and to December 31, 2001, interest was payable at the rate of 13% per annum at which time, with the approval of the independent directors, it was changed to LIBOR plus 3% per annum. This loan, together with accrued interest, totaled US$45.8 million at December 31, 2002. On March 10, 2003, prior to the closing of the offering of the Notes, International repurchased for cancellation, from NB Inc., 2,000,000 shares of Class A common stock at US$8.25 per share for total proceeds of $24.2 million (US $16.5 million) and redeemed, from NB Inc., pursuant to a redemption request, all of the 93,206 outstanding shares of Series E redeemable convertible preferred stock of International at the fixed redemption price of $146.63 per share for a total proceeds of $13.6 million (US$9.3 million). The proceeds from the repurchase and redemption were used to repay US$25.4 million of the loan resulting in the net outstanding debt due to International of approximately $29.9 million (US$20.4 million) as of March 10, 2003. The remaining debt bears interest at 14.25% or, if paid in additional notes, 16.5% and is subordinated to the Company's Senior Secured Notes (so long as the Senior Secured Notes are outstanding), guaranteed by Ravelston and secured by certain assets of Ravelston. Following a review by a special committee of the Board of Directors of International, comprised entirely of independent directors, of all aspects of the transaction relating to the changes in the debt arrangements with NB Inc. and the subordination of this remaining debt, the special committee approved the new debt arrangements, including the subordination.

     Effective April 30, 2003, US$15.7 million principal amount of subordinated debt owing to International by NB Inc. was transferred by International to HCPH Co., and subsequently transferred to RMI by HCPH Co. in satisfaction of a non-interest bearing demand loan due from HCPH Co. to RMI. After the transfer, NB Inc.'s debt to International is approximately US$4.7 million and NB Inc.'s debt to RMI is approximately US$15.7 million. The debts owing by NB Inc. to RMI and by NB Inc. to International each bears interest at the rate of 14.25% if interest is paid in cash and 16.50% if it is paid in kind except that RMI has waived its right to receive interest until further notice. The debts are subordinated to the Senior Secured Notes for so long as the Senior Secured Notes are outstanding, and that portion of the debt due by NB Inc. to

International is guaranteed by Ravelston and the Company. International entered into a subordination agreement with the Company and NB Inc. pursuant to which International has subordinated all payments of principal, interest and fees on the debt owed to it by NB Inc. to the payment in full of principal, interest and fees on the Senior Secured Notes, provided that payments with respect to principal and interest can be made to International to the extent permitted in the indenture governing the Senior Secured Notes. RMI has agreed to be bound by these subordination arrangements with respect to the debt owed from NB Inc. to RMI.

     In response to the 1998 issuer bid, all options held by executives were exercised. As at December 31, 2002, included in accounts receivable is $5.8 million (2001-$5.8 million) due from executives, which bears interest at the prime rate plus 1/2%. The receivables are fully secured by a pledge of the shares held by the executives.

     In 1999, executive-controlled companies invested in the Partnership. As at December 31, 2002, included in accounts receivable is $0.4 million (2001-$0.4 million) due from these companies, which bears interest at the prime rate plus 1/2%. The receivables are partially secured by a pledge of the units held in the Partnership.

     Included in Other Assets at December 31, 2002 is $6.5 million (US$4.1 million) owing to International from Bradford Publishing Company ("Bradford"), a company in which certain of the Company's and International's directors are significant shareholders. Such amount represents the present value of the remaining amounts owing under a non-interest bearing note receivable granted to International in connection with a non-competition agreement entered into on the sale of certain operations to Bradford during 2000. The note receivable is unsecured, due over the period to 2010 and is subordinated to Bradford's lenders.

     Included in Other Assets at December 31, 2002 is $7.7 million (US$4.9 million) owed by Horizon Publications Inc. ("Horizon"), a company controlled by certain members of the Board of Directors of Hollinger International and the Company. Such amount represents the unpaid purchase price payable to International in connection with the sale of certain operations to Horizon during 1999. The amount receivable is unsecured, bears interest at the lower of LIBOR plus 2% and 8% per annum and is due in 2007.

     During 2002, the Company paid to Horizon a management fee in the amount of $0.3 million in connection with certain administrative services provided by Horizon. The fee was approved by International's independent directors.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     We issued an aggregate principal amount of US$120 million of our 11 7/8% senior notes due 2011 in private placements on March 10, 2003. The old notes were issued, and the new notes will be issued, under an indenture, dated as of March 10, 2003, among us, RMI, NB Inc. and Wachovia Trust Company, National Association, as trustee (the "Indenture"). In connection with the issuance and sale of the old notes, we signed a registration rights agreement in which we agreed to exchange all the issued and outstanding old notes for a like principal amount of our new notes to be issued in a registered offering. The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

     Subject to the terms and conditions set forth in this prospectus and in the letter of transmittal, we are offering to exchange up to US$120 million in aggregate principal amount of our 11 7/8% senior notes due 2011 for an equal amount of our outstanding 11 7/8% senior notes due 2011.

     This prospectus and the enclosed letter of transmittal constitute an offer to exchange new notes for all of the issued and outstanding old notes. This exchange offer is being extended to all holders of the old notes. As of the date of this prospectus, US$120 million aggregate principal amount of old notes due 2011 are outstanding. This prospectus and the enclosed letter of transmittal are
first being sent on or about        , 2003, to all holders of old notes known to
us.

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     Subject to the conditions listed below, we will accept for exchange all old notes which are properly tendered on or prior to the expiration of the exchange offer and not withdrawn as permitted below. The exchange offer will expire at
5:00 p.m., New York City time, on        , 2003. However, if we, in our sole
discretion, extend the period of time during which the exchange offer is open, the exchange offer will expire at the latest time and date to which we extend the exchange offer. Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions listed below under the caption "-- Conditions to the Exchange Offer."

     We expressly reserve the right, at any time and from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any old notes. If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below. During any extension of the exchange offer, all old notes previously tendered and not withdrawn will remain subject to the exchange offer and may be accepted for exchange by us. We will return to the registered holder, at our expense, any old notes not accepted for exchange as promptly as practicable after the expiration or termination of the exchange offer. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange if any of the events described below under the caption "-- Conditions to the Exchange Offer" should occur. We will give you oral or written notice of any amendment, termination or non-acceptance as promptly as practicable.

     Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to those old note holders who did not exchange their old notes for new notes. The terms of these additional exchange offers may differ from those applicable to this exchange offer. We may use this prospectus, as amended or supplemented from time to time, in connection with any additional exchange offers. These additional exchange offers, if made, would take place from time to time until all outstanding old notes have been exchanged for new notes, subject to the terms and conditions contained in the prospectus and letter of transmittal we will distribute in connection with the additional exchange offers.

     Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes during that 180-day period following the effectiveness of this registration statement (excluding any period during which any stop order shall be in effect suspending the effectiveness of this prospectus or during which we have suspended the use of this registration statement). You should see the discussion under the caption "Plan of Distribution" for more information.

PROCEDURES FOR TENDERING OLD NOTES

     Old notes tendered in the exchange offer must be in denominations of US$1,000 principal amount and any integral multiple of US$1,000.

     When you tender your old notes, and we accept the old notes, this will constitute a binding agreement between you and us subject to the terms and conditions set forth in this prospectus and the enclosed letter of transmittal. Unless you comply with the procedures described below under the caption
"-- Guaranteed Delivery Procedures," you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

     - tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to Wachovia Bank, National Association, as exchange agent, at the address listed below under the caption "-- Exchange Agent"; or

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     -  tender your old notes by using the book-entry procedures described below under the caption "-- Book-Entry Transfer" and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to Wachovia Bank, National Association, as exchange agent, at the address listed below under the caption "-- Exchange Agent."

     In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, the exchange agent must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at The Depository Trust Company prior to the expiration of the exchange offer. The term "agent's message" means a message, transmitted by The Depository Trust Company and received by the exchange agent and forming a part of the book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from you that you have received and have agreed to be bound by the letter of transmittal. If you use this procedure, we may enforce the letter of transmittal against you.

     THE METHOD OF DELIVERY OF CERTIFICATES FOR OLD NOTES, LETTERS OF TRANSMITTAL, AGENT'S MESSAGES AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION. IF YOU DELIVER YOUR OLD NOTES BY MAIL, WE RECOMMEND REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. DO NOT SEND CERTIFICATES FOR OLD NOTES, LETTERS OF TRANSMITTAL OR AGENT'S MESSAGES TO US.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless you are either a registered old note holder and have not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or you are exchanging old notes for the account of an eligible guarantor institution. An eligible guarantor institution means:

     -  Banks (as defined in Section 3(a) of the Federal Deposit Insurance Act);

     - Brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers (as defined in the Exchange Act);

     -  Credit unions (as defined in Section 19B(1)(A) of the Federal Reserve
        Act);

     - National securities exchanges, registered securities associations and clearing agencies (as these terms are defined in the Exchange Act); and

     - Savings associations (as defined in Section 3(b) of the Federal Deposit Insurance Act).

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible guarantor institution. If you plan to sign the letter of transmittal but you are not the registered holder of the old notes -- which term, for this purpose, includes any participant in The Depository Trust Company's system whose name appears on a security position listing as the owner of the old notes -- you must have the old notes signed by the registered holder of the old notes and that signature must be guaranteed by an eligible guarantor institution. You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an eligible guarantor institution, but that instrument must be in a form satisfactory to us, in our sole discretion. In addition, if a person or persons other than the registered holder or holders of old notes signs the letter of transmittal, certificates for the old notes must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered holder or holders that appear on the certificates for old notes.

     All questions as to the validity, form, eligibility -- including time of receipt -- and acceptance of old notes tendered for exchange will be determined by us, in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of old notes improperly tendered or not accept any old notes, the acceptance of which might be unlawful as determined by us or our counsel. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any old notes either before or after the expiration of the exchange offer -- including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration of the exchange offer -- including the terms and conditions of the letter of transmittal and the accompanying instructions -- will be final and binding. Unless waived, any defects or irregularities in connection with tenders
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of old notes for exchange must be cured within a reasonable period of time, as determined by us. Neither we, Wachovia Bank, National Association, as exchange agent, nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will we have any liability for failure to give this notification.

     If you are a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the letter of transmittal or any certificates for old notes or bond powers, you must indicate your status when signing. If you are acting in any of these capacities, you must submit proper evidence satisfactory to us of your authority to so act unless we waive this requirement.

     By tendering your old notes, you represent to us:

     - that you are not an "affiliate" of ours within the meaning of the Securities Act;

     - that you are not a broker-dealer receiving the new notes for your own account; and

     - you are acquiring the new notes in the ordinary course of your business, you are not participating in the distribution of the new notes and have no arrangements or understandings with any person to make a distribution of the new notes.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration of the exchange offer, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice of acceptance to Wachovia Bank, National Association, as exchange agent, with written confirmation of any oral notice to be given promptly after any oral notice.

     For each outstanding note accepted for exchange in the exchange offer, the holder of the old note will receive a new note having a principal amount at maturity equal to that of the surrendered old note. Interest on the new note will accrue:

     - from the later of (a) the last date to which interest was paid on the old note surrendered in exchange for the new note and (b) if the old note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of the exchange and as to which interest will be paid, the date to which interest will be paid on such interest payment date; or

     - if no interest has been paid on the old note, from and including March 10, 2003.

     Payments of interest, if any, on old notes that were exchanged for new notes will be made on each September 1st and March 1st during which the Notes are outstanding to the person who, at the close of business on the August 15th and February 15th next preceding the interest payment date, is the registered holder of the old notes if the record date occurs prior to the exchange, or is the registered holder of the new notes if the record date occurs on or after the date of the exchange, even if the old notes are cancelled after the record date and on or before the interest payment date.

     In addition, if

     - this registration statement is not filed on or prior to June 30, 2003, is not declared effective on or prior to November 5, 2003 or the exchange offer is not completed by the 30th day from the date this registration statement is so declared effective,

     - we are obligated to file a shelf registration statement and we fail to do so on or prior to the 30th day after the obligation arises or the shelf registration statement is not declared effective on or prior to the 90th day after the obligation arises, or

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     -  either the registration statement or the shelf registration statement is declared effective but then ceases to be effective or usable, we agree to pay liquidated damages of 0.5% per annum per US$1,000 in principal amount of Notes for each 90 day period until all defaults have been cured, up to a maximum of 1.0% per annum per US$1,000 in principal amount of Notes.

     In all cases, the issuance of new notes in exchange for old notes will be made only after Wachovia Bank, National Association, as exchange agent, timely receives either certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation of transfer of the old notes into the exchange agent's account at The Depository Trust Company, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal. If for any reason we do not accept any tendered old notes or if old notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged old notes without expense to the registered tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company by using the book-entry procedures described below, the unaccepted or non-exchanged old notes will be credited to an account maintained with The Depository Trust Company. Any old notes to be returned to the holder will be returned as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

     Within two business days after the date of this prospectus, Wachovia Bank, National Association, as exchange agent, will establish an account at The Depository Trust Company for the old notes tendered in the exchange offer. Once established, any financial institution that is a participant in The Depository Trust Company's systems may make book-entry delivery of old notes by causing The Depository Trust Company to transfer the old notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. Although delivery of the old notes may be effected through book-entry transfer at The Depository Trust Company, the letter of transmittal or facsimile of the letter of transmittal, with any required signature guarantees, or an agent's message instead of a letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration of the exchange offer at one of the addresses listed below under the caption "-- Exchange Agent." In addition, the exchange agent must receive book-entry confirmation of transfer of the old notes into the exchange agent's account at The Depository Trust Company prior to the expiration of the exchange offer. If you cannot comply with these procedures, you may be able to use the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If you are a registered holder of the old notes and wish to tender your old notes, but

     -  the certificates for the old notes are not immediately available,

     - time will not permit your certificates for the old notes or other required documents to reach Wachovia Bank, National Association, as exchange agent, before the expiration of the exchange offer, or

     - the procedure for book-entry transfer cannot be completed before the expiration of the exchange offer,

then you may effect a tender of your old notes if:

     -  the tender is made through an eligible guarantor institution;

     - prior to the expiration of the exchange offer, the exchange agent receives from an eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, setting forth your name and address, and the amount of old notes you are tendering and stating that the tender is being made by notice of guaranteed delivery. These documents may be sent by overnight courier, registered or certified mail or facsimile transmission. If

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        you elect to use this procedure, you must also guarantee that within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation of transfer of the old notes into the exchange agent's account at The Depository Trust Company, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

     - the exchange agent receives the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation of transfer of the old notes into the exchange agent's account at The Depository Trust Company, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, in each case, within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

     For a withdrawal to be effective, a written notice of withdrawal must be received by Wachovia Bank, National Association, as exchange agent, prior to the expiration of the exchange offer at one of the addresses listed below under the caption "-- Exchange Agent." Any notice of withdrawal must specify the name of the person who tendered the old notes to be withdrawn, identify the old notes to be withdrawn, including the principal amount of the old notes, and, where certificates for old notes have been transmitted, specify the name in which the old notes are registered, if different from that of the withdrawing holder. If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution. If old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn old notes and otherwise comply with the procedures of the book-entry transfer facility. All questions as to the validity, form and eligibility -- including time of receipt -- of these notices will be determined by us. Our determination will be final and binding. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the registered holder without cost to that holder as soon as practicable after withdrawal, non-acceptance of tender or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company by using the book-entry transfer procedures described above, any withdrawn or unaccepted old notes will be credited to the tendering holder's account at The Depository Trust Company. Properly withdrawn old notes may be retendered at any time on or prior to the expiration of the exchange offer by following one of the procedures described above under "-- Procedures for Tendering Old Notes."

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we will not be required to accept any old notes for exchange or to issue any Notes in exchange for old notes, and we may terminate or amend the exchange

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offer if, at any time before the acceptance of the old notes for exchange or the exchange of Notes for old notes, any of the following events occurs:

     - the exchange offer is determined to violate any applicable law or any applicable interpretation of the staff of the SEC;

     - an action or proceeding is pending or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

     - any material adverse development occurs in any existing legal action or proceeding involving us;

     - we do not receive any governmental approval we deem necessary for the completion of the exchange offer; or

     - any of the conditions precedent to our obligations under the Registration Rights Agreement are not fulfilled.

     These conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to any condition. We may also waive any condition in whole or in part at any time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not constitute a waiver of that right and each right is an ongoing right that we may assert at any time.

     In addition, we will not accept any old notes for exchange or issue any new notes in exchange for old notes, if at the time a stop order is threatened or in effect which relates to:

     -  the registration statement of which this prospectus forms a part; or

     - the qualification under the Trust Indenture Act of 1939 of the indenture under which the old notes were issued and the new notes will be issued.

EXCHANGE AGENT

     We have appointed Wachovia Bank, National Association as the exchange agent for the exchange offer. All completed letters of transmittal and agent's messages should be directed to the exchange agent at the address listed below. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, agent's messages and requests for notices of guaranteed delivery should be directed to the exchange agent at the following address:

                             Attention: Marsha Rice
                           CORPORATE TRUST OPERATIONS
                          1525 West W. T. Harris Blvd.
                              Charlotte, NC 28288

DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE.

FEES AND EXPENSES

     The principal solicitation is being made by mail by Wachovia Bank, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

     Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

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ACCOUNTING TREATMENT

     We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in respect of the Exchange Offer.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

     If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act.

     Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

     -  you are an "affiliate" of ours within the meaning of the Securities Act;

     -  you are a broker-dealer receiving the new notes for your own account; or

     - you are participating in the distribution of the new notes or have any arrangements or understandings with any person to make a distribution of the new notes.

     We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no-action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the Notes. In addition, to comply with state securities laws, you may not offer or sell the Notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the Notes to "qualified institutional buyers" -- as defined in Rule 144A of the Securities Act -- is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the Notes in any state where an exemption from registration or qualification is required and not available.

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INDEMNIFICATION FOR SECURITIES ACT LIABILITY

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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            DESCRIPTION OF THE COLLATERAL AND THE INTERCREDITOR AND
                              SUPPORT ARRANGEMENTS

GENERAL

     Capitalized terms set forth in this section but not otherwise defined herein shall have the meanings ascribed to them in the section entitled "Description of Notes -- Certain Definitions."

     The following description of the Senior Notes Collateral, intercreditor and support arrangements is subject to and qualified in its entirety by reference to the actual provisions of the Security Agreement, form of Intercreditor Agreement and Support Agreement. We urge you to read those agreements and the Indenture governing the Notes because they, and not this description, define your rights as a holder of Notes. Copies of the Security Agreement, the Indenture, the form of Intercreditor Agreement and the Support Agreement are available upon request to the Company at the address indicated under "Available Information."

THE SENIOR NOTES COLLATERAL

PLEDGED SHARE COLLATERAL AND RIGHTS UNDER PLEDGED AGREEMENTS

     The Notes and the NB Inc. Guarantee will be secured by a first priority lien on all of the shares of Class B common stock of International (the "Class B Shares") and by such number of the shares of Class A common stock of International (the "Designated Class A Shares") held directly and indirectly by the Company (collectively, the "Pledged Share Collateral") as shall, together with the pledged Class B Shares, have an aggregate Current Market Price as of the date of this prospectus of at least 200 percent of the aggregate principal amount of the Notes offered hereby. In addition, the Notes will be secured by a first priority lien in the Company's rights under the Support Agreement and RMI's rights under the Services Agreements (each as described below). On March 10, 2003, the Company, its indirect wholly owned subsidiary, NB Inc., and RMI entered into a Security Agreement with Wachovia Trust Company, National Association, as Trustee and Collateral Agent, under which the first priority lien in the Pledged Share Collateral and the Pledged Agreements (as defined below) and any profits, proceeds and other property received with respect to the Pledged Share Collateral and the Pledged Agreements were created.

     The Indenture and the Security Agreement will allow each of the Company and NB Inc. to substitute, for any Designated Class A Shares initially included in the Pledge Share Collateral, other shares of Class A Common Stock of International not previously pledged to the Collateral Agent. See "-- Releases of Collateral" below. Under the Security Agreement, the Company will agree that, if requested by the Trustee or the Noteholders, the Company will cause International to register the Class A common stock, and any Class A common stock issued upon the conversion of the Class B common stock, pursuant to a shelf registration statement (to enable resales of the shares in the event of foreclosure).

PLEDGED AGREEMENTS

     The RMI Guarantee will be secured by a first priority lien in RMI's rights under the International Services Agreement and HCPH Services Agreement (collectively, the "Services Agreements"). The Services Agreements, together with the Support Agreement, are collectively referred to as the "Pledged Agreements"; the Pledged Agreements, together with the Pledged Share Collateral, are referred to as the "Senior Notes Collateral." On March 10, 2003, RMI entered into the Security Agreement described above under which a first priority lien in the Services Agreements and any profits, proceeds and other property received with respect to the Services Agreements were created. Each of International, HCPH and RCL has advised RMI that it has consented to RMI's assignment of its rights under the respective Services Agreement to the Collateral Agent. See the section entitled "Relationship among the Company, International, Ravelston, RMI and NB Inc. -- Services Agreements" for descriptions of the International Services Agreement and the HCPH Services Agreement. In the event that the Company becomes the successor-in-interest or assignee of RMI's rights under the Services Agreements, the Company shall take such actions as may be necessary to ensure that the Collateral Agent continues to have a perfected first priority security interest in the Services Agreements.

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

     The first priority liens on the Senior Notes Collateral will run in favor of the Collateral Agent for the benefit of the holders of the Notes. So long as no Event of Default has occurred and is continuing under the Indenture governing the Notes, the Company will be entitled to vote, and receive and retain cash dividends and other distributions on any of, the shares comprising the Pledged Share Collateral. Similarly, so long as no Event of Default has occurred and is continuing, RMI will be entitled to receive the management fees and other amounts paid from time to time by International and HCPH under the Services Agreements. If an Event of Default under the Indenture has occurred and is continuing, the Collateral Agent shall be entitled to realize upon and sell or otherwise dispose of all or any part of the Senior Notes Collateral and will apply the proceeds of any sale or disposition, first to the payment of costs and expenses of sale, second to amounts due to the Collateral Agent, third to the payment in full of all amounts due and unpaid on the Notes and, finally, any surplus to the Company or the applicable pledgor or to whomever may be lawfully entitled to receive such surplus. In addition, provision shall be made such that if an Event of Default has occurred and is continuing and upon the giving of a notice of Default by the Trustee, 70% of any amounts payable to RMI under the Services Agreements shall thereafter be paid directly to the Collateral Agent for the benefit of holders of the Notes, for so long as such Event of Default shall continue. Furthermore, under those circumstances and upon the Trustee giving notice to RMI and the Company, 100% of any amounts payable to the Company under the Support Agreement shall be paid directly to the Collateral Agent for the benefit of holders of the Notes for so long as such Event of Default shall continue. Any amounts received by RMI shall be deemed held in trust for and promptly turned over to the Collateral Agent.

     The Notes and the Guarantees are not secured by any lien on, or any other security interest in, any other properties or assets of the Company, RMI or NB Inc.. The security interest in the Senior Notes Collateral in favor of the Collateral Agent will not alter the structural subordination of the Notes to the indebtedness and other liabilities of International and its subsidiaries, including the indebtedness of Publishing under its 9% senior notes due 2010 and of Publishing and its subsidiaries under the Senior Credit Facility. As of March 31, 2003, the total consolidated indebtedness of Publishing and its subsidiaries was $915.0 million, including $387.8 million outstanding under the Senior Credit Facility and $440.9 million principal amount of the Publishing Notes).

     The Collateral Agent's ability to foreclose and realize upon the Senior Notes Collateral upon an Event of Default will be subject to the terms of the Intercreditor Agreement and limitations under Canadian bankruptcy laws. See "Risk Factors -- The right to foreclose and realize upon the senior notes collateral upon an event of default would be subject to limitations under Canadian bankruptcy laws."

     The Senior Notes Collateral may only be sold or disposed of by the Company or any of the Guarantors and the security interest therein may only be released in compliance with the provisions of the Indenture and the Security Agreement, as described below under "-- Releases of Collateral."

EXERCISE OF REMEDIES; INTERCREDITOR AGREEMENT

     The Indenture permits the Company and NBI Inc. to establish a Credit Facility for up to Cdn. $15 million in principal amount of indebtedness (the "Bank Indebtedness"), which may be secured by a first priority lien in the assets, properties and rights of the Company or NBI Inc. other than the Senior Notes Collateral (the "Bank Collateral"). Although the Company will not have the Credit Facility in place at the closing of the offering, it intends to negotiate and enter into such facility shortly after the closing in order to provide for its working capital and other liquidity needs.

     The Company's and NB Inc.'s ability under the Indenture to enter into the Credit Facility is conditional upon the lender (or Agent and lenders, as applicable) under the Credit Facility entering into an Intercreditor Agreement substantially in the form attached to the Indenture. Under the Intercreditor Agreement, the lender (or Agent and lenders) under the Credit Facility shall agree that, upon an event of default under the Credit Facility, before accelerating or demanding payment of any of the Bank Indebtedness or commencing proceedings to enforce their rights in any of the Bank Collateral, such lenders shall provide written notice of the default to the Trustee and shall thereafter refrain from taking any such enforcement action until the expiration of a 30-day standstill period or, if earlier, the Trustee or the Collateral Agent takes any enforcement

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

action on the Notes or in respect of the Senior Notes Collateral or any proceeding by or against the Company or NBI is commenced under Bankruptcy Law. Further, the lender (or Agent and lenders) under the Credit Facility shall agree that the Collateral Agent and Trustee under the Indenture and holders of Notes shall, upon any Event of Default under the Indenture, be entitled to exercise any of their rights under the Indenture in respect of that Event of Default, including acceleration, foreclosure, commencement of insolvency proceedings against the debtor and other remedies of secured lenders, with notice to the lender (or Agent and lenders) under the Credit Facility. Also, the lender (or Agent and lenders) under the Credit Facility, on behalf of the secured parties thereunder, on the one hand, and the Collateral Agent and Trustee under the Indenture, on behalf of themselves and each of the holders of the Notes, on the other, shall agree not to contest the privity, validity or enforceability of the first lien held by the other on the collateral covered thereby, or assert or claim the benefit of any marshalling, valuation, appraisal or similar rights that may be available to such party.

     In addition, the Intercreditor Agreement contains the following acknowledgments by the Collateral Agent and the lender (or Agent and lenders) under the Credit Facility:

     - the lender (or Agent and lenders) acknowledge that any security interests they may have in any of the assets of the Company or the Note Guarantors shall be limited to the Bank Collateral and shall not apply to any security interests of the Collateral Agent in the Senior Notes Collateral, and that they shall have no right to take any action with respect to the Senior Notes Collateral or to take possession of any of the Senior Notes Collateral; and

     - the Collateral Agent acknowledges that any security interests it may have in any of the assets of the Company or the Note Guarantors shall be limited to the Senior Notes Collateral and shall not apply to any security interests of the lenders in the Bank Collateral, and that it shall have no right to take any action with respect to the Bank Collateral or to take possession of any of the Bank Collateral.

     While the lender (or Agent and lenders) under the Credit Facility and the Collateral Agent acting on behalf of holders of Notes will be secured by different collateral, by virtue of the lesser exposure that the lender (or Agent and lenders) under that facility would have to the Company as compared to the principal amount of indebtedness represented by the Notes, it is likely that the interests of such lender (or Agent and lenders) will be different, and potentially even in conflict with, those of holders of the Notes.

RELEASES OF COLLATERAL

     The first priority lien on the Senior Notes Collateral shall be released in the following situations with respect to the Senior Notes Collateral discussed below:

     - upon the repayment in full in cash of all principal, premium, if any, and interest under the Indenture and the Notes at the Stated Maturity, all of the Senior Notes Collateral shall be released;

     - with respect to any of the Pledged Share Collateral, in the event of a redemption or repurchase in part of the Notes that is permitted or required by the Indenture, such number of Designated Class A Shares and/or Class B Shares shall be released from the security interest in favor of the Collateral Agent upon the Company's request in writing to the Collateral Agent and the Trustee, together with any officer's certificate and opinion of counsel required under the Indenture, as bears the same proportion to the total number of Designated Class A Shares and Class B Shares comprising the Pledged Share Collateral as of the Closing Date as the proportion of the principal amount of Notes redeemed or repurchased to the original principal amount of Notes issued on the Closing Date, provided that the total number of Designated Class A Shares and Class B Shares comprising the Pledged Share Collateral after any portion thereof is released from the lien under the Indenture and the Security Agreement shall have an aggregate Current Market Price on the date of such release that is not less than 2 times the principal amount of Notes remaining outstanding after giving effect to such redemption or repurchase;

     - with respect to any of the shares of Class A Common Stock included in the Designated Class A Shares pledged by either of the Company or NB Inc. as part of the Pledged Share Collateral, such
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

        number of shares of Class A Common Stock out of the Designated Class A Shares so pledged shall be released from the security interest in favor of the Collateral Agent as the Company or NBI may request in writing to the Collateral Agent and the Trustee, together with any officers' certificate required under the Indenture, provided that concurrent with the release of such shares, either the Company or NBI deposits with the Collateral Agent, free and clear of any Liens whatsoever, a number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock released pursuant to this provision, in substitution of the shares of Class A Common Stock so released, such that after giving effect to this substitution, the total number of Designated Class A Shares included within the Pledged Share Collateral immediately prior to such release shall be the same as the number of Designated Class A Shares immediately after such release, provided further that the Company delivers to the Trustee and the Collateral Agent (a) an officers' certificate confirming that the shares of Class A Common Stock of International delivered to the Collateral Agent in substitution of the shares of Class A Common Stock requested to be released are free and clear of any Liens whatsoever, and (b) an opinion of counsel that (i) the Collateral Agent has a valid, perfected security interest in the substitute shares of Class A Common Stock, and (ii) either (x) such action has been taken as is necessary to maintain the continuing validity of the security interest in favor of the Collateral Agent in the Designated Class A Shares not so substituted or (y) no such action is necessary to maintain such security interest;

     - upon a redemption of all of the Notes effected by the Company as described in "Description of Notes -- Optional Redemption" or "-- Special Tax Redemption," or legal defeasance effected by the Company as described in "Description of Notes -- Defeasance or Covenant Defeasance" or upon a satisfaction and discharge effected by the Company as described in "Description of Notes -- Satisfaction and Discharge," all of the Senior Notes Collateral shall be released;

     - upon the deposit by the Company in a cash collateral account with the Collateral Agent, as security for the Company's payment obligations with respect to that portion of the outstanding principal amount of the Notes (the "Cash Collateralized Notes") specified in a notice to the Trustee, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts (the "Cash Collateralized Note Amount") as will be sufficient, in the opinion of a recognized firm of independent public accountants nationally recognized in the United States or in Canada, to pay and discharge the principal of, premium, if any, and interest on the Cash Collateralized Notes on the Stated Maturity, such number of Designated Class A Shares and/or Class B Shares as the Company may request in writing to the Trustee and the Collateral Agent, together with any officers' certificate and opinion of counsel required under the Indenture, shall be released from the lien under the Indenture and the Security Agreement in favor of the Collateral Agent as bears the same proportion to the total number of Designated Class A Shares and Class B Shares comprising the Pledged Share Collateral as of the Closing Date as the proportion of the aggregate principal amount of the Cash Collateralized Notes to the original principal amount of Notes issued on the Closing Date, provided that the total number of Designated Class A Shares and Class B Shares comprising the Pledged Share Collateral after any portion thereof is released pursuant to this provision shall have an aggregate Current Market Price on the date of such release that is not less than 2 times the aggregate principal amount of Notes outstanding (excluding the Cash Collateralized Notes); or

     - upon consent of holders of 90 percent in principal amount of the Notes, any or all of the Senior Notes Collateral may be released from the liens under the Indenture and the Security Agreement.

AMENDMENT TO SECURITY AGREEMENT

     Neither the Company nor any Note Guarantor shall amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Agreement in any way that would be adverse to the holders of Notes in any material respect except in the following circumstances:

     - to effectuate a release of Senior Notes Collateral permitted under "-- Releases of Collateral" above; or

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

     - with the written consent of holders of at least 90 percent of the principal amount of the Notes outstanding or without the consent of any holder of the Notes in accordance with the second to last paragraph under "Description of Notes -- Modifications and Amendments."

SUPPORT AGREEMENT

     On the Closing Date, RMI and the Company will enter into a Support Agreement pursuant to which RMI will agree that in each fiscal year, it will contribute to the Company an amount (the "Annual Support Amount") equal to (i) the greater of (A) the Negative Net Cash Flow of the Company for that fiscal year and (B) the Floor Amount, less (ii) any RCL Repayment Amount made during that fiscal year. The Annual Support Amount shall be contributed by RMI to the Company as either (i) subscription for Qualified Capital Stock, (ii) contributions to capital in respect of Capital Stock of the Company already issued (and without the issuance of any additional Capital Stock of the Company), or (iii) Subordinated Indebtedness of the Company, as determined by RMI and the Company.

     The Annual Support Amount shall be paid by RMI to the Company as follows:

     - for the first three quarters of each fiscal year, an amount equal to (i) the Negative Net Cash Flow for the preceding quarter, less (ii) any RCL Repayment Amount for that preceding quarter, shall be paid by RMI to the Company within 45 days of the end of each such quarter; and

     -  for the last quarter of each fiscal year, an amount equal to

     -  the greater of (A) the Negative Net Cash Flow for the fiscal year and
        (B) the Floor Amount,

     -  less any RCL Repayment Amount made during the fiscal year,

     - less the aggregate amount previously paid by RMI to the Company in respect of the Annual Support Amount during the fiscal year pursuant to the Support Agreement,

shall be paid by RMI to the Company (or, if negative, paid by the Company to RMI, provided that no Event of Default has occurred and is continuing) no later than 90 days after the end of such fiscal year. With respect to any period that is less than a fiscal quarter or a fiscal year, the Annual Support Amount to be paid by RMI to the Company for such period shall be calculated pro rata by reference to the number of days in such period, computed on the basis of a 360-day year of twelve 30-day months.

     On a quarterly basis, the Company shall deliver to RMI a report setting out the amount of the Negative Net Cash Flow and any RCL Repayment Amount for the relevant quarter.

     The Support Agreement shall remain in effect so long as any of the Notes remains outstanding, and shall terminate upon repayment in full of the Notes and termination or release of the RMI Guarantee. The Trustee, acting on behalf of holders of Notes, shall be a third party beneficiary of certain provisions of the Support Agreement.

                              DESCRIPTION OF NOTES

     The Company issued the Notes under an indenture, dated as of March 10, 2003, among the Company, RMI, RCL, Sugra, NB Inc. and Wachovia Trust Company, National Association, as trustee (the "Indenture"). The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939.

     The following summary of the material provisions of the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the Trust Indenture Act. A copy of the form of Indenture will be made available upon request to the Company at the address indicated under "Available Information".

     For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions." In this description, the term "Company" refers only to Hollinger Inc. and not to any of its subsidiaries.

     The Indenture provides for the issuance by the Company of Notes with a maximum aggregate principal amount of US$150,000,000, of which US$120,000,000 were issued in the offering. The Company may issue additional notes ("Additional Notes") from time to time after the date or the Indenture. Any offering of Additional Notes is subject to the covenant described below under the caption "-- Certain Covenants -- Limitation on Indebtedness" and the definition of "Permitted Indebtedness." The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

     The Notes will mature on March 1, 2011. The Notes and the NBI Guarantee are secured by a first priority lien on the Pledged Share Collateral and the RMI Guarantee is secured by a first priority lien in the Services Agreements. In addition, the Notes are secured by a first priority security interest in the Support Agreement. See "Description of the Collateral and the Intercreditor and Support Arrangements."

     Interest on the Notes will accrue at the rate of 11.875% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 2003. The Company will make each interest payment to the holders of record on the immediately preceding February 15 and August 15, respectively.

     Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. For the purposes of the Indenture, whenever interest to be paid hereunder is to be calculated on the basis of a 360-day year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company maintained for such purposes (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled to such interest as shown on the security register.

     The Notes will be issued only in fully registered form, without coupons, in denominations of US$1,000 and any integral multiple thereof. See "-- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed.

RANKING

     The Notes will be secured (as described in "Description of the Collateral and the Intercreditor and Support Arrangements") and will rank pari passu in right of payment with all other existing and future senior secured Indebtedness of the Company, and senior in right of payment to all existing and future subordinated Indebtedness of the Company. It is contemplated that the Company may establish a credit facility (the "Credit Facility") of up to $15 million which may will be secured by any of the assets or properties of the Company and its subsidiaries other than those pledged as collateral for the Notes. In such a case, the Notes will be effectively subordinated to the Company's Indebtedness under the Credit Facility to the extent of the assets securing such Indebtedness. Moreover, all existing and future liabilities (including trade payables) of the Company's Subsidiaries (including International and its Subsidiaries, which will be Unrestricted Subsidiaries for purposes of the Indenture) other than NBI, will be structurally senior to the Notes.

GUARANTEES

     RMI will irrevocably and unconditionally Guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all the obligations of the Company under the Indenture and the Notes. RMI will pledge to the Trustee and the Collateral Agent, as security for its Guarantee, its rights under the Services Agreements (including without limitation its rights to fees received under the Services Agreements). RMI is a limited purpose entity and has no material assets or cash flow other than the cash flow generated pursuant to the Services Agreements. See "Description of the Collateral and the Intercreditor and Support Arrangements -- Pledged Agreements" and "Relationship among the Company, International, Ravelston, RMI and NB Inc." for a description of the Services Agreements.

     In addition, NB Inc., which is an indirect wholly owned subsidiary of the Company, will irrevocably and unconditionally Guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all the obligations of the Company under the Indenture and the Notes. NB Inc. will pledge to the Trustee and the Collateral Agent, as security for its Guarantee, 3,427,956 shares of Class A common stock of International and 12,990,000 shares of Class B common stock of International in which it has a beneficial interest. See "Description of the Collateral and the Intercreditor and Support Arrangements -- Pledged Share Collateral" above.

     The NB Inc. Guarantee shall be released upon the Company's request if all of the Designated Class A Shares and Class B Shares owned by NB Inc. and pledged as part of the Pledged Share Collateral have been released from the security interest in favor of the Collateral Agent as permitted by and in accordance with the provisions of the Indenture and/or the Security Agreement.

OPTIONAL REDEMPTION

     Except as set forth below and under "-- Special Tax Redemption," the Company will not be entitled to redeem the Notes at its option prior to March 1, 2007. The Notes will be subject to redemption at any time on or after March 1, 2007, at the Company's option, in whole or in part, on not less than 30 nor more than 60 days' prior notice by first class mail in amounts of US$1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning March 1 of the years indicated below:

                                                                REDEMPTION
YEAR                                                              PRICE
----                                                            ----------
2007........................................................     105.938%
2008........................................................     102.969%
2009 and thereafter.........................................     100.000%

in each case together with accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).

     In addition, at any time on or prior to March 1, 2006 the Company may at its option redeem up to 35% of the principal amount of Notes originally issued under the Indenture with the net cash proceeds of a Public Equity Offering at 111.875% of the aggregate principal amount, together with accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).

     If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable.

SPECIAL TAX REDEMPTION

     The Notes may be redeemed at the option of the Company, in whole but not in part, upon not less than 30 nor more than 60 days' notice, at any time, at a redemption price equal to the principal amount thereof plus accrued interest to the date fixed for redemption only if, as a result of (1) any change in or amendment to the laws of Canada (or of any political subdivision or taxing authority therein or thereof) or any regulations or rulings promulgated thereunder or any change in the official interpretation or official application of such laws, regulations or rulings (including a judgment, holding or order by a court of competent jurisdiction), or (2) any change in the official application or interpretation (including a judgment, holding or order by a court of competent jurisdiction) of, or any execution of or amendment to, any treaty or treaties affecting taxation to which Canada (or such political subdivision or taxing authority) is a party, which change, amendment or treaty becomes effective on or after the date of the
Indenture:

     (1) the Company is or would be required on the next succeeding due date for a payment with respect to the Notes to pay any Additional Amounts with respect to the Notes as described under "Withholding Taxes," or

     (2) with respect to any payment due or to become due under the Guarantees or the Indenture, RMI or NB Inc. is, or on the next succeeding due date with respect to the Notes would be, required to pay any Additional Amounts as described under "Withholding Taxes."

     Prior to the publication of any notice of redemption of the Notes, the Company shall deliver to the Trustee an officers' certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of redemption have occurred. The Company will be bound to redeem the Notes on the date fixed for redemption.

SINKING FUND

     There will be no sinking fund payments for the notes.

WITHHOLDING TAXES

     Each of the Company and the Note Guarantors is required to make all payments under or with respect to the Notes free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter "Taxes") imposed or levied by or on behalf of the government of Canada or any political subdivision or any authority or agency therein or thereof having power to tax, or within any other jurisdiction in which it is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made (each a "Relevant Taxing Jurisdiction"), unless it is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

     If the Company or any Note Guarantor is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, it will be required to pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by holders of the Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount that such holders would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply (1) with respect to a payment made to a holder (an "Excluded Holder")
(a) with which the Company or such Note Guarantor does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, or (b) which is subject to any Taxes by reason of the existence of any present or former connection between the relevant holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant holder, if the relevant holder is an estate, nominee, trust or corporation) and the Relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding outside of Canada of such Note); or
(2) to any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge ("Excluded Taxes"); nor will the Company or any Note Guarantor pay Additional Amounts if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period).

     The Company and each Note Guarantor will also (a) make such withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Company and each Note Guarantor will furnish to the holders of the Notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company or such Note Guarantor. The Company and each Note Guarantor will indemnify and hold harmless each holder (other than an Excluded Holder or with respect to Excluded Taxes) and upon written request will reimburse each such holder for the amount of (1) any Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes and (2) any Taxes levied or imposed and paid by such holder with respect to any reimbursement under clause (1), but excluding any such Taxes on such holder's income or net income.

     At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company or the Note Guarantors will be obligated to pay Additional Amounts with respect to such payment, the Company and the Note Guarantors will deliver to the Trustee an officers' certificate stating the fact that such Additional Amounts will be payable and the amounts so payable, and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date.

     Whenever in the Indenture there is mentioned, in any context:

     (1)  the payment of principal;

     (2)  purchase prices in connection with a purchase of Notes;

     (3)  interest; or

     (4)  any other amount payable on or with respect to any of the Notes,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

     The Company and the Note Guarantors will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, excluding such taxes, charges or similar levies imposed by any jurisdiction outside of Canada, the jurisdiction of incorporation of any successor of the Company or any of the Note Guarantors or any jurisdiction in which a paying agent is located, and the Company and the Note Guarantors will agree to indemnify the holders for any such taxes paid by such holders.

     The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Company or any Note Guarantor, as applicable, is organized or any political subdivision or taxing authority or agency thereof or therein.

     For a discussion of Canadian withholding taxes applicable to payments under or with respect to the Notes, see "Certain Canadian Federal Income Tax Considerations."

CERTAIN COVENANTS

LIMITATION ON INDEBTEDNESS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness, including any Acquired Indebtedness but excluding any Permitted Indebtedness.

LIMITATION ON RESTRICTED PAYMENTS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

        (i) declare or pay any dividend or make any other distribution or payment on or in respect of the Company's Capital Stock (including dividends or distributions of the Capital Stock of any Subsidiary), or make any other payment to the direct or indirect holders (in their capacities as such) of the Company's Capital Stock (other than (x) the Permitted Distribution and

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              (y) dividends or distributions payable in shares of the Company's
              Qualified Capital Stock or in options, warrants or other rights to acquire such Qualified Capital Stock);

        (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Capital Stock of the Company or any Capital Stock of any Affiliate of the Company (other than Capital Stock of any Restricted Subsidiary or Capital Stock of a Person that is, or immediately following such repurchase will become, a Restricted Subsidiary), or options, warrants or other rights to acquire such Capital Stock;

        (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness (other than Subordinated Indebtedness owing by the Company to any Restricted Subsidiary, by any Restricted Subsidiary to the Company or by any Restricted Subsidiary to any other Restricted Subsidiary) or make any cash interest payment on the International Intercompany Note;

        (iv) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (x) dividends and distributions on Preferred Stock of Restricted Subsidiaries or
             (y) dividends and distributions made to any Person on a pro rata basis consistent with the ownership interests in such Capital Stock to the owners of such Capital Stock, except that, in the case of the Capital Stock of a Restricted Subsidiary that has provided a Guarantee, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) no holders of any other Indebtedness of the Company or any Restricted Subsidiary shall have an Acceleration Right);

        (v) Incur, create or assume any guarantee of Indebtedness of any Affiliate of the Company (other than a Restricted Subsidiary of the Company);

        (vi) make any Restricted Investment in any Person; or

        (vii) designate any Restricted Subsidiary as an Unrestricted Subsidiary;

(any of the payments described in paragraphs (i) through (vii) above, other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

     (1)  no Default or Event of Default shall have occurred and be continuing;

     (2) no holders of any other Indebtedness of the Company or any Restricted Subsidiary shall have an Acceleration Right; and

     (3) the aggregate amount expended by the Company and its Restricted Subsidiaries (provided that, in the case of a Restricted Payment by a Restricted Subsidiary, such Restricted Payment is calculated for the purposes of this paragraph (3) by multiplying the amount of the Restricted Payment by the percentage of the Company's common equity interest in such Restricted Subsidiary at the time of such Restricted Payment) in connection with all Restricted Payments made subsequent to the Closing Date, taken together with any payments made pursuant to paragraph (b)(viii) below, shall not exceed the sum of (without duplication):

        (i) 50% of the aggregate cumulative Adjusted Net Cash Flow of the Company and its Restricted Subsidiaries accrued during the period (treated as a single accounting period) beginning on the first day of the Company's fiscal quarter commencing prior to the date of the Indenture and ending on the last day of the Company's last fiscal quarter ending prior to the date of the Restricted Payment plus

        (ii) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of its Qualified
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              Capital Stock or any options, warrants or rights to purchase such
              Qualified Capital Stock (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness of the Company as set forth in
              (b)(iv) and (b)(v) below); plus

        (iii) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Restricted Subsidiaries) upon the exercise of any options or warrants to purchase Qualified Capital Stock of the Company subsequent to the Closing Date (except to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness of the Company as set forth in (b)(iv) and (b)(v) below; plus

        (iv) the aggregate amount by which any Permitted Indebtedness of the Company or any Restricted Subsidiary is reduced after the date of the Indenture as a result of the conversion or exchange of debt securities or Redeemable Capital Stock of the Company that has been converted into or exchanged for Qualified Capital Stock of the Company to the extent such debt securities or Redeemable Capital Stock plus the aggregate Net Cash Proceeds received by the Company at the time of any such conversion or exchange were originally sold for cash; plus

        (v) the aggregate Net Cash Proceeds received after the Closing Date by the Company from cash capital contributions made to the Company (other than from a Restricted Subsidiary, and other than cash capital contributions made pursuant to the Support Agreement); plus

        (vi) the aggregate Net Cash Proceeds of any (A) sale or other disposition of Restricted Investments (which Investment was made after the Closing Date) made by the Company or a Restricted Subsidiary, (B) dividends or other distributions, whether liquidating or otherwise, from, or the sale of capital stock of, an Unrestricted Subsidiary, or (C) dividends or other distributions, whether liquidating or otherwise, from Restricted Investments (which Investment was made after the Closing Date); plus

        (vii) with respect to any Unrestricted Subsidiary that is redesignated by the Board of Directors as a Restricted Subsidiary, an amount equal to the lower of (x) the fair market value (as determined by a majority of the Independent Directors of the Board of Directors and evidenced by a Board Resolution) of the Company's or a Restricted Subsidiary's interest in such Unrestricted Subsidiary or (y) the amount of the original Investment by the Company or such Restricted Subsidiary in such Unrestricted Subsidiary plus any additional Investment made in such Unrestricted Subsidiary after the date such Subsidiary was so designated; provided that in determining the amount of the Investment by the Company or such Restricted Subsidiary in (A) any Subsidiary designated as an Unrestricted Subsidiary as of the date of the Indenture, such amount shall be the fair market value of such Unrestricted Subsidiary as at the date of the Indenture, (B) any Restricted Subsidiary that is designated as an Unrestricted Subsidiary after the date of the Indenture, such amount shall be the fair market value of such Unrestricted Subsidiary as at the date of such designation, and (C) any Investment made in an Unrestricted Subsidiary after the date such Subsidiary was so designated, such amount shall be equal to the cash amount so invested or the fair market value of any property contributed; plus

        (viii) $30,000,000.

The sum of the amounts provided for in clauses (3)(i) through (3)(viii) above, less the aggregate amount of Restricted Payments made by the Company and its Restricted Subsidiaries, is referred to in the Indenture as the "RP Available Amount."

     (b) Notwithstanding the foregoing (and, in the case of clauses (ii) through (viii) below, so long as (1) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of the actions or payments set forth therein and (2) no holders of any other
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          Indebtedness of the Company or any Restricted Subsidiary have an
          Acceleration Right), the foregoing provisions will not prohibit the following actions (clauses (i) through (viii) being referred to as "Permitted Payments"):

        (i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would be permitted by the provisions of paragraph (a) of this section and such payment will be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this section;

        (ii) the payment of any dividend or distribution on (1) the Series II Preferred Shares (and any Capital Stock issued in connection with the purchase, redemption, retirement or other refinancing of the Series II Preferred Shares permitted under the Indenture), in an amount not to exceed the aggregate dividends paid by International to the Company on Class A Common Stock that corresponds to the number of Class A Common Stock into which the Series II Preferred Shares are exchangeable and (2) the Series III Preferred Shares (and any Capital Stock issued in connection with the purchase, redemption, retirement or other refinancing of the Series III Preferred Shares permitted under the Indenture), in an amount not to exceed $9 million in any calendar year;

        (iii) the payment of any dividend or distribution on the retractable common shares of the Company in an amount not to exceed the aggregate cash amount received by the Company from RCL or RMI after the Closing Date in the form of a Subordinated Intercompany Loan;

        (iv) any repurchase, redemption or other acquisition or retirement of any shares of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issue and sale for cash (other than to a Restricted Subsidiary) of, (A) other Qualified Capital Stock of the Company or (B) in the case of a retraction of the Company's retractable Capital Stock, shares of Class A common stock of International; provided, that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clauses (3)(ii) and (3)(iii) of paragraph
             (a) of this section;

        (v) any repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the net proceeds of, a substantially concurrent issuance and sale for cash (other than to any Restricted Subsidiary of the Company) of, any Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such Qualified Capital Stock are excluded from clauses (3)(ii) and
             (3)(iii) of paragraph (a) of this section;

        (vi) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a "refinancing") through the issuance of new Subordinated Indebtedness of the Company; provided that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if the Subordinated Indebtedness so refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, then such lesser amount as of the date of determination), plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such refinanced Indebtedness and any reasonable out-of-pocket expenses of the Company Incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and (4) is expressly subordinated in right of payment to the Notes at least to the same extent as the Indebtedness to be refinanced;

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        (vii) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of redemption amount of the Company's Series III Preferred Shares through the issuance of either (1) new Subordinated Indebtedness of the Company of which not more than 50% in principal amount of such Subordinated Indebtedness has a Stated Maturity occurring earlier than that of the Notes, (2) new Redeemable Capital Stock of the Company, or (3) a combination of clauses (1) and (2) above; provided, in each case, that such new Subordinated Indebtedness or Redeemable Capital Stock or combination thereof shall be in an aggregate principal amount or redemption amount, as the case may be, that does not exceed the redemption amount of the Series III Preferred Shares so refinanced plus any reasonable out-of-pocket expenses of the Company Incurred in connection with such refinancing; and

        (viii) the repurchase, redemption, defeasance, retirement, acquisition for value or payment of redemption amount of the Company's Series III Preferred Shares (1) on the mandatory redemption date of such shares on April 30, 2004 or (2) pursuant to the exercise by the holder of such shares of the retraction right attached to such shares.

     For purposes of this "Limitation on Restricted Payments" covenant, if the Board of Directors designates a Restricted Subsidiary as an Unrestricted Subsidiary, a "Restricted Payment" shall be deemed to have been made in an amount equal to the fair value of the Investment of the Company and its other Restricted Subsidiaries in such Unrestricted Subsidiary as determined by the Board of Directors with the concurrence of a majority of the Independent Directors (there being at least one Independent Director), whose good faith determination shall be conclusive. If a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be in an amount equal to the fair market value of the non-cash portion of such Restricted Payment as determined by the Board of Directors, whose good faith determination shall be conclusive.

LIMITATION ON TRANSACTIONS WITH AFFILIATES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Restricted Subsidiary) unless (a) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party and (b) with respect to any transaction or series of related transactions involving aggregate payments in excess of US$1,000,000, the Company delivers an Officers' Certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (a) above and such transaction or series of related transactions has been approved by a majority of the Independent Directors of the Board of Directors (or, if the Company ceases to be a public company, by a majority of the members of the Board of Directors); provided that any transaction or series of related transactions otherwise permitted under this paragraph (other than any transaction or series of related transactions with respect to the making of any Restricted Payment permitted pursuant to the "Limitation on Restricted Payments" covenant described above) pursuant to which the Company or any Restricted Subsidiary shall receive or render value exceeding US$5,000,000 shall not be permitted unless, prior to the consummation of any such transaction or series of related transactions, the Company shall have received an opinion, from an independent nationally recognized investment banking firm or firm experienced in the appraisal or similar review of similar types of transactions, that such transaction is fair to the Company from a financial point of view; provided further, that this covenant shall not apply to (i) transactions or agreements as in effect or securities outstanding on the date of the Indenture (provided that any amendment to any existing agreement, and any transaction pursuant to the Business Opportunities Agreement, shall require approval pursuant to this covenant; notwithstanding the foregoing, any amendment to the Business Opportunities Agreement shall only require the approval of a majority of the Independent Directors of the Board of Directors); (ii) directors' fees approved by the Board of Directors; (iii) any employee benefit plan or arrangement entered into or made available to officers or other employees of the

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Company or the Restricted Subsidiaries in the ordinary course of business; (iv)
the performance by RMI, RCL, the Company and any Restricted Subsidiary of their respective obligations under the Support Agreement (and the related Contribution Agreement), the Security Documents and the Indenture or the contribution by RMI or RCL of any voluntary support amounts to the Company; (v) for so long as the Company is a public company, any sale to International of shares of Capital Stock of International held by the Company or its Restricted Subsidiaries for fair value (as determined by a majority of the Independent Directors of the Board of Directors); and (vi) a purchase by RMI or its Affiliates from the Company or any of its Restricted Subsidiaries and substantially concurrent sale in an arm's length transaction by RMI or its Affiliates to a third party (other than an Affiliate of the Company or RMI) or to International of shares of Capital Stock of International where the purchase and sale were undertaken at the same price and RMI delivers an officers' certificate to the Trustee certifying that such purchase and sale of such shares were undertaken at the same price.

LIMITATION ON LIENS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

     (b)  The foregoing limitation does not apply to:

        (i) liens (other than on the Capital Stock of NBI (until and unless the NBI Guarantee shall have been released in accordance with the Indenture) or any of the Senior Notes Collateral) securing Indebtedness incurred under the Credit Facility that is permitted to be incurred under the definition of "Permitted Indebtedness";

        (ii)  liens existing on the Closing Date;

        (iii) liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the holders of Notes;

        (iv) liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary;

        (v) liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (viii) of the definition of "Permitted Indebtedness"; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

        (vi) liens on any property or assets or capital stock of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the definition of "Permitted Indebtedness"; or

        (vii) Permitted Liens.

LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

     (a)  The Company will not permit any Restricted Subsidiary (other than
          NBI), directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company (other than pursuant to a Credit Facility) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a senior Guarantee of the Notes and if such Indebtedness of the Company is by its terms pari passu with or expressly subordinated to the Notes, any such assumption, guarantee or other liability of
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

          such Restricted Subsidiary with respect to such Indebtedness shall be pari passu with or subordinated to such Restricted Subsidiary's Guarantee to the same extent as such Indebtedness is pari passu with or subordinated to the Notes.

     (b) Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary of the Notes that is provided pursuant to the foregoing paragraph may provide by its terms that it shall be automatically and unconditionally released and discharged (i) upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is in compliance with the Indenture, (ii) if the Restricted Subsidiary issuing such Guarantee ceases to be a Restricted Subsidiary or (iii) upon the release by the holders of the Indebtedness of the Company described in paragraph (a) above of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at a time when (A) no other Indebtedness of the Company or any Restricted Subsidiary has been guaranteed by such Restricted Subsidiary or (B) the holders of all such other Indebtedness which is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).

LIMITATION ON SALE OF ASSETS

     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

        (i) at least 75% of the proceeds from such Asset Sale are received in cash; provided that the amount of (A) any Pari Passu Indebtedness of the Company or Indebtedness of any such Restricted Subsidiary that is pari passu with any guarantee of the Notes (as shown on the Company's or such Restricted Subsidiaries' most recent balance sheet or in the notes thereto) of the Company or any such Restricted Subsidiary that is assumed by the transferee of any asset in connection with any Asset Sale and (B) any deferred payment obligations received by the Company or any such Restricted Subsidiary as proceeds of an Asset Sale that are concurrently with the Asset Sale converted into cash without recourse to the Company or any of its Restricted Subsidiaries shall be deemed to be cash for purposes of this provision; provided further that, for purposes of this clause (i), "cash" shall include any cash proceeds received from the sale of securities received in an Asset Sale as long as at the time of such Asset Sale, the Company or its Restricted Subsidiary, as applicable, has entered into a legally binding agreement for the sale of such securities and such securities are sold within 90 days of such Asset Sale; and provided further that this clause (i) shall not apply to

             (x) any contribution, sale or other disposition of shares of Capital Stock of International held by the Company or its Restricted Subsidiaries (other than the Pledged Share Collateral) to International or its Subsidiaries in satisfaction of such portion of any Indebtedness owed by the Company or any of its Restricted Subsidiaries to International or its Subsidiaries under the International Intercompany Note as is no less than 90% of the aggregate Current Market Price of the shares of Capital Stock of International so contributed, sold or disposed of, so long as and to the extent that the repayment of such Indebtedness would be permitted under the "Limitation on Restricted Payments" and "Limitation on Transactions with Affiliates" covenants, or

             (y) any sale of an interest in the Company's newspaper businesses in the Cayman Islands held through Holcay Holdings Ltd., or in Costa Rica held through 172847 Canada Limited, to International or its Subsidiaries in satisfaction of such portion of any Indebtedness owed by the Company or any of its Restricted Subsidiaries to International or its Subsidiaries under the International Intercompany Note as is equal to the fair market value of the shares or assets so sold, so long as and to the extent that

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

                  the repayment of such Indebtedness would be permitted under the "Limitation on Restricted Payments" and "Limitation on Transactions with Affiliates" covenant, and

        (ii) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the shares or assets sold (as determined by the Board of Directors of the Company and evidenced by a Board Resolution). The value of any properties or assets (other than cash) received pursuant to an Asset Sale shall be determined by the Board of Directors of the Company and evidenced by a Board Resolution; provided that if the value of the asset which is the subject of the Asset Sale is in excess of US$5,000,000, the value of the properties or assets received shall be determined by an independent nationally recognized investment banking firm or firm experienced in the appraisal or similar review of similar types of assets.

     (b) the Company will, and will cause its Restricted Subsidiaries to, apply 100% of the Net Cash Proceeds of any Asset Sale

        (i) first, (A) to the extent the Company elects, to the reinvestment by the Company or such Restricted Subsidiary in properties and assets that (as determined by the Board of Directors) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Restricted Subsidiaries existing on the date of the Indenture or in businesses reasonably related thereto, or (B) to the extent the Company elects, to the making of an offer to purchase (an "Offer"), out of such amount of the Net Cash Proceeds as the Company shall determine to allocate for such purpose (the "Allocated Proceeds"), a principal amount of Notes equal to the Securities Amount (as defined in clause (c) below) and (to the extent so required by the terms of the debt instrument governing such Indebtedness) a principal amount of Pari Passu Indebtedness equal to the Pari Passu Amount (as defined in clause (c) below), any such Offer pursuant to this clause (b)(i)(B) to be conducted in accordance with the procedures set forth in clause (c) below (substituting the term "Allocated Proceeds" in place of any reference therein to "Excess Proceeds") and in the Indenture (with any Deficiency (as defined in clause (c) below) occurring after such Offer to be excluded from the calculation of Excess Proceeds and treated the same as a Deficiency occurring after an Offer made using Excess Proceeds), any such application pursuant to clauses
              (A) and (B) to be made within 12 months of receipt of such Net Cash Proceeds;

        (ii) second, to the extent of the balance of such Net Cash Proceeds after application in accordance with clause (i) above, to make an Offer to purchase Notes pursuant to and subject to the conditions set forth below; provided, however, that if the Company elects (or is required by the terms of any Pari Passu Indebtedness), such Offer may be made ratably to purchase the Notes and any Pari Passu Indebtedness of the Company (any Net Cash Proceeds from Asset Sales (excluding any Deficiency resulting from an Offer made using Allocated Proceeds pursuant to clause (b)(i)(B)) that are not applied as provided in clause (i) above shall constitute "Excess Proceeds"); and

        (iii) third, to the extent of the balance of any Excess Proceeds after application in accordance with clauses (i) and (ii) above, for any general corporate purpose permitted pursuant to the terms of the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clauses (i)(B) and (ii) above, the Company or such Restricted Subsidiary will retire such Indebtedness and (in the case of the Credit Facility, to the extent of any borrowings thereunder that have been converted to a term loan as permitted under the Indenture) will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     (c) When the aggregate amount of Excess Proceeds equals or exceeds US$5,000,000, the Company will apply the Excess Proceeds to the repayment of the Notes and any Pari Passu Indebtedness

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required to be repurchased under the instrument governing such Pari Passu
Indebtedness as follows: (i) the Company will make an offer to purchase (an "Offer") from all holders of the Notes, in accordance with the procedures set forth in the Indenture, the maximum principal amount (expressed as a multiple of US$1,000) of Notes that may be purchased out of an amount (the "Securities Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered) and (ii) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Securities Amount; provided that in no event will the Pari Passu Debt Amount exceed the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price shall be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the "Purchase Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Securities Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased is less than the Pari Passu Debt Amount (the amount of such shortfall, if any, constituting a "Deficiency"), the Company may use such Deficiency for any purpose not otherwise prohibited by the Indenture. Upon completion of the purchase of all Notes tendered pursuant to an Offer and repurchase of the Pari Passu Indebtedness pursuant to a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

     (d) Whenever the aggregate amount of Excess Proceeds received by the Company exceeds US$5,000,000, such Excess Proceeds will, prior to the purchase of Notes or any Pari Passu Indebtedness described in paragraph (c) above, be set aside by the Company in a separate account pending (i) deposit with the depository or a paying agent of the amount required to purchase the Notes or Pari Passu Indebtedness tendered in an Offer or Pari Passu Offer and (ii) delivery by the Company of the Offered Price to the holders of the Notes or Pari Passu Indebtedness tendered in an Offer or a Pari Passu Offer. Such Excess Proceeds may be invested in Temporary Cash Investments; provided that the maturity date of any such investment made after the amount of Excess Proceeds equals or exceeds US$5,000,000 shall not be later than the Purchase Date. The Company shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments; provided that the Company will not be entitled to such interest and will not withdraw such interest from the separate account if an Event of Default has occurred and is continuing.

     (e) If the Company becomes obligated to make an Offer pursuant to paragraph (c) above, the Notes will be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of US$1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act, subject to proration in the event the Securities Amount is less than the aggregate Offered Price of all Notes tendered.

     (f) Notwithstanding the foregoing, with respect to the proceeds of an Asset Sale arising from the issuance of Capital Stock of a Restricted Subsidiary ("Issuance Proceeds"):

        (i) Prior to the day following the fifth anniversary of the original issuance of the Notes, the Company shall not be required to use Issuance Proceeds to make an Offer to purchase Notes in an amount in excess of 25% of the original aggregate principal amount of the Notes. For greater certainty, the maximum amount of the Issuance Proceeds that may be applied to make an Offer to purchase Notes that has a date of purchase prior to the day following the
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

              fifth anniversary of the original issuance of the Notes is 25% of the original aggregate principal amount of the Notes less the aggregate principal amount of Notes previously purchased pursuant to a purchase offer using Issuance Proceeds. To the extent the aggregate amount of Notes tendered exceeds the permitted amount of the Offer, the tendered Notes shall be selected for repurchase on a pro-rata basis.

        (ii) Promptly after the fifth anniversary of the original issuance of the Notes, the Company shall be required to make an Offer to purchase Notes in accordance with the requirements set out in paragraph (c) above, in an aggregate amount equal to the aggregate amount of Issuance Proceeds in excess of 25% of the principal amount of the Notes that was not applied to purchase Offers pursuant to the provisions of this paragraph.

     (g) The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

     (h) The Company will not, and will not permit any Restricted Subsidiary to, create or permit to exist or become effective any restriction that would expressly impair the ability of the Company to make an Offer to purchase the Notes or, if such Offer is made, to pay for the Notes tendered for purchase.

     (i) Notwithstanding anything to the contrary herein, until and unless the NBI Guarantee shall have been released in accordance with the Indenture, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale in respect of any of the Capital Stock or assets and properties of either Sugra or NBI to the extent that any such Asset Sale would impair the Lien in favor of the Collateral Agent in the Pledged Share Collateral.

PURCHASE OF NOTES UPON A CHANGE OF CONTROL

     If a Change of Control occurs at any time, each holder with respect to Notes will have the right to require that the Company purchase such holder's Notes in whole or in part in integral multiples of US$1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

     Within 30 days following any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the security register, stating, among other things, (i) the purchase price,
(ii) the Change of Control Purchase Date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act, (iii) that any Notes not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date and (v) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for any or all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer and, accordingly, none of the holders of the Notes may receive the Change of Control Purchase Price for their Notes in the event of a Change of Control. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Notes the rights described under "Events of Default."

     The existence of a holder's right to require the Company to repurchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

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

     The provisions of the Indenture may not afford holders of Notes the right to require the Company to repurchase the Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its Affiliates or the management of RCL or its Affiliates, including a reorganization, restructuring, merger, amalgamation or similar transaction (including, in certain circumstances, an acquisition of the Company by its management or Affiliates) involving the Company that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. Reference is made to "Certain Definitions" for the definition of "Change of Control." A transaction involving the Company's management or its Affiliates or the management of RCL or its Affiliates, or a transaction involving a recapitalization of the Company, may result in a Change of Control if it is the type of transaction specified by such definition.

     The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

     The Company shall not, and shall not permit any Restricted Subsidiary to, create or permit to exist or become effective any restriction that would expressly impair the ability of the Company to make a Change of Control Offer to purchase the Notes or, if such Change of Control Offer is made, to pay for the Notes tendered for purchase.

LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     The Company will not permit:

     (i) any Restricted Subsidiary to issue any Capital Stock (other than to the Company or any Restricted Subsidiary) or

     (ii) any Person (other than the Company or a Restricted Subsidiary) to acquire any Capital Stock of any Restricted Subsidiary from the Company or any Restricted Subsidiary,

except if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary or if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer be a Restricted Subsidiary and the Company's Investment in such Person after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant as if made on the date of such issuance or sale (and such Investment shall be deemed to be an Investment made for the purposes of such covenant). The proceeds of any issuance or sale of such Capital Stock permitted hereby will be treated as Net Cash Proceeds from an Asset Sale and must be applied in accordance with the terms of the "Limitation on Sale of Assets" covenant (including the limitation noted in paragraph (f) thereof). Notwithstanding the foregoing, no issuance or sale of any Capital Stock of NBI (other than to the Company or any other Restricted Subsidiary) shall be permitted.

LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distribution on its Capital Stock to the Company or any other Restricted Subsidiary, (b) pay any Indebtedness owed to the Company or any Restricted Subsidiary, (c) make any Investment in the Company or (d) transfer any of its properties or assets to the Company or any Restricted Subsidiary, except (i) any encumbrance or restriction pursuant to or in connection with any agreement as in effect on the date of the Indenture, (ii) any encumbrance or restriction, with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary and (iv) any encumbrance or restriction existing under any amendments, modifications, restatements, renewals, supplements, replacements or refinancings of the

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

agreements containing the encumbrances or restrictions in the foregoing clauses
(i) and (ii) provided that the terms and conditions of any such encumbrances or restrictions, taken as a whole, are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

PROVISION OF FINANCIAL STATEMENTS

     Whether or not the Company or RMI is subject to Section 13(a) or 15(d) of the Exchange Act, the Company and RMI will, to the extent permitted under the Exchange Act, file with, or furnish to, the Commission the annual reports and other documents that they would have been required to file with, or furnish to, the Commission pursuant to such Section 13(a) or 15(d) of the Exchange Act, including any information relating to the Company and RMI as may be required by Regulation S-X under the Exchange Act or by the Commission, if they were so subject, such documents to be filed with, or furnished to, the Commission on or prior to the respective dates (the "Required Filing Dates") by which they would have been required so to file, or to furnish, such documents if they were so subject; provided, that if and for so long as RMI is no longer subject to
Section 13(a) or 15(d) of the Exchange Act, RMI may satisfy its obligations under this paragraph through the inclusion in the Company's annual reports and other documents filed with or furnished to the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act (or these provisions of the Indenture) of audited annual and unaudited quarterly financial statements for RMI prepared in accordance with Canadian GAAP, and reconciled to US GAAP; provided further that at such time as RMI may become a 100% owned Restricted Subsidiary of the Company, RMI may satisfy its obligations under this paragraph through the inclusion in a footnote to the Company's consolidated financial statements of financial information for RMI, any other Guarantors of the Notes that are Subsidiaries of the Company and any non-Guarantor Subsidiaries, equivalent to that which would be required under Rule 3-10 of Regulation S-X. The Company will in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all holders of Notes, as their names and addresses appear in the security register, without cost to such holders of Notes and (ii) file with the Trustee, copies of the annual reports and other documents (including the audited annual market value financial statements described above) which the Company and RMI would have been required to file with, or furnish to, the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if they were subject to such Sections (subject to the proviso set forth in the immediately preceding sentence) and (y) if filing or furnishing such documents by the Company or RMI with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder of Notes at the Company's cost.

LIMITATION ON THE DESIGNATION OF UNRESTRICTED SUBSIDIARIES

     (a) The Board of Directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary if (i) such action is in compliance with the "Limitation on Restricted Payments" covenant described above and (ii) such action complies with the definition of "Unrestricted Subsidiaries."

     (b) The Board of Directors may not designate any Unrestricted Subsidiary as a Restricted Subsidiary unless any additional Indebtedness incurred as a result of giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action) would constitute Permitted Indebtedness.

LIMITATION ON BUSINESS ACTIVITIES OF RMI

     RMI will not incur any Indebtedness other than its Guarantee of the Notes (and any refinancings or replacements thereof permitted under the definition of "Permitted Indebtedness") or create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, nor will it engage in any business activities other than the issuance of the Guarantee, the performance of its obligations and pursuit of its rights under the Services Agreements, the Support Agreement and the Contribution Agreement or its rights and obligations existing on the date of the Indenture, the transactions contemplated in paragraph (vi) under the "Limitation on Transactions with Affiliates" covenant, and activities incidental to those described in this paragraph.
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

ADDITIONAL COVENANTS

     The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in The City of New York; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate existence; (v) payment of taxes and other claims; (vi) maintenance of properties; (vii) maintenance of insurance; and (viii) statement by officers as to default.

COVENANTS OF RMI, RCL AND SUGRA

     RMI will covenant not to assign the Services Agreement to any other party, other than (i) pursuant to the pledge of the Services Agreements to the Trustee and the Collateral Agent under the Indenture and the Security Documents or (ii) a Permitted Transfer.

     RCL will covenant to vote its Capital Stock in RMI, and cause any subsequent holder of Capital Stock of RMI to vote such stock, so as to cause RMI to comply with its obligations under the Indenture, its Guarantee, the Support Agreement, the Security Documents and other transaction agreements. These covenants by RCL will not be deemed to be a guarantee by RCL of the Notes.

     In addition, RCL and RMI will covenant that, for so long as any of the Notes is outstanding, they will not form any other vehicle that would be used to provide the same services to International and its Subsidiaries as those currently provided under the Services Agreements.

     Sugra will covenant that, until and unless the NBI Guarantee shall have been released in accordance with the Indenture, it will not create, incur, assume or suffer to exist any Lien on any of its shares of Capital Stock of NBI.

CONSOLIDATION, MERGER, SALE OF ASSETS

     The Indenture will provide that the Company shall not, in a single transaction or a series of related transactions, consolidate with, amalgamate or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions (other than, in the case of a Restricted Subsidiary, such a consolidation, amalgamation, merger or transfer with or to one or more Restricted Subsidiaries) if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto (a) either (i) the Company shall be the continuing corporation or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or amalgamated or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of Canada or any province thereof or the United States of America, any state thereof or the District of Columbia and such Person assumes by a supplemental Indenture (and, to the extent necessary, a supplemental Security Agreement), in form and substance reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture and the Security Agreement, and the Indenture and the Security Agreement (and the Trustee's security interest in the Senior Notes Collateral) will remain in full force and effect; (b) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; (c) immediately after giving effect to the transaction on a pro forma basis, the Consolidated Net Worth of the Surviving Entity is not less than the Consolidated Net Worth of the Company and the Restricted Subsidiaries immediately prior to the transaction; (d) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the "Limitation on Liens" covenant in the Indenture is complied with; and (e) the Company or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger,
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amalgamation, transfer, sale, assignment, lease or other transaction and the supplemental Indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for relating to such transaction have been complied with.

     None of the Note Guarantors will, in a single transaction or series of related transactions, consolidate with or merge or amalgamate with or into any other Person (other than the Company, in which case the requirements of the foregoing paragraph would apply), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a Consolidated basis to any Person (other than the Company) if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of any such Note Guarantor to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto: (a) either (i) such Note Guarantor shall be the continuing corporation or (ii) the Person (if other than such Note Guarantor) formed by such consolidation or into which any such Note Guarantor is merged or amalgamated or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of such Note Guarantor shall be a corporation duly organized and validly existing under the laws of Canada or any province thereof or the United States, any state thereof or the District of Columbia and shall expressly assume by a supplemental Indenture (and, to the extent necessary, a supplemental Security Agreement and supplemental Support Agreement), executed and delivered to the Trustee and in form and substance reasonably satisfactory to the Trustee, all the obligations of such Note Guarantor under the Notes, the Indenture, the Security Agreement and the Support Agreement (as applicable), and the Indenture, the Security Agreement (and the Trustee's security interest in the Senior Notes Collateral) and Support Agreement (as applicable) will remain in full force and effect; (b) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and (c) such Note Guarantor shall have delivered or caused to be delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, amalgamation, sale, assignment, conveyance, transfer, lease or disposition and such supplemental Indenture (and, to the extent necessary, such supplemental Security Agreement and supplemental Support Agreement) comply with the Indenture.

     In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company or a Note Guarantor is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Note Guarantor, and the Company or such Note Guarantor, as the case may be, will be discharged from all obligations and covenants under the Indenture, the Notes and such Guarantee; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes or such Guarantee, as the case may be.

EVENTS OF DEFAULT

     An Event of Default with respect to the Notes will occur under the Indenture if:

     (i) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

     (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Note when and as the same shall become due and payable at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

     (iii) (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company under the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in paragraphs (i) or (ii) or in clauses (b) and (c) of this paragraph (iii)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes, (b) there shall be a default in the performance or breach of the provisions described above under "Consolidation, Merger, Sale of Assets," or (c) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the "Purchase of Notes upon a Change of Control" covenant in the Indenture;

     (iv) (A) one or more defaults shall have occurred under any agreements, indentures or instruments under which the Company, a Note Guarantor or any Restricted Subsidiary of the Company then has outstanding Indebtedness (other than the Series III Preferred Shares) in excess of US$2,500,000 in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated or (B) one or more defaults shall have occurred under any agreements, indentures or instruments under which International or any of its Subsidiaries then has outstanding Indebtedness in excess of US$7,500,000 in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

     (v) any Guarantee relating to the Notes shall for any reason cease to be, or be asserted in writing by any guarantor or the Company not to be, in full force and effect, enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

     (vi) one or more final judgments, orders or decrees (including execution, writ of seizure and sale, sequestration, levy, assessment, injunction or attachment or other process of court) for the payment of money shall be entered against (A) the Company, a Note Guarantor or any Restricted Subsidiary of the Company or any of their respective properties, either individually or in the aggregate, in an amount exceeding US$2,500,000, or (B) International or any of its Subsidiaries or any of their respective properties, either individually or in the aggregate, in an amount exceeding US$7,500,000 and, in each case, shall not be discharged and either (a) enforcement proceedings shall have been commenced upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

     (vii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company, any Note Guarantor or any Material Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or
           (b) a decree or order adjudging the Company, any Note Guarantor or any Material Restricted Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, any Note Guarantor or any Material Restricted Subsidiary under any applicable federal, provincial or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, administrator, monitor or similar official of the Company, any Note Guarantor or any Material Restricted Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days;

     (viii) (a) the Company, any Note Guarantor or any Material Restricted Subsidiary shall commence a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company, any Note Guarantor or any Material Restricted Subsidiary consents to the entry of a decree or order for relief in respect of the Company, such Note Guarantor or such Material Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Company, any Note Guarantor or any Material Restricted Subsidiary files a petition, proposal, notice of intention to file a proposal or answer or consent seeking reorganization or any relief which seeks to stay or has the effect of staying any creditor under any applicable federal, provincial or state law, (d) the Company, any Note Guarantor or any Material Restricted Subsidiary (x) consents to the filing of such petition, proposal, notice of intention to file a proposal or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator, administrator, monitor or similar official of the Company, such Note Guarantor or such Material Restricted Subsidiary or of any

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            substantial part of its property, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or (e) the Company, any Note Guarantor or any Material Restricted Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (viii);

     (ix) the Trustee, Collateral Agent and the Noteholders cease to have a perfected first priority security interest in any of the Senior Note Collateral in each case in accordance with the terms of the Security Agreement;

     (x) the Pledged Agreements shall for any reason cease to be, or be asserted in writing by any party thereto or the Company not to be, in full force and effect, or the Pledged Agreements are terminated, suspended or repudiated by any party thereto, except to the extent contemplated by the Indenture and the Pledged Agreements;

     (xi) in any quarterly period after April 1, 2003, the Company fails to receive in cash a minimum aggregate amount of at least US$4.7 million from (a) payments made by RMI during such quarter pursuant to the terms of the Support Agreement, (b) any management fees paid by International and its Subsidiaries directly to the Company or its Wholly Owned Restricted Subsidiaries during such quarter, and (c) the Net Dividend Amount paid by International on its Capital Stock held by the Company and its Wholly Owned Restricted Subsidiaries during such quarter (provided, that with respect to any period that is less than a fiscal quarter, the minimum aggregate amount of US$4.7 million shall be reduced pro rata be reference to the number of days in such period, calculated on the basis of a 360-day year of twelve 30-day months); or

     (xii) immediately prior to making any repurchase, redemption, defeasance, retirement, acquisition for value or payment of redemption amount of the Company's Series III Preferred Shares pursuant to paragraph
           (b)(viii) of the "Limitation on Restricted Payments" covenant, the amount to be paid in connection therewith would, after giving effect to such payment, exceed the RP Available Amount.

     If an Event of Default (other than as specified in paragraphs (vii) and (viii) of the prior paragraph with respect to the Company) occurs and is continuing with respect to the Notes, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may, and the Trustee upon the request of the holders of not less than 25% in the aggregate principal amount of the outstanding Notes shall, declare the principal amount of all the Notes to be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest and liquidated damages, if any, to the date the Notes shall have become due and payable, by a notice in writing to the Company (and to the Trustee if given by the holders of the Notes) and, if a Credit Facility is then in effect, to the relevant Agent under the Credit Facility in accordance with the terms of the Intercreditor Agreement described under "Description of the Collateral and the Intercreditor and Support Arrangements," and upon any such declaration such amount shall become immediately due and payable; and thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of the Notes. If an Event of Default specified in clause (vii) or (viii) of the prior paragraph occurs with respect to the Company and is continuing, then all the Notes shall ipso facto become and be immediately due and payable, in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest and liquidated damages, if any, to the date the Notes become due and payable, without any declaration or other action on the part of the Trustee or any holder.

     After a declaration of acceleration has been made with respect to the Notes, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or irrevocably deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all outstanding Notes, (iii) the principal of and premium, if any, on any outstanding Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates presented therefor by the terms of the Notes and (iv) to the extent that payment of such interest is
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lawful, interest upon overdue interest at the rate or rates presented therefor by the terms of the Notes; and (b) all Events of Default with respect to the Notes, other than the nonpayment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived.

     The holders of not less than a majority in aggregate principal amount of the Outstanding Notes may on behalf of the holders of all the Notes waive any past defaults under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Outstanding Note.

     The Company is required to notify the Trustee within five business days of the occurrence of any Default.

     The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it become a creditor of the Company or any guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

DEFEASANCE OR COVENANT DEFEASANCE

     The Company may, at its option and at any time (provided, that the Company obtains all legal opinions and complies with all other requirements under the Indenture), elect to have the obligations of the Company and any Note Guarantor discharged with respect to the outstanding Notes, the Indenture and the Security Agreement ("defeasance"). Such defeasance means that the Company and any Note Guarantor shall be deemed to have paid and discharged the entire indebtedness represented by the defeased Notes (which shall thereafter be deemed to be "Outstanding" only for purposes of the provisions of the Indenture governing the money or U.S. Government Obligations deposited in trust pursuant to the provisions described in the second succeeding paragraph, and for purposes of the provisions governing the rights of holders of the defeased Notes and the obligations of the Company described in the following clauses (i) and (ii)) and to have satisfied all its other obligations under the Notes and the Indenture, except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants (provided that the Company's obligations to pay interest, premium, if any, and principal on the Notes shall remain in full force and effect as long as the Notes are outstanding), that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes. In the event of covenant defeasance, the defeased Notes will thereafter be deemed to be not "Outstanding" for purposes of any direction, waiver, consent or declaration or Acts of Holders in connection with the covenants from which the Company has been released, but shall continue to be deemed "Outstanding" for all other purposes under the Indenture.

     In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity of such principal or installment of principal (or on any date selected by the Company on which the Defeased Notes may be redeemed in whole at the option of the Company (such date being referred to as the "Defeasance Redemption Date"), if when exercising either defeasance or covenant defeasance, the Company
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has delivered to the Trustee irrevocable notice to redeem all of the outstanding
Notes on the Defeasance Redemption Date); (ii) in case of defeasance, the Company shall have delivered to the Trustee an Opinion of Independent Counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Independent Counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) in the case of both defeasance and covenant defeasance, the Company shall have delivered to the Trustee an opinion of Canadian counsel stating that the Company has received from, or there has been published by, the Canada Customs and Revenue Agency a ruling, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such deposit and defeasance and will be subject to Canadian federal, provincial or territorial income tax or other tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the Notes include holders who are not resident in Canada); (v) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (vii) or (viii) under the first paragraph under "Events of Default" above are concerned, at any time during the period ending on the 121st day after the date of deposit; (vi) such defeasance or covenant defeasance shall not cause the Trustee for the Notes to have a conflicting interest with respect to any securities of the Company; (vii) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture; (viii) the Company shall have delivered to the Trustee an Opinion of Independent Counsel in the United States to the effect that after the 121st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (ix) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company; (x) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 121st day after the date of such deposit; and (xi) the Company shall have delivered to the Trustee an officers' certificate and an Opinion of Independent Counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

     The Indenture and the Security Agreement will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment funds have been deposited in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest on such Notes, at such Maturity, Stated Maturity or redemption date; (ii) the Company has paid or caused to be paid

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all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel in the United States each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with, and that such satisfaction and discharge will not result in a breach or violation of, or constitute a Default under, the Indenture.

MODIFICATIONS AND AMENDMENTS

     Modifications and amendments of the Indenture with respect to the Notes and of the Intercreditor Agreement, the Support Agreement and (except as otherwise provided above in "Description of the Collateral and the Intercreditor and Support Arrangements -- Amendment to Security Agreement") the Security Agreement may be made by the Company and the Trustee with the consent of greater than 50% of the holders in aggregate outstanding principal amount of the Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note or waive a default in the payment of the principal or interest on any Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof;
(ii) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "Purchase of Notes on Change of Control" covenant in the Indenture including amending, changing or modifying any definitions with respect thereto; (iii) reduce the percentage in principal amount of Outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; (v) except as otherwise permitted under "Consolidation, Merger, Sale of Assets" above, consent to the assignment or transfer by the Company or RMI of any of its respective rights and obligations under the Indenture; or (vi) amend or modify any of the provisions of the Indenture relating to the ranking of the Notes or any guarantee in any manner adverse to the holders of the Notes.

     Without the consent of any holder of the Notes, the Company and the Trustee may amend the Indenture to:

     -  cure any ambiguity, omission, defect or inconsistency;

     - provide for the assumption by a successor corporation of the obligations of the Company or a Note Guarantor under the Indenture and the Guarantees, as applicable;

     - provide for uncertificated Notes in addition to or in place of certificated Notes;

     - add Guarantees with respect to the Notes or release Guarantees as provided by the terms of the Indenture;

     - secure the Notes or Guarantees, add to the covenants of the Company or its Restricted Subsidiaries, as applicable, for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or its Restricted Subsidiaries by the Indenture;

     - comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; or

     - if necessary, to effect any addition or release of Senior Notes Collateral permitted under the Indenture or the Security Agreement.

     The holders of greater than 50% in aggregate principal amount of the Outstanding Notes may waive compliance with certain restrictive covenants and provisions of the Indenture.
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GOVERNING LAW; JURISDICTION AND SERVICE OF PROCESS

     The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

     Any legal action or proceeding with respect to the Indenture or the Notes may be brought in the courts of the State of New York or the federal courts of the United States located in The City of New York, and each of the Company and the Note Guarantors consents to the jurisdiction of such courts. Each of the Company and the Note Guarantors irrevocably waives any objection, including any objection to the laying of venue or based on forum non conveniens, which it may have to the bringing of any action or proceeding in such jurisdiction with respect to the Indenture, the Notes, the Security Agreement or any other document related thereto. Notwithstanding the foregoing, (1) the Trustee and/or the Collateral Agent shall have the right to bring any action or proceeding against the Company, the Note Guarantors and their property in the courts of any other jurisdiction the Trustee and/or the Collateral Agent deem necessary or appropriate in order to enforce the obligations of the Company and the Note Guarantors or to realize upon the Senior Notes Collateral or other security for those obligations and (2) each of the Company and the Note Guarantors acknowledges that any appeals from the courts described in the preceding sentence may have to be heard by a court located outside those jurisdictions.

     To the extent allowed by any applicable requirement of law, each of the Company and the Note Guarantors waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to such party at its address set forth in the Indenture and service so made shall be deemed to be completed five days after the same shall have been so posted in the United States (or Canada, as applicable), postage prepaid. Nothing contained in this paragraph shall affect the right of the Trustee and/or the Collateral Agent to serve legal process by any other manner permitted by law.

JUDGMENT CURRENCY

     If for the purpose of obtaining judgment in any court or for the purpose of determining, pursuant to the obligations of the Company or any Note Guarantor, the amounts owing hereunder, it is necessary to convert an amount due hereunder in U.S. dollars into a currency other than U.S. dollars (the "Judgment Currency"), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Trustee or Collateral Agent could purchase, in the New York foreign exchange market, U.S. dollars with the Judgment Currency on the date that is two business days preceding that on which judgment is given or any other payment is due hereunder. Each of the Company and the Note Guarantors agrees that its respective obligation in respect of any U.S. dollars due from it to the holders hereunder shall, notwithstanding any judgment or payment in the Judgment Currency, be discharged only to the extent that, on the business day following the date the Trustee or Collateral Agent receives payment of any sum so adjudged or owing to be due hereunder in the Judgment Currency, the Trustee or Collateral Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market U.S. dollars with the amount of the Judgment Currency so paid; and if the amount of U.S. dollars so purchased or could have been so purchased is less than the amount originally due in U.S. dollars, each of the Company and the Note Guarantors agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Trustee or Collateral Agent against such loss. The term "rate of exchange" in this paragraph means the spot rate at which the Trustee or Collateral Agent, in accordance with normal banking practices is able on the relevant date to purchase U.S. dollars with the Judgment Currency and includes any premium and costs of exchange payable in connection with such purchase.

     No provision of the Indenture, individually or collectively, shall have the effect of requiring the Company to pay interest (as such term is defined in section 347 of the Criminal Code of Canada) at a rate in excess of 60% per annum, taking into account all other amounts which must be taken into account for the purpose thereof and, to such extent, the Company's obligation to pay interest hereunder shall be so limited.

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CERTAIN DEFINITIONS

     The Indenture contains the following certain definitions:

     "Acceleration Right" means a right, which at the time is immediately exercisable (without further notice or lapse of time), by the holders or a trustee to cause the acceleration of the maturity of Indebtedness of the Company or a Restricted Subsidiary having an aggregate principal amount outstanding of at least US$2,500,000;

     "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary) (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness will be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

     "Adjusted Net Cash Flow" means, for any period, the Net Cash Flow plus the Annual Support Amount.

     "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person that owns, directly or indirectly, 10% or more of such Person's equity ownership or Voting Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings relative to the foregoing.

     "Agent" means the relevant agent bank under any Credit Facility established by the Company, and such agent bank's successors and assigns.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, amalgamation, consolidation or sale and leaseback transaction but not the grant of a pledge or security interest) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or any of its Restricted Subsidiaries; or (iii) any other properties or assets (other than cash) of the Company or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (A) any transfer of properties and assets, in a single transaction or series of related transactions, that is governed by the provisions described under "Consolidation, Merger, Sale of Assets," (B) any transfer of properties and assets from any Restricted Subsidiary to the Company in accordance with the terms of the Indenture, (C) any transfer of properties and assets, in a single transaction or series of related transactions, having a market value of less than US$1,000,000 (it being understood that if the market value of the properties or assets being transferred exceeds US$1,000,000, the entire value and not just the portion in excess of US$1,000,000, shall be deemed to have been the subject of an Asset Sale), (D) any transfer of properties and assets which are obsolete (in the case of equipment) to the Company's and its Restricted Subsidiaries' businesses, (E) any transfer of properties and assets to any Restricted Subsidiary, (F) any transfer of properties and assets from any Restricted Subsidiary to any other Restricted Subsidiary and (G) any release of the Senior Notes Collateral permitted under and made in accordance with the provisions of the Indenture or the Security Documents.

     "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the product of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

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     "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar United States federal or state or foreign law (including, without limitation, the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada)) relating to bankruptcy, insolvency, receivership, winding-up, liquidation, consolidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

     "Board of Directors" means the board of directors of the Company or any duly authorized committee of such board.

     "Board Resolution" means a copy of a resolution certified by an Officer of the Company to have been duly adopted by the board of directors of the Company or a duly authorized committee of such board and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Business Opportunities Agreement" means the Business Opportunities Agreement dated as of February 7, 1996, between the Company and International and any amendment, modification or supplement thereto or restatement thereof and any similar agreements entered into after the date of the original issuance of the Notes in accordance with the terms of the Indenture.

     "Capital Lease Obligation" of any Person means any obligation of such Person and its subsidiaries on a consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock and options, warrants or other rights to acquire such Person's capital stock.

     "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than US$500,000,000; (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company organized under the laws of any state of the United States or the District of Columbia and rated A-1 (or higher) according to S&P or P-1 (or higher) according to Moody's or at least an equivalent rating category of another nationally recognized securities rating agency; (iv) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of US$500,000,000; and (v) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within 180 days from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985.

     "Change of Control" means the occurrence of any of the following:

     (a) there is a report filed on Schedule 13D, 14D-1 or 14D-1F (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that any person (for purposes of this definition, as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing), other than any person consisting solely of Lord Black (or his heirs, executors or legal representatives) and his Affiliates, has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of Voting Stock representing 50% or more of the total voting power attached to all Voting Stock of the Company or RMI then outstanding; provided, however, that a person shall not be deemed to be the beneficial owner of, or to own beneficially, (i) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's Affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (ii) any securities if such beneficial ownership (A) arises solely as a result
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          of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to applicable law, and (B) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

     (b) there is a report filed or required to be filed with any securities commission or securities regulatory authority in Canada, disclosing (expressly or otherwise) that any offeror (as the term "offeror" is defined in Section 89(1) of the Securities Act (Ontario) for the purpose of Section 101 of such Securities Act or any successor provision of the foregoing and which term shall include, for greater certainty, any person who directly or indirectly acquires beneficial ownership within the meaning of such Securities Act of, or control or direction over, voting or equity securities of the Company) other than any person consisting solely of Lord Black (or his heirs, executors or legal representatives) and his Affiliates, has directly or indirectly acquired beneficial ownership (within the meaning of the Securities Act (Ontario)) of, or the power to exercise control or direction over, voting or equity securities, or securities convertible into voting or equity securities, of the Company, that together with such offeror's securities (as the term "offeror's securities" is defined in Section 89(1) of the Securities Act (Ontario) or any successor provision thereto in relation to the voting or equity shares of the Company) would constitute Voting Stock of the Company representing 50% or more of the total voting power attached to all Voting Stock of the Company then outstanding;

     (c) any person, other than any person consisting solely of Lord Black (or his heirs, executors or legal representatives) and his Affiliates, directly or indirectly acquires beneficial ownership (within the meaning of the Securities Act (Ontario) of, or the power to exercise control or direction over, voting or equity securities, or securities convertible into voting or equity securities, of RMI, that together with such person's securities (the term "person's securities" to have the same meaning as "offeror's securities" as defined in Section 89(1) of the Securities Act (Ontario) or any successor provision thereto in relation to the voting or equity shares of the RMI) would constitute Voting Stock of RMI representing 50% or more of the total voting power attached to all Voting Stock of RMI then outstanding;

     (d) there is consummated a consolidation (involving a business combination), merger or amalgamation of the Company or RMI, as the case may be, (i) in which the Company or RMI, as the case may be, is not the continuing or surviving corporation or (ii) pursuant to which any Voting Stock of the Company or RMI, as the case may be, would be reclassified, changed or converted into or exchanged for cash, securities or other property, other than (in each case) a consolidation, merger or amalgamation of the Company or RMI, as the case may be, in which the holders of the Voting Stock of the Company or RMI, as the case may be, immediately prior to the consolidation, merger or amalgamation have, directly or indirectly, 50% or more of the Voting Stock of the continuing or surviving corporation immediately after such transaction; or

     (e) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company or RMI (together with any new directors whose election by such Board of Directors, or whose nomination for election by the stockholders of the Company or RMI, as the case may be, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; or

     (f) Lord Black (or his heirs, executors and legal representatives) and his Affiliates cease to beneficially own and control the voting of, directly or indirectly, Voting Stock of the Company or RMI representing a greater percentage of the total voting power attached to the Voting Stock of the Company or RMI than the percentage beneficially owned and controlled, directly or indirectly, by any other single shareholder of the Company or RMI together with its Affiliates (a "Designated Transaction") and there shall occur a Rating Decline.

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     Under the Indenture a "Rating Decline" will be deemed to have occurred if, on any date within the period (the "Rating Period") beginning on the date (the "Reference Date") of the earlier to occur of (A) the first public announcement by the Company or any other Person of an intention to effect any Designated Transaction and (B) the occurrence of such Designated Transaction, and ending on the date 90 days thereafter, either of the following events has occurred: (1) the Notes (or any other securities of the Company which are rated by a Rating Agency on the date which is 61 days prior to the Reference Date (the "Rating Date")) shall be rated by any Rating Agency at any time during the Rating Period at a rating which is lower than the rating of the Notes (or such other securities of the Company, as the case may be) by such Rating Agency on the Rating Date by one or more gradations (including gradations within Rating Categories as well as between Rating Categories) or (2) any Rating Agency shall have withdrawn its rating of the Notes (or such other securities of the Company, as the case may be) during the Rating Period.

     "Class A Common Stock" means the Class A common stock, par value US$0.01 per share, of International.

     "Class B Common Stock" means the Class B common stock, par value US$0.01 per share, of International.

     "Class B Shares" means the 14,990,000 shares of Class B Common Stock pledged pursuant to the Security Agreement as security for the Company's obligations under the Notes and NBI's obligations under the NBI Guarantee, as such number may be adjusted from time to time as permitted by the Indenture or the Security Agreement.

     "Closing Date" means the date on which the Notes are originally issued under the Indenture.

     "Collateral Agent" means the collateral agent under the Indenture, the Intercreditor Agreement and the Security Agreement, which initially shall be Wachovia Trust Company, acting in its capacity as Collateral Agent under such agreements on behalf of and for the benefit of the Trustee and the holders of the Notes.

     "Collateral Account" means a collateral account established by the Company with the Collateral Agent or another financial institution pursuant to and in accordance with the Security Agreement.

     "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

     "Company" means Hollinger Inc., a corporation incorporated under the Canada Business Corporation Act, until a successor Person shall have become such pursuant to the provisions described above under "Consolidation, Merger, Sale of Assets" and thereafter "Company" shall mean such successor Person. To the extent necessary to comply with the requirements of the provisions of Trust Indenture Act Sections 310 through 317 as they are applicable to the Company, the term "Company" shall include any other obligor with respect to the Notes for purposes of complying with such provisions, including any Note Guarantor.

     "Company Request" or "Company Order" means a written request or order signed in the name of the Company by any one of its Chairman of the Board, its Vice Chairman, its President or a Vice President (regardless of Vice Presidential designation), and by any one of its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary, and in form and substance reasonably satisfactory to the Trustee and delivered to the Trustee.

     "Consolidated Assets" means with respect to the Company, the total assets shown on the balance sheet of the Company and its Restricted Subsidiaries, as determined on a Consolidated basis in accordance with GAAP, as of the Company's latest full fiscal quarter.

     "Consolidated Interest Expense" means, with respect to any period, the sum of (i) the interest expense of the Company and the Restricted Subsidiaries for such period, determined on a combined basis in accordance with GAAP (other than any dividends paid by the Company on the Series II Preferred Shares and Series III Preferred Shares or any Capital Stock issued in replacement therefor), including, without limitation,

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(a) amortization of debt discount), (b) the net payments, if any, under interest rate contracts (including amortization of discount), (c) the interest portion of any deferred payment obligation and (d) accrued interest, plus (ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period, and all capitalized interest of the Company and the Restricted Subsidiaries, in each case as determined on a combined basis in accordance with GAAP.

     "Consolidated Net Worth" means the common and preferred stockholders' equity of the Company (exclusive of any redeemable capital stock), as determined on a Consolidated basis and in accordance with GAAP.

     "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and each of its subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP; provided, however, that the accounts of any Unrestricted Subsidiary shall not be consolidated with the Company but instead the interest of the Company or any Restricted Subsidiary therein will be accounted for as an investment on an equity basis. The term "Consolidated" shall have a correlative meaning.

     "Contribution Agreement" means the contribution agreement among RCL, RMI and the Company to be dated the Closing Date.

     "Coverage Ratio" means, with respect to the Company and its Restricted Subsidiaries, the ratio of (x) the sum of Adjusted Net Cash Flow and Consolidated Interest Expense, to (y) the Consolidated Interest Expense for the preceding four quarter period.

     "Credit Facility" means an agreement that the Company and NBI may enter into with one or more Canadian chartered banks and other financial institutions with respect to a credit facility providing for up to Cdn. $15 million in borrowings by the Company and NBI on a revolving line of credit basis, which borrowings may (i) at the option of the Company and subject to such conditions as may be set forth in such agreement, be converted into a term loan having an Average Life to Stated Maturity and Stated Maturity sooner than those of the Notes, provided that at the time of such conversion no Default or Event of Default under the Notes or the Credit Facility has occurred and is continuing, and (ii) be secured by a first priority Lien on any of the assets and properties and rights of the Company or NBI not pledged as collateral for the Notes pursuant to the Security Agreement, as such credit agreement may be amended, amended and restated, renewed, extended, substituted, refinanced, restructured, replaced, supplemented, waived, deferred or otherwise modified from time to time, in each case whether with the same and/or different lenders, and also including all related guarantees, security or pledge arrangements, hedging arrangements and other instruments and agreements executed in connection therewith; provided further that the Agent, any collateral agent and each lender under such Credit Facility shall, concurrently with the execution and delivery of such credit agreement, have executed and delivered an Intercreditor Agreement.

     "Currency Agreements" means one or more of the following agreements which shall be entered into with one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values.

     "Current Market Price" means, with respect to any share of Class A Common Stock or Class B Common Stock of International on any date, the simple average of the daily closing prices for the 45 consecutive Trading Days ending on March 3, 2003 (for purposes of determining the number of shares of Class A Common Stock to be pledged to the Collateral Agent on the Closing Date) or the date on which any of the Pledged Share Collateral is to be released in connection with a partial redemption or repurchase of the Notes permitted by the Indenture, as the content requires. The closing price for each day shall be the last reported sales price of the Class A common stock or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices of the Class A common stock in either case on the New York Stock Exchange (the "NYSE") or if the Class A common stock is not listed or admitted to trading on the NYSE, on the principal national securities exchange on which the Class A common stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sales price of

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the Class A common stock as quoted by NASDAQ or, in case no reported sale takes place, the average of the closing bid and asked prices as quoted by NASDAQ or any comparable system or, if the Class A common stock is not quoted on NASDAQ or any comparable system, the closing sales price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If no such prices are available, the Current Market Price per share shall be the fair value of a share of Class A common stock as determined by the Independent Directors of the Company.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Class A Shares" means the 10,108,302 shares of Class A Common Stock pledged as security for the Company's obligations under the Notes pursuant to the Security Agreement, as such number may be adjusted from time to time as permitted by the Indenture or the Security Agreement.

     "Dividend Offset Amount" means the excess of any Net Dividend Amount received by the Company and NBI in the relevant fiscal year over US$4.65 million.

     "Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time of determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

     Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Floor Amount" means US$14.0 million in each fiscal year, less (i) the aggregate amount of management fees paid in cash by International and its subsidiaries directly to the Company or to its Wholly Owned Restricted Subsidiaries in such fiscal year, and (ii) any Dividend Offset Amount in such fiscal year. With respect to any period that is less than a fiscal year, the Floor Amount shall be calculated pro rata by reference to the number of days in such period, computed on the basis of a 360-day year of twelve 30-day months.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in Canada, consistently applied, which are in effect on the date of the Indenture.

     "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness (or to indemnify another Person for the costs thereof), (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or
(v) otherwise to assure a creditor against loss, provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

     "Guarantees" means the RMI Guarantee and the NBI Guarantee and, if the context requires, the guarantee by any Restricted Subsidiary of the Indenture Obligations.

     "HCPH" means Hollinger Canadian Publishing Holdings Co., a subsidiary of International organized under the laws of the Province of Nova Scotia.

     "Incur" means create, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise incur.

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     "Indebtedness" means, with respect to any Person, without duplication, (i)
all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (or other obligations to former owners of acquired businesses), excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements and Currency Agreements of such Person relating to amounts due on the settlement or termination of those agreements as of the date of determination, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all Guaranteed Debt of such Person, (viii) all Redeemable Capital Stock (whether of the Company or any Restricted Subsidiary) and (without duplication) all Preferred Stock of Restricted Subsidiaries other than Redeemable Capital Stock or Preferred Stock held by Restricted Subsidiaries or the Company, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any Indebtedness of the types referred to in clauses
(i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock or Preferred Stock as if such Redeemable Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock or Preferred Stock, such fair market value to be determined in good faith by the Board of Directors of such Person.

     "Indenture Obligations" means the obligations of the Company under the Indenture or under the Notes to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture and the Notes and the performance of all other obligations to the Trustee, the paying agent and the holders under the Indenture and the Notes, according to the terms thereof.

     "Independent Committee" means a committee of the board of directors of the Company whose membership is composed solely of Independent Directors and meets the requirements of the Toronto Stock Exchange applicable to audit committees as in effect on the date of original issuance of the Notes or a committee of the board of directors of the Company whose membership satisfies any more restrictive requirements of independence of any securities exchange or market on which the Company's equity securities are traded or listed.

     "Independent Director" means a member of the board of directors of a Person that is not an officer, employee or former officer or employee of such Person or one of its Affiliates and, with respect to any transaction or series of related transactions, a member of the board of directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions (including for such purpose the interest of any other Person with respect to whom such director is also a director, officer or employee).

     "Intercreditor Agreement" means an intercreditor agreement among the Trustee, the Collateral Agent, the Agent, and any collateral agent and lenders under the Credit Facility, substantially in the form attached to the Indenture; provided, however that (i) any variations from such form shall not be materially less favorable,
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taken as a whole, to the Trustee, Collateral Agent and the Holders, than the terms and conditions reflected in such form and (ii) the Company and the Note Guarantors shall, at the time such Intercreditor Agreement is entered into, have delivered to the Trustee and the Collateral Agent an Opinion of Counsel confirming the matters set forth in clause (i) of this proviso and such other matters as the Indenture may require and as the Trustee or Collateral Agent may request.

     "Interest Rate Agreements" means one or more of the following agreements which shall be entered into from time to time with one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements.

     "International Intercompany Note" means one or more intercompany notes from the Company and/or NBI to International (or a permitted transferee Affiliate of International) evidencing the remaining Indebtedness after the reduction in principal amount thereof on or prior to the Closing Date by the offset against the original amount of such notes plus accrued and unpaid interest thereon of the purchase price payable by International to the Company in respect of the Share Cancellation Transaction. The International Intercompany Note shall have
(1) a Stated Maturity occurring later than the Stated Maturity of the Notes, and
(2) an Average Life to Stated Maturity greater than the Average Life to Stated Maturity of the Notes.

     "International Subordination Agreement" means a Subordination Agreement in the form attached to the Indenture whereby the Company and International (or a permitted transferee Affiliate of International) agree that any Indebtedness owed by the Company to International (or such transferee) under the International Intercompany Note shall be expressly subordinated in right of payment to the Notes.

     "Investment" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by, any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

     "Lord Black" means Lord Black of Crossharbour, PC(C), OC, KCSG.

     "Material Restricted Subsidiary" means each Restricted Subsidiary of the Company which (i) for the most recent fiscal year of the Company accounted for more than 5% of the Consolidated revenues of the Company and its Restricted Subsidiaries or (ii) at the end of such fiscal year was the owner (beneficial or otherwise) of more than 5% of the Consolidated Assets of the Company and its Restricted Subsidiaries, all as shown on the Company's Consolidated financial statements for such fiscal year.

     "Maturity" when used with respect to any Note means the date on which the principal of such Note becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Purchase Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control, call for redemption or otherwise.

     "NBI" means 504468 N.B. Inc., an indirect wholly owned subsidiary of the Company organized under the laws of the Province of New Brunswick.

     "NBI Guarantee" means the guarantee by NBI of the Indenture Obligations.

     "Negative Net Cash Flow" means Net Cash Flow that is less than zero.

     "Net Cash Flow" means, for any period, Net Income plus, without duplication, (i) the amount of all non-cash items reducing Net Income, (ii) all amounts deducted in the calculation of Net Income on account of depreciation and amortization, and (iii) all taxes provided for in the calculation of Net Income, less, without duplication, (iv) any non-cash items increasing Net Income, (v) all taxes paid in cash during such
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period, (vi) all capital expenditures made in cash during such period, and (vii)
all dividends (excluding dividends on the Company's retractable common shares) made during such period; all calculated in accordance with GAAP as of the last day of any period. The Net Cash Flow of the Company will be calculated in U.S. dollars; any monetary amount in a currency other than U.S. dollars will be converted into U.S. dollars at the average exchange rate prevailing during the relevant period.

     "Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or Cash Equivalents including payments of principal and interest in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire indebtedness where payment of such indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined and reflected in an officers' certificate delivered to the Trustee and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock, as referred to in the "Limitation on Restricted Payments" covenant in the Indenture, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Net Dividend Amount" means the net cash dividend amount received by the Company and NBI in the relevant fiscal year on the shares of Class A Common Stock and Class B Common Stock held by them (including, without limitation, any such shares pledged to the Collateral Agent as Pledged Share Collateral), after deducting (i) any withholding taxes or income taxes paid or payable in cash by the Company or NBI in respect of such dividends, and (ii) any dividends received by the Company or NBI on such number of shares of International held by the Company or NBI that corresponds to the number of Class A Common Stock into which the Series II Preferred Shares are exchangeable.

     "Net Income" of the Company means, for any period, the unconsolidated net income (or loss (and treating a loss as a negative number)) of the Company for such period, adjusted by (a) excluding, without duplication, to the extent included in calculating such net income (or loss), (i) all extraordinary gains and losses, (ii) the net income (or loss) of any Person acquired during the specified period attributable to any period prior to the date of such acquisition, (iii) any gain or loss, realized upon the termination of any employee pension benefit plan, (iv) aggregate gains and losses (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business (provided that any sale of Capital Stock of International for cash would be considered a disposition in the ordinary course of business), (v) any gain from the collection of proceeds of life insurance policies and (vi) any gain or loss arising from the acquisition of any securities of the Company, or the extinguishment, under GAAP, of any Indebtedness of the Company. The Net Income of the Company will be calculated in U.S. dollars; any monetary amount in a currency other than U.S. dollars will be converted into U.S. dollars at the average exchange rate prevailing during the relevant period.

     "Note Guarantors" mean RMI and NBI and, if the context requires, any Restricted Subsidiary guarantor of the Indenture Obligations.

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     "Opinion of Counsel" means a written opinion of counsel, in form and substance reasonably satisfactory to the Trustee, who may be counsel for the Company or the Trustee, and who shall be reasonably acceptable to the Trustee, including but not limited to an Opinion of Independent Counsel.

     "Opinion of Independent Counsel" means a written opinion, in form and substance reasonably satisfactory to the Trustee, by someone who is not an employee or former employee of the Company and who shall be reasonably acceptable to the Trustee.

     "Outstanding" when used with respect to the Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under the Indenture, except:

     (a) Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

     (b) Notes, or portions thereof (other than any Cash Collateralized Notes), for whose payment or redemption money in the necessary amount has been theretofore irrevocably deposited with the Trustee or any paying agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own paying agent) for the Holders of the Notes; provided, that if the Notes are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture or provision therefor reasonably satisfactory to the Trustee has been made;

     (c) Notes, except to the extent provided in the provisions described above under "Defeasance or Covenant Defeasance"; and

     (d) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to the Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee and the Company proof reasonably satisfactory to each of them that such Notes are held by a bona fide purchaser in whose hands the Notes are valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite principal amount of Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which the Trustee actually knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee's right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or such other obligor.

     "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment with the Notes.

     "Permitted Distribution" means a distribution of an aggregate of US$44.1 million by the Company to RCL on or about the Closing Date, by way of repayment of a loan of US$32.6 million owed by the Company to RCL and a loan of US$11.5 million by the Company to RCL, which aggregate amount shall be promptly applied by RCL to repay all outstanding amounts under the RCL Credit Agreement.

     "Permitted Indebtedness" means the following:

     (i) Indebtedness of the Company (including as guarantor of NBI) or NBI under a Credit Facility to be established by the Company in a maximum aggregate principal amount at any one time outstanding (including any refinancings thereof) not to exceed $15,000,000; provided that, if any portion of the Credit Facility is comprised of term loans (defined as loans with an amortizing schedule of principal repayment), such maximum amount shall be reduced to the extent of any permanent repayment of any Indebtedness under such term loans pursuant to the "Limitation on Sale of Assets" covenant in the Indenture;

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     (ii)  Indebtedness of the Company pursuant to the Notes and Indebtedness of any Restricted Subsidiary constituting a Guarantee of the Notes;

     (iii) Indebtedness of the Company or any Restricted Subsidiary outstanding on the date of the Indenture and listed on a schedule to the Indenture, provided that with respect to any Indebtedness of the Company and NBI remaining outstanding on the Closing Date under or in respect of the International Intercompany Note on the Closing Date after giving effect to the Share Cancellation Transaction, none of such Indebtedness shall be deemed to be permitted hereunder unless the Company and NBI shall have entered into the International Subordination Agreement;

     (iv) Indebtedness (a) of the Company owing to a Restricted Subsidiary, or
          (b) of a Restricted Subsidiary owing to another Restricted Subsidiary or the Company; provided that any such Indebtedness is made pursuant to an intercompany note setting forth the principal amount, interest rate and payment dates, the maturity or similar terms and, in the case of Indebtedness of the Company owing to a Restricted Subsidiary, is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes; provided further that (x) any disposition, pledge or transfer of any such Indebtedness to a Person (other than (A) to the Company or a Restricted Subsidiary or (B) a pledge of such Indebtedness to secure Indebtedness existing at such time under, and pursuant to the terms of, the Credit Facility) will be deemed to be an Incurrence of such Indebtedness by the obligor not permitted by this clause (iv), and (y) any transaction pursuant to which any Restricted Subsidiary that has Indebtedness owing to the Company or any other Restricted Subsidiary, ceases to be a Restricted Subsidiary, will be deemed to be the Incurrence of Indebtedness by the Company or such other Restricted Subsidiary that is not permitted by this clause (iv);

     (v) obligations of the Company or any Restricted Subsidiary pursuant to Interest Rate Agreements or Currency Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates or currency exchange rates in respect of Indebtedness of the Company or any of its Restricted Subsidiaries, the notional amount of which (in the case of Interest Rate Agreements) and the notional or exchange amount of which (in the case of Currency Agreements) do not exceed the aggregate principal amount of such Indebtedness;

     (vi) guarantees by Restricted Subsidiaries of Indebtedness of the Company otherwise permitted to be Incurred under the definition of "Permitted Indebtedness" and the "Limitation on Issuances of Guarantees of Indebtedness" covenant in the Indenture;

     (vii) Redeemable Capital Stock or Preferred stock issued by the Company from time to time to finance retractions or redemptions of (a) its outstanding Retractable Common Shares and Series II Preferred Shares (other than any such shares held by Affiliates of the Company) and
           (b) any Series III Preferred Shares not retracted or redeemed with proceeds of Subordinated Indebtedness incurred as permitted under clause (ix) below;

     (viii) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness Incurred as described in clauses (ii), (iii), (vi), (ix) and (x) of this definition of "Permitted Indebtedness" by the Company or by the obligor of such Permitted Indebtedness, including any successive refinancings, so long as (a) such refinancing does not increase the aggregate principal amount of Indebtedness represented thereby and, in the case of Pari Passu Indebtedness or Subordinated Indebtedness, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness and (b) any such refinancing Indebtedness shall not be senior in right of payment to the Indebtedness so refinanced;

     (ix) Subordinated Indebtedness of the Company incurred to finance the redemption price at maturity of the Series III Preferred Shares, so long as (a) such Indebtedness is not in an aggregate principal amount greater than the aggregate redemption price of such Series III Preferred Shares and

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          (b) not more than 50% in principal amount of such Indebtedness has a
          Stated Maturity occurring earlier than that of the Notes;

     (x) Indebtedness of the Company or any Restricted Subsidiary in an aggregate amount at any time outstanding not to exceed US$1,000,000 in respect of purchase money obligations, provided such Indebtedness (a) is Incurred within 180 days of the purchase of the relevant assets,
          (b) does not exceed the actual purchase price of such assets and (c) any related Liens do not extend to any assets other than those being purchased;

     (xi) Subordinated Indebtedness of the Company owing to RMI, where the loans representing such Subordinated Indebtedness have been made by RMI to the Company pursuant to the terms of, and RMI's obligations under, the Support Agreement, provided that such Indebtedness has a Stated Maturity occurring after the Maturity of the Notes and such Indebtedness is expressly subordinated in right of payment to the Notes in accordance with the RMI Subordination Agreement;

     (xii) Subordinated Intercompany Loans of the Company owed to RCL or RMI, representing amounts received by the Company from RCL or RMI, respectively, through voluntary cash contributions by RCL or RMI to the Company after the Closing Date; and

     (xiii) Additional Notes of up to US$30,000,000 principal amount in one or more issuances such that, when all such issuances are aggregated with the Notes originally issued on the date of the Indenture (the "Original Notes"), the maximum aggregate principal amount of Notes would not exceed US$150,000,000, provided that: (a) the Coverage Ratio must be greater than or equal to 150% on the date of such issuance (before taking into account any Additional Notes to be issued), (b) the Coverage Ratio must be greater than or equal to 125% pro forma for such Additional Notes issuance, (c) the aggregate Current Market Price of the Pledged Share Collateral on the date of such issuance (before taking into account any Additional Notes to be issued) is at least 200 percent of the principal amount of Notes outstanding prior to such issuance (excluding any Cash Collateralized Notes), (d) the Company deposits an amount of additional Class A Common Stock and/or Class B Common Stock of International with the Collateral Agent such that the Current Market Price of the additional common stock is at least 200 percent of the principal amount of the Additional Notes to be issued, (e) the Additional Notes are issued at an issue price to investors of not less than 99.377%, (f) the Floor Amount pursuant to the Support Agreement is increased proportionately by multiplying the reference to US$14,000,000 in the definition of Floor Amount by a fraction the numerator of which is the aggregate principal amount of Notes outstanding after such issuance and the denominator of which is the aggregate principal amount of Original Notes, (g) the Company and RMI enter into a supplemental Support Agreement, or amend the Support Agreement with the Trustee and Collateral Agent in order to effect such increase, (h) the Company delivers an opinion of counsel to the Trustee as to the validity and enforceability of such supplement or amendment to the Support Agreement; and (i) the Company delivers an officer's certificate attaching the express written consent of International to the subordination of the International Intercompany Note to any such Additional Notes to the same extent as the Notes issued on the Closing Date.

     For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any refinancing Indebtedness Incurred in the same currency as the Indebtedness being refinanced will be the Dollar Equivalent of the Indebtedness refinanced, except to the extent that (i) such Dollar Equivalent was determined based on a Currency Agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (ii) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in

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which case the Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is Incurred.

     "Permitted Investment" means any of the following:

     (i) Investments in any Restricted Subsidiary or the Company or Investments in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary, or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary;

     (ii)  Investments in the Notes;

     (iii) Indebtedness owing to a Restricted Subsidiary or the Company as described under clause (iv) of the definition of "Permitted Indebtedness";

     (iv) Temporary Cash Investments;

     (v) Investments acquired by the Company or any Subsidiary in connection with an Asset Sale permitted under the "Limitation on Sale of Assets" covenant in the Indenture to the extent such Investments are non-cash consideration as permitted under such covenant;

     (vi) Investments in existence on the date of the Indenture; and

     (vii) in addition to the Investments described in clauses (i) through (vi) of this definition of "Permitted Investment," Investments in any Unrestricted Subsidiary or in any joint venture or other entity in an amount not to exceed $500,000 in the aggregate since the date of the Indenture.

    "Permitted Liens" means:

     (i) Liens for taxes, assessments, governmental charges or claims that are not yet delinquent or are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

     (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens (including maritime Liens) arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

     (iii) Liens incurred or deposits made in the ordinary course of business in connection with workplace safety and insurance compensation, unemployment insurance and other types of social security;

     (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

     (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

     (vi) Liens (including extensions, renewals and replacements thereof) upon real or personal property, including Capital Stock, acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred in accordance with clause
          (x) of the definition of "Permitted Indebtedness";

     (vii) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such

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           Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

     (viii) Liens in favor of the Company or any Restricted Subsidiary;

     (ix) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

     (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     (xi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements;

     (xii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; and

     (xiii) Liens granted by the Company on or after the date of the Indenture in favor of International in and to the Company's rights under the guarantee by RCL of RMI's obligations to the Company under the Contribution Agreement and the Support Agreement.

     "Permitted Transfer" shall mean an assignment (duly consented to by International) to (a) the Company or (b) any other existing or new direct or indirect Subsidiary of RCL provided that such entity is (i) formed under the laws of Canada or any province thereof or the United States of America or any state thereof, (ii) has a Consolidated Net Worth at least equal to that of RMI and (iii) has no greater Indebtedness or other liabilities required to be recorded on its balance sheet (as reflected on the most recently available financial statements of such entity) by Canadian or U.S. Generally Accepted Accounting Principles, as applicable, or contingent obligations than those reflected on RMI's most recent balance sheet.

     "Pledged Agreements" means (i) the fee and other contract rights under the Services Agreements pledged as security for the obligations of RMI under its Guarantee pursuant to the Security Agreement and (ii) the support payment and other contract rights under the Support Agreement pledged as security for the Company's obligations under the Notes pursuant to the Security Agreement.

     "Pledged Share Collateral" means the Designated Class A Shares and the Class B Shares.

     "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

     "Public Equity Offering" means a public offering of Qualified Capital Stock of the Company.

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "Rating Agency" means Standard & Poor's Corporation and its successors ("S&P"), and Moody's Investors Service, Inc. and its successors ("Moody's"), or if S&P and Moody's or both shall not make a rating of the Notes publicly available, a nationally recognized United States statistical rating agency or agencies, substituted for S&P or Moody's or both, as the case may be.

     "Rating Category" means each major rating category symbolized by (a) in the case of S&P, AAA, AA, A, BBB, BB, B, CCC, CC and C and each such Rating Category shall include pluses or minuses ("gradations") modifying such capital letters; and (b) in the case of Moody's, Aaa, Aa, A, Baa, Ba, B, Caa, Ca and C and each such Rating Category shall include added numerals such as 1, 2 or 3 ("gradations") modifying such letters.

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     "RCL" means The Ravelston Corporation Limited, a corporation incorporated under the laws of Ontario, and any successor Person.

     "RCL Credit Agreement" means the credit agreement dated as of July 6, 1999 among RCL, each financial institution from time to time signatory thereto, and the lead arranger and administrative agent, syndication agent and documentation agent named therein, as amended through February 24, 2003.

     "RCL Repayment Amount" means, for any period, any permanent repayment of the principal amount of Indebtedness owing by RCL to the Company that is received by the Company during such period.

     "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, would upon the happening of an event or passage of time, be required to be redeemed in cash prior to any Stated Maturity of the principal of the Notes. For the avoidance of doubt, Redeemable Capital Stock shall not be deemed to include any Capital Stock of the Company that is retractable or redeemable at the option of the holder thereof for cash or Class A Common Stock at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof, solely for so long as the Company continues to qualify as a "mutual fund corporation" under the Income Tax Act (Canada).

     "Restricted Investment" means any Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

     "RMI" means Ravelston Management Inc., a corporation incorporated under the laws of Ontario, and any successor Person.

     "RMI Guarantee" means the guarantee by RMI of the Indenture Obligations.

     "RMI Subordination Agreement" means a Subordination Agreement in the form attached to the Indenture whereby the Company and RMI agree that any Indebtedness owed by the Company to RMI under the Support Agreement shall be expressly subordinated in right of payment to the Notes.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Agreement" means the Security Agreement dated as of the Closing Date between the Company, RMI, NBI and the Trustee and the Collateral Agent governing (i) the first priority security interest granted by RMI over the Services Agreements in favor of the Collateral Agent, (ii) the first priority pledge granted by the Company and NBI over the Pledged Share Collateral in favor of the Collateral Agent and (iii) the first priority security interest granted by the Company in the Support Agreement in favor of the Collateral Agent.

     "Security Documents" means the Security Agreement and all other agreements, instruments and documents entered into by the Company and the Note Guarantors from time to time for the purpose of creating and perfecting the security interests in favor of the Collateral Agent in the Senior Notes Collateral.

     "Senior Notes Collateral" means the Pledged Share Collateral, the Pledged Agreements, any amounts on deposit in the Collateral Account and all other collateral securing the Notes and the Guarantees from time to time as described in the Security Agreement and under the section entitled "Description of the Collateral and the Intercreditor and Support Arrangements."

     "Series II Preferred Shares" means the series of preference shares of the Company designated as Exchangeable Non-Voting Preference Shares Series II.

     "Series III Preferred Shares" means the series of preference shares of the Company designated as Retractable Non-Voting Preference Shares Series III.

     "Services Agreements" mean (1) the Services Agreement dated as of January 1, 1998 between International and RCL, as assigned by RCL to RMI pursuant to the Transfer and Consent Agreement dated July 5, 2002 (the "International Services Agreement"), and (2) the Amended and Restated Services Agreement dated as of December 1, 1999 between HCPH (successor in interest to Southam Inc.) and RCL,

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as assigned by RCL to RMI pursuant to the Transfer and Consent Agreement dated
July 5, 2002 (the "HCPH Services Agreement") and, in each case, as the same may be amended in accordance with the terms of the Security Agreement.

     "Share Cancellation Transaction" means the cancellation of 2,000,000 shares of Class A Common Stock by way of the repurchase of such shares by International from the Company, NBI and/or their nominees and the redemption of 93,206 shares of International's Series E preferred stock by NBI.

     "Stated Maturity," when used with respect to any Indebtedness or any installment of interest thereon, means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

     "Subordinated Indebtedness" means (i) in the case of any Person other than the Company, Indebtedness of such Person that is expressly subordinate in right of payment to any other Indebtedness of such Person pursuant to a written agreement, and (ii) in the case of the Company, Indebtedness of the Company that is expressly subordinate in right of payment to the Notes.

     "Subordinated Intercompany Loans" means Subordinated Indebtedness of the Company that, in accordance with its terms, is not required to be repaid (including, without limitation, with respect to any principal, premium, redemption amount or interest), and may not be declared due and payable by the lender, at any time prior to the Stated Maturity of the Notes, such that no cash payment is required to be made by the Company in respect of such Indebtedness (including without limitation, in respect of interest) for so long as any Notes are outstanding.

     "Subsidiary" means any Person a majority of the equity ownership of the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more Subsidiaries, or by the Company and one or more other Subsidiaries.

     "Sugra" means Sugra Limited, a wholly owned subsidiary of the Company organized under the laws of the Province of Ontario.

     "Support Agreement" means the agreement between RMI and HI to be dated the Closing Date, as amended or supplemented from time to time in accordance with the Indenture.

     "Temporary Cash Investments" means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, the Trustee or a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than US$500,000,000, with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Restricted Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (iv) any money market deposit accounts issued or offered by the Trustee or a domestic commercial bank having capital and surplus in excess of US$500,000,000.

     "Trading Day" means, with respect to a security, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not generally traded on the exchange or market on which such security is traded.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

     "Unrestricted Subsidiary" means (a) as of the date of the Indenture, International and its Subsidiaries, and Domgroup Ltd. (excluding NBI, Sugra and 10 Toronto Street Inc.), and (b) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary after the date of the Indenture pursuant to a Board Resolution in accordance with the "Restricted Subsidiaries" covenant of the Indenture; provided,

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however, that a Person may not be designated as an Unrestricted Subsidiary unless (i) the creditors of such Person have no direct or indirect recourse (including, but not limited to, recourse with respect to the payment of principal or interest on Indebtedness of such Subsidiary) to the Company or a Restricted Subsidiary and (ii) a default by such Person on any of its Indebtedness will not result in, or permit any holder of Indebtedness of the Company or a Restricted Subsidiary to declare, a default on such Indebtedness of the Company or a Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity. Any Subsidiary of an Unrestricted Subsidiary shall be an Unrestricted Subsidiary for purposes of the Indenture. (other than, in the case of Domgroup Ltd., NB Inc., Sugra and 10 Toronto Street Inc.).

     "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary all the outstanding Capital Stock (other than directors' qualifying shares) of which are owned by the Company or another Wholly Owned Restricted Subsidiary.

BOOK ENTRY; DELIVERY AND FORM

     Except as provided below, each exchange Note to be issued to a holder exchanging an initial Note held through a Global Note will be issued in the form of one or more Global Notes in definitive, fully registered form without interest coupons and will be deposited with, or on behalf of The Depository Trust Company, New York, New York, or with the trustee, as custodian for DTC, and registered in the name of a nominee of DTC.

     Unless and until it is exchanged in whole or in part for exchange Notes of that class in definitive form, a Global Note may not be transferred except as a whole to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any nominee to a successor depository or a nominee of a successor depository.

     If a holder of initial Notes holds initial Notes in physical form, exchange Notes issued to the holder will be in physical form.

     Except in the limited circumstances described below under "Certificated Notes", owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificated Notes. The Notes are not issuable in bearer form.

     The Notes will be issued only in fully registered form in denominations of US$1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

     The Company will initially appoint the trustee at its corporate trust office as paying agent and registrar for the Notes. In those capacities, the trustee will be responsible for, among other things,

     - maintaining a record of the aggregate holdings of Notes and accepting Notes for exchange and registration of transfer,

     - ensuring that payments of principal, premium, if any, and interest in respect of the Notes received by the trustee from us are duly paid to DTC or its nominees, and

     -  transmitting to the Company any notices from holders.

     The Company will keep at the office of the registrar a register in which, subject to reasonable regulations prescribed by it, the Company will provide for the registration of the Notes and registration of transfers of the Notes. The Company may vary or terminate the appointment of any paying agent or registrar, or appoint additional or other paying agents or approve any change in the office through which any paying agent acts, provided that there shall always be a paying agent and registrar in the Borough of Manhattan, in the City of

New York, New York. The Company will cause notice of any resignation, termination or appointment of the trustee or any paying agent or registrar, and of any change in the office through which any paying agent will act, to be provided to holders of the Notes.

GLOBAL NOTES

     The following description of the operations and procedures of DTC, the Euroclear System and Clearstream Banking are provided for convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     Upon the issuance of the Notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the Global Notes to the accounts of DTC participants or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be made only through, records maintained by DTC, or any other nominee appointed by DTC (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     As long as DTC, or its nominee, is the registered holder of a Global Note, DTC or the nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by the Global Note for all purposes under the indenture and the Notes. Unless DTC notifies us that it is unwilling or unable to continue as a depositary for a Global Note, or ceases to be a "clearing agency" registered under the Exchange Act, or announces an intention permanently to cease business or does in fact do so, or an Event of Default has occurred and is continuing with respect to a Global Note, owners of beneficial interests in a Global Note will not be entitled to have any portions of the Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders of the Global Note (or any Notes represented by it) under the indenture or the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the indenture and, if applicable, those of CDS, Euroclear and Clearstream). In the event that owners of beneficial interests in a Global Note become entitled to receive Notes in definitive form, the Notes will be issued only in registered form in denominations of US$ 1,000 and integral multiples thereof.

     Payments of the principal of, premium, if any, and interest on the Global Notes will be made to DTC or its nominee as the registered owner thereof. None of us, the trustee nor any of our or their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

     Subject to the following considerations, beneficial interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in those interests will therefore settle in immediately available funds. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note for the Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Those payments will be the responsibility of those participants.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in CDS, Euroclear and Clearstream will be made in the ordinary way in accordance with their respective rules and operating procedures.

     Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected in DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. CDS, Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for CDS, Euroclear or Clearstream. Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the Global Note from a DTC participant will be credited, and the crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received on Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant CDS, Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

     DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interest in the Global Notes is credited and only in respect of the portion of the aggregate principal amount of the Notes as to which the participant or participants has or have given the direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute the Notes to its participants.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thus eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Clearstream have agreed to the above procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform the procedures, and the procedures may be discontinued at any time. Neither we nor the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial owner interests in the Global Notes.

CERTIFICATED NOTES

     If DTC is at any time unwilling or unable to continue as a depositary for the reasons given above under "Global Notes", or, in the case of a Global Note held for an account of Euroclear or Clearstream, Euroclear or Clearstream, as the case may be, is closed for business for 14 continuous days or announces an intention to cease or permanently ceases business, we will issue certificates for the Notes in definitive, fully registered, non-global form without interest coupons in exchange for the Global Notes. In all cases, certificates for Notes delivered in exchange for any Global Note or beneficial interests in the Notes will be registered in the names, and issued in any approved denominations, requested by DTC.

               CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     Under the existing laws of Canada and all proposals to amend such laws announced by the Minister of Finance prior to the date hereof and the current published administrative policies of the Canada Customs and Revenue Agency, the payment by the Company of interest, principal or premium on the Notes to a holder who acquires Notes pursuant to this prospectus who is a non-resident of Canada and with whom the Company deals at arm's length within the meaning of the Income Tax Act (Canada) (the "Act") at the time of making the payment will be exempt from Canadian withholding tax. For the purposes of the Act, related persons (as therein defined) are deemed not to deal at arm's length and it is a question of fact whether persons not related to each other deal at arm's length.

     No other tax on income (including taxable capital gains) will be payable under the Act in respect of the holding, redemption or disposition of the Notes or the receipt of interest or premium thereon by holders who are neither residents nor deemed to be residents of Canada for the purposes of the Act and who do not use or hold and are not deemed to use or hold the Notes in carrying on business in Canada for the purposes of the Act. The foregoing may not be applicable to a holder that is a non-resident insurer that carries on an insurance business in Canada and elsewhere.

     This summary is of a general nature only and is not intended to be, and shall not be interpreted as, legal or tax advice to any particular holder of the Notes. This summary does not take into account tax legislation or considerations of any jurisdiction other than Canada. Purchasers of the Notes should consult their own tax advisors with respect to their particular circumstances.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax consequences of the exchange of old Notes for new Notes in accordance with the exchange offer and the ownership and disposition of a new Note by an individual citizen or resident of the United States for U.S. federal income tax purposes, a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to United States federal income taxation regardless of its source, or any trust if (i) a United States court is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust or if the trust has validly made an election to be treated as a U.S. person under the applicable Treasury Regulations (collectively, a "U.S. Holder"). This summary only applies to U.S. Holders that hold the Notes as a "capital asset" for investment, under Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

     This summary is based on the Code, the Treasury regulations, published rulings of the Internal Revenue Service (the "IRS") and decisions all in effect on the date hereof, and all of which are subject to change (possibly with retroactive effect) and differing interpretations. This summary is intended for general information only and does not discuss all of the tax consequences that may be relevant to the particular circumstances of a U.S. Holder or to U.S. Holders subject to special tax rules, such as banks and other financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, or persons that hold the Notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction and holders of ten percent or more of the voting shares of the Company. In addition, this summary does not address the tax consequences applicable to subsequent purchasers of the Notes or persons who are not U.S. Holders. Because individual circumstances may differ, U.S. Holders should consult their own tax advisors concerning the application of United States federal income tax law, as well as the laws of any state, local or foreign taxing jurisdiction, to their particular situations. See "Certain Canadian Federal Income Tax Considerations".

     Exchange of Old Notes for New Notes. The exchange of old Notes for new Notes will not be a taxable exchange for U.S. federal income tax purposes. As a result, a U.S. Holder will not recognize taxable gain or loss solely by reason of the receipt of new Notes in exchange for old Notes. A U.S. Holder's holding period in the new Notes will include the holder's holding period in the old Notes and the holder's adjusted tax basis in the new Notes will equal the holder's adjusted tax basis in the old Notes. In addition, any market discount or bond premium (discussed below) applicable to the old Notes should carry over to the new Notes.

     Taxation of Stated Interest. For United States federal income tax purposes, interest (including additional amounts, if any, in the event that any Canadian taxes are required to be withheld, as may be necessary to ensure that the net amount received by a holder is not less than the amount the holder would have received if such taxes had not been withheld) on a Note generally will be taxable to a U.S. Holder as ordinary income at the time received or accrued, in accordance with such holder's method of accounting for such United States federal income tax purposes. Subject to applicable limitations under the Code and the Treasury regulations and subject to the discussion below, any Canadian withholding tax imposed on interest payments in respect of the Notes will be treated as a foreign income tax eligible for credit against a U.S. Holder's U.S. federal income tax liability (or, at a U.S. Holder's election, may be deducted in computing taxable income). Interest paid by the Company on the Notes will generally constitute income from sources outside the United States and, with certain exceptions, will be "passive" or possibly "financial services" income, or, if Canadian withholding tax is imposed on the interest payments at the rate of 5% or higher, "high withholding tax interest" for U.S. foreign tax credit purposes. Under the Code, foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities. Further, the IRS has announced that future regulations could disallow foreign tax credits (including on a retroactive basis) in respect of arrangements in which a U.S. Holder's reasonably expected economic profit, after non-U.S. taxes, is insubstantial compared to the value of the expected foreign tax credits. No such regulations have been issued to date. The rules regarding U.S. foreign tax credits are very complex. U.S. Holders should consult their own tax advisors concerning the implications of U.S. foreign tax credit rules in light of their particular circumstances.

     Market Discount. If a U.S. Holder purchased a note for less than the stated redemption price of the note at maturity, the difference is considered market discount, subject to a statutory de minimis exception. Under the de minimis exception, market discount is treated as zero if the market discount is less than 1/4 of one percent of the stated redemption price of the note multiplied by the number of complete years to maturity from the date acquired. If a U.S. Holder exchanges an old Note, with respect to which there is a market discount, for a new Note pursuant to the exchange offer, the market discount applicable to the old Note should carry over to the new Note received. If a U.S. Holder acquired a note at a market discount, the U.S. Holder will be required to treat as ordinary income any partial principal payment or gain recognized on the disposition of that note to the extent of the market discount which has not previously been included in such U.S. Holder's income and is treated as having accrued at the time of the payment or disposition. In addition, a U.S. Holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction, unless the U.S. Holder elects to include market discount in income as it accrues.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue on a constant interest method. A U.S. Holder may elect to include market discount in income currently as it accrues on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     Amortizable Premium. If a U.S. Holder acquired a note for an amount which is greater than its principal amount, the U.S. Holder will be considered to have purchased the note with amortizable bond premium equal to the amount of that excess. If a U.S. Holder exchanges an old Note, with respect to which there is bond premium, for a new Note pursuant to the exchange offer, the bond premium applicable to the old Note should carry over to the new Note received. A U.S. Holder may elect to amortize the premium using a constant yield method over the period from the acquisition date to the maturity date of the note. Amortized amounts may be offset only against interest paid with respect to the note. Once made, an election to amortize and offset interest on the note may be revoked only with the consent of the IRS and will apply to all Notes a

U.S. Holder holds on the first day of the taxable year to which the election relates and to subsequent taxable years and to all Notes a U.S. Holder subsequently acquires.

     Sale or Other Taxable Disposition of the Notes. Upon the sale, exchange or redemption of a Note, a U.S. Holder will recognize gain or loss, if any, equal to the difference between the amount realized on such sale, exchange or redemption (other than amounts received that are attributable to accrued but unpaid interest, which amounts shall be taxable as ordinary income to the extent not previously included in the gross income of the U.S. Holder) and such U.S. Holder's adjusted tax basis in the Note. Assuming the Note was held by a U.S. Holder as a capital asset, such gain or loss generally will constitute capital gain or loss, and will be long-term capital gain or loss if the Note was held by such U.S. Holder for more than one year. U.S. Holders who are individuals can qualify for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deduction of capital losses is subject to limitations under the Code. Gain realized by a U.S. Holder on a sale or other disposition of the Notes generally will be treated as U.S.-source income for U.S. foreign tax credit purposes.

     Backup Withholding. In general, information reporting requirements will apply to interest and to the proceeds received on the disposition of the Notes paid within the United States (and in certain cases, outside the United States) to U.S. Holders, other than certain exempt recipients (such as corporations). A backup withholding tax of 28% may apply to such amounts if a U.S. Holder (i) fails to establish properly that it is entitled to an exemption, (ii) fails to furnish or certify his or her correct taxpayer identification number to the payer in the manner required, (iii) is notified by the IRS that he or she has failed to report payments of interest or dividends properly, or (iv) under certain circumstances, fails to certify that he or she has been notified by the IRS that he or she is subject to backup withholding for failure to report interest or dividend payments. Backup withholding tax is not an additional tax and the amount of any backup withholding may be refunded or allowed as a credit against the U.S. Holder's U.S. federal income tax liability, provided that correct information is provided to the IRS.

     THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING OLD NOTES FOR NEW NOTES, HOLDING NEW NOTES AND DISPOSING OF THE NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for 180 days after the closing of the exchange offer we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests these documents from the Exchange Agent for use in connection with resales of the
Notes. In addition, until          , 2003, all dealers effecting transactions in
the Notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of Notes by broker-dealers. Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale of the Notes may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Notes. Any broker-dealer that resells Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the Notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of Notes and any commissions or concessions received by any persons deemed to be underwriters may be deemed to be underwriting compensation under the Securities Act. The enclosed letter of transmittal states that by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the closing of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for Notes in the exchange offer on terms which may differ from those contained in the prospectus and the enclosed letter of transmittal. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding old notes have been exchanged for Notes, subject to the terms and conditions in the prospectus and letter of transmittal distributed by us in connection with these additional exchange offers.

                                 LEGAL MATTERS

     Certain legal matters in connection with the offering and sale of the Notes will be passed upon for us by Torys LLP, 237 Park Avenue, New York, New York 10017 and 3000, Maritime Life Tower, 79 Wellington Street W., Toronto, Ontario, M5K 1N2.

                                    EXPERTS

     The consolidated financial statements of the Company and NB Inc. and the financial statements of RMI as of December 31, 2001 and 2002, and for each of the years in the three-year period ended December 31, 2002, included in this prospectus have been audited by KPMG LLP, independent accountants, as stated in their reports appearing herein. The audit reports covering the financial statements of the Company and NB Inc. include "Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Differences" which refers to changes in accounting policies for the adoption of the provisions of new accounting standards for earnings per share, income taxes, and goodwill and intangible assets and in the case of the Company, for retroactive adjustments.

                         INDEX TO FINANCIAL STATEMENTS

HOLLINGER INC.
Audited Consolidated Financial Statements
  Report of KPMG LLP, Independent Auditors..................    F-2
  Consolidated Balance Sheets as of December 31, 2001 and
     2002...................................................    F-4
  Consolidated Statements of Earnings for the Year Ended
     December 31, 2000, 2001 and 2002.......................    F-5
  Consolidated Statements of Deficit for the Years Ended
     December 31, 2000, 2001 and 2002.......................    F-6
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 2000, 2001 and 2002.......................    F-7
  Notes to Consolidated Financial Statements................    F-8

504468 N.B. INC.
Audited Consolidated Financial Statements
  Report of KPMG LLP, Independent Auditors..................   F-80
  Consolidated Balance Sheets as of December 31, 2001 and
     2002...................................................   F-82
  Consolidated Statements of Earnings for the Year Ended
     December 31, 2000, 2001 and 2002.......................   F-83
  Consolidated Statements of Retained Earnings (Deficit) for
     the Years Ended December 31, 2000, 2001 and 2002.......   F-84
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 2000, 2001 and 2002.......................   F-85
  Notes to Consolidated Financial Statements................   F-86

RAVELSTON MANAGEMENT INC.
Audited Financial Statements
  Report of KPMG LLP, Independent Auditors..................  F-141
  Balance Sheets as of December 31, 2001 and 2002...........  F-142
  Statements of Income for the Years Ended December 31,
     2000, 2001 and 2002....................................  F-143
  Statements of Retained Earnings for the period July 5,
     2002 to December 31, 2002..............................  F-143
  Statements of Cash Flows for the Years Ended December 31,
     2000, 2001 and 2002....................................  F-144
  Notes to Financial Statements.............................  F-145

                                AUDITORS' REPORT

To the Board of Directors of Hollinger Inc.

     We have audited the consolidated balance sheets of Hollinger Inc. as at December 31, 2001 and 2002 and the consolidated statements of earnings, deficit and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

Toronto, Canada

April 1, 2003, except
as to note 29, which is                                             /s/ KPMG LLP
as of June 19, 2003                                        Chartered Accountants

                     COMMENTS BY AUDITORS FOR U.S. READERS
                    ON CANADA -- U.S. REPORTING DIFFERENCES

     In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company's financial statements, such as the changes described in note 2, or when there is a retroactive adjustment such as those described in note 26v), to the consolidated financial statements as at December 31, 2001 and 2002 and for each of the years in the three-year period ended December 31, 2002. Our report to the shareholders dated April 1, 2003 is expressed in accordance with Canadian reporting standards, which do not require a reference to such changes in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the financial statements.

Toronto, Canada                                                     /s/ KPMG LLP
April 1, 2003                                              Chartered Accountants

                                 HOLLINGER INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31
                                                              -----------------------
                                                                 2001         2002
                                                              ----------   ----------
                                                                 (IN THOUSANDS OF
                                                                 CANADIAN DOLLARS)
ASSETS
CURRENT ASSETS
Cash and cash equivalents (note 3)..........................  $  806,347   $  188,852
Escrow deposits (note 10a)).................................          --      859,128
Accounts receivable.........................................     336,438      355,031
Prepaid expenses............................................      17,604       28,499
Inventory...................................................      36,506       22,058
                                                              ----------   ----------
                                                               1,196,895    1,453,568
INVESTMENTS (note 5)........................................     259,435      210,145
CAPITAL ASSETS (note 6).....................................     666,501      660,501
GOODWILL (note 7)...........................................     174,324      913,327
OTHER INTANGIBLE ASSETS (note 7)............................   1,177,544      185,143
DEFERRED FINANCING COSTS AND OTHER ASSETS (note 8)..........     154,543      193,537
                                                              ----------   ----------
                                                              $3,629,242   $3,616,221
                                                              ==========   ==========
LIABILITIES
CURRENT LIABILITIES
Bank indebtedness (note 9)..................................  $  129,475   $   90,810
Accounts payable and accrued expenses.......................     358,444      337,086
Amounts due to related parties (note 23d))..................      45,919       79,655
Income taxes payable........................................     463,853      476,387
Deferred revenue............................................      65,627       67,612
Retractable preference shares (note 11).....................          --      135,299
Deferred unrealized gain on retractable preference shares
  (note 11a))...............................................          --       11,983
Senior Subordinated Notes due 2006 and 2007 (note 10a)).....          --      797,751
Current portion of long-term debt (note 10).................      10,020       16,800
                                                              ----------   ----------
                                                               1,073,338    2,013,383
LONG-TERM DEBT (note 10)....................................   1,341,606      974,770
RETRACTABLE PREFERENCE SHARES (note 11).....................     147,472           --
DEFERRED UNREALIZED GAIN ON RETRACTABLE PREFERENCE SHARES
  (note 11a))...............................................       7,670           --
FUTURE INCOME TAXES (note 18)...............................     486,937      375,479
OTHER LIABILITIES AND DEFERRED CREDITS (note 12)............     109,761      130,648
                                                              ----------   ----------
                                                               3,166,784    3,494,280
                                                              ----------   ----------
MINORITY INTEREST...........................................     725,928      473,272
                                                              ----------   ----------
SHAREHOLDERS' DEFICIENCY
Capital stock (note 13).....................................     271,774      273,759
Deficit.....................................................    (485,313)    (605,145)
                                                              ----------   ----------
                                                                (213,539)    (331,386)
Equity adjustment from foreign currency translation (note
  14).......................................................     (49,931)     (19,945)
                                                              ----------   ----------
                                                                (263,470)    (351,331)
                                                              ----------   ----------
                                                              $3,629,242   $3,616,221
                                                              ==========   ==========
Commitments (note 15)
Contingencies (note 16)
Subsequent events (notes 1, 9, 10a), 16d) and 29)

                                 HOLLINGER INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                YEAR ENDED DECEMBER 31
                                                       ----------------------------------------
                                                          2000           2001           2002
                                                       ----------     ----------     ----------
                                                          (IN THOUSANDS OF CANADIAN DOLLARS
                                                              EXCEPT PER SHARE AMOUNTS)
REVENUE
  Sales..............................................  $3,158,280     $1,822,060     $1,628,198
  Investment and other income........................      28,146         97,282         29,729
                                                       ----------     ----------     ----------
                                                        3,186,426      1,919,342      1,657,927
                                                       ----------     ----------     ----------
EXPENSES
  Cost of sales and expenses.........................   2,586,183      1,730,108      1,453,894
  Depreciation and amortization......................     219,932        144,716         88,193
  Interest on long-term debt.........................     219,970        122,701         92,625
  Other interest.....................................      54,361         55,225         29,122
                                                       ----------     ----------     ----------
                                                        3,080,446      2,052,750      1,663,834
                                                       ----------     ----------     ----------
NET LOSS IN EQUITY-ACCOUNTED COMPANIES...............     (14,115)       (18,571)        (1,233)
                                                       ----------     ----------     ----------
NET FOREIGN CURRENCY LOSSES..........................     (12,288)        (7,470)       (19,741)
                                                       ----------     ----------     ----------
EARNINGS (LOSS) BEFORE THE UNDERNOTED................      79,577       (159,449)       (26,881)
  Unusual items (note 17)............................     700,945       (295,434)       (62,630)
  Income tax (expense) recovery (note 18)............    (260,091)        89,477       (124,025)
  Minority interest..................................    (331,058)       233,508        124,896
                                                       ----------     ----------     ----------
NET EARNINGS (LOSS)..................................  $  189,373     $ (131,898)    $  (88,640)
                                                       ==========     ==========     ==========
EARNINGS (LOSS) PER RETRACTABLE COMMON SHARE (note
  19)
  Basic..............................................  $     5.11     $    (3.91)    $    (2.76)
                                                       ==========     ==========     ==========
  Diluted............................................  $     5.05     $    (4.17)    $    (2.79)
                                                       ==========     ==========     ==========

                                 HOLLINGER INC.

                       CONSOLIDATED STATEMENTS OF DEFICIT

                                                                   YEAR ENDED DECEMBER 31
                                                            ------------------------------------
                                                               2000         2001         2002
                                                            ----------   ----------   ----------
                                                             (IN THOUSANDS OF CANADIAN DOLLARS)
DEFICIT AT BEGINNING OF YEAR
  As previously reported..................................  $(180,732)   $(310,988)   $(485,313)
  Adjustment of prior years' deficit (note 2).............   (291,004)          --           --
                                                            ---------    ---------    ---------
  As restated.............................................   (471,736)    (310,988)    (485,313)
Net earnings (loss).......................................    189,373     (131,898)     (88,640)
                                                            ---------    ---------    ---------
                                                             (282,363)    (442,886)    (573,953)
Adjustment to deficit related to transitional impairment
  charge, net of minority interest (note 1)...............         --           --      (12,071)
Dividends -- retractable common shares....................    (22,177)     (20,216)     (19,220)
Gain (premium) on retraction of retractable common shares
  (notes 13b), 13d) and 13e)).............................     (6,448)     (22,211)         141
Share issue costs.........................................         --           --          (42)
                                                            ---------    ---------    ---------
DEFICIT AT END OF YEAR....................................  $(310,988)   $(485,313)   $(605,145)
                                                            =========    =========    =========

                                 HOLLINGER INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED DECEMBER 31
                                                              -----------------------------------
                                                                 2000         2001        2002
                                                              -----------   ---------   ---------
                                                              (IN THOUSANDS OF CANADIAN DOLLARS)
CASH PROVIDED BY (USED FOR):
OPERATING ACTIVITIES
CASH FLOWS PROVIDED BY (USED FOR) OPERATIONS BEFORE THE
  UNDERNOTED (note 20a))....................................  $   153,579   $(120,211)  $  59,628
Change in non-cash operating working capital (note 20b))....      (82,456)   (144,429)     41,328
Other costs.................................................      (42,188)    (70,234)     48,474
                                                              -----------   ---------   ---------
                                                                   28,935    (334,874)    149,430
                                                              -----------   ---------   ---------
FINANCING ACTIVITIES
Redemption and cancellation of capital stock................         (700)       (273)     (1,064)
Redemption and cancellation of retractable preference
  shares....................................................       (5,133)       (317)       (277)
Premium on retirement of senior notes.......................           --          --     (56,287)
Capital stock of subsidiaries purchased for cancellation by
  subsidiaries..............................................           --     (71,767)   (157,056)
Issue of partnership units and common shares of
  subsidiaries..............................................        8,166      10,637       6,667
Decrease in long-term debt and deferred liabilities.........   (1,280,475)         --          --
Redemption of HCPH Special shares...........................     (140,429)         --          --
Repayment of long-term debt.................................           --    (176,383)   (582,920)
Proceeds from long-term debt................................           --     152,778     514,343
Proceeds from issuance of notes.............................           --          --     474,000
Payment of debt issue costs.................................           --      (7,230)    (24,666)
Escrow deposits and restricted cash.........................           --          --    (859,128)
Dividends...................................................      (22,177)    (20,216)    (16,031)
Dividends and distributions paid by subsidiaries to minority
  interest..................................................     (127,390)   (126,478)    (48,721)
Other.......................................................           --        (204)       (249)
                                                              -----------   ---------   ---------
                                                               (1,568,138)   (239,453)   (751,389)
                                                              -----------   ---------   ---------
INVESTING ACTIVITIES
Proceeds on disposal of fixed assets........................       18,813         157      17,024
Purchase of fixed assets....................................     (112,661)    (91,406)    (63,603)
Proceeds on sale of investment in subsidiary................           --      31,417      38,637
Proceeds on disposal of investments.........................       87,465     919,567       7,188
Additions to investments....................................      (92,735)    (99,040)    (17,636)
Additions to circulation....................................      (37,667)     (3,920)         --
Decrease (increase) in other assets.........................          779      (1,132)       (450)
Investment in newspaper operations..........................     (175,376)         --          --
Proceeds on disposal of newspaper and magazine operations...    2,016,885     376,865          --
                                                              -----------   ---------   ---------
                                                                1,705,503   1,132,508     (18,840)
                                                              -----------   ---------   ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................       (6,825)     14,250       3,304
                                                              -----------   ---------   ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............      159,475     572,431    (617,495)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............       74,441     233,916     806,347
                                                              -----------   ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $   233,916   $ 806,347   $ 188,852
                                                              ===========   =========   =========
CASH FLOW PROVIDED BY (USED FOR) OPERATIONS PER RETRACTABLE
  COMMON SHARE (note 19)
SUPPLEMENTAL DISCLOSURE OF FINANCING AND INVESTING
  ACTIVITIES
  Interest paid.............................................  $   244,592   $ 153,972   $ 108,159
  Income taxes paid.........................................  $    69,710   $ 122,087   $  14,095

                                 HOLLINGER INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

1.  SIGNIFICANT ACCOUNTING POLICIES

GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada, which vary in certain significant respects from United States GAAP. A description of significant differences, as applicable to the Company is included in note 26.

BASIS OF PREPARATION

     These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles using a basis of presentation which assumes that the Company will continue in operation for the foreseeable future and be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company is an international holding company and its assets consist primarily of investments in its subsidiaries and affiliated companies. As a result, the Company's ability to meet its future financial obligations, on a non-consolidated basis, is dependent upon the availability of cash flows from its Canadian and foreign subsidiaries through dividends, management fees and other payments. On a non-consolidated basis during 2002, the Company experienced a shortfall between the dividends and fees received from its subsidiaries and its obligations to pay its operating costs, including interest and dividends on its preference shares and such shortfalls were expected to continue in the future. Accordingly, the Company is dependent upon the continuing financial support of Ravelston Management Inc. ("RMI") to fund such shortfalls and, therefore, pay its liabilities as they fall due. RMI is a wholly owned subsidiary of The Ravelston Corporation Limited ("Ravelston"), the Company's ultimate parent company.

     On March 10, 2003, the date of issue of US $120,000,000 aggregate principal amount of Senior Secured Notes due 2011, RMI entered into a Support Agreement with the Company. Under the agreement, RMI has agreed to make annual support payments in cash to the Company on a periodic basis by way of contributions to the capital of the Company (without receiving any shares of the Company) or subordinated debt. The amount of the annual support payments will be equal to the greater of (a) the non-consolidated negative net cash flow of the Company (which does not extend to outlays for retractions or redemptions) and (b) US$14.0 million per year (less any future payments of services agreements fees directly to the Company or to any of the Company's wholly owned restricted subsidiaries, as they are defined in the indenture governing the Company's Senior Secured Notes due 2011, and any excess in the net dividend amount received by the Company and 504468 N.B. Inc. ("NB Inc.") on the shares of Hollinger International Inc. ("Hollinger International") that the Company and NB Inc. own that is over US$4.65 million per year), in either case, reduced by any permanent repayment of debt owing by Ravelston to the Company. Initially, the support amount to be contributed by RMI is expected to be satisfied through the permanent repayment by Ravelston of its approximate $16.4 million of advances from the Company resulting from the use of proceeds of the Company's offering of Senior Secured Notes. Thereafter, all support amount contributions by RMI will be made through contributions to the capital of the Company without receiving any additional shares of the Company, except that, to the extent that the support payment exceeds the negative net cash flow of the Company, the amounts will be contributed through an interest-bearing, unsecured, subordinated loan to the Company. The support agreement terminates upon the repayment of the Senior Secured Notes, which mature in 2011.

     RMI currently derives all of its income and operating cash flow from the fees paid pursuant to services agreements with Hollinger International and its subsidiaries. RMI's ability to provide the required financial support under the Support Agreement with the Company is dependent on RMI continuing to receive sufficient fees pursuant to those services agreements. The services agreements may be terminated by either party by giving 180 days notice. The fees in respect of the services agreements are negotiated annually with and approved by the audit committee of Hollinger International. The fees to be paid to RMI for the year ending

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

December 31, 2003 amount to approximately US$22.0 million to US$24.0 million and were approved in February 2003. The fees in respect of the periods after December 31, 2003 have not yet been negotiated or approved. If, in any quarterly period after April 1, 2003, the Company fails to receive in cash a minimum aggregate amount of at least US$4.7 million from a) payments made by RMI pursuant to the Support Agreement and b) dividends paid by Hollinger International on its shares held by the Company, net of dividends paid by the Company on its Series 11 preference shares, the Company would be in default under its Senior Secured Notes. Based on the Company's current investment in Hollinger International and the current quarterly dividend paid by Hollinger International of US$0.05 per share, the minimum support payment required to be made by RMI to avoid such a default is approximately US$3.5 million per quarter or US$14.0 million annually. This default could cause the Senior Secured Notes to become due and payable immediately.

     The Company's issued capital stock consists of Series II preference shares, Series III preference shares and retractable common shares each of which is retractable at the option of the holder. On retraction, the Series II preference shares are exchangeable into a fixed number of shares of the Company's Class A common stock of Hollinger International or at the Company's option, cash of equivalent value. The Series III preference shares are currently retractable at the option of the holder for a retraction price payable in cash, which fluctuates by reference to two benchmark Government of Canada bonds having a comparable yield and term to the shares and, after May 1, 2003, for a cash payment of $9.50 per share. The retractable common shares are retractable at any time at the option of the holder at their retraction price (which is fixed from time to time) in exchange for the Company's shares of Hollinger International Class A common stock of equivalent value or, at the Company's option, cash. There is uncertainty regarding the Company's ability to meet future retractions of preference shares and retractable common shares. Under corporate law, the Company is not required to make any payment to redeem any shares in certain circumstances, including if the Company is, or after the payment, the Company would be, unable to pay its liabilities as they come due. If at the time of future retractions, the Company does not have sufficient cash or sufficient available Hollinger International shares of Class A common stock to both fund such retractions and continue to pay its liabilities as they come due, shareholders would not become creditors of the Company but would remain as shareholders until such time as the retraction is able to be completed under applicable law. On May 20, 2003, the Company concluded it was not able to complete retractions of shares submitted after April 30, 2003, without unduly impairing its liquidity (note 29f)).

     The Company's uncertain ability to make payments on future retractions and redemptions of shares is due to the fact that liquidity of its assets is limited at present given that substantially all of its shares of Hollinger International common stock were provided as security for the Senior Secured Notes.

GENERAL BUSINESS

     Hollinger Inc. publishes, prints and distributes newspapers and magazines in Canada, the United Kingdom, the United States of America, and Israel through subsidiaries and associates. In addition, Hollinger Inc. has developed related websites on the Internet. The consolidated financial statements include the accounts of Hollinger Inc., its subsidiaries, other controlled entities and its pro rata share of assets, liabilities,

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

revenue and expenses of joint ventures (collectively, the "Company"). The Company's significant subsidiaries and controlled entities are set out below:

                                                              PERCENTAGE OWNED AS AT DECEMBER 31,
                                                              -----------------------------------
                                                               2000          2001          2002
                                                              -------       -------       -------
Hollinger International Inc. ("Hollinger International")....    47.5%(3)      36.0%(3)      31.8%(3)
Hollinger International Publishing Inc. ("Publishing")......   100.0%(1)     100.0%(1)     100.0%(1)
The Sun-Times Company.......................................   100.0%(1)     100.0%(1)     100.0%(1)
Jerusalem Post Publications Limited ("Jerusalem Post")......   100.0%(1)     100.0%(1)     100.0%(1)
Hollinger Canadian Publishing Holdings Co. ("HCPH
  Co.")(2)..................................................   100.0%(1)     100.0%(1)     100.0%(1)
The National Post Company ("National Post") (note 5c))......    50.0%(1)        --            --
Telegraph Group Limited ("Telegraph").......................   100.0%(1)     100.0%(1)     100.0%(1)
Hollinger Canadian Newspapers, Limited Partnership
  ("Hollinger L.P.")........................................    87.0%(1)      87.0%(1)      87.0%(1)

---------------

(1) Percent owned by Hollinger International.

(2) During 2001 HCPH Co. (formerly Hollinger Canadian Publishing Holdings Inc. ("HCPH")) became the successor to the operations of XSTM Holdings (2000) Inc. (formerly Southam Inc. ("Southam")).

(3) Represents the Company's equity interest in Hollinger International. The Company's voting percentage at December 31, 2002 is 72.8% (2001 -- 71.8% and 2000 -- 73.3%).

FOREIGN CURRENCY TRANSLATION

     Monetary items denominated in foreign currency are translated to Canadian dollars at exchange rates in effect at the balance sheet date and non-monetary items are translated at exchange rates in effect when the assets were acquired or obligations incurred. Revenues and expenses are translated at exchange rates in effect at the time of the transactions. Foreign exchange gains and losses are included in income.

     The financial statements of foreign subsidiaries, all of which are self-sustaining, are translated using the current rate method, whereby all assets and liabilities are translated at year-end exchange rates, with items in the consolidated statements of earnings translated at the weighted average exchange rates for the year. Exchange gains or losses arising from the translation of balance sheet items are deferred and disclosed separately within shareholders' equity. These exchange gains or losses are not included in earnings unless they are actually realized through a reduction of the Company's net investment in the foreign subsidiary. Exchange gains or losses on the translation of exchangeable preference shares are deferred as they have been designated as a hedge of the Company's investment in shares of Hollinger International Class A common stock for which they are exchangeable.

     Effective January 1, 2002, the Company adopted, on a retroactive basis, The Canadian Institute of Chartered Accountants ("CICA") amended Handbook Section 1650, "Foreign Currency Translations" ("Section 1650"), which eliminates the deferral and amortization of foreign currency translation gains and losses on long-term monetary items denominated in foreign currencies, with a fixed or ascertainable life. There was no impact to the Company upon adoption of this standard as at January 1, 2002 or any period presented.

CASH EQUIVALENTS

     Cash equivalents consist of certain highly liquid investments with original maturities of three months or less.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

INVENTORY

     Inventory, principally printing material, is valued at the lower of cost and net realizable value. Cost is determined using the first-in, first-out
(FIFO) method.

CAPITAL ASSETS

     Capital assets are stated at cost. Cost represents the cost of acquisition or construction, including the direct costs of financing until the asset is ready for use.

     Leases which transfer substantially all of the benefits and risks of ownership to the Company or its subsidiaries are recorded as assets, together with the obligations, based on the present value of future rental payments, excluding executory costs.

     Capital assets, including assets under capital leases, are depreciated over their estimated useful lives as follows:

Buildings                                   straight line over 25 to 40 years
Machinery and equipment                     straight line over 4 to 20 years or 7% to
                                            12% on the diminishing-balance basis
Leasehold interests                         straight line over the term of the lease
                                            ranging from 5 to 40 years

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill represents the excess of acquisition costs over estimated fair value of net assets, including definite lived intangibles, acquired in business combinations. Until December 31, 2001, goodwill amortization was calculated using the straight-line method over the respective estimated useful lives to a maximum of 40 years.

     Prior to January 1, 2002, circulation represented the long-term readership of paid newspapers and the Company allocated a portion of the purchase price discrepancy in each business acquired to the cost of circulation. In addition, the Company capitalized costs incurred to increase the long-term readership. Circulation was amortized on a straight-line basis over periods ranging from 10 to 40 years.

     Effective January 1, 2002, the Company adopted the CICA Handbook Section 3062, "Goodwill and Other Intangible Assets" ("Section 3062") and certain transitional provisions of CICA Handbook Section 1581, "Business Combinations" ("Section 1581"). The new standards require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. The standards also specify criteria that intangible assets must meet to be recognized and reported apart from goodwill. In addition, Section 3062 requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment by assessing the recoverability of the carrying value.

     As of the date of adoption of Section 3062 and certain transitional provisions of Section 1581, the Company has discontinued amortization of all existing goodwill, evaluated existing intangible assets and has reclassified from circulation amounts in respect of non-competition agreements and subscriber and advertiser relationships, which meet the new criteria for recognition of intangible assets apart from goodwill. The balance of circulation has been reclassified to goodwill effective January 1, 2002.

     In connection with the Section 3062 transitional impairment evaluation, the Company was required to assess whether goodwill was impaired as of January 1, 2002. The fair values of the Company's reporting units were determined primarily using a multiple of maintainable normalized cash earnings. As a result of this

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

transitional impairment test, and based on the methodology adopted, the Company has determined that the carrying amount of the Jerusalem Post was in excess of the estimated fair value at January 1, 2002. Accordingly, the value of goodwill attributable to the Jerusalem Post of $32.0 million has been written down in its entirety. Such loss, net of related minority interest amounted to $12.1 million and has been recorded as a charge to the opening deficit as at January 1, 2002. The Company has determined that the fair value of all other reporting units is in excess of the respective carrying amounts, both on adoption and at year end for purposes of the annual impairment test.

     In addition to the transitional goodwill impairment test as of January 1, 2002, the Company is required to test goodwill for impairment on an annual basis for each of its reporting units. The Company is also required to evaluate goodwill for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Certain indicators of potential impairment that could impact the Company's reporting units include, but are not limited to, the following: (a) a significant long-term adverse change in the business climate that is expected to cause a substantial decline in advertising spending, (b) a permanent significant decline in a reporting unit's newspaper readership, (c) a significant adverse long-term negative change in the demographics of a reporting unit's newspaper readership and (d) a significant technological change that results in a substantially more cost-effective method of advertising than newspapers.

     Effective January 1, 2002, the Company had unamortized goodwill in the amount of $873.7 million, which is no longer being amortized. This amount reflects the transitional impairment loss of $32.0 million relating to the Jerusalem Post.

     This change in accounting policy cannot be applied retroactively and the amounts presented for prior periods have not been restated for this change. If this change in accounting policy were applied to the reported consolidated statement of earnings for the years ended December 31, 2000 and 2001, the impact of the change, in respect of goodwill and intangible assets not being amortized, would be as follows:

                                                                2000       2001
                                                              --------   ---------
Net earnings (loss) -- as reported..........................  $189,373   $(131,898)
Add goodwill and intangible asset amortization, net of
  income taxes and minority interest........................    31,384      16,978
                                                              --------   ---------
Adjusted net earnings (loss)................................  $220,757   $(114,920)
                                                              ========   =========
Basic earnings (loss) per share -- as reported..............  $   5.11   $   (3.91)
                                                              ========   =========
Basic adjusted earnings (loss) per share....................  $   5.97   $   (3.41)
                                                              ========   =========
Diluted earnings (loss) per share -- as reported............  $   5.05   $   (4.17)
                                                              ========   =========
Diluted adjusted earnings (loss) per share..................  $   5.90   $   (3.64)
                                                              ========   =========

     Adjusted net earnings (loss), noted above, reflects only the reduction in amortization expense of intangibles now classified as goodwill and does not give effect to the impact that this change in accounting policy would have had on the gains and losses resulting from the disposal of operations during 2000 and 2001, nor the expensing of the costs previously capitalized to increase long-term readership in 2000 and 2001.

INVESTMENTS

     Investments are accounted for at cost, except for investments in which the Company exercises significant influence which are accounted for by the equity method. Investments are written down when declines in value are considered to be other than temporary. Dividend and interest income are recognized when earned.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     Prior to the adoption of new accounting standards for goodwill on January 1, 2002, as described above, the excess of acquisition costs over the Company's share of the fair value of net assets at the acquisition date of an equity method investment was amortized on a straight-line basis over its estimated useful life. Effective January 1, 2002, such equity method goodwill is no longer amortized. The Company recognizes a loss when there is other than a temporary decline in the fair value of the investment below its carrying value.

DEFERRED FINANCING COSTS

     Deferred financing costs consist of certain costs incurred in connection with debt financings. Such costs are amortized on a straight-line basis over the term of the related debt.

DERIVATIVES

     The Company uses derivative financial instruments to manage risks generally associated with interest rate and foreign currency exchange rate market volatility. The Company does not hold or issue derivative financial instruments for trading purposes. None of the derivatives has been designated as a hedge. All derivatives are recorded at their fair value with changes in fair value reflected in the consolidated statements of earnings, other than Hollinger International's forward share purchase contracts (described in note 24b)).

STOCK-BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS

     The Company and certain of its subsidiaries have employee stock-based compensation plans. Until December 31, 2001, compensation expense was not recognized on the grant or modification of options under these plans.

     Effective January 1, 2002, the Company adopted the new CICA Handbook
Section 3870, "Stock-based Compensation and Other Stock-based Payments" ("Section 3870"). Under Section 3870, the Company is required to adopt, on a prospective basis, the fair value-based method to account for all stock-based payments made by the Company to non-employees, including employees of Ravelston, the parent company, and employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments, granted on or after January 1, 2002. For all other stock-based payments, the Company has elected to use the settlement method of accounting, whereby cash received on the exercise of stock options is recorded as capital stock.

     Under the fair value-based method, stock options granted to employees of Ravelston by the Company and its subsidiaries are measured at the fair value of the consideration received, or the fair value of the equity instruments issued, or liabilities incurred, whichever is more reliably measurable. Such fair value determined is recorded as a dividend-in-kind in the Company's financial statements with no impact on the Company's net earnings. Section 3870 has been applied prospectively to all stock-based payments to non-employees granted on or after January 1, 2002.

EMPLOYEE BENEFIT PLANS

     The Company accrues its obligations under employee benefit plans and the related costs, net of plan assets. The following policies are applied in accounting for employee benefit plans:

     - The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method pro-rated on service and management's best estimate of expected plan investment performance, salary escalation, retirement ages of employees and expected health care costs.

     - For the purpose of calculating the expected return on plan assets, those assets are valued at fair value.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     - Past service costs from plan amendments are amortized on a straight-line basis over the average remaining service period of employees active at the date of amendment.

     - The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the average remaining service period of active employees. The average remaining service period of the active employees covered by the plans ranges from 8 to 17 years.

INCOME TAXES

     Future income tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded against any future income tax asset if it is more likely than not that the asset will not be realized. Income tax expense is the sum of the Company's provision for current income taxes and the difference between opening and ending balances of future income tax assets and liabilities. The effect on future tax assets and liabilities for change in tax rates is recognized in income in the period that includes the enactment date.

REVENUE RECOGNITION

     The Company's principal sources of revenue comprise advertising, circulation and job printing. As a general principle, revenue is recognized when the following criteria are met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred and services have been rendered, (c) the price to the buyer is fixed or determinable, and (d) collectibility is reasonably assured or is probable. Advertising revenue, being amounts charged for space purchased in the Company's newspapers, is recognized upon publication of the advertisements. Circulation revenue from subscribers, billed to customers at the beginning of a subscription period, is recognized on a straight-line basis over the term of the related subscription. Deferred revenue represents subscription receipts that have not been earned. Circulation revenue from single copy sales is recognized at the time of distribution. In both cases, circulation revenue is recorded net of fees or commissions paid to distributors and retailers and less an allowance for returned copies. Job printing revenue, being charges for printing services provided to third parties, is recognized upon delivery.

LOSS PER SHARE

     Basic loss per share is computed by dividing the net loss by the weighted average shares outstanding during the year. Diluted loss per share is computed similar to the basic loss per share except that the weighted average shares outstanding is increased to include additional shares from the assumed exercise of stock options of Hollinger Inc., if dilutive and the net loss is increased to reflect the impact of additional shares of Hollinger International being issued from the exercise of its stock options and Series E preferred shares, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises were used by Hollinger International to acquire shares of common stock of Hollinger International at the average market price during the year.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The preparation of consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to bad debts, investments, intangible assets, income taxes, restructuring, pensions and other post-

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

retirement benefits, contingencies and litigation. The Company relies on historical experience and on various other assumptions that are believed to be reasonable under the circumstances in making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

     The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances could be required.

     The Company holds minority interests in both publicly traded and not publicly traded Internet-related companies. Some of the publicly traded companies have highly volatile share prices. The Company records an investment impairment charge when it believes an investment has experienced a decline in value that is other than temporary. Future adverse changes in market conditions or poor operating results of underlying investments may not be reflected in an investment's current carrying value, thereby possibly requiring an impairment charge in the future.

     The Company has significant goodwill recorded in its accounts. Certain of its newspapers operate in highly competitive markets. The Company is required to determine annually whether or not there has been any impairment in the value of these assets. Changes in long-term readership patterns and advertising expenditures may affect the value and necessitate an impairment charge. Certain indicators of potential impairment that could impact the Company's reporting units include, but are not limited to, the following: a) a significant long-term adverse change in the business climate that is expected to cause a substantial decline in advertising spending, b) a permanent significant decline in a reporting unit's newspaper readership, c) a significant adverse long-term negative change in the demographics of a reporting unit's newspaper readership, and d) a significant technological change that results in a substantially more cost-effective method of advertising than newspapers.

     The Company sponsors several defined benefit pension and post-retirement benefit plans for domestic and foreign employees. These defined benefit plans include pension and post-retirement benefit obligations, which are calculated based on actuarial valuations. In determining these obligations and related expenses, key assumptions are made concerning expected rates of return on plan assets and discount rates. In making these assumptions, the Company evaluated, among other things, input from actuaries, expected long-term market returns and current high-quality bond rates. The Company will continue to evaluate the expected long-term rates of return on plan assets and discount rates at least annually and make adjustments as necessary, which could change the pension and post-retirement obligations and expenses in the future.

     Unrecognized actuarial gains and losses in respect of pension and post-retirement benefit plans are recognized by the Company over a period ranging from 8 to 17 years, which represents the weighted average remaining service life of the employee groups. Unrecognized actuarial gains and losses arise from several factors, including experience, assumption changes in the obligations and from the difference between expected returns and actual returns on assets. At the end of 2002, the Company had unrecognized net actuarial losses of $233.4 million. These unrecognized amounts could result in an increase to pension expense in future years depending on several factors, including whether such losses exceed the corridor in accordance with CICA Section 3461, "Employee Future Benefits".

     The Company recognized a pension valuation allowance for any excess of the prepaid benefit cost over the expected future benefit. Increases or decreases in global capital markets and interest rate fluctuations could increase or decrease any excess of the prepaid benefit cost over the expected future benefit resulting in

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

an increase or decrease to the pension valuation allowance. Changes in the pension valuation allowance are recognized in earnings immediately.

2.  CHANGE IN ACCOUNTING POLICIES

     a)  Earnings per share

        Effective January 1, 2001, the Company adopted, retroactively with restatement, the recommendations of the CICA Section 3500 with respect to earnings per share. Under the revised standard, the treasury stock method is used instead of the imputed earnings approach for determining the dilutive effect of options, issued warrants or other similar instruments.

        The change in the method of calculation of earnings per share did not impact the previously reported basic earnings per share for 2000. Diluted earnings per share for 2000 were increased from $4.49 per share to $5.05 per share.

     b)  Income taxes

        Effective January 1, 2000, the CICA changed the accounting standard relating to the accounting for income taxes. The new standard adopted the liability method of accounting for future income taxes. Prior to January 1, 2000, income tax expense was determined using the deferral method.

        The Company adopted the new income tax accounting standard retroactively on January 1, 2000, and did not restate the financial statements of any prior periods. As a result, the Company has recorded an increase to deficit of $291,004,000, an increase to the future tax liability of $516,113,000 and a decrease to minority interest of $225,109,000 as at January 1, 2000.

     c)  Goodwill and other intangible assets

        Effective January 1, 2002, the Company adopted CICA Handbook Section 3062, "Goodwill and Other Intangible Assets" ("Section 3062") and certain transitional provisions of CICA Handbook Section 1581, "Business Combinations" ("Section 1581"). The new standards must be adopted prospectively and require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. The standards also specify criteria that intangible assets must meet to be recognized and reported apart from goodwill. The impact of this change in accounting policy is discussed under "Goodwill and Other Intangible Assets" in note 1.

3.  RESTRICTED CASH

     Cash and cash equivalents at December 31, 2001 included US$7,500,000 ($11,944,000) of restricted cash deposited with an escrow agent under the terms of one of Hollinger International's forward share purchase contracts (note
24b)), which were terminated in 2002.

     In addition, US$5,000,000 ($7,963,000) of cash was pledged as security at December 31, 2001 for Hollinger International's US$5,000,000 Restated Credit Facility (note 10f)) under which no amounts were permitted to be borrowed at December 31, 2001. At December 31, 2002, restricted cash includes US$2,000,000 ($3,160,000) deposited in connection with outstanding letters of credit.

4.  ACQUISITIONS AND DISPOSITIONS

     a) In January 2002, the Company sold 2,000,000 shares of Hollinger International Class A common stock to third parties for total cash proceeds of $38.6 million. This transaction, together with the retraction of Series II preference shares of the Company for shares of Hollinger International

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

         Class A common stock (note 11a)), resulted in a pre-tax gain on the effective sales of the Hollinger International shares of $20.1 million (note 17).

     b) In January 2001, Hollinger L.P. completed the sale of UniMedia Company to Gesca Limited, a subsidiary of Power Corporation of Canada, for cash consideration. The publications sold represented the French language newspapers of Hollinger L.P., including three paid circulation dailies and 15 weeklies published in Quebec and Ontario. A pre-tax gain of approximately $75.1 million was recognized on this sale (note 17).

     c) In two separate transactions in July and November 2001, the Company and Hollinger L.P. completed the sale of most of its remaining Canadian newspapers to Osprey Media Group Inc. ("Osprey") for total cash proceeds of approximately $255.0 million plus closing adjustments primarily for working capital. Included in these sales were community newspapers in Ontario such as The Kingston Whig-Standard, The Sault Star, the Peterborough Examiner, the Chatham Daily News and The Observer (Sarnia). Pre-tax gains of approximately $1.5 million were recognized on these sales (note 17). The former Chief Executive Officer of Hollinger L.P. is a minority shareholder of Osprey. Hollinger International's independent directors have approved the terms of these transactions.

        In connection with the two sales of Canadian newspaper properties to Osprey in 2001, to satisfy a closing condition, the Company, Hollinger International, Lord Black of Crossharbour, PC(C), OC, KCSG and three senior executives entered into non-competition agreements with Osprey pursuant to which each agreed not to compete directly or indirectly in Canada with the Canadian businesses sold to Osprey for a five-year period, subject to certain limited exceptions, for aggregate consideration of $7.9 million. Such consideration was paid to Lord Black and the three senior executives and has been approved by Hollinger International's independent directors.

     d) In August 2001, the Company entered into an agreement to sell to CanWest Global Communications Corp. ("CanWest") its 50% interest in the National Post. In accordance with the agreement, the Company's representatives resigned from their executive positions at the National Post effective September 1, 2001. Accordingly, from September 1, 2001, the Company had no influence over the operations of the National Post and the Company no longer consolidated or recorded on an equity basis its share of earnings or losses. The results of operations of the National Post are included in the consolidated results to August 31, 2001. A pre-tax loss of approximately $120.7 million was recognized on the sale and is included in unusual items (note 17).

     e) During 2001, Hollinger International converted all of its Series C Preferred Stock which was held by the Company, at the conversion ratio of 8.503 shares of Hollinger International Class A common stock per share of Series C Preferred Stock into 7,052,464 shares of Hollinger International Class A common stock. The 7,052,464 shares of Class A common stock of Hollinger International were subsequently purchased for cancellation by Hollinger International for a total of US$92.2 million ($143.8 million). The purchase price per share was 98% of the closing price of the shares of Hollinger International Class A common stock and was approved by Hollinger International's independent directors. The Company used the proceeds to reduce its bank indebtedness by $142.0 million (note 9).

        On September 27, 2001, Hollinger International redeemed 40,920 shares of its Series E preferred stock held by the Company at their stated redemption price of $146.63 per share for a total cash payment of $6.0 million.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        In December 2001, the Company sold 2,000,000 shares of Hollinger International Class A common stock to third parties for total cash proceeds of $31.4 million and reduced its bank indebtedness by the same amount (note 9).

        The above transactions, together with the retraction of retractable common shares of the Company in exchange for shares of Hollinger International Class A common stock (note 13d)) and the retraction of Series II preference shares of the Company for shares of Class A common stock of Hollinger International (note 11a)), resulted in a total pre-tax gain on the effective sales of the Hollinger International shares of $59.4 million (note 17).

     f) During 2001, Hollinger International transferred two publications to Horizon Publications Inc. in exchange for net working capital. Horizon Publications Inc. is managed by former Community Group executives and controlled by certain members of the Board of Directors of Hollinger International. The terms of these transactions were approved by the independent directors of Hollinger International.

     g) On November 16, 2000, Hollinger International and its affiliates, Southam and Hollinger L.P. ("Hollinger Group") completed the sale of most of its Canadian newspapers and related assets to CanWest. Included in the sale were the following assets of the Hollinger Group:

        - a 50% interest in National Post, with Hollinger International continuing as managing partner;

        - the metropolitan and a large number of community newspapers in Canada (including the Ottawa Citizen, The Vancouver Sun, The Province (Vancouver), the Calgary Herald, the Edmonton Journal, The Gazette (Montreal), The Windsor Star, the Regina Leader Post, the Star Phoenix and the Times-Colonist (Victoria); and

        -  the operating Canadian Internet properties, including canada.com.

        The sale resulted in the Hollinger Group receiving approximately $1.7 billion cash, approximately $425 million in voting and non-voting shares of CanWest at fair value, and subordinated non-convertible debentures of a holding company in the CanWest group with a fair value of approximately $697 million. The aggregate sale price of these properties at fair value was approximately $2.8 billion, plus closing adjustments for working capital at August 31, 2000 and cash flow and interest for the period September 1 to November 16, 2000 which in total was estimated as an additional $63 million at December 31, 2000. The cash proceeds were used to pay down outstanding debt on Hollinger International's Bank Credit Facility (note 10). The sale resulted in a pre-tax gain of approximately $566.0 million in 2000 which was included in unusual items (note 17).

        In 2001, certain of the closing adjustments were finalized, resulting in an additional pre-tax gain in 2001 of approximately $29.1 million which is included in unusual items (note 17). At December 31, 2002, approximately $60.7 million (2001 -- $57.3 million) in respect of closing adjustments remained due to the Company and is included in accounts receivable. Certain closing adjustments have not yet been finalized. Amounts due bear interest at a rate of approximately 9%. The amount outstanding is subject to negotiation between CanWest and the Company. Adjustments to the balance due, if any, resulting from further negotiations will be recorded as an unusual item.

        In connection with the sale to CanWest, The Ravelston Corporation Limited ("Ravelston"), a holding company controlled by Lord Black, entered into a management services agreement with CanWest and National Post pursuant to which it agreed to continue to provide management services to the Canadian businesses sold to CanWest in consideration for an annual fee of $6 million payable by CanWest. In addition, CanWest will be obligated to pay Ravelston a termination fee of $45 million, in the event that CanWest chooses to terminate the management services agreement or

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        $22.5 million, in the event that Ravelston chooses to terminate the agreement (which cannot occur before December 31, 2002). Also, as required by CanWest as a condition to the transaction, the Company, Ravelston, Hollinger International, Lord Black and three senior executives entered into non-competition agreements with CanWest pursuant to which each agreed not to compete directly or indirectly in Canada with the Canadian businesses sold to CanWest for a five-year period, subject to certain limited exceptions, for aggregate consideration of $80 million paid by CanWest in addition to the purchase price referred to above, of which $38 million was paid to Ravelston and $42 million was paid to Lord Black and the three senior executives. The independent directors of Hollinger International have approved the terms of these payments.

     h) On November 1, 2000, Southam converted the convertible promissory note in Hollinger L.P. in the principal amount of $225,753,000 into 22,575,324 limited partnership units of Hollinger L.P., thereby increasing Hollinger International's interest in Hollinger L.P. to 87.0%.

     i) During 2000, Hollinger International sold most of its remaining U.S. community newspaper properties, including 11 paid dailies, three paid non-dailies and 31 free distribution publications for total proceeds of approximately US$215,000,000 ($325,166,000). Pre-tax gains totalling $75,114,000 were recognized on these sales and were included in unusual items in 2000 (note 17).

       In connection with the sales of United States newspaper properties in 2000, to satisfy a closing condition, Hollinger International, Lord Black and three senior executives entered into non-competition agreements with the purchasers pursuant to which each agreed not to compete directly or indirectly in the United States with the United States businesses sold to the purchasers for a fixed period, subject to certain limited exceptions, for aggregate consideration paid in 2001 of US$600,000 ($917,000). These amounts were in addition to the aggregate consideration paid in respect of these non-competition agreements in 2000 of US$15.0 million ($22.5 million). All such amounts were paid to Lord Black and the three senior executives. The independent directors of Hollinger International have approved the terms of these payments.

     j) Included in the dispositions during 2000 described in note 4i), Hollinger International sold four U.S. community newspapers for an aggregate consideration of US$38.0 million ($56.5 million) to Bradford Publishing Company, a Company formed by a former U.S. Community Group executive and in which some of Hollinger International's directors are shareholders. The terms of this transaction were approved by the independent directors of Hollinger International.

     k) On February 17, 2000, Interactive Investor International, in which Hollinger International owned 51.7 million shares or a 47% equity interest, completed its initial public offering ("IPO") issuing 52 million shares and raising L78,000,000 ($181,000,000). The IPO reduced Hollinger International's equity ownership to 33% and resulted in a dilution gain of $25,775,000 for accounting purposes. Subsequently, Hollinger International sold five million shares of its holding, reducing its equity interest to 28.5% and resulting in a pre-tax gain in 2000 of $2,400,000. Both the dilution gain and gain on sale were included in unusual items in 2000 (note 17). The balance of the investment was sold in 2001 resulting in an additional pre-tax gain in 2001 of $14.7 million (note 17).

     l) In December 2000, Hollinger International acquired four paid daily newspapers, one paid non-daily and 12 free distribution publications in the Chicago suburbs for total cash consideration of US$111,000,000 ($166,744,000). Of the aggregate purchase price, $78,781,000 was ascribed to circulation and $48,244,000 to goodwill.

       All of the Company's acquisitions have been accounted for using the purchase method with the results of operations included in these consolidated financial statements from the dates of acquisition.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        The details of the acquisitions including those detailed above are as follows:

                                                                2000     2001   2002
                                                              --------   ----   ----
Assets acquired, at fair value
  Current assets............................................  $ 19,444    $--    $--
  Fixed assets..............................................    51,724    --     --
  Circulation...............................................    78,781    --     --
  Goodwill and other assets.................................    57,418    --     --
                                                              --------    --     --
                                                               207,367    --     --
                                                              --------    --     --
Less liabilities assumed
  Current liabilities.......................................    16,269    --     --
  Long-term liabilities.....................................    15,722    --     --
                                                              --------    --     --
                                                                31,991    --     --
                                                              --------    --     --
Net cost of investments.....................................  $175,376    $--    $--
                                                              ========    ==     ==

5.  INVESTMENTS

                                                                2001       2002
                                                              --------   --------
ASSOCIATED COMPANIES, AT EQUITY
  The Company
     Cayman Free Press Ltd. -- 40% interest.................  $ 11,245   $ 11,314
  Telegraph
     Trafford Park Printers Limited ("Trafford Park"), West
       Ferry Printers Limited ("West Ferry"), Paper Purchase
       Management Limited ("PPM") and handbag.com Limited
       (handbag) joint ventures -- 50% interests............    29,110     27,763
  Internet-related investments..............................     8,205      8,012
  Other.....................................................     1,490      1,886
                                                              --------   --------
                                                                50,050     48,975
                                                              --------   --------
MARKETABLE INVESTMENTS, AT COST
  CanWest debentures a).....................................    72,259     85,664
  Internet-related investments..............................     6,680      5,812
                                                              --------   --------
                                                                78,939     91,476
                                                              --------   --------
OTHER NON-MARKETABLE INVESTMENTS, AT COST
  Internet and telephony-related investments................    78,272     36,282
  Other.....................................................    52,174     33,412
                                                              --------   --------
                                                               130,446     69,694
                                                              --------   --------
                                                              $259,435   $210,145
                                                              ========   ========

     a) The CanWest debentures were issued by a wholly owned subsidiary of CanWest and are guaranteed by CanWest. The debentures were received on November 16, 2000 as partial consideration for the operations sold to CanWest. Interest on the CanWest debentures is calculated, compounded and payable semi-annually in arrears at a rate of 12.125% per annum. At any time prior to November 5, 2005, CanWest may elect to pay interest on the debentures by way of non-voting shares of CanWest, debentures in substantially the same form as the CanWest debentures, or cash. Subsequent to November 5, 2005, interest is to be paid in cash. The debentures are due November 15, 2010, but

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

         are redeemable at any time prior to May 15, 2003 for cash at CanWest's option at 100% of the principal amount.

        CanWest debentures at December 31, 2002 had a principal face amount of $93.0 million (2001 -- $77.2 million), including $15.8 million of additional debentures received in 2002 (2001 -- $67.1 million) in payment of the interest due on existing debentures held by the Company, a portion of which related to 2001. These debentures have been recorded at their fair value at the time they are received.

        As part of Hollinger International's November 16, 2000 purchase and sale agreement with CanWest, Hollinger International was prohibited from selling CanWest debentures prior to May 15, 2003. In order to monetize the debentures, Hollinger International entered into a participation agreement in August 2001 pursuant to which it sold participation interests in $540.0 million (US$350.0 million) principal amount of CanWest debentures to a special purpose trust (the "Participation Trust") administered by an arm's-length trustee. That sale of participation interests was supplemented by a further sale of $216.8 million (US$140.5 million) in December 2001 for a total of $756.8 million (US$490.5 million). Both sales were conducted at a fixed rate of exchange of US$0.6482 for each $1. Hollinger International remains the record owner of the participated CanWest debentures and is required to make payments to the Participation Trust with respect to those debentures if and to the extent it receives payment in cash or in kind on the debentures from CanWest. These payments are not reflected in the Company's accounts.

        Coincident with the Participation Trust's purchase of the participation interests, the Participation Trust sold senior notes to arm's-length third parties to finance the purchase of the participation interests. These transactions resulted in net proceeds to Hollinger International of $621.8 million and for accounting purposes have been accounted for as sales of CanWest debentures. The net loss on the 2001 transactions, including realized holding losses on the debentures, amounted to $97.4 million and has been included in unusual items (note 17). Hollinger International believes that the participation arrangement does not constitute a prohibited sale of debentures as legal title was not transferred. CanWest has advised Hollinger International that it accepts that position.

        Hollinger International has not retained an interest in the Participation Trust nor does it have any beneficial interest in the assets of the Participation Trust. The Participation Trust and its investors have no recourse to Hollinger International's other assets in the event that CanWest defaults on its debentures. Under the terms of the Participation Trust, the interest payments received by Hollinger International in respect of the underlying CanWest debentures will be paid to the Participation Trust. However, after May 15, 2003, Hollinger International may be required to deliver to the Participation Trust CanWest debentures with a face value equivalent to US$490.5 million based on then current rates of exchange. The CanWest debentures are denominated in Canadian dollars and, consequently, there is a currency exposure on the debentures subject to the delivery provision. A substantial portion of that exposure was previously hedged; however, the hedge instrument (a forward foreign exchange contract) was terminated in contemplation of and in conjunction with Publishing's placement of Senior Notes (note 10a)) and amendment of Publishing's Senior Credit Facilities (note 10b)). During 2001 and 2002, the net loss before tax, realized on the mark to market of both the obligation to the Participation Trust and the related hedge contract was $0.7 million and $10.4 million, respectively, and has been included in net foreign currency losses in the consolidated statement of earnings. In 2002, the loss before tax is net of cash received on the termination of the hedge of $9.9 million.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        Pursuant to the terms of the Participation Trust, the Company is unable to sell to an unaffiliated third party until at least November 4, 2010 the equivalent of US$50.0 million ($79.0 million at December 31, 2002) principal amount of CanWest debentures.

     b) CanWest shares at December 31, 2000 consisted of 2,700,000 multiple voting preferred shares and 27,000,000 non-voting shares. The non-voting shares were publicly traded and the multiple voting shares were not publicly traded but were convertible into non-voting shares at the rate of 0.15 non-voting share for each voting preferred share or a total additional 405,000 non-voting shares. The non-voting shares and voting preferred shares represented an approximate 15.6% equity interest and 5.7% voting interest in CanWest. On November 28, 2001, Hollinger International sold the 2,700,000 multiple voting preferred shares and 27,000,000 non-voting shares in CanWest for total cash proceeds of approximately $271.3 million. The sale resulted in a realized pre-tax loss of $157.5 million which is included in unusual items (note 17).

6.  CAPITAL ASSETS

                                                                 2001         2002
                                                              ----------   ----------
COST
  Land......................................................  $   54,878   $   52,050
  Buildings and leasehold interests.........................     326,449      340,886
  Machinery and equipment...................................     803,345      848,576
                                                              ----------   ----------
                                                               1,184,672    1,241,512
                                                              ----------   ----------
ACCUMULATED DEPRECIATION AND AMORTIZATION
  Buildings and leasehold interests.........................      58,680       66,373
  Machinery and equipment...................................     459,491      514,638
                                                              ----------   ----------
                                                                 518,171      581,011
                                                              ----------   ----------
NET BOOK VALUE..............................................  $  666,501   $  660,501
                                                              ==========   ==========
OWNED ASSETS
  Cost......................................................  $  898,007   $  887,484
  Accumulated depreciation and amortization.................     330,240      352,956
                                                              ----------   ----------
  Net book value............................................  $  567,767   $  534,528
                                                              ==========   ==========
LEASED ASSETS
  Cost......................................................  $  286,665   $  354,028
  Accumulated depreciation and amortization.................     187,931      228,055
                                                              ----------   ----------
  Net book value............................................  $   98,734   $  125,973
                                                              ==========   ==========

     Depreciation and amortization of capital assets totalled $116,760,000, $78,450,000 and $74,352,000 in 2000, 2001 and 2002, respectively. Hollinger
International capitalized interest in 2000, 2001 and 2002 amounting to $4,653,000, $129,000 and nil, respectively, related to the construction and equipping of production facilities for its newspapers in Chicago.

7.  GOODWILL AND OTHER INTANGIBLE ASSETS

     As described in note 1 to the consolidated financial statements, the Company adopted Section 3062 and certain transitional provisions of Section 1581 effective January 1, 2002.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     The changes in the carrying amount of goodwill by reportable segment for the year ended December 31, 2002 are as follows:

                                                         U.K.       CANADIAN
                                CHICAGO    COMMUNITY   NEWSPAPER   NEWSPAPER    CONSOLIDATED
                                 GROUP       GROUP       GROUP       GROUP         TOTAL
                                --------   ---------   ---------   ----------   ------------
Balance as at January 1,
  2002........................  $234,320    $31,975    $569,013     $70,333       $905,641
Transitional impairment loss
  -- Jerusalem Post (note
  1)..........................        --    (31,975)         --          --        (31,975)
                                --------    -------    --------     -------       --------
Revised balance as at January
  1, 2002.....................   234,320         --     569,013      70,333        873,666
Adjustment of excess
  acquisition reserves........   (19,477)        --          --          --        (19,477)
Repurchase of shares of
  Hollinger International
  Class A common stock by
  Hollinger International
  (note 24b)).................     3,344         --       8,240          --         11,584
Foreign exchange and other....    (1,534)        --      48,809         279         47,554
                                --------    -------    --------     -------       --------
Balance as at December 31,
  2002........................  $216,653    $    --    $626,062     $70,612       $913,327
                                ========    =======    ========     =======       ========

     Upon adoption of Section 3062, intangible assets totalling $978,569,000, which were previously ascribed to circulation, net of $247,252,000 of deferred taxes, were reclassified to goodwill. Intangible assets with a total net book value at January 1, 2002 of $198,975,000 previously ascribed to circulation, consisting of non-competition agreements of $12,195,000 net of accumulated amortization of $8,360,000 and subscriber and advertiser relationships of $186,780,000 net of accumulated amortization of $35,261,000 were recognized as identifiable intangible assets apart from goodwill upon adoption of Section 3062.

     The Company's amortizable other intangible assets consist of non-competition agreements with former owners of acquired newspapers which are amortized using the straight-line method over the term of the respective non-competition agreements which range from three to five years, and subscribers and advertiser relationships which are amortized using the straight-line method over 30 years. The components of other amortizable intangible assets at December 31, 2002 are as follows:

                                                       GROSS
                                                      CARRYING   ACCUMULATED    NET BOOK
                                                       AMOUNT    AMORTIZATION    VALUE
                                                      --------   ------------   --------
Amortizable other intangible assets:
  Non-competition agreements........................  $ 22,120     $15,049      $  7,071
  Subscriber and advertiser relationships...........   220,485      42,413       178,072
                                                      --------     -------      --------
                                                      $242,605     $57,462      $185,143
                                                      ========     =======      ========

     Amortization of non-competition agreements for the year ended December 31, 2002 was $6,689,000. Amortization of advertiser and subscriber relationships for the year ended December 31, 2002 was $7,152,000. Future amortization of amortizable intangible assets is as follows: 2003 -- $13,895,000, 2004 -- $7,483,000, 2005 -- $7,235,000, 2006 -- $7,195,300, and 2007 -- $7,195,000.

     Amortization of goodwill and other intangible assets in total for the year ended December 31, 2001 was $66,266,000 (2000 -- $103,172,000).

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

8.  DEFERRED FINANCING COSTS AND OTHER ASSETS

                                                                2001       2002
                                                              --------   --------
Deferred pension asset (note 22)............................  $ 83,459   $123,230
Deferred finance costs, net of amortization of $38,494,000
  (2001 -- $36,512,000).....................................    52,484     52,759
Deferred foreign exchange loss on exchangeable shares.......     1,446      1,234
Other assets................................................    17,154     16,314
                                                              --------   --------
                                                              $154,543   $193,537
                                                              ========   ========

     Amortization of deferred finance costs, included in other interest expense, totalled $18,504,000, $18,648,000 and $11,347,000 in 2000, 2001 and 2002,
respectively.

9.  BANK INDEBTEDNESS

                                                                2001      2002
                                                              --------   -------
The Company.................................................  $129,475   $90,810
                                                              ========   =======

     At December 31, 2002, the Company has a bank operating line which provides for up to $10.0 million of borrowings and a revolving bank credit facility which provides for up to $80.8 million of borrowings. The Company's revolving bank credit facility is secured by shares of Hollinger International Class A and Class B common stock owned by the Company and bears interest at the prime rate plus 2.5% or the banker's acceptance ('BA') rate plus 3.5%. Under the terms of the revolving bank credit facility, the Company and its subsidiaries are subject to restrictions on the incurrence of additional debt.

     The revolving bank credit facility was amended and restated on August 30, 2002 and was to mature on December 2, 2002. A mandatory repayment of the revolving bank credit facility in the amount of $50.0 million was required by December 2, 2002 and if such payment was made, the lenders could have consented to an extension of the maturity date to December 2, 2003 in respect of the principal outstanding. On December 2, 2002, the lenders extended the $50.0 million principal repayment date to December 9, 2002. This repayment was not made and on December 9, 2002, the bank credit facility was amended to require a principal payment of $44.0 million on February 28, 2003 with the balance maturing on December 2, 2003. As a result of the impending closing of the Company's Senior Secured Note issue, the lenders further extended the due date for the repayment of the $44.0 million to March 14, 2003. On March 10, 2003, the revolving bank credit facility in the amount of $80.8 million and the bank operating line of $10.0 million were repaid with part of the proceeds of the Company's issue of Senior Secured Notes (note 29a)).

     On October 3, 2002, Hollinger International entered into a term lending facility and borrowed US$50.0 million ($79.6 million). As a result of Hollinger International's borrowing under this term facility, the Company was in default of a covenant under its revolving bank credit facility which, while in default, resulted in the Company's borrowings being due on demand. The banks waived the default and on December 23, 2002, Hollinger International repaid the full amount borrowed under its term lending facility (note 10d)).

     During 2001, the Company reduced its bank indebtedness by $142,000,000 with proceeds from the sale, to Hollinger International for cancellation, of 7,052,464 million of its shares of Class A common stock (note 4e)). In December 2001, the Company sold 2,000,000 shares of Hollinger International Class A common stock to third parties for total cash proceeds of $31,400,000 (note 4e)) and reduced bank indebtedness by the same amount. During January 2002, the Company sold a further 2,000,000 shares of

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

Class A common stock of Hollinger International and reduced bank indebtedness by an additional $38,600,000 (note 4a)).

10.  LONG-TERM DEBT

                                                                 2001         2002
                                                              ----------   ----------
Hollinger International
  Senior Notes due 2010 (US$300,000,000)....................  $       --   $  474,000
  Senior Credit Facility (US$265,000,000)...................          --      418,698
  Senior Notes due 2005 (US$5,082,000) (2001 --
     US$260,000,000)........................................     414,050        8,030
  Senior Subordinated Notes due 2006 (US$239,900,000) (2001
     -- US$250,000,000).....................................     398,125      379,051
  Senior Subordinated Notes due 2007 (US$265,000,000) (2001
     -- US$290,000,000).....................................     461,825      418,700
  Other.....................................................      16,933        5,103
Other.......................................................      15,346       20,152
Obligations under capital leases
  Printing joint ventures...................................      37,914       60,096
  Other.....................................................       7,433        5,491
                                                              ----------   ----------
                                                               1,351,626    1,789,321
Less:
  Current portion included in current liabilities...........      10,020       16,800
  Senior Subordinated Notes (note 10a)).....................          --      797,751
                                                              ----------   ----------
                                                              $1,341,606   $  974,770
                                                              ==========   ==========

     a) On December 23, 2002, Publishing issued US$300,000,000 of 9% Senior Notes due 2010 guaranteed by Hollinger International. Net proceeds of the issue of US$291,700,000 plus cash on hand and borrowings under Publishing's Senior Credit Facility (note 10b)) were used in December 2002 to retire Hollinger International's equity forward share purchase contracts (Total Return Equity Swaps (note 24b)) and to repay amounts borrowed under its term facility maturing December 31, 2003 (note 10d)) and in January 2003 to retire, in their entirety, Publishing's outstanding Senior Subordinated Notes due 2006 and 2007 with the balance available for general corporate purposes.

        The Senior Notes bear interest at 9% payable semi-annually and mature on December 15, 2010. The Senior Notes are redeemable at the option of Publishing anytime after December 15, 2006 at 104.5% of the principal amount, after December 15, 2007 at 102.25% of the principal amount and after December 15, 2008 at 100% of the principal amount.

        On December 23, 2002, Publishing gave notice of redemption to both the holders of the Senior Subordinated Notes due 2006 with a principal remaining outstanding of US$239.9 million and to the holders of the Senior Subordinated Notes due 2007 with a principal remaining outstanding of US$265.0 million. Such notes were retired in January 2003 with a payment of $859.1 million (US$543.8 million), including early redemption premiums and accrued interest. At December 31, 2002, the notes remained outstanding and have been disclosed as a current liability. The proceeds from the December 2002 issue of Publishing's Senior Notes and borrowings under the Senior Credit Facility used to fund the redemption were held in escrow at December 31, 2002 and have been disclosed as escrow deposits in current assets.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        Unamortized deferred financing costs in the amount of $28.0 million and the $31.1 million premium related to the retirement of the Senior Subordinated Notes will be charged to earnings in 2003 on extinguishment of the notes.

        The Indentures relating to the 9% Senior Notes contain financial covenants and negative covenants that limit Publishing's ability to, among other things, incur indebtedness, pay dividends or make other distributions on its capital stock, enter into transactions with related companies, and sell assets, including stock of a restricted subsidiary. The Indentures provide that upon a change of control (as defined in the Indentures), each noteholder has the right to require Publishing to purchase all or any portion of such noteholder's notes at a cash purchase price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest. The Senior Credit Facility (note 10b)) restricts Publishing's ability to repurchase these notes even when Publishing may be required to do so under the terms of the Indenture relating to the 9% Senior Notes in connection with a change of control.

        On January 22, 2003 and February 6, 2003, Publishing entered into interest rate swaps to convert US$150.0 million and US$100.0 million, respectively, of the 9% Senior Notes issued in December 2002 to floating rates for the period to December 15, 2010, subject to early termination notice.

        The Trust Indenture in respect of the 9% Senior Notes contains customary covenants and events of default, which are comparable to those under the Senior Credit Facility.

     b) On December 23, 2002, Publishing and certain of its subsidiaries entered into a senior credit facility with an aggregate commitment of US$310,000,000 (the "Senior Credit Facility").

        The Senior Credit Facility consists of i) US$45,000,000 revolving credit facility which matures on September 30, 2008 (the "Revolving Credit Facility"), ii) a US$45,000,000 Term Loan A which matures on September 30, 2008 ("Term Loan A") and iii) a US$220,000,000 Term Loan B which matures on September 30, 2009 ('Term Loan B'). Publishing and Telegraph are the borrowers under the Revolving Credit Facility and First DT Holdings Ltd. ("FDTH"), a wholly owned indirect U.K. subsidiary) is the borrower under Term Loan A and Term Loan B. The Revolving Credit Facility and Term Loans bear interest at either the Base Rate (U.S.) or U.S. LIBOR, plus an applicable margin. Interest is payable quarterly.

        At December 31, 2002, FDTH had a total US$265,000,000 of borrowings outstanding under Term Loan A and Term Loan B.

        On December 27, 2002, a United Kingdom subsidiary of the Company entered into two cross-currency rate swap transactions to hedge principal and interest payments on U.S. dollar borrowings under the December 23, 2002 Senior Credit Facility. The contracts have a total foreign currency obligation notional value of US$265.0 million, fixed at a rate of US$1.5922 to L1, convert the interest rate on such borrowing from floating to fixed, and expire as to US$45.0 million on December 29, 2008 and as to US$220.0 million on December 29, 2009.

        Publishing's borrowings under the Senior Credit Facility are guaranteed by Publishing's material U.S. subsidiaries, while FDTH's and Telegraph's borrowings under the Senior Credit Facility are guaranteed by Publishing and its material U.S. and U.K. subsidiaries. Hollinger International is also a guarantor of the Senior Credit Facility. Publishing's borrowings under the Senior Credit Facility are secured by substantially all of the assets of Publishing and its material U.S. subsidiaries, a pledge of all of the capital stock of Publishing and its material U.S. subsidiaries and a pledge of 65% of the capital stock of certain foreign subsidiaries. FDTH's and Telegraph's borrowings under the Senior Credit Facility are secured by substantially all of the assets of Publishing and its material U.S. and U.K. subsidiaries and a pledge of all of the capital stock of Publishing and its material U.S. and

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        U.K. subsidiaries. Hollinger International's assets in Canada have not been pledged as security under the Senior Credit Facility.

        The Senior Credit Facility agreement requires Publishing to comply with certain covenants which include, without limitation and subject to certain exceptions, restrictions on additional indebtedness; liens, certain types of payments (including without limitation, capital stock dividends and redemptions, payments on existing indebtedness and intercompany indebtedness), and on incurring or guaranteeing debt of an affiliate, making certain investments and paying management fees; mergers, consolidations, sales and acquisitions; transactions with affiliates; conduct of business except as permitted; sale and leaseback transactions; changing fiscal year; changes to holding company status; creating or allowing restrictions on taking action under the Senior Credit Facility loan documentation; and entering into operating leases, subject to certain basket calculations and exceptions. The Senior Credit Facility loan agreement also contains customary events of default.

        As of December 31, 2002, Hollinger International's aggregate annual rental payments under operating leases exceeded the amounts permitted under the covenants to the Senior Credit Facility. Hollinger International has been advised by the Administrative Agent of the Senior Credit Facility that the lenders have agreed to amend the Senior Credit Facility effective March 28, 2003, to increase the amount permitted under the operating lease covenant and have agreed to a waiver of any default or event of default in connection therewith. Based on the amended covenant, Hollinger International would have been in compliance as of December 31, 2002.

     c) On February 14, 2002, Publishing commenced a cash tender offer for any and all of its outstanding 8.625% Senior Notes due 2005. The tender offer was made upon the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated February 14, 2002. Under the terms of the offer, Hollinger International offered to purchase the outstanding notes at a price to be determined three business days prior to the expiration date of the tender offer by reference to a fixed spread of 87.5 basis points over the yield to maturity of the 7.50% U.S. Treasury Notes due February 15, 2005, plus accrued and unpaid interest up to, but not including the day of payment for the notes. The purchase price totalled US$1,101.34 for each US$1,000 principal amount of notes. Included in the purchase price was a consent payment equal to US$40 per US$1,000 principal amount of the notes, payable to those holders who validly consented to the proposed amendments to the indenture governing the notes. In connection with the tender offer, Publishing solicited consents from the holders of the notes to amend the Indenture governing the notes by eliminating most of the restrictive provisions. On March 15, 2002, $397.2 million (US$248.9 million) in the aggregate principal amount had been validly tendered pursuant to the offer and on March 18, 2002, these noteholders were paid out in full. In addition, during the year, Publishing purchased for retirement an additional $9.6 million (US$6.0 million) in aggregate principal amount of the 8.625% Senior Notes due 2005.

        During 2002, Publishing purchased for retirement $16.1 million (US$10.1 million) in aggregate principal amount of the 9.25% Senior Subordinated Notes due 2006 and $39.9 million (US$25.0 million) in the aggregate principal amount of its 9.25% Senior Subordinated Notes due 2007.

        The total principal amount of the above Publishing Senior and Senior Subordinated Notes retired during 2002 was $462.8 million (US$290.0 million). The premiums paid to retire the debt totalled $43.0 million which, together with a write-off of $13.3 million of related deferred financing costs, have been presented as an unusual item (note 17).

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        As at December 31, 2001, Hollinger International did not meet a financial test set out in the Trust Indentures for Publishing's Senior Notes due 2005 and Senior Subordinated Notes. As a result, Publishing and its subsidiaries were unable to incur additional indebtedness, make restricted investments, make advances, pay dividends or make other distributions on their capital stock.

     d) In October 2002, Hollinger International borrowed on an unsecured basis $79,600,000 (US$50,000,000) at 10.5% under a term facility maturing December 31, 2003. Proceeds from Publishing's aforementioned Senior Credit Facility and the issue of 9% Senior Notes were used, in part, to repay these borrowings in December 2002.

     e) Amounts borrowed under a former short-term credit facility of $191,100,000 (US$120,000,000) entered into by Hollinger International in 2001 were repaid during that year.

     f) In June 2000, Publishing, HCPH, Telegraph, Southam, HIF Corp., a wholly owned subsidiary of Publishing, and a group of financial institutions increased the term loan component of the Fourth Amended and Restated Credit Facility ("Restated Credit Facility") by US$100,000,000 to US$975,000,000. On November 16, 2000, using the proceeds from the CanWest transaction (note 4(g)) US$972,000,000 of borrowings were repaid and the Restated Credit Facility was reduced to US$5,000,000. The Restated Credit Facility was secured by the collateralization of US$5,000,000 of Hollinger International's positive cash balance (note
         3). At December 31, 2001, no amounts were owing under the Restated Credit Facility. During 2002, the Restated Credit Facility was terminated.

     g) Principal amounts payable on long-term debt, excluding obligations under capital leases, for each of the five years subsequent to December 31, 2002 are as follows:

    2003 (including the extinguishment of Senior Subordinated
      Notes)....................................................   $802,637
    2004........................................................   $ 20,268
    2005........................................................   $ 27,776
    2006........................................................   $ 22,109
    2007........................................................   $ 23,103
    Subsequent..................................................   $827,841

     h) Minimum lease commitments, together with the present value of obligations under capital leases, are as follows:

    2003........................................................   $ 15,044
    2004........................................................     12,245
    2005........................................................      9,454
    2006........................................................      9,084
    2007........................................................      6,379
    Subsequent..................................................     28,913
                                                                   --------
    Total future minimum lease payments.........................     81,119
    Less imputed interest and executory costs...................    (15,532)
                                                                   --------
    Present value of minimum lease payments discounted at an
      average rate of 6.9%......................................     65,587
    Less current portion included in current liabilities........    (11,914)
                                                                   --------
                                                                   $ 53,673
                                                                   ========

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

11.  RETRACTABLE PREFERENCE SHARES

                                                                2001       2002
                                                              --------   --------
4,580,979 Series II preference shares (2001 -- 5,366,979)...  $ 46,000   $ 33,827
10,147,225 Series III preference shares 2001 --
  10,147,225)...............................................   101,472    101,472
                                                              --------   --------
                                                              $147,472   $135,299
                                                              ========   ========

                                                                       HCPH
                                                                     SPECIAL
                                            SERIES II   SERIES III    SHARES      TOTAL
                                            ---------   ----------   --------   ---------
Balance, January 1, 2000..................  $129,168     $104,622    $ 51,421   $ 285,211
Redeemed/retracted........................   (69,502)      (3,150)    (54,482)   (127,134)
Accretion.................................        --           --       3,061       3,061
Unrealized loss...........................    28,815           --          --      28,815
                                            --------     --------    --------   ---------
Balance, January 1, 2001..................    88,481      101,472          --     189,953
Redeemed/retracted........................   (27,135)          --          --     (27,135)
Unrealized gain...........................   (15,346)          --          --     (15,346)
                                            --------     --------    --------   ---------
Balance, December 31, 2001................    46,000      101,472          --     147,472
Redeemed/retracted........................    (7,860)          --          --      (7,860)
Unrealized gain...........................    (4,313)          --          --      (4,313)
                                            --------     --------    --------   ---------
Balance, December 31, 2002................  $ 33,827     $101,472    $     --   $ 135,299
                                            ========     ========    ========   =========

     a) The Series II preference shares are exchangeable non-voting preference shares issued at $10.00 per share. On May 12, 1999, the Series II preference shares became redeemable at the holder's option for 0.46 of a share of Class A common stock of Hollinger International for each Series II preference share. The Company has the option to make a cash payment of equivalent value on the redemption of any of the Series II preference shares. Each Series II preference share entitles the holder to a dividend equal to the amount of any dividend on 0.46 of a share of Class A common stock of Hollinger International (less any U.S. withholding tax thereon payable by the Company or any subsidiary). In 2002, these retractable preference shares are included in current liabilities since they are retractable at any time at the option of the holder.

        During 2002, 750,000 Series II preference shares were retracted in exchange for 345,000 shares of Hollinger International Class A common stock which, together with the Hollinger International share sale described in note 4a), resulted in a gain on effective sale of Hollinger International shares of $20,103,000 (note 17). In addition, 36,000 Series II preference shares were retracted for the cash equivalent value of 0.46 of a Class A common share of Hollinger International at the time of retraction, which totalled $277,000.

        During 2001, 2,685,465 Series II preference shares were retracted in exchange for 1,235,312 of shares of Hollinger International Class A common stock which, together with the retraction of retractable common shares in exchange for shares of Hollinger International Class A common stock (note 13d)) and Hollinger International share redemptions and sales described in note 4e), resulted in a gain on effective sale of Hollinger International shares of $59,449,000 (note 17). In addition, 28,038 Series II preference shares were retracted for the cash equivalent value of 0.46 of a share of Class A common stock of Hollinger International at the time of retraction, which totalled $317,000.

        During 2000, a total of 6,710,817 Series II preference shares were retracted in exchange for 3,086,971 shares of Hollinger International Class A common stock which, together with the

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        retraction of retractable common shares in exchange for shares of Hollinger International common stock (note 13e)), resulted in a gain on effective sale of Hollinger International shares of $28,450,000 (note
        17). In addition, 239,435 Series II preference shares were retracted for the cash equivalent value of 0.46 of a share of Class A common stock of Hollinger International at the time of retraction, which totalled $2,385,000.

        The Series II preference shares represent a financial liability and are recorded in the accounts at their fair value, being the market value of the shares of Class A common stock of Hollinger International for which they are exchangeable. At December 31, 2002, the market value of the shares of Class A common stock of Hollinger International into which the 4,580,979 Series II preference shares were exchangeable was $33,827,000 or $11,983,000 less than the issue price. At December 31, 2001, the market value of the shares of Class A common stock of Hollinger International into which the 5,366,979 Series II preference shares are exchangeable was $46,000,000 or $7,670,000 less than issue price.

        As at December 31, 2002, the cumulative deferred unrealized gains of $11,983,000 have been deferred as the Series II preference shares are hedged by the Company's investment in shares of Hollinger International Class A common stock, which it intends to deliver in future Series II preference share retractions, if any. Delivery of shares of Hollinger International Class A common stock on such retractions would result in a dilution gain to the Company which would be included in unusual items.

     b) The Series III preference shares provide for a mandatory redemption on the fifth anniversary of issue being April 30, 2004 for $10.00 cash per share (plus unpaid dividends) and an annual cumulative dividend, payable quarterly, of $0.70 per share per annum (or 7%) during the five-year term. The Company has the right at its option to redeem all or any part of the Series III preference shares at any time after April 30, 2002, for $10.00 cash per share (plus unpaid dividends). Holders have the right at any time to retract Series III preference shares for a retraction price payable in cash which, until April 30, 2003, fluctuates by reference to two benchmark Government of Canada bonds having a comparable yield and term to the Series III preference shares, and during the year ending April 30, 2004, the retraction price will be $9.50 per share (plus unpaid dividends in each case).

        During 2000, 315,000 Series III preference shares were retracted for cash of $2,748,000. The resulting gain of $402,000 was included in unusual items (note 17).

     c) Certain of the HCPH Special shares, issued in 1997, represented a financial liability of the Company which was hedged by the Company's investment in shares of Class A common stock of Hollinger International. In June 2000, the Company exercised its option to pay cash on the mandatory exchange of these Special shares in the amount of US$36.8 million. The previously deferred foreign exchange loss arising from translating the U.S. dollar obligation was written off to unusual items (note 17).

        In addition, in connection with the acquisition of Southam shares in 1997, HCPH issued 6,552,425 Special shares valued at $10.00 per share at the time of issue. In accordance with the terms of these shares, Hollinger International was required to deliver cash or common shares of Hollinger International upon the exchange of the Special shares and accordingly, they did not represent a financial liability of the Company and were presented as minority interest. These shares were exchangeable at the option of the holder at any time prior to June 26, 2000, into newly issued Class A subordinate voting shares of Hollinger International. On June 12, 2000, Hollinger International exercised its option to pay cash on the mandatory exchange of the HCPH Special shares. Pursuant to the terms of the indenture governing the Special shares, each Special share was

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        exchanged for cash of US$8.88 resulting in a payment to Special shareholders by Hollinger International of US$58.2 million.

12.  OTHER LIABILITIES AND DEFERRED CREDITS

                                                                2001       2002
                                                              --------   --------
Deferred gains..............................................  $  3,189   $  2,536
Pension obligations (note 22)...............................     8,182     12,863
Accrued post-retirement cost (note 22)......................    62,092     60,506
Other benefit obligations...................................    35,607     18,824
Liability for amounts due to Participation Trust (notes 5a)
  and 24d)).................................................       691     21,444
Liability for cross currency swap (note 24d))...............        --     14,475
                                                              --------   --------
                                                              $109,761   $130,648
                                                              ========   ========

     Deferred gains represent a lease inducement, which is being recognized in income over the term of the lease, and a portion of the gain arising on the Telegraph's transfer of certain equipment to the Trafford Park joint venture, which is being recognized in income as the assets are depreciated and/or sold by the joint venture.

13.  CAPITAL STOCK

                                                                2001       2002
                                                              --------   --------
AUTHORIZED
  Unlimited number of retractable common shares and an
     unlimited number of preference shares
ISSUED AND FULLY PAID
PREFERENCE SHARES
  4,580,979 Series II (2001 -- 5,366,979) (note 11).........  $     --   $     --
  10,147,225 Series III (2001 -- 10,147,225) (note 11)......        --         --
RETRACTABLE COMMON SHARES
  32,352,047 (2001 -- 32,068,937)...........................   271,774    273,759
                                                              --------   --------
                                                              $271,774   $273,759
                                                              ========   ========

     a) The retractable common shares have terms equivalent to common shares, except that they are retractable at any time by the holder for their retraction price, which is fixed from time to time, in exchange for the Company's shares of Hollinger International Class A common stock of equivalent value or, at the Company's option, cash. The retraction price each quarter (or, in certain specific cases more frequently) is between 90% and 100% of the Company's current value, as determined by the Retraction Price Committee in accordance with the share conditions.

     b) During 2002, 141,000 and 1,148 retractable common shares were retracted for cash of $7.50 per share and $5.50 per share, respectively. The total retractions in 2002 of 142,148 retractable common shares resulted in a gain on retraction of $141,000, which has been included in the consolidated statements of deficit.

     c) In December 2002, the Company paid a stock dividend of 10 cents per retractable common share, resulting in 425,258 retractable common shares being issued for $3,189,000 with a corresponding amount booked to dividends paid.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     d) During 2001, 20,015 retractable common shares were retracted for cash amounts ranging between $8.00 and $14.50 per share for total cash consideration of $273,000. In addition, a further 1,809,500 and 2,476,035 retractable common shares were retracted for $14.50 and $13.00 per share, respectively, and were settled with the delivery of an aggregate of 2,570,002 shares of Hollinger International Class A common stock. This, together with the retraction of Series II preference shares for Hollinger International Class A common stock (note 11a)) and the Hollinger International share redemptions and sales described in note 4e), resulted in a gain on effective sale of the Hollinger International shares of $59,449,000 (note 17). The total retractions in 2001 of 4,305,550 retractable common shares resulted in a premium on retraction of $22,211,000, which has been charged to deficit.

     e) During 2000, 13,210 and 33,918 retractable common shares were retracted for cash of $10.00 per share and $16.75 per share, respectively. In addition, a further 51,100 and 723,700 retractable common shares were retracted for $11.50 and $16.75, respectively, and were settled with the delivery of 554,927 shares of Hollinger International Class A common stock. This, together with the retraction of Series II preference shares for Hollinger International shares (note 11a)), resulted in a gain on effective sale of the Hollinger International shares of $28,450,000 (note 17). The total retractions in 2000 of 821,928 retractable common shares resulted in premium on retraction of $6,448,000 which has been charged to deficit.

     f) The Company and certain of its subsidiaries have stock option plans for their employees.

        i)   Details of the Hollinger Inc. stock option plan are as follows:

           The Company has one Executive Share Option Plan ("Plan"), under which the Company may grant options to certain key executives of the Company, its subsidiary or affiliated companies or its parent company, for up to 5,560,000 retractable common shares.

           These options give the holder the right to purchase, subject to the executives' entitlement to exercise, one retractable common share of the Company for each option held. The options are exercisable to the extent of 25% thereof at the end of each of the first through fourth years following granting, on a cumulative basis. Options expire six years after the date of grant. Unexercised options expire one month following the date of termination of the executives' employment, except in the case of retirement at normal retirement age, death or certain offers made to all or substantially all of the holders of retractable common shares of the Company, in which events, all unexercised options become exercisable in full.

           Stock option activity with respect to the Company's stock options is as follows

                                                                    NUMBER
                                                                      OF      EXERCISE
                                                                    SHARES     PRICE
                                                                    -------   --------
        Options outstanding as at December 31, 1999, 2000 and
          2001....................................................  928,000    $13.72
        Options expired in 2002...................................  (15,000)    13.72
                                                                    -------    ------
        Options outstanding as at December 31, 2002...............  913,000    $13.72
                                                                    =======    ======
        Options exercisable at December 31, 2000..................  464,000    $13.72
                                                                    =======    ======
        Options exercisable at December 31, 2001..................  696,000    $13.72
                                                                    =======    ======
        Options exercisable at December 31, 2002..................  913,000    $13.72
                                                                    =======    ======

           Options outstanding at December 31, 2000, 2001 and 2002 had a remaining contractual life of four, three and two years, respectively.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        ii) Details of Hollinger International's stock option plan are as follows:

           Hollinger International's Incentive Plan is administered by its independent committee ("Committee") of its Board of Directors. The Committee has the authority to determine the employees to whom awards will be made, the amount and type of awards, and the other terms and conditions of the awards. In 1999, the Company adopted the 1999 Stock Incentive Plan ("1999 Stock Plan") which superseded its previous two plans.

           The 1999 Stock Plan authorizes the grant of incentive stock options and nonqualified stock options. The exercise price for stock options must be at least equal to 100% of the fair market value of the shares of Hollinger International Class A common stock on the date of grant of such option.

           Under Section 3870, stock options granted to employees of Ravelston, the parent company of the Company, must be measured at fair value and recorded as a dividend-in-kind by Hollinger International. On February 5, 2002, Hollinger International granted 1,309,000 stock options to employees of Ravelston with an exercise price of US$11.13 per share. The aggregate fair value of these options was $9,594,000 (US$6,111,000) and this has been recorded by Hollinger International as an in-kind dividend (with no impact on the accounts of the Company) during the year. On April 2, 2001, Hollinger International granted 1,402,500 stock options to employees of Ravelston with an exercise price of US$14.37 per share. The aggregate fair value of these options was $12,090,000 (US$7,800,000) and was recorded by Hollinger International as an in-kind dividend in 2001.

           For all other series of stock options, no compensation cost has been recognized by Hollinger International.

           Stock option activity with respect to Hollinger International's stock options is as follows:

                                                                NUMBER        WEIGHTED
                                                                  OF          AVERAGE
                                                                SHARES     EXERCISE PRICE
                                                              ----------   --------------
                                                                              (IN US$)
        Options outstanding at December 31, 1999............   5,149,500       $11.88
        Options granted.....................................   2,559,250        10.57
        Options exercised...................................    (471,063)       11.67
        Options cancelled...................................    (536,374)       12.11
                                                              ----------       ------
        Options outstanding at December 31, 2000............   6,701,313        11.38
        Options granted.....................................   2,418,000        14.40
        Options exercised...................................    (624,162)       11.01
        Options cancelled...................................     (82,750)       12.33
                                                              ----------       ------
        Options outstanding at December 31, 2001............   8,412,401        12.26
        Options granted.....................................   2,227,000        11.14
        Options exercised...................................     (75,375)       10.81
        Options cancelled...................................    (168,688)       12.64
                                                              ----------       ------
        Options outstanding at December 31, 2002............  10,395,338       $12.03
                                                              ==========       ======
        Options exercisable at December 31, 2000............   1,989,548       $11.51
                                                              ==========       ======
        Options exercisable at December 31, 2001............   3,032,682       $11.48
                                                              ==========       ======
        Options exercisable at December 31, 2002............   4,739,994       $11.85
                                                              ==========       ======

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        iii) Had the Company determined compensation expense based on the fair value method at the grant date for stock options granted to employees, consistent with the method prescribed under Section 3870, the Company's net earnings (loss) for the year and the earnings (loss) per share would have been reported as the pro forma amounts indicated below. This compensation expense takes into account all options granted by the Company and Hollinger International, including those granted prior to January 1, 2002. The fair value of the options is amortized over the vesting period.

                                                        2000       2001        2002
                                                      --------   ---------   --------
        Net earnings (loss), as reported............  $189,373   $(131,898)  $(88,640)
        Stock-based compensation expense --
          Hollinger Inc.............................      (478)       (239)       (72)
        Stock-based compensation expense --
          Hollinger International Inc...............    (4,712)     (4,711)    (3,985)
                                                      --------   ---------   --------
        Pro forma net earnings (loss)...............  $184,183   $(136,848)  $(92,697)
                                                      ========   =========   ========
        Net earnings (loss) per share:
          As reported...............................  $   5.11   $   (3.91)  $  (2.76)
          Effect of stock-based compensation
             expense................................     (0.14)      (0.15)     (0.13)
                                                      --------   ---------   --------
        Pro forma basic net earnings (loss) per
          share.....................................  $   4.97   $   (4.06)  $  (2.89)
                                                      ========   =========   ========
        Diluted net earnings (loss) per share, as
          reported..................................  $   5.05   $   (4.17)  $  (2.79)
        Pro forma diluted net earnings (loss) per
          share.....................................  $   4.91   $   (4.32)  $  (2.92)
                                                      ========   =========   ========

           The fair value of each Hollinger International stock option granted during 2000, 2001 and 2002 was estimated on the date of grant for pro forma disclosure purposes using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in fiscal 2000, 2001 and 2002, respectively: dividend yield of 3.4%, 4.6% and 3.6%, expected volatility of 43.3%, 55.2% and 68.3%, risk-free interest rates of 5.1%, 5.0% and 4.5% and expected lives of 10 years. Weighted average fair value of options granted by Hollinger International during 2000, 2001 and 2002 was $6.12 (US$4.12), $8.79
           (US$5.67) and $8.87 (US$5.65), respectively.

14.  EQUITY ADJUSTMENT FROM FOREIGN CURRENCY TRANSLATION

     As described in note 1 under "Foreign currency translation", this amount results principally from the accounting treatment for self-sustaining foreign subsidiaries. The change in the amount from December 31, 2001 to December 31, 2002 primarily reflects the weakening of the Canadian dollar against the British pound partly offset by the strengthening of the Canadian dollar against the U.S. dollar and the recognition in unusual items (note 17) of a realized foreign exchange gain arising on the reduction of net investments in foreign subsidiaries. The amount at December 31, 2002 is unrealized and bears no relationship to the underlying value of the Company's investment in foreign subsidiaries.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

15.  COMMITMENTS

     a) Future minimum lease payments subsequent to December 31, 2002 under operating leases are as follows:

2003........................................................   $ 27,095
2004........................................................   $ 23,976
2005........................................................   $ 21,614
2006........................................................   $ 18,229
2007........................................................   $ 16,896
2008 and subsequent.........................................   $149,441

     b) In connection with certain of its cost and equity investments (note 5), Hollinger International and its subsidiaries are committed to fund approximately $1.9 million to those investees in 2003.

16.  CONTINGENCIES

     a) The Telegraph has guaranteed to third parties, the joint venture partners' share of operating lease obligations of both the West Ferry and Trafford Park joint ventures, which amounted to $948,000 (L372,000) at December 31, 2002. These obligations are also guaranteed jointly and severally by each joint venture partner.

     b) In connection with the Company's insurance program, letters of credit are required to support certain projected workers' compensation obligations. At December 31, 2002, letters of credit in the amount of $4,384,500 were outstanding.

     c) A number of libel and legal actions against the Company and its subsidiaries are outstanding. The Company believes there are valid defences to these proceedings or sufficient insurance to protect it from material loss.

     d) In special circumstances, the Company's newspaper operations may engage freelance reporters to cover stories in locales that carry a high risk of personal injury or death. Subsequent to December 31, 2002, the Telegraph has engaged a number of journalists and photographers to report from the Middle East. As a term of their engagement, the Telegraph has agreed to provide a death benefit which, in the aggregate for all freelancers engaged, amounts to $13,100,000 (L5,153,000). This exposure is uninsured. Precautions have been taken to avoid a concentration of the journalists and photographers in any one location. The uninsured exposure was reduced to $3,820,000 (L2,600,000) as of March 31, 2003.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

17.  UNUSUAL ITEMS

                                                                2000       2001        2002
                                                              --------   ---------   --------
Net gain on dilution of investments.........................  $ 25,775   $      --   $     --
Gain (loss) on sale of investments..........................    47,921    (240,060)        --
Gain on sales of interest in Hollinger International (notes
  4a), 4e), 11a) and 13d))..................................    28,450      59,449     20,103
Net gain (loss) on sales of Publishing interests............   697,871     (22,963)        --
Loss on retirement of Senior Notes (note 10c))..............        --          --    (56,287)
New Chicago plant pre-operating costs.......................   (10,097)     (7,237)      (661)
Write-off of financing fees.................................   (16,088)         --         --
Write-off of investments....................................   (31,381)    (79,943)   (63,609)
Decrease in pension valuation allowance (note 22)...........        --      58,704     34,402
Realized loss on Total Return Equity Swap (note 24b)).......        --     (29,646)   (43,313)
Pension and post-retirement plan liability adjustment.......        --     (16,823)        --
Net foreign exchange gain on reduction of net investment in
  foreign subsidiaries......................................        --          --     44,548
Other income (expense), net.................................   (41,506)    (16,915)     2,187
                                                              --------   ---------   --------
                                                              $700,945   $(295,434)  $(62,630)
                                                              ========   =========   ========

     The income tax expense related to unusual items amounted to $229,812,000 in 2000, and an income tax recovery of $76,849,000 and $8,043,000 in 2001 and 2002, respectively. The minority interest expense in unusual items after income taxes amounted to $251,628,000 in 2000, and a minority interest recovery of $144,634,000 and $48,570,000 in 2001 and 2002, respectively, resulting in net earnings (loss) from unusual items after income taxes and minority interest of $219,505,000, ($73,951,000) and ($6,017,000) in 2000, 2001 and 2002,
respectively.

18.  INCOME TAXES

     Income tax expense (recovery) attributable to income from continuing operations consists of:

                                                        2000       2001        2002
                                                      --------   ---------   --------
Current.............................................  $617,694   $  56,304   $ (2,615)
Future..............................................  (357,603)   (145,781)   126,640
                                                      --------   ---------   --------
                                                      $260,091   $ (89,477)  $124,025
                                                      ========   =========   ========

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     The income tax expense (recovery) in the consolidated statements of earnings varies from the amount that would be computed by applying the basic federal and provincial income tax rates to loss before income taxes and minority interest as shown in the following table:

                                                        2000       2001        2002
                                                      --------   ---------   --------
Earnings (loss) before income taxes and minority
  interest..........................................  $780,522   $(454,883)  $(89,511)
                                                      ========   =========   ========
Basic income tax rate...............................     43.95%      41.75%     41.00%
                                                      ========   =========   ========
Computed income tax expense (recovery)..............  $343,039   $(189,914)  $(36,700)
Decrease (increase) in income tax expenses
  (recovery) resulting from:
     Different tax rate on earnings of
       subsidiaries.................................   (83,949)     22,075     17,834
     Tax gain in excess of book gain................  (244,030)     24,293        949
     Potential tax benefit of current year's losses
       not recorded.................................    29,255          --         --
     Large Corporations Tax.........................    15,531         940      1,079
     Loss on Total Return Equity Swap...............        --      12,377     17,758
     Change in valuation allowance..................        --      42,841     74,043
     Minority interest in earnings of Hollinger
       L.P..........................................   (26,669)     (2,001)    (1,214)
     Permanent differences..........................   226,914         (88)    50,276
                                                      --------   ---------   --------
Income tax expense (recovery).......................  $260,091   $ (89,477)  $124,025
                                                      ========   =========   ========
Effective tax rate..................................     33.32%      19.67%    138.56%
                                                      ========   =========   ========

     The Company's Canadian subsidiaries have operating losses carried forward for tax purposes of approximately $76,892,000, the tax benefit of which has not been reflected in the accounts. These losses expire as follows:

2004........................................................   $     5
2005........................................................       586
2006........................................................     7,452
2007........................................................     3,365
2008........................................................    40,112
2009........................................................    25,372
                                                               -------
                                                               $76,892
                                                               =======

     The Company has recorded a valuation allowance of $74,043,000 in the current year related to net operating loss carryforwards and other deferred tax assets in the Canadian group. The valuation allowance in the prior year related entirely to net operating losses of N.P. Holdings Company, a subsidiary of the Company. As described in note 23c), this subsidiary was sold to an affiliate during the year. The tax losses were sold at their carrying value.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     The tax effects of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities are presented below:

                                                                2001        2002
                                                              ---------   ---------
Future tax assets:
  Net operating loss carryforwards..........................  $ 127,753   $  37,283
  Compensation and accrued pension..........................      7,459       6,952
  Investments...............................................     20,717      51,676
  Post-retirement benefit obligations.......................     28,044      28,050
  Other.....................................................     86,046      30,933
                                                              ---------   ---------
Gross future tax assets.....................................    270,019     154,894
Less valuation allowance....................................    (28,539)    (74,043)
                                                              ---------   ---------
Net future tax assets.......................................    241,480      80,851
                                                              ---------   ---------
Future tax liabilities:
  Property, plant and equipment, principally due to
     differences in depreciation............................     94,037     107,671
  Intangible assets, principally due to differences in basis
     and amortization.......................................    469,564     189,365
  Pension assets............................................      7,746      47,266
  Long-term advances under joint venture printing
     contract...............................................     20,801      20,290
  Deferred gain on exchange of assets.......................     56,009      40,342
  Other.....................................................     80,260      51,396
                                                              ---------   ---------
Gross future tax liabilities................................    728,417     456,330
                                                              ---------   ---------
Future income tax liabilities...............................  $(486,937)  $(375,479)
                                                              =========   =========

19.  LOSS AND CASH FLOWS PER RETRACTABLE COMMON SHARE

     The following tables reconcile the numerator and denominator for the calculation of basic and diluted loss per share for the years ended December 31, 2000, 2001 and 2002:

                                                        YEAR ENDED DECEMBER 31, 2000
                                                   ---------------------------------------
                                                     INCOME         SHARES       PER SHARE
                                                   (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                   -----------   -------------   ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic EPS
Net earnings available to common shareholders....   $189,373        37,041         $5.11
Effect of dilutive securities
  Stock options of subsidiary....................     (2,161)           --         (0.06)
                                                    --------        ------         -----
Diluted EPS
Net earnings available to common shareholders....   $187,212        37,041         $5.05
                                                    ========        ======         =====

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

                                                        YEAR ENDED DECEMBER 31, 2001
                                                   ---------------------------------------
                                                     INCOME         SHARES       PER SHARE
                                                   (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                   -----------   -------------   ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic EPS
Net loss available to common shareholders........   $(131,898)      33,740        $(3.91)
Effect of dilutive securities
  Stock options of subsidiary....................      (8,651)          --         (0.26)
                                                    ---------       ------        ------
Diluted EPS
Net loss available to common shareholders........   $(140,549)      33,740        $(4.17)
                                                    =========       ======        ======

                                                        YEAR ENDED DECEMBER 31, 2002
                                                   ---------------------------------------
                                                     INCOME         SHARES       PER SHARE
                                                   (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                   -----------   -------------   ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic EPS
Net loss available to common shareholders........   $(88,640)       32,064        $(2.76)
Effect of dilutive securities
  Stock options of subsidiary....................       (885)           --         (0.03)
                                                    --------        ------        ------
Diluted EPS
Net loss available to common shareholders........   $(89,525)       32,064        $(2.79)
                                                    ========        ======        ======

     For 2000, 2001 and 2002, the effect of potentially dilutive options of the Company were excluded from the computation of diluted loss per share as their effect is anti-dilutive.

                                                              YEAR ENDED DECEMBER 31
                                                              ----------------------
                                                              2000     2001    2002
                                                              -----   ------   -----
Cash flows provided by (used for) operations per retractable common share
  Basic.....................................................  $4.15   $(3.56)  $1.86
  Diluted...................................................  $4.09   $(3.82)  $1.83

     Cash flows provided by (used for) operations per retractable common share is based on the cash flows provided by (used for) operations as computed in note
20. Diluted cash flows provided by (used for) operations utilize the effect of dilutive securities on income, as disclosed in note 19. Cash flows provided by (used for) operations per retractable common share calculations utilize the weighted average number of retractable common shares outstanding during the year of 37,040,670, 33,740,182 and 32,064,151, in 2000, 2001 and 2002, respectively.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

20.  CASH FLOWS

     a) Cash flows provided by (used for) operations is before any increase or decrease in non-cash operating working capital and other costs. These items are included in the consolidated statements of cash flows. Cash flows provided by (used for) operations is determined as follows:

                                                        2000       2001        2002
                                                      --------   ---------   --------
Net earnings (loss).................................  $189,373   $(131,898)  $(88,640)
Unusual items (note 17).............................  (700,945)    295,434     62,630
Current income taxes related to unusual items.......   459,831     (15,155)       149
Items not involving cash:
  Depreciation and amortization.....................   219,932     144,716     88,193
  Amortization of deferred financing costs..........    18,504      18,648     11,347
  Future income taxes...............................  (357,603)   (145,781)   126,640
  Minority interest.................................   307,079    (249,439)  (131,187)
  Net earnings in equity-accounted companies, net of
     dividends received.............................    14,115      36,789      1,233
  Non-cash interest income on CanWest debentures....    11,463     (67,517)    (9,239)
  Miscellaneous.....................................    (8,170)     (6,008)    (1,498)
                                                      --------   ---------   --------
                                                      $153,579   $(120,211)  $ 59,628
                                                      ========   =========   ========

     b) The change in non-cash operating working capital is determined as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                        2000        2001       2002
                                                      ---------   --------   --------
Changes in current assets and current liabilities,
  net of acquisitions and dispositions:
  Accounts receivable...............................  $ (77,880)  $ 23,666   $  1,061
  Inventory.........................................    (11,152)    (3,886)    14,704
  Prepaid expenses..................................        903     (2,594)    (4,337)
  Amounts due to related parties....................     (5,897)        --     14,775
  Accounts payable and accrued expenses.............    (38,678)    55,373    (26,223)
  Income taxes payable..............................     53,466    (77,980)    31,821
  Deferred revenue..................................       (933)   (11,726)    (1,307)
  Bank indebtedness.................................     10,340   (150,813)     1,094
  Other.............................................    (12,625)    23,531      9,740
                                                      ---------   --------   --------
                                                      $ (82,456)  $(144,429) $ 41,328
                                                      =========   ========   ========

21.  SEGMENTED INFORMATION

     The Company operates principally in the business of publishing, printing and distribution of newspapers and magazines and holds investments principally in companies which operate in the same business as the Company. Other investments held by the Company either do not represent a business segment or are not sufficiently significant to warrant classification as a separate segment and are included within Corporate and Other. HCPH Co., Hollinger L.P. and, until August 31, 2001, National Post make up the Canadian Newspaper Group. The U.S. Community Group includes the results of the Jerusalem Post and the last remaining U.S. Community paper until it was sold in August 2001. The following is a summary of the reportable segments of the Company.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

                               UNITED STATES
                            --------------------     U.K.       CANADIAN
YEAR ENDED                  CHICAGO    COMMUNITY   NEWSPAPER   NEWSPAPER    CORPORATE   CONSOLIDATED
DECEMBER 31, 2000            GROUP       GROUP       GROUP       GROUP      AND OTHER      TOTAL
-----------------           --------   ---------   ---------   ----------   ---------   ------------
Sales revenue.............  $596,759   $100,104    $882,196    $1,579,200   $     21     $3,158,280
Cost of sales and
  expenses................   504,079     85,702     684,900     1,294,975     16,527      2,586,183
                            --------   --------    --------    ----------   --------     ----------
Sales revenue less cost of
  sales and expenses......    92,680     14,402     197,296       284,225    (16,506)       572,097
Depreciation and
  amortization............    37,328      7,653      58,148       110,112      6,691        219,932
                            --------   --------    --------    ----------   --------     ----------
Operating income (loss)...  $ 55,352   $  6,749    $139,148    $  174,113   $(23,197)    $  352,165
                            ========   ========    ========    ==========   ========     ==========
Expenditures on capital
  assets..................  $ 38,177   $  5,038    $ 24,039    $   42,812   $  2,595     $  112,661
                            ========   ========    ========    ==========   ========     ==========

                               UNITED STATES
                            --------------------      U.K.      CANADIAN
YEAR ENDED                  CHICAGO    COMMUNITY   NEWSPAPER    NEWSPAPER   CORPORATE   CONSOLIDATED
DECEMBER 31, 2001            GROUP       GROUP       GROUP        GROUP     AND OTHER      TOTAL
-----------------           --------   ---------   ----------   ---------   ---------   ------------
Sales revenue.............  $686,266    $29,619    $  801,053   $305,073    $     49     $1,822,060
Cost of sales and
  expenses................   622,974     31,950       703,296    337,383      34,505      1,730,108
                            --------    -------    ----------   --------    --------     ----------
Sales revenue less cost of
  sales and expenses......    63,292     (2,331)       97,757    (32,310)    (34,456)        91,952
Depreciation and
  amortization............    53,537      2,962        63,855     18,134       6,228        144,716
                            --------    -------    ----------   --------    --------     ----------
Operating income (loss)...  $  9,755    $(5,293)   $   33,902   $(50,444)   $(40,684)    $  (52,764)
                            ========    =======    ==========   ========    ========     ==========
Total assets..............  $973,279    $85,291    $1,257,805   $691,568    $621,299     $3,629,242
                            ========    =======    ==========   ========    ========     ==========
Expenditures on capital
  assets..................  $ 19,343    $   463    $   48,788   $  4,405    $ 18,407     $   91,406
                            ========    =======    ==========   ========    ========     ==========

                              UNITED STATES
                           --------------------      U.K.      CANADIAN
YEAR ENDED                 CHICAGO    COMMUNITY   NEWSPAPER    NEWSPAPER   CORPORATE    CONSOLIDATED
DECEMBER 31, 2002           GROUP       GROUP       GROUP        GROUP     AND OTHER       TOTAL
-----------------          --------   ---------   ----------   ---------   ----------   ------------
Sales revenue............  $693,690    $20,781    $  804,584   $109,121    $       22    $1,628,198
Cost of sales and
  expenses...............   591,628     25,259       693,895    112,723        30,389     1,453,894
                           --------    -------    ----------   --------    ----------    ----------
Sales revenue less cost
  of sales and
  expenses...............   102,062     (4,478)      110,689     (3,602)      (30,367)      174,304
Depreciation and
  amortization...........    42,378      3,682        35,939      1,713         4,481        88,193
                           --------    -------    ----------   --------    ----------    ----------
Operating income
  (loss).................  $ 59,684    $(8,160)   $   74,750   $ (5,315)   $  (34,848)   $   86,111
                           ========    =======    ==========   ========    ==========    ==========
Total assets.............  $895,917    $59,173    $1,120,023   $411,891    $1,129,217    $3,616,221
                           ========    =======    ==========   ========    ==========    ==========
Expenditures on capital
  assets.................  $ 24,344    $ 7,888    $   27,680   $  3,575    $      116    $   63,603
                           ========    =======    ==========   ========    ==========    ==========

     Corporate and Other includes results of miscellaneous operations.

22.  EMPLOYEE BENEFIT PLANS

DEFINED CONTRIBUTION PENSION PLANS

     Hollinger International sponsors six defined contribution plans, three of which have provisions for Hollinger International matching contributions. For the years ended December 31, 2000, 2001 and 2002,

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

Hollinger International contributed $2,372,000, $2,402,000 and $3,330,000, respectively. Hollinger International sponsors 11 defined contribution plans in Canada and contributed $3,069,000, $261,500 and $241,000 to the plans in 2000, 2001 and 2002, respectively.

     The Telegraph sponsors a defined contribution plan for the majority of its employees, as well as a defined contribution plan to provide pension benefits for senior executives. For 2000, 2001 and 2002, contributions to the defined contribution plan are included as part of the service cost of the defined benefit plan. For the years ended December 31, 2000, 2001 and 2002, the Telegraph contributed $874,000, $803,000 and $835,000, respectively, to the Telegraph Executive Pension Scheme. The Telegraph plan's assets consist principally of U.K. and overseas equities, unit trusts and bonds.

DEFINED BENEFIT PENSION PLANS

     The Company's subsidiaries have ten foreign and seven domestic single-employer defined benefit plans and contribute to various union-sponsored, collectively bargained multi-employer pension plans. The Company's subsidiaries' contributions to these plans for the years ended December 31, 2000, 2001 and 2002 were:

                                                           2000      2001      2002
                                                          -------   -------   -------
Single-employer plans...................................  $20,010   $15,737   $20,166
                                                          =======   =======   =======
Multi-employer plans....................................  $ 9,324   $ 1,938   $    --
                                                          =======   =======   =======

     The Telegraph has a defined benefit plan that was closed to new participants on July 1, 1991 and provides only benefits accrued up to that date. The liabilities of the plan have been actuarially valued as at December 31, 2002. At that date, the market value of the plan assets was $191,742,000, representing 91% of the estimated cost of purchasing the plan's benefits from an insurance company. The actuary assumed a discount rate of 5.6%. Increases to pension payments are discretionary and are awarded by the trustees, with the Telegraph's consent, from surpluses arising in the fund from time to time. Contributions to the plan were $9,900,000 $10,034,000 and $10,616,000 in 2000,
2001 and 2002, respectively.

     West Ferry and Trafford Park have defined benefit plans, the West Ferry Printers Pension Scheme and the Trafford Park Printers Pension Scheme, respectively, of which 50%, being the Telegraph's share in the joint venture, of the pension costs and obligations are included in the Company's financial statements. Pursuant to the West Ferry joint venture agreement, the Telegraph has a commitment to fund 50% of the obligation under West Ferry's defined benefit plan.

SINGLE-EMPLOYER PENSION PLANS

     The benefits under the subsidiary companies' single-employer pension plans are based primarily on years of service and compensation levels. These companies fund the annual provisions which are deductible for income tax purposes. The plans' assets consist principally of marketable equity securities and corporate and government debt securities.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     The components of the net period cost (benefit) for the years ended December 31, 2000, 2001 and 2002 are as follows:

                                                         2000       2001       2002
                                                       --------   --------   --------
Service cost.........................................  $ 22,076   $ 15,308   $ 15,930
Interest cost........................................    64,590     49,433     49,541
Expected return on plan assets.......................   (90,011)   (56,133)   (52,422)
Amortization of prior service costs..................       900        583        782
Settlement and curtailment...........................     6,487      2,272         --
Amortization of net (gain) loss......................      (304)     1,516      6,200
Change in valuation allowance against prepaid benefit
  cost...............................................    97,258    (59,106)   (34,729)
                                                       --------   --------   --------
Net period cost (benefit)............................  $100,996   $(46,127)  $(14,698)
                                                       ========   ========   ========

     The table below sets forth the reconciliation of the benefit obligation as of December 31, 2001 and 2002:

                                                                2001        2002
                                                              ---------   --------
Benefit obligation at the beginning of the year.............  $ 864,839   $780,138
Adjustments to opening balance..............................      7,243         --
Service cost................................................     15,308     15,930
Interest cost...............................................     49,433     49,541
Participant contributions...................................      9,027      7,539
Divestitures................................................   (122,131)        --
Plan amendments.............................................         28      9,629
Settlement gain.............................................    (12,973)        --
Exchange rate differences...................................     17,860     33,314
Changes in assumptions......................................         --     (1,000)
Actuarial loss (gain).......................................     17,402    (21,064)
Benefits paid...............................................    (65,898)   (69,670)
                                                              ---------   --------
Benefit obligation at the end of the year...................  $ 780,138   $804,357
                                                              =========   ========

     The 2001 settlement gain was related to the sale of Canadian newspapers. The 2000 curtailment and settlement gains were related to the sale of Canadian and Community Group newspapers.

     The table below sets forth the change in plan assets for the years ended December 31, 2001 and 2002:

                                                                2001        2002
                                                              ---------   --------
Fair value of plan assets at the beginning of the year......  $ 971,208   $757,751
Adjustment to opening balance...............................         --      4,897
Actual return on plan assets................................    (37,943)   (67,865)
Exchange rate differences...................................     16,969     27,529
Employer contributions......................................     15,737     20,166
Participant contributions...................................      9,027      7,539
Settlement gain.............................................    (15,245)        --
Divestitures................................................   (136,104)        --
Benefits paid...............................................    (65,898)   (69,670)
                                                              ---------   --------
Fair value of plan assets at the end of the year............  $ 757,751   $680,347
                                                              =========   ========

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     The following table provides the amounts recognized in the consolidated balance sheet as of December 31, 2001 and 2002:

                                                                2001       2002
                                                              --------   ---------
Plan deficit................................................  $(22,387)  $(124,010)
Unrecognized net actuarial loss.............................   133,110     233,369
Unrecognized prior service cost.............................     3,699       3,039
Unrecognized net transition obligation......................      (331)      2,054
                                                              --------   ---------
Prepaid benefit cost........................................   114,091     114,452
Valuation allowance.........................................   (38,814)     (4,085)
                                                              --------   ---------
Prepaid benefit cost, net of valuation allowance............  $ 75,277   $ 110,367
                                                              ========   =========

     The above prepaid benefit cost is classified in the consolidated balance sheet as follows:

                                                               2001       2002
                                                              -------   --------
Deferred pension asset (note 8).............................  $83,459   $123,230
Pension obligations (note 12)...............................   (8,182)   (12,863)
                                                              -------   --------
Prepaid benefit cost, net of valuation allowance............  $75,277   $110,367
                                                              =======   ========

     The ranges of assumptions on the Company's foreign plans were as follows:

                                                2000          2001           2002
                                             -----------   -----------   ------------
Discount rate..............................  6.0% - 8.0%   6.0% - 8.0%   5.6% - 6.75%
Expected return on plan assets.............  6.0% - 9.0%   6.0% - 9.0%   5.6% - 8.25%
Compensation increase......................  3.0% - 3.5%   2.5% - 3.5%   2.5% - 3.30%
                                             -----------   -----------   ------------

     The ranges of assumptions used for the Company's domestic plans were as follows:

                                                2000          2001           2002
                                             -----------   -----------   ------------
Discount rate..............................         7.0%          6.5%          7.00%
Long-term rate of return on plan assets....  7.0% - 9.0%   7.0% - 9.0%   6.5% - 7.00%
Compensation increase......................  3.5% - 4.0%   4.0% - 4.5%   4.0% - 4.50%
                                             -----------   -----------   ------------

VALUATION ALLOWANCE

     As a result of the 2000 sale of Canadian newspapers to CanWest, the expected future benefits to be derived from the plan surplus at that time were significantly reduced and a valuation allowance of $97.9 million was provided for. Due to the reduction in the plan surplus in 2001 and 2002 as a result of a decline in the market value of the assets in the plan, the valuation allowance required against the pension asset has been reduced by $58.7 million and $34.4 million, respectively. This change in the valuation allowance, in respect of the HCPH Co. pension plans, has been recognized in income in 2001 and 2002 as an unusual item (note 17).

     Approval by the various provincial pension regulatory bodies has not yet been granted for the transfer of pension assets related to the operations previously sold. To the extent pension surpluses are required to be transferred for the CanWest properties, the Company is entitled to a cash payment from CanWest for a portion of that amount. The Company anticipates that these transfers will be made in 2003.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

MULTI-EMPLOYER PENSION PLANS

     Certain U.S. employees were covered by union-sponsored multi-employer pension plans, all of which are defined benefit plans. Contributions were determined in accordance with the provisions of negotiated labour contracts and are generally based on the number of man-hours worked. Pension expense for these plans was $1,828,000, nil and nil for the years ended December 31, 2000, 2001 and 2002, respectively. The newspaper properties participating in these multi-employer plans were sold in 2000. The passage of the Multi-employer Pension Plan Amendments Act of 1980 (the "Act") may, under certain circumstances, cause Hollinger International to become subject to liabilities in excess of the amounts provided for in the collective bargaining agreements. Generally, liabilities are contingent upon withdrawal or partial withdrawal from the plans. Hollinger International has not undertaken to withdraw or partially withdraw from any of the plans as of December 31, 2002. Under the Act, withdrawal liabilities would be based upon Hollinger International's proportional share of each plan's unfunded vested benefits. As of the date of the latest actuarial valuations, Hollinger International's share of the unfunded vested liabilities of each plan was zero.

POST-RETIREMENT BENEFITS

     The Company's subsidiaries sponsor two post-retirement plans that provide post-retirement benefits to certain employees in Canada.

     The components of net period post-retirement cost (benefit) for the years ended December 31, 2000, 2001 and 2002 are as follows:

                                                            2000      2001      2002
                                                          --------   -------   ------
Service cost............................................  $  1,021   $   186   $  133
Interest cost...........................................     4,044     2,966    2,801
Amortization of gains...................................      (199)   (3,700)    (500)
Settlement/curtailment..................................   (18,250)   (2,671)      --
                                                          --------   -------   ------
Net period post-retirement cost (benefit)...............  $(13,384)  $(3,219)  $2,434
                                                          ========   =======   ======

     The table below sets forth the reconciliation of the accumulated post-retirement benefit obligation as of December 31, 2001 and 2002:

                                                               2001      2002
                                                              -------   -------
Accumulated post-retirement benefit obligation at the
  beginning of the year.....................................  $65,766   $65,160
Adjustment to opening balance...............................    9,580     4,461
Service cost................................................      186       133
Interest cost...............................................    2,966     2,801
Actuarial gains.............................................   (2,192)   (1,152)
Benefits paid...............................................   (2,860)   (3,103)
Divestitures................................................   (8,286)       --
                                                              -------   -------
Accumulated post-retirement benefit obligation at the end of
  the year..................................................  $65,160   $68,300
                                                              =======   =======

     The fair value of plan assets was $1,200,000 and $5,449,000 at December 31, 2001 and 2002, respectively.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     The table below sets forth the plan's funded status reconciled to the amounts recognized in the Company's financial statements:

                                                                2001       2002
                                                              --------   --------
Unfunded status.............................................  $(63,960)  $(62,851)
Unrecognized net loss.......................................     1,868      2,345
                                                              --------   --------
Accrued post-retirement liability (note 12).................  $(62,092)  $(60,506)
                                                              ========   ========

     The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 6.75%, 6.5% and 6.25% for 2000, 2001 and 2002, respectively. All benefits under the plans are paid for by contributions to the plans. For measuring the expected post-retirement benefit obligation of former Southam employees, an 8% annual rate of increase in the per capita claims was assumed for 2002, 9% for 2001, and 10% for 2000.

     Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. If the health care cost trend rate was increased 1%, the accumulated post-retirement benefit obligation as of December 31, 2001 and 2002 would have increased $3,390,000 and $2,846,000, respectively, and the effect of this change on the aggregate of service and interest cost for 2001 and 2002 would have been an increase of $220,000 and $260,000, respectively. If the health care cost trend rate was decreased 1%, the accumulated post-retirement benefit obligation as of December 31, 2001 and 2002 would have decreased by $2,098,000 and $2,556,000, respectively, and the effect of this change on the aggregate of service and interest cost for 2001 and 2002 would have been a decrease of $160,000 and $233,000, respectively.

23.  RELATED PARTY TRANSACTIONS

     a) Lord Black controls Ravelston and, through Ravelston and its subsidiaries, together with his associates, he exercises control or direction over 78.2% (2000 -- 68.6%; 2001 -- 77.8%) of the outstanding retractable common shares of the Company.

        Ravelston has rights of first refusal in respect of any retractable common shares of the Company that may be issued on exercise of options held to acquire retractable common shares should the holders decide to exercise their options and dispose of the retractable common shares.

        Hollinger International and its subsidiaries have entered into a services agreement with Ravelston, whereby Ravelston acts as manager of the Company and carries out head office and executive responsibilities. The services agreement was assigned on July 5, 2002 to RMI, a wholly owned subsidiary of Ravelston. Ravelston and RMI billed to Hollinger International and its subsidiaries fees totalling $49,943,000, $44,853,000 and $37,272,000 for 2000, 2001 and 2002, respectively, pursuant to this agreement.

        Similarly, Ravelston carries out head office and executive responsibilities for the Company and its subsidiaries, other than Hollinger International and its subsidiaries. In 2001 and 2002, no amounts were charged by Ravelston for such services. In 2000, the Company received $10.7 million, net, from Ravelston pursuant to a services agreement which was terminated on December 31, 2000.

        Expenses of the Company are net of $2.0 million and $2.4 million in 2001 and 2002, respectively, received from Ravelston and RMI as a reimbursement of certain head office expenses incurred on behalf of Ravelston and RMI. Such expenses were not incurred on behalf of Ravelston in 2000.

        Certain executives of Ravelston and Moffat Management and Black-Amiel Management, affiliates of Ravelston and RMI, have separate services agreements with certain subsidiaries of Hollinger International. Amounts paid directly by subsidiaries of Hollinger International pursuant to such

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        agreements were $5,436,000, $2,629,000 and $2,976,000 for 2000, 2001 and
        2002, respectively. The fees under Ravelston's and RMI's services agreement and the fees paid directly to executives and affiliates of Ravelston, in aggregate, are negotiated with and approved by Hollinger International's independent committee.

        In addition to all of the amounts referred to above, during 2000 and 2001, there was further remuneration paid directly by subsidiaries of Hollinger International to certain Ravelston executives of $6,293,000 and $2,592,000, respectively (2002 -- nil).

     b) On July 11, 2000, Hollinger International loaned US $36,817,000 to a subsidiary of the Company in connection with the cash purchase by the Company of HCPH Co. Special shares. The loan is payable on demand and to December 31, 2001 interest was payable at the rate of 13% per annum. Effective January 1, 2002, the interest rate was adjusted to LIBOR plus 3% per annum. This loan, together with accrued interest, totalled US $45,848,000 at December 31, 2002. On March 10, 2003, a portion of this loan has been settled and the terms of the loan have been amended as described in note 29c).

     c) On July 3, 2002, N.P. Holdings Company ("NP Holdings"), a subsidiary of Hollinger International, was sold for cash consideration of $5.75 million to RMI. The net assets of NP Holdings primarily included Canadian tax losses. The tax losses, only a portion of which was previously recognized for accounting purposes, were effectively sold at their carrying value. Due to the inability of NP Holdings to utilize its own tax losses prior to their expiry, as a result of its disposing of its interest in the National Post, it sold these losses to a company which would be able to utilize the losses. The only other potential purchaser for these losses, CanWest, declined the opportunity to acquire the losses. The terms of the sale of the tax losses to RMI were approved by the independent directors of Hollinger International.

     d) The Company and its subsidiaries have unsecured demand loans and advances, including accrued interest owing to Ravelston totalling $32.2 million and $52.2 million at December 31, 2001 and 2002, respectively. At December 31, 2000, the Company and its subsidiaries have unsecured demand loans and advances receivable of $1.0 million. The Company has borrowed the majority of these funds from Ravelston to partially fund its operating costs, including interest and preference share dividend obligations. The loans bear interest at the bankers' acceptance rate plus 3.75% per annum or 6.68% as at December 31, 2002.

        Hollinger International owes $11.6 million, $13.7 million and $5.0 million at December 31, 2000, 2001 and 2002, respectively, to Ravelston or RMI in connection with fees payable pursuant to the services agreement. As at December 31, 2002, HCPH Co. also owes RMI $22.5 million in connection with the assumption by RMI, as a result of its purchase of NP Holdings (note 23c)), of a liability of $22.5 million owing to CanWest. This amount is due on demand and is non-interest bearing. As described in note 29e), this debt was transferred to a related company on April 30, 2003.

     e) In response to the 1998 issuer bid, all options held by executives were exercised. As at December 31, 2000, 2001 and 2002, included in accounts receivable is $5,866,000, $5,843,000 and $5,892,000, respectively, due from executives, which bears interest at the prime rate plus 1/2%. The receivables are fully secured by a pledge of the shares held by the executives.

     f) In 1999, executive-controlled companies invested in Hollinger L.P. As at December 31, 2000, 2001 and 2002, included in accounts receivable is $681,000, $436,000 and $373,000 due from these companies, which bears interest at the prime rate plus 1/2%. The receivables are partially secured by a pledge of the units held in Hollinger L.P.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     g) During 2000 and 2001, in connection with the sales of properties described in note 4c), 4g) and 4i), the Company, Ravelston, Hollinger International, Lord Black and three senior executives entered into non-competition agreements with the purchasers in return for cash consideration paid.

     h) As described in note 4c), 4f) and 4j), during 2001, the Company sold newspaper properties to certain related parties.

     i) As described in note 4e), during 2001, Hollinger International redeemed certain of its shares held by the Company and converted preference shares held by the Company into shares of Hollinger International Class A common stock. The shares of Class A common stock were subsequently purchased by Hollinger International from the Company for cancellation.

     j) Included in Other Assets at December 31, 2002 is $6,525,000 (US$4,130,000), owing to Hollinger International from Bradford Publishing Company ('Bradford'), a company in which certain of the Company's and Hollinger International's directors are significant shareholders. Such amount represents the present value of the remaining amounts owing under a non-interest bearing note receivable granted to Hollinger International in connection with a non-competition agreement entered into on the sale of certain operations to Bradford during 2000. The note receivable is unsecured, due over the period to 2010 and is subordinated to Bradford's lenders.

     k) Included in Other Assets at December 31, 2002 is $7,677,000 (US$4,859,000) owed by Horizon Publications Inc. ("Horizon"), a company controlled by certain members of the Board of Directors of Hollinger International and the Company. Such amount represents the unpaid purchase price payable to Hollinger International in connection with the sale of certain operations to Horizon during 1999. The loan receivable is unsecured, bears interest at the lower of LIBOR plus 2% and 8% per annum and is due in 2007.

     l) During 2002, the Company paid to Horizon a management fee in the amount of $256,000 in connection with certain administrative services provided by Horizon. Such fee was approved by Hollinger
          International's independent directors.

     m) Additional related party transactions occurring subsequent to year end are described in note 29.

24.  FINANCIAL INSTRUMENTS

     a)  Risk management activities

        i)   Credit risk

           The Company does not have a significant exposure to any individual customer or counterparty. The Company is exposed to credit risk in the event of non-performance by counterparties in connection with its foreign currency contracts and interest rate swap agreements. The Company does not obtain collateral or other security to support financial instruments subject to credit risk but mitigates this risk by dealing only with financially sound counterparties and, accordingly, does not anticipate loss due to non-performance.

        ii)  Interest rate and currency risk

           The Company and its subsidiaries have entered into interest rate swaps, forward foreign exchange contracts and cross-currency rate swaps, as described in detail in notes 24c) and 24d) below.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        iii) Market risk

           During 1999, the Company's Series II exchangeable preference shares became exchangeable for a fixed number of shares of Hollinger International Class A common stock. As a result, such shares are valued at an amount equivalent to the market price of the underlying shares of Hollinger International Class A common stock for which they are exchangeable. While the carrying value of these exchangeable shares will fluctuate with the market price of the shares of Hollinger International Class A common stock, this market risk is mitigated by the Company's holding of such Hollinger International shares.

     b)  Forward share purchase contracts

        At December 31, 2000, Hollinger International had arrangements with four banks pursuant to which the banks had purchased 14,109,905 shares of Hollinger International's Class A common stock at an average price of US$14.17. Hollinger International had the option, quarterly, up to and including September 30, 2000, to buy the shares from the banks at the same cost or to have the banks resell those shares in the open market. These arrangements were extended from time to time for periods ultimately ending between February 28, 2003 and June 30, 2003. In the event the banks resold the shares, any gain or loss realized by the banks would be for Hollinger International's account. Under the arrangements, until Hollinger International purchased the shares or the banks resold the shares, dividends paid on shares belonged to Hollinger International and Hollinger International paid interest to the banks, based on their purchase price at the rate of LIBOR plus a spread.

        In August 2001, Hollinger International purchased for cancellation from one of the banks 3,602,305 shares of Class A common stock for US$50,000,000 or US$13.88 per share. The market value of these shares on the date of purchase was US$47,000,000 or US$13.05 per share.

        In November 2001, one of the banks sold in the open market 3,556,513 shares of Hollinger International Class A common stock for US$34,200,000 or an average price of US$9.62 per share. This resulted in a loss to the bank of US$15,800,000, which, in accordance with the arrangement, was paid in cash by Hollinger International.

        At December 31, 2001, Hollinger International had two forward equity swap arrangements remaining with banks for a total of US$100,000,000. Of that total, US$10,000,000 was prepaid during the course of 2002 from available cash on hand. In October 2002, a further US$50,000,000 was prepaid using the proceeds from borrowings in that month referred to in note 10d). In December 2002, the forward equity swap arrangements were terminated when Hollinger International purchased for cancellation from the banks approximately 7.0 million shares of Class A common stock of Hollinger International for a total cost of US$100,000,000 (including the US$60,000,000 prepaid during 2002). The additional US$40,000,000 payment was paid from a portion of the proceeds received in December 2002 from Publishing's Senior Credit Facility and 9% Senior Notes (note
        10). This resulted in a realized loss of $43,313,000, on the 2002 termination of the contracts, which has been included in unusual items (note 17). During 2001, a realized loss of $29,646,000 on contracts terminated in 2001 was included in unusual items (note 17).

        The Total Return Equity Swaps were originally entered into as a structure for the repurchase of Hollinger International's shares over an extended time frame based on a price fixed at the outset of the arrangement. Hollinger International does not presently intend to enter into further similar arrangements.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     c)  Fair values of financial instruments

        The Company has entered into various types of financial instruments in the normal course of business. Fair value estimates are made at a specific point in time, based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting the country of origin and varying degrees of perceived risk. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, may not accurately represent future realizable values.

        The carrying value and estimated fair value of the Company's financial instruments at December 31, 2001 and 2002 are as follows:

                                                2001                      2002
                                       -----------------------   -----------------------
                                        CARRYING                  CARRYING
                                         VALUE      FAIR VALUE     VALUE      FAIR VALUE
                                       ----------   ----------   ----------   ----------
    Marketable securities (note 5)...  $   78,939   $   65,871   $   91,476   $   90,032
    Long-term debt (note 10).........   1,351,626    1,288,199    1,789,321    1,651,150
    Retractable preference shares
      (note 11)......................     147,472      147,472      135,299      135,299
    Liability for interest rate
      swaps..........................       1,567        1,567           --           --
    Foreign currency obligation (note
      12)............................      25,442       25,442       21,444       21,444
    Forward foreign exchange contract
      -- asset (note 12).............      24,751       24,751           --           --
    Forward share purchase contracts
      -- liability (note 24b)).......          --       29,735           --           --
    Cross-currency swap -- liability
      (note 12)......................          --           --       14,475       14,475

        The carrying values of cash and cash equivalents, escrow deposits, accounts receivable, bank indebtedness, accounts payable and accrued expenses and amounts due to related parties approximate their fair values, due to the relatively short periods to maturity of the instruments.

        The fair value of marketable securities is based on the closing market value of such securities at the year end.

        Fair values for long-term debt have been determined based on the future contractual cash payments at the respective operation's current borrowing rate. The fair value of the long-term debt related to the Senior Subordinated Notes at December 31, 2002 is the value at which they were retired in January 2003. Fair value of the retractable preference shares is based on the market value of the shares of Hollinger International Class A common stock or the cash proceeds for which they are retractable or redeemable.

        The fair value of the cross-currency swaps, interest rate swaps, forward share purchase contracts, and forward foreign exchange contracts is the estimated amount that the Company would pay or receive to terminate the agreements. Interest rate swaps were considered a hedge until the hedged debt was repaid in 2000. Subsequent to the debt repayment, the estimated cost to terminate the swap has been included in income. Such swaps were terminated in 2002. The foreign currency obligation and forward foreign exchange contract are in connection with the sale of participations in the CanWest debentures, which is described in note 5. The cross-currency swap is in connection with the Service Credit Facility, as described in note 10b). The carrying values of all other financial instruments at December 31, 2002 and 2001 approximate their estimated fair values.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     d)  Derivative instruments

        The Company may enter into various swaps, options and forward contracts from time to time when management believes conditions warrant. Such contracts are limited to those that relate to the Company's actual exposure to commodity prices, interest rates and foreign currency risks. If, in management's view, the conditions that made such arrangements worthwhile no longer exist, the contracts may be closed. At the end of 2001, there were no material contracts or arrangements of these types, other than the forward exchange contract related to the Participation Trust as described in note 5. The contract was terminated as at September 30, 2002. The contract was marked to market and the related gains and losses included in foreign exchange losses during the year. The cumulative loss on the Company's obligation under the Participation Trust as at December 31, 2002 is $21,444,000 (2001 -- $691,000) and is
        included in the consolidated balance sheet in other liabilities and deferred credits (note 12).

        As described in note 10b), the Company entered into two cross-currency rate swaps to offset principal and interest payments on U.S. dollar borrowings by a U.K. subsidiary under Publishing's December 2002 Senior Credit Facility. The fair value of the contracts as of December 31, 2002 of $14,475,000 million is included in the consolidated balance sheet in other liabilities and deferred credits (note 12).

25.  RECENT ACCOUNTING PRONOUNCEMENTS

     a)  Foreign currency and hedging

        In November 2001, the CICA issued Accounting Guideline 13, "Hedging Relationships" ("AcG 13"). AcG 13 establishes new criteria for hedge accounting and will apply to all hedging relationships in effect on or after July 1, 2003. On January 1, 2004, the Company will reassess all hedging relationships to determine whether the criteria are met or not and will apply the new guidance on a prospective basis. To qualify for hedge accounting, the hedging relationship must be appropriately documented at the inception of the hedge and there must be reasonable assurance, both at the inception and throughout the term of the hedge, that the hedging relationship will be effective. The Company is in the process of formally documenting all hedging relationships and has not yet determined whether any of their current hedging relationships will not meet the new hedging criteria.

     b)  Impairment of long-lived assets

        In December 2002, the CICA issued Handbook Section 3063, "Impairment of Long-Lived Assets" and revised Section 3475, "Disposal of Long-Lived Assets and Discontinued Operations". These sections supersede the write-down and disposal provision of Section 3061, "Property, Plant and Equipment", and Section 3475, "Discontinued Operations". The new standards are consistent with U.S. GAAP. Section 3063 establishes standards for recognizing, measuring and disclosing impairment of long-lived assets held for use. An impairment is recognized when the carrying amount of an asset to be held and used exceeds the projected future net cash flows expected from its use and disposal and is measured as the amount by which the carrying amount of the asset exceeds its fair value. Section 3475 provides specific criteria for and requires separate classification for assets held for sale and for these assets to be measured at the lower of their carrying amounts and fair value, less costs to sell. Section 3475 also broadens the definition of discontinued operations to include all distinguishable components of an entity that will be eliminated from operations. Section 3063 is effective for the Company's 2004 fiscal year; however, early application is permitted. Revised Section 3475 is applicable to disposal activities committed to by the Company after May 1, 2003;

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        however, early application is permitted. The Company expects that the adoption of these standards will have no material impact on its financial position, results of operations or cash flow at this time.

     c)  Disclosure of guarantees

        In February 2003, the CICA issued Accounting Guideline 14, "Disclosure of Guarantees" ("AcG 14"). AcG 14 requires certain disclosures to be made by a guarantor in its interim and annual financial statements for periods beginning after January 1, 2003. AcG 14 is generally consistent with the disclosure requirements for guarantees in the U.S. (Financial Accounting Standards Board ("FASB") Interpretation No. 45) but, unlike the FASB's guidance, does not encompass recognition and measurement requirements. The Company has evaluated the impact of adoption of AcG 14 and the disclosures are included in note 27h).

26. SCHEDULE OF RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

     The following represents additional information to the consolidated financial statements of the Company that were prepared in accordance with Canadian GAAP. Set out below are the material adjustments (net of deferred income taxes, minority interest and foreign exchange rate adjustments where applicable) to net earnings (loss) for the years ended December 31, 2000, 2001 and 2002 and to shareholders' deficiency at December 31, 2001 and 2002 in order to conform to accounting principles generally accepted in the United States ("U.S. GAAP").

                                                                  YEAR ENDED DECEMBER 31,
                                                         ------------------------------------------
                                                              2000             2001
                                                         (RESTATED-(V))   (RESTATED-(V))     2002
                                                         --------------   --------------   --------
NET EARNINGS (LOSS)
Net earnings (loss) for the year based on Canadian
  GAAP.................................................    $ 189,373        $(131,898)     $(88,640)
Capitalization of betterments, net of related
  amortization(a)......................................       (4,633)           5,230            --
Gain on sale of shares, gain on subsidiary's issue of
  shares or sale of assets(c)(v).......................       13,868           30,920         4,505
Foreign exchange(d)....................................        6,406           10,086        (7,293)
Cost of acquisitions, net of amortization(e)...........           42               42            42
Compensation to employees(f)...........................       (1,127)             918            --
Net earnings (loss) in equity accounted companies(g)...       (7,882)           7,882            --
Adjustment to tax provision(h)(v)......................     (162,764)         (41,893)           --
Business combinations(i)(v)............................       29,932           56,932            --
Financial instruments(j)...............................        2,421            9,294         8,185
Total return equity swap(k)(v).........................       (9,112)         (15,316)       17,789
Valuation allowance against prepaid pension
  asset(l)(v)..........................................       29,757          (14,244)       (6,277)
                                                           ---------        ---------      --------
Net earnings (loss) for the year based on U.S. GAAP,
  before accounting change, as restated(v).............       86,281          (82,047)      (71,689)
Cumulative effect of accounting change for
  goodwill(q)..........................................           --               --       (12,071)
                                                           ---------        ---------      --------
Net earnings (loss) for the year based on U.S. GAAP, as
  restated(v)..........................................    $  86,281        $ (82,047)     $(83,760)
                                                           =========        =========      ========

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                   2001           2002
                                                              ---------------   ---------
                                                              (RESTATED-26V))
SHAREHOLDERS' DEFICIENCY
Shareholders' deficiency based on Canadian GAAP.............     $(263,470)     $(351,331)
Capitalization of betterments, net of related
  amortization(a)...........................................      (182,807)      (195,166)
Amortization of intangible assets(b)........................       (24,175)       (24,175)
Gain on sale of shares, gain on subsidiary's issue of shares
  or sale of assets(c)(v)...................................       117,854        122,359
Foreign exchange(d).........................................        (1,569)        (1,404)
Cost of acquisitions, net of amortization(e)................        (1,890)        (1,848)
Compensation to employees(f)................................        (2,764)        (2,764)
Net loss in equity accounted companies(g)...................        (1,389)        (1,389)
Income taxes(h)(v)..........................................        63,699         63,699
Business combinations(i)(v).................................         4,603          4,603
Financial instruments(j)....................................        18,707         23,019
Total return equity swap(k)(v)..............................       (17,789)            --
Valuation allowance against prepaid pension asset(l)(v).....         8,513          2,236
Capital stock(m)............................................        (5,843)        (5,782)
Investments(n)..............................................        (3,755)          (839)
Minimum pension liability adjustment(o).....................       (11,552)       (25,612)
                                                                 ---------      ---------
Shareholders' deficiency based on U.S. GAAP, as
  restated(v)...............................................     $(303,627)     $(394,394)
                                                                 =========      =========

BALANCE SHEET DIFFERENCES:

     The following material balance sheet differences exist between Canadian and U.S. GAAP.

     1)  Other intangible assets:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                 2001        2002
                                                              ----------   --------
Canadian GAAP...............................................  $1,177,544   $185,143
Adjustment for capitalization of betterments, net of related
  amortization(a)...........................................    (394,246)        --
Adjustment for amortization(b)..............................     (24,175)        --
Adjustment for cost of acquisitions(e)......................      (1,876)        --
Adjustment for business combinations(i)(v)..................       4,603         --
                                                              ----------   --------
U.S. GAAP...................................................  $  761,850   $185,143
                                                              ==========   ========

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     2)  Goodwill:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2002
                                                              --------   --------
Canadian GAAP...............................................  $174,324   $913,327
Adjustment for capitalization of betterments, net of related
  amortization(a)...........................................        --   (424,589)
Adjustment for amortization(b)..............................        --    (24,175)
Adjustment for cost of acquisitions(e)......................        --     (1,809)
Adjustment for income taxes(h)(v)...........................    63,699     63,699
Adjustment for business combinations(i)(v)..................        --      4,603
                                                              --------   --------
U.S. GAAP...................................................  $238,023   $531,056
                                                              ========   ========

     3)  Minority interest:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2002
                                                              ---------   ---------
Canadian GAAP...............................................  $ 725,928   $ 473,272
Adjustment for minority interest(v).........................   (252,886)   (235,969)
                                                              ---------   ---------
U.S. GAAP...................................................  $ 473,042   $ 237,303
                                                              =========   =========

     4)  Future income tax liabilities:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2002
                                                              ---------   ---------
Canadian GAAP...............................................  $ 486,937   $ 375,479
Adjustment for income taxes.................................   (107,399)   (122,637)
                                                              ---------   ---------
U.S. GAAP...................................................  $ 379,538   $ 252,842
                                                              =========   =========

     5)  Deferred pension asset:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2002
                                                              --------   --------
Canadian GAAP...............................................  $ 83,459   $123,230
Adjustment for change in valuation allowance against prepaid
  asset(l)(v)...............................................    38,487      3,758
                                                              --------   --------
U.S. GAAP...................................................  $121,946   $126,988
                                                              ========   ========

     6)  Total return equity swap liability:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2002
                                                              --------   --------
Canadian GAAP...............................................  $     --   $     --
Adjustment for unrealized losses(k)(v)                          55,912         --
                                                              --------   --------
U.S. GAAP...................................................  $ 55,912   $     --
                                                              ========   ========

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

SUMMARY OF ACCOUNTING POLICY DIFFERENCES:

     The areas of material difference between Canadian and U.S. GAAP and their impact on the consolidated financial statements of the Company are set out below:

     a)  Capitalization of betterments

        Effective January 1, 1990, the Company capitalized as circulation the costs incurred to increase the long-term readership of its publications ("betterments"). U.S. GAAP does not permit capitalization of these costs. As a result of new Canadian accounting standards, effective January 1, 2002, the Company no longer capitalizes these costs under Canadian GAAP.

     b)  Amortization of intangible assets

        Prior to the adoption on January 1, 2002 of new U.S. and Canadian accounting standards for goodwill described below, U.S. GAAP required the amortization of all intangible assets acquired on a straight-line basis over a period not exceeding 40 years. Under Canadian GAAP, prior to December 31, 1990, there was no requirement to amortize intangible assets, such as circulation, that were considered to have an indefinite life. Effective January 1, 1991, Canadian GAAP required that all intangible assets be amortized. As a result, commencing January 1, 1990 under Canadian GAAP, the Company amortized the cost of circulation on a straight-line basis over periods ranging from 10 to 40 years.

        Effective January 1, 2002, the Company adopted new Canadian accounting standards for Goodwill and Other Intangible Assets and certain transitional provisions for Business Combinations. These new Canadian standards are substantially consistent with the new U.S. accounting standards SFAS 141 and SFAS 142, except that under U.S. GAAP, any transitional impairment charge is recognized in earnings as a cumulative effect of a change in accounting principle. The new standards require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. The standards also specify criteria that intangible assets must meet to be recognized and reported apart from goodwill. In addition, the standard requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and that such assets are reviewed for impairment by assessing the recoverability of the carrying value.

        Effective January 1, 2002, the Company has discontinued amortization of all existing goodwill, evaluated existing intangible assets and has made the necessary reclassifications in order to conform with the new criteria for recognition of intangible assets apart from goodwill. Amounts previously ascribed to circulation, including costs capitalized to increase long-term readership and certain other intangible assets have now been reclassified to goodwill, net of the related deferred income taxes, effective January 1, 2002.

        This change in accounting policy cannot be applied retroactively and the amounts presented for prior periods have not been restated for this change. If this change in accounting policy were applied to the reported net earnings (loss) under U.S. GAAP for the years ended December 31, 2000 and

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        2001, the impact of the change, in respect of the U.S. GAAP goodwill and intangible assets with indefinite useful lives not being amortized, would be as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2000          2001
                                                              -----------   -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                       SHARE)
U.S. GAAP net earnings (loss), as reported..................   $ 86,281      $(82,047)
Add U.S. GAAP amortization, net of income tax and minority
  interest..................................................     38,668        17,548
                                                               --------      --------
Adjusted U.S. GAAP net earnings (loss)......................   $124,949      $(64,499)
                                                               ========      ========
U.S. GAAP basic net earnings (loss) per share, as
  reported..................................................   $   1.52      $  (2.33)
Adjusted U.S. GAAP basic net earnings (loss) per share......   $   2.56      $  (1.81)
U.S. GAAP diluted net earnings (loss) per share, as
  reported..................................................   $   1.42      $  (2.62)
Adjusted U.S. GAAP diluted net earnings (loss) per share....   $   2.46      $  (2.10)

        Adjusted net earnings (loss), noted above, reflects only the reduction in amortization expense in respect of intangibles now classified as goodwill and does not give effect to the impact that this change in accounting policy would have had on the gains and losses resulting from the disposal of operations during 2001 and 2000.

     c) Gain on sale of shares, gain on subsidiary's issue of shares or sale of assets

        As a result of the adjustments in a) and b) above, and for periods subsequent to January 1, 2002, as a result of adjustments (h) and (i), the carrying value of the investments in Hollinger L.P., Southam and Hollinger International are lower under U.S. GAAP, resulting in the gain on sale of properties by Hollinger International, Southam and Hollinger L.P., gains on the sale by the Company of shares of Hollinger International, and gains on dilution of investments in Hollinger International and Hollinger L.P., being higher under U.S. GAAP.

     d)  Foreign exchange

        Under Canadian GAAP, a portion of the equity adjustment from foreign currency translation, included in shareholders' deficiency, is required to be transferred to income whenever there is a reduction in the net investment in a foreign entity or repayment of foreign currency denominated long-term intercompany loans. U.S. GAAP requires the transfer of a portion of this account to income only when the reduction in net investment is due to a sale or complete or substantially complete liquidation. While there may be differences in the timing of the recognition of such foreign exchange gains and losses under Canadian and U.S. GAAP, this difference in accounting has no effect on total shareholders' deficiency.

     e)  Cost of acquisitions

        Under Canadian GAAP, the Company previously had a policy of including certain internal acquisition costs as part of the purchase price of businesses acquired. U.S. GAAP does not permit capitalization of these costs.

     f)  Compensation to employees

        The Company and Hollinger International have various stock option and stock purchase plans for executives. Under Canadian GAAP, compensation is not recognized on the grant or modification of any employee option. In accordance with U.S. GAAP, options granted to employees of the parent company are measured using the fair value based method and treated as a dividend in kind with no resulting impact on either net earnings (loss) or shareholders' deficiency. For all other employee

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        options, the compensation element is measured under U.S. GAAP using the intrinsic value based method of accounting and is apportioned over the period of service to which the compensation is related. As a result of a previous reduction in the exercise price of Hollinger International's options, compensation expense was recorded under U.S. GAAP in 2000 and a reversal of compensation was recorded under U.S. GAAP in 2001.

     g)  Equity accounted companies

        Under U.S. GAAP the compensation element of executive stock options related to equity accounted companies is measured and apportioned over the period of service to which the compensation is related. Under Canadian GAAP, compensation is not recognized for stock options. In addition, betterments, net of related amortization, related to equity accounted companies were capitalized under Canadian GAAP until January 1, 2002. This is not permitted under U.S. GAAP.

        As a result of the above adjustments, the carrying value of equity accounted investments is lower under U.S. GAAP, resulting in the gain on the disposition of these investments in 2001 being higher under U.S. GAAP. The adjustments for 2000 and 2001 are in respect of the Company's investment in Interactive Investor International.

     h)  Income taxes

        Effective January 1, 2000, the Company adopted, on a retroactive basis, new Canadian accounting standards for income taxes, which now require income taxes to be accounted for using the asset and liability method, consistent with U.S. GAAP. Previously, under Canadian GAAP, the deferral method of providing for income taxes was used.

        Under Canadian accounting standards for income taxes, the Company is not required to restate its comparative figures for prior years and the cumulative effect of this change in accounting policy of $291,004,000 (net of related minority interest) has been charged directly to retained earnings as at January 1, 2000. Of this adjustment, $276,215,000 was attributable to future income tax liabilities established in respect of amounts ascribed to circulation on business acquisitions which are largely not deductible for income tax purposes. Under U.S. GAAP, the establishment of such future tax liabilities on business acquisitions would have resulted in additional goodwill being recorded for an equivalent amount. Under U.S. GAAP, the deferred tax recovery recorded in respect of circulation amortization is fully offset by the related goodwill amortization, with no net impact on U.S. GAAP net earnings. Effective January 1, 2002, on the adoption of the new Canadian and U.S. accounting standards for Goodwill and Business combinations (note b)), amounts ascribed to circulation have been reclassified to goodwill, which is no longer being amortized.

        The new Canadian accounting standard for income taxes adopted January 1, 2000 does not require the restatement of prior years' business acquisitions and permits the adjustment, otherwise made to goodwill under U.S. GAAP, to be made directly to retained earnings (net of related minority interest). As a result of not restating comparative figures, the $276,215,000 net deferred tax impact of circulation recorded on January 1, 2000 as a charge against retained earnings under Canadian GAAP would have been recorded as goodwill under U.S. GAAP. This difference, in turn, resulted in higher goodwill amortization or write-off charges under U.S. GAAP in the amount of $162,764,000 and $41,893,000 for the years ended December 31, 2000 and 2001, respectively.

        Accordingly, while there may not be any new material differences between Canadian and U.S. GAAP with respect to income taxes for periods subsequent to January 1, 2000, there will continue to be a difference between Canadian and U.S. GAAP in respect of the remaining

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        $63.7 million of deferred taxes which will eliminate subsequent to January 1, 2002 only when the underlying operation is sold or the Company's interest in the underlying operations is diluted.

        U.S. GAAP income tax expense would have differed from the amounts computed by applying the basic federal and provincial income tax rates to U.S. GAAP earnings (loss) before income taxes, minority interest and cumulative effect of change in accounting principle as shown in the following table:

                                                       2000       2001        2002
                                                     --------   ---------   ---------
Earnings (loss) before income taxes, minority
  interest and cumulative effect of change in
  accounting principle.............................  $896,205   $(417,688)  $(140,394)
                                                     ========   =========   =========
Basic income tax rate..............................     43.95%      41.75%      41.00%
                                                     ========   =========   =========
Computed income tax expense (recovery).............  $393,882   $(174,385)  $ (57,562)
Change in income tax expense (recovery) resulting
  from:
Different tax rate on earnings of subsidiaries.....   (89,178)     19,565      15,144
Tax gain in excess of book gain....................   (82,350)     52,158         949
Potential tax benefit of current year's losses not
  recorded.........................................    29,255          --          --
Large Corporations Tax.............................    15,531         940       1,079
Loss on total return equity swap...................     8,013      27,134      (4,844)
Change in valuation allowance......................        --      42,841      74,043
Minority interest earnings in Hollinger L.P........   (26,669)     (2,001)     (1,214)
Permanent differences..............................   208,778     (35,810)     56,983
                                                     --------   ---------   ---------
Income tax expense (recovery)......................  $457,262   $ (69,558)  $  84,578
                                                     ========   =========   =========
Effective tax rate.................................     51.02%      16.65%      60.24%
                                                     ========   =========   =========

        Canadian and foreign components of earnings (loss) before income taxes, minority interest and cumulative effect of change in accounting principle are presented below:

                                                       2000       2001        2002
                                                     --------   ---------   ---------
Canadian...........................................  $886,301   $(255,352)  $  10,020
Foreign............................................     9,904    (162,336)   (150,414)
                                                     --------   ---------   ---------
                                                     $896,205   $(417,688)  $(140,394)
                                                     ========   =========   =========

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        Income tax expense (recovery) for the periods shown below consists of:

                                                     CURRENT    DEFERRED      TOTAL
                                                     --------   ---------   ---------
Year ended December 31, 2000:
  Canadian.........................................  $529,497   $(167,453)  $ 362,044
  Foreign..........................................    88,198       7,020      95,218
                                                     --------   ---------   ---------
                                                     $617,695   $(160,433)  $ 457,262
                                                     ========   =========   =========
Year ended December 31, 2001:
  Canadian.........................................  $  7,153   $(147,773)  $(140,620)
  Foreign..........................................    49,151      21,911      71,062
                                                     --------   ---------   ---------
                                                     $ 56,304   $(125,862)  $ (69,558)
                                                     ========   =========   =========
Year ended December 31, 2002:
  Canadian.........................................  $ (5,503)  $  92,301   $  86,798
  Foreign..........................................     2,888      (5,108)     (2,220)
                                                     --------   ---------   ---------
                                                     $ (2,615)  $  87,193   $  84,578
                                                     ========   =========   =========

     i)   Business combinations

        Under Canadian GAAP, the Company was required to treat the transfer in 1997 of the Canadian newspapers to Hollinger International as a disposition at fair value. This resulted in the recognition of a gain to the extent there is a minority interest in Hollinger International.

        U.S. GAAP requires that the transfer of the Canadian Newspapers to a subsidiary company be accounted for at historical values using "as-if" pooling of interest accounting. As a result, the revenues and expenses for the periods prior to January 1, 1997 would be restated to give effect to the transfer of the Canadian Newspapers to Hollinger International and the gross gain, prior to deducting expenses, of $114,000,000 on the sale of the properties and the increase in intangible assets of an equivalent amount would not have been recorded for U.S. GAAP purposes. However, such gain would be recognized for U.S. GAAP purposes as the underlying Canadian newspaper operations were sold to third parties, or there was a further dilution in the Company's interest in Hollinger International.

        In addition, because the consideration received by the Company in 1997 included shares of Hollinger International, the Company was required to treat this as an acquisition of an additional interest in Hollinger International, which resulted in $20,500,000 being ascribed to circulation and additional annual amortization expense of $932,000. Effective January 1, 2002, upon adoption of the new Canadian and U.S. accounting standards for Goodwill and Business Combinations (note 26b)), amounts ascribed to circulation have been reclassified to goodwill, which is no longer being amortized. Accordingly, there would be no difference between Canadian and U.S. GAAP with respect to this item for periods subsequent to January 1, 2002 unless the underlying operation is sold, or the Company's interest in the underlying operations is diluted.

     j)   Financial instruments

        Canadian GAAP requires the value ascribed to certain subsidiary Special shares outstanding during 2000 to be increased over the life of the shares to the Company's optional cash settlement amount through a periodic charge to earnings. Under U.S. GAAP, the shares are recorded at their fair value on the date of issue and such a charge to increase their carrying amount is not required, until the shares were settled in 2000.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        Under Canadian GAAP, the $11,054,000, $9,294,000, $8,185,000 of
        dividends on mandatory redeemable preferred stock in 2000, 2001 and 2002, respectively, must be recorded as interest expense. Under U.S. GAAP, such dividends are charged against shareholders' deficiency.

        Under U.S. GAAP, the mark to market and foreign exchange adjustments totalling a gain of $7,670,000 at December 31, 2001 and a gain of $11,983,000 at December 31, 2002 to the carrying value of the Series II preference shares, which reflect the value of the underlying Hollinger International shares for which they are exchangeable, must be recorded within shareholders' deficiency. Under Canadian GAAP, such adjustments are deferred and recorded on the balance sheet outside of shareholders' deficiency.

     k)  Total return equity swap

        During 2000, U.S. GAAP clarified the accounting for certain derivative financial instruments indexed to, and potentially settled, in a company's own stock, that require a cash payment by the issuer upon the occurrence of future events outside the control of the issuer. This new U.S. GAAP guidance applies to new contracts entered into after September 30, 2000. Consequently, the extension of Hollinger International's forward share purchase contracts on October 1, 2000 resulted in such contracts being accounted for using the asset and liability method after that date. Under this method, the derivative forward contract was marked to market subsequent to October 1, 2000. The unrealized loss during the period, October 1 to December 31, 2000, net of minority interest, totalled $9,112,000 and was charged to earnings for U.S. purposes.

        During 2001, the mark to market losses for the contracts totalled $95,267,000 of which $59,920,000 of losses were realized when certain forward share purchase contracts were settled, resulting in a U.S. GAAP difference, net of related minority interest, of $15,316,000.

        In December 2002, the total return equity swaps were settled and the losses realized.

        For Canadian GAAP, no adjustment was required to reflect the mark to market adjustment for such forward purchase contracts and losses were recognized only when realized upon the settlement of the contract.

     l)   Valuation allowance against prepaid pension asset

        Canadian GAAP requires recognition of a pension valuation allowance for any excess of the prepaid benefit expense over the expected future benefit. Changes in the pension valuation allowance are recognized in earnings under Canadian GAAP immediately. U.S. GAAP does not permit the recognition of pension valuation allowances.

     m) Capital stock

        U.S. GAAP requires that loans receivable from employees relating to share purchases be presented in the consolidated balance sheet as a deduction from capital stock. Canadian GAAP permits these amounts to be shown as assets in certain circumstances.

     n)  Unrealized holding gains (losses) on investments available for sale

        Under Canadian GAAP, the Company accounts for all of its investments, which consist of corporate debt and equity securities, at historical cost. U.S. GAAP requires those investments in marketable securities which are available for sale, other than those investments accounted for on an equity basis, to be recorded at fair value. Unrealized holding gains and losses, net of the related tax and minority interest effect, on available for sale securities are excluded from earnings and are reported as a separate component of other comprehensive income and shareholders' equity until realized. Realized

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

     o)  Minimum pension liability adjustment

        Under U.S. GAAP, the Company is required to record an additional minimum pension liability for certain of its defined benefit pension plans to reflect the excess of the accumulated benefit obligations over the fair value of the plan assets with a corresponding charge against other comprehensive income included in shareholders' deficiency (note 26u)). No such adjustment is required under Canadian GAAP.

     p)  Interest in joint ventures

        Canadian GAAP requires the proportionate consolidation of interests in joint ventures. Proportionate consolidation is not permitted under U.S. GAAP and interests in joint ventures are accounted for on the equity basis.

        Although the adoption of proportionate consolidation has no impact on net earnings (loss) or shareholders' deficiency, it does increase assets, liabilities, revenues, expenses and cash flows from operations from those amounts otherwise reported under U.S. GAAP.

     q)  Change in accounting principle

        Under U.S. GAAP, the transitional provisions of SFAS 142 require the write-down resulting from the impairment test upon adoption on January 1, 2002 to be reflected in the consolidated statement of earnings as a cumulative effect of a change in accounting principle. However, Canadian GAAP requires the same loss to be recorded as a charge to the opening deficit as at January 1, 2002. As described in note 1, goodwill attributable to Jerusalem Post was written down in its entirety upon adoption of SFAS 142.

     r)  Unusual items

        Included in Unusual items on the consolidated statements of earnings under Canadian GAAP are certain items which under U.S. GAAP must be classified as either operating costs, non-operating income or non-operating expenses. In particular, the unusual items (note 17) would have been classified as follows: net gain on dilution of investments as non-operating expenses, gains and losses on sale of investments and publishing interests as non-operating income or expenses, net, gain on effective sale of interest in Hollinger International as non-operating income and partially non-operating expense, loss on retirement of Senior Notes as non-operating expenses, new Chicago plant pre-operating costs as operating costs, write-off of financing fees as non-operating expenses, write-off of investments as non-operating expenses, realized loss on total return equity swap as non-operating costs, pension and post-retirement plan liability adjustment as operating costs and redundancy, rationalization and other costs as operating costs.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     s)  Net earnings (loss) per retractable common share

                                                              YEARS ENDED DECEMBER 31
                                                              -----------------------
                                                              2000     2001     2002
                                                              -----   ------   ------
                                                                (DOLLARS PER SHARE)
Basic net earnings (loss) per retractable common share:
  Earnings (loss) before cumulative effect of change in
     accounting principles..................................  $1.52   $(2.33)  $(2.32)
  Net earnings (loss) for the year..........................  $1.52   $(2.33)  $(2.70)
Diluted earnings (loss) per retractable common share:
  Earnings (loss) before cumulative effect of change in
     accounting principles..................................  $1.42   $(2.62)  $(2.35)
  Net earnings (loss) for the year..........................  $1.42   $(2.62)  $(2.73)

        Earnings (loss) per retractable common share amounts in accordance with U.S. GAAP are based on U.S. GAAP net earnings. The weighted average number of outstanding shares for purposes of calculating basic and diluted net earnings (loss) per share is the same under both Canadian and U.S. GAAP (note 19).

        Under U.S. GAAP, the change in the unrealized mark to market gain (loss) on the Series II preference shares of ($19,048,000), $12,759,000 and $5,431,000 as at December 31, 2000, 2001 and 2002 must be treated as an adjustment to dividends paid for purposes of calculating basic and diluted net earnings (loss) per share. Such adjustment is not required under Canadian GAAP.

     t)  Statement of cash flows

        Canadian GAAP permits the disclosure of the amount of funds provided by operations before changes in non-cash operating working capital and certain other items to be included in the consolidated statements of cash flows as a subtotal.

        In addition, Canadian GAAP permits the disclosure of cash flows provided by operations per retractable common share. U.S. GAAP does not permit disclosure of these items.

        Canadian GAAP requires proportionate consolidation of interests in joint ventures, which is not permitted under U.S. GAAP. As a result, under U.S. GAAP, the total funds provided by operations (including the changes in non-cash working capital and other items) for the years ended December 31, 2000, 2001 and 2002 would have decreased by $25,280,000, $25,102,000 and $6,282,000, respectively.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     u)  Comprehensive income (loss)

        Total comprehensive income (loss) in accordance with U.S. GAAP is as follows:

                                                                 YEARS ENDED DECEMBER 31
                                                              ------------------------------
                                                                2000       2001       2002
                                                              --------   --------   --------
Net earnings (loss) based on U.S. GAAP, as restated (v).....  $ 86,281   $(82,047)  $(83,760)
Other comprehensive net earnings (loss), net of tax, being:
  Unrealized gain (loss) on investments held for sale, net
     of related tax recovery of $20,390, $29,002 and $2,372
     and minority interest of $38,990, $77,542 and $5,701 in
     2000, 2001 and 2002, respectively......................   (35,244)   (54,066)     2,256
  Reclassification adjustment for realized loss reclassified out of accumulated comprehensive income, net of related
     tax recovery of nil, $47,102 and $832 and minority
     interest of nil, $118,041 and $1,384 in 2000, 2001 and
     2002, respectively.....................................        --     83,005        659
                                                              --------   --------   --------
                                                               (35,244)    28,939      2,915
Change in the equity adjustment from foreign currency
  translation...............................................   (64,559)    10,527     24,914
Minimum pension liability adjustment, net of a related tax
  recovery of nil, $11,726 and $24,897 and minority interest of $1,570, $13,055 and $29,504 in 2000, 2001 and 2002,
  respectively..............................................    (1,570)    (9,982)   (14,060)
                                                              --------   --------   --------
Comprehensive loss based on U.S. GAAP.......................  $(15,092)  $(52,563)  $(69,991)
                                                              ========   ========   ========

     v)  Restatements

        Shareholder's deficiency and net earnings (loss) based on U.S. GAAP as at December 31, 2000 and 2001 and for the years ended December 31, 2000 and 2001 differ from the amounts previously reported as follows:

        i) In 2001, adjustments described in note 26k), were previously computed without giving effect to the full amount of the realized losses, which would have already been recognized in the net loss for Canadian GAAP purposes. The dilution gain adjustment recorded in 2001 (note 26c)) has also been effected as a consequence of this adjustment. This restatement reduced the previously reported U.S. GAAP net loss in fiscal 2001 by $20,098,000.

        ii) In 2000, the Company recorded a valuation allowance against the excess of the prepaid benefit expense for certain of its Canadian operations, over the expected future benefit. U.S. GAAP does not specifically address pension valuation allowances and the Company had believed that such valuation allowance was appropriate under U.S. GAAP. Recently U.S. regulators have interpreted there to be a difference between Canadian and U.S. GAAP in this area. In light of these recent developments, the Company retroactively adjusted for the changes in the valuation allowance and the related impact on the dilution gain, which resulted in an increase to reported U.S. GAAP net earnings for fiscal 2000 of $29,757,000 and an increase to reported U.S. GAAP net loss for fiscal 2001 of $5,670,000, each net of related income tax and minority interest.

        iii) In addition to giving effect to the matters noted above, certain basic and diluted earnings per share figures for 2000, and 2001 have been restated from amounts previously reported due to an error in the computation of the unrealized mark to market adjustment on the Series II preference shares (note 26s)) as well as a restatement of the dilutive effect of certain dilutive securities of International.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        iv) As described in note 26i), in 1997 the Company recorded for Canadian GAAP purposes, a gain on the sale of certain Canadian newspapers to Hollinger International. Under U.S. GAAP, no gain could be recognized in 1997. However, such gain should have been recognized as the underlying Canadian newspaper operations were sold to third parties, or there was a further dilution in the Company's interest in Hollinger International.

          In the years 1998 through 2001, the Company did not appropriately recognize such gains for U.S. GAAP purposes and has restated its U.S. GAAP results for these years to reflect such gains. In addition, as a result of this matter, the Company has also retroactively restated the adjustment to the income tax provision for U.S. GAAP purposes. As a result of these two items, the Company has retroactively decreased the previously reported U.S. GAAP shareholder's deficiency as at December 31, 1999 by a net $21.1 million and increased reported U.S. GAAP net earnings for fiscal 2000 by $21.1 million and increased reported U.S. GAAP net earnings for fiscal 2001 by $40.8 million.

          The net effect of all these restatements to basic and diluted net earnings (loss) for the years ended December 31, 2000 and 2001 is summarized below:

                                                                          YEARS ENDED
                                                                          DECEMBER 31
                                                                      -------------------
                                                                        2000       2001
                                                                      --------   --------
                                                                      (DOLLARS PER SHARE)
        U.S. GAAP basic earnings (loss) per retractable common
          share:
          As previously reported....................................   $(0.12)    $(3.89)
          Restated..................................................   $ 1.52     $(2.33)
        U.S. GAAP diluted loss per retractable common share:
          As previously reported....................................   $(0.49)    $(4.11)
          Restated..................................................   $ 1.42     $(2.62)

     w)  Recent pronouncements

       In June 2001, the FASB issued FAS 143, "Accounting for Asset Retirement Obligations" ("FAS 143"), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. FAS 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. If the obligation is settled to other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The Company is required to adopt the provisions of FAS 143 for the quarter ending March 31, 2003. To accomplish this, the Company must identify all legal obligations for asset retirement obligations, if any, and determine the fair value of these obligations on the date of adoption. The determination of fair value is complex and will require the Company to gather market information and develop cash flow models. Additionally, the Company will be required to develop processes to track and monitor these obligations. The Company has determined that the adoption of FAS 143 does not have a material impact on its financial statements.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        In April 2002, the FASB issued FAS 145 which rescinded FAS 4, "Reporting Gains and Losses from Extinguishment of Debt" ("FAS 145"). FAS 145 addresses, among other things, the income statement treatment of gains and losses related to debt extinguishments, requiring that such expenses no longer be treated as extraordinary items, unless the items meet the definition of extraordinary per APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". Upon adoption, any gain or loss on extinguishment of debt that was classified as an extraordinary item, in prior periods presented, that does not meet the criteria in Opinion 30 for classification as an extraordinary item, is required to be reclassified to non-operating expense. The Company retroactively adopted the new presentation requirements of FAS 145 effective January 1, 2002. The adoption of such accounting standard did not impact the Company's U.S. GAAP net earnings as information regarding extraordinary losses under U.S. GAAP on debt extinguishment was presented for disclosure purposes only.

        In July 2002, the FASB issued FAS 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("FAS 146"), which is effective for exit or disposal activities that are initiated after December 31, 2002. FAS 146 nullifies Emerging Issues Task Force Issue No. 94-3 ("EITF 94-3"), "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)". The principal difference between FAS 146 and EITF 94-3 related to the recognition of a liability for a cost associated with an exit or disposal activity. FAS 146 requires that a liability be recognized for exit or disposal costs only when the liability is incurred, whereas under EITF 94-3, the liability was recognized when a company commits to an exit plan, and that the liability be initially measured at fair value. The Company is currently assessing the impact of the new standards.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("VIE'S") ("FIN 46"), which requires the companies that control another entity through interests other than voting interest should consolidate the controlled entity. In the absence of clear control through a voting equity interest, a company's exposure (variable interests) to the economic risk and the potential rewards from a VIE's assets and activities are the best evidence of a controlling financial interest. VIE's created after January 31, 2003 must be consolidated immediately. VIE's existing prior to February 1, 2003 must be consolidated by the Company commencing with its third quarter 2003 financial statements. The Company has not yet determined whether it has any VIE's which will require consolidation.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure", an amendment of FASB Statement No. 123. This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. The Company plans to continue to use the intrinsic value method for U.S. GAAP purposes. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in note 27e).

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

27.  ADDITIONAL DISCLOSURES REQUIRED UNDER U.S. GAAP

     a)  Accounting policy

        Issuance of a Subsidiary's Stock

        The Company accounts for the issuance of a subsidiary's stock as a dilution gain or loss which is included in the statement of earnings.

     b)  Marketable equity and debt securities

        All marketable equity and debt securities are classified as available for sale, recorded at fair value, and presented as non-current assets. Available for sale securities consist of the following:

                                                                       GROSS
                                                        AMORTIZED   UNREALIZED     FAIR
                                                          COST         LOSS        VALUE
                                                        ---------   -----------   -------
December 31, 2001
Internet-related securities...........................   $ 6,680     $ (4,873)    $ 1,807
Can-West debentures...................................    72,259       (9,931)     62,328
                                                         -------     --------     -------
                                                         $78,939     $(14,804)    $64,135
                                                         =======     ========     =======

                                                                       GROSS
                                                        AMORTIZED   UNREALIZED     FAIR
                                                          COST      GAIN (LOSS)    VALUE
                                                        ---------   -----------   -------
December 31, 2002
Internet-related equity securities....................   $ 5,812      $   940     $ 6,752
Can-West debentures...................................    85,664       (2,384)     83,280
                                                         -------      -------     -------
                                                         $91,476      $(1,444)    $90,032
                                                         =======      =======     =======

        During 2001, the Company disposed of certain available-for-sale securities resulting in gross realized losses of $139,586,000. In computing the realized losses, cost was determined based on average cost.

     c)  Accounts receivable

        Accounts receivable consist of the following:

                                                                2001       2002
                                                              --------   --------
Customer trade receivables..................................  $255,336   $272,537
Other.......................................................   107,240    115,167
                                                              --------   --------
Gross accounts receivable...................................   362,576    387,704
Allowance for doubtful accounts.............................   (26,138)   (32,673)
                                                              --------   --------
Accounts receivable.........................................  $336,438   $355,031
                                                              ========   ========

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     d)  Accounts payable and accrued expenses

        Accounts payable and accrued expenses consist of the following:

                                                                2001       2002
                                                              --------   --------
Trade payables..............................................  $175,418   $173,236
Accrued payroll and benefits................................    32,205     40,297
Accrued interest............................................    41,116     28,102
Other accrued expenses......................................   109,705     95,451
                                                              --------   --------
                                                              $358,444   $337,086
                                                              ========   ========

     e)  Stock based compensation

        Under U.S. GAAP, FIN 44, "Accounting for Certain Transactions involving Stock Compensation" was effective July 1, 2000 and required repriced options to be treated as variable stock option awards. As a result, the Company has recorded, net of minority interest, $1,127,000 of compensation expense for 2000 and a reversal of compensation expense of $918,000 for 2001, in respect of certain repriced options of Hollinger International. For all other stock options granted by the Company and its subsidiaries, no compensation cost has been recognized. Had the Company determined compensation costs based on the fair value at the grant date of its stock options under Statement of Financial Accounting Standards No. 123 ("FAS 123") "Accounting for Stock-Based Compensation", the Company's U.S. GAAP net earnings (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated in the following table:

                                                          2000       2001        2002
                                                        --------   ---------   ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE)
Net earnings (loss) as restated (note 26v))...........  $86,281    $(82,047)   $(83,760)
Add compensation expense, as reported.................    1,071        (763)         --
Deduct pro forma compensation expense.................   (5,190)     (4,950)     (4,057)
                                                        -------    --------    --------
Pro forma U.S. GAAP net earnings (loss)...............  $82,162    $(87,760)   $(87,817)
                                                        =======    ========    ========
U.S. GAAP basic net earnings (loss) per share as
  reported............................................  $  1.52    $  (2.33)   $  (2.70)
U.S. GAAP diluted net earnings (loss) per share as
  reported............................................  $  1.42    $  (2.62)   $  (2.70)
U.S. GAAP pro forma basic net earnings (loss) per
  share...............................................  $  1.41    $  (2.50)   $  (2.82)
U.S. GAAP pro forma diluted net earnings (loss) per
  share...............................................  $  1.30    $  (2.79)   $  (2.82)

        The Company has not granted any options since 1998. The weighted average fair value of stock options granted during 2000, 2001 and 2002 by Hollinger International was estimated to be US$4.12, US $5.67 and US$5.65, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield 3.4%, 4.6% and 3.6%, expected volatility 43.3%, 55.2% and 68.3%, risk free interest rates of 5.1%, 5.0% and 4.5%, and expected lives of 10 years in each of those same years.

     f)  Rent expense

        Rent expense was $28,440,000, $22,589,000, and $26,790,000 for 2000,
        2001 and 2002, respectively.

     g)  Derivatives

        For U.S. GAAP reporting purposes, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        ("SFAS No. 133") on January 1, 2001. There was no impact on results of operations or financial position upon adoption.

        The Company may enter into various swap, option and forward contracts from time to time when management believes conditions warrant, as described in note 24d). Such derivative contracts have not been designated as effective hedges, and therefore the changes in their fair value are recorded in earnings under both Canadian and U.S. GAAP.

        On December 27, 2002, a United Kingdom subsidiary of the Company entered into two cross-currency rate swap transactions to hedge principal and interest payments on U.S. dollar borrowings under Publishing's December 2002 Senior Credit Facility. The contracts have a total foreign currency obligation notional value of U.S.$265 million, fixed at a rate U.S.$1.5922 to L1, convert the interest rate on such borrowing from floating to fixed, and expire as to of U.S.$45 million on December 29, 2008 and as to U.S.$220 million on December 29, 2009.

        On January 22, 2003 and February 6, 2003, Publishing entered into interest rate swaps to convert U.S.$150 million and U.S.$100 million, respectively, of the Publishing Notes issued in December 2002 to floating rates for the period to December 15, 2010, subject to early termination notice.

        Changes in the value of derivatives comprising the forward exchange contract described in note 5a) and cross-currency swaps described above amounted to a gain of $24.3 million and a loss of $28.5 million in 2001 and 2002, respectively. The fair values of all derivative contracts are disclosed in note 24c).

     h)  Guarantees

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", which establishes and clarifies requirements for disclosure of most guarantees and the recognition of an initial liability for the fair value of obligations a guarantor assumes under guarantees. The initial liability recognition and measurement provisions are effective in respect of guarantees entered into or modified after December 31, 2002. FIN 45 provides guidance regarding the identification of guarantees and requires a guarantor to disclose the significant details of guarantees that have been given regardless of whether it will have to make payments under the guarantees.

        Senior Secured Notes

        In connection with the issuance in 2003 of 11 7/8% Senior Secured Notes due 2011, the Company and certain of its subsidiaries have agreed to indemnify its lenders against any losses or damages resulting from inaccuracy of financial statements, environmental matters, taxes and compliance with Securities Act. The Company and its subsidiaries also indemnified the Noteholders against any related tax liabilities arising from payments made with respect to the Notes, except taxes on Noteholder's income. These indemnifications generally extend for the term of the Senior Secured Notes and do not provide for any limit on the maximum potential liability.

        The Company is unable to estimate the maximum potential liability for these types of indemnifications as the Notes indenture does not specify a maximum amount and the amounts are dependent upon future contingent events, the nature and likelihood of which cannot be determined at this time. No amount has been accrued in the interim consolidated financial statements with respect to these indemnifications and the Company is unable to estimate amounts due for withholding taxes, if any, at this time. Any such amounts will increase the future effective cost of borrowing.

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        The Company has indemnified the lenders and their affiliates from and against all losses as a result of any obligations of any of the borrowers and guarantors under the Company's Senior Secured Notes.

        Property Leases

        A subsidiary of the Company has agreed to indemnify lessors of its operating leases against liabilities, damages, costs, claims and actions resulting from damaged property, violations of any lease covenants or any accident or injury occurring on the leased premises.

        The Company is unable to estimate the maximum exposure for these types of indemnifications as the operating leases do not specify a maximum amount and the amounts are dependent upon future contingent events, the nature and likelihood of which cannot be determined at this time. No amount has been accrued in the interim consolidated financial statements with respect to these indemnifications.

        Joint Ventures

        The Telegraph Group Limited ("Telegraph") has guaranteed the printing joint venture partners' share of equipment leasing obligations to third parties, which amounted to approximately $948,000 (L372,000) at December 31, 2002. These obligations are guaranteed jointly and severally by each joint venture partner.

        Land leased by the Telegraph under a Head Lease under which the property is held until July 2183 has been sublet to West Ferry Printers, one of the Telegraph's printing joint ventures. The sublease is for a term of 34 years from 1987. Although the sublease has been consented to by the landlord, it has not released Telegraph from its obligation under the lease and, accordingly, Telegraph is contingently liable for performance by West Ferry Printers. Annual rents under the lease are based on a percentage of immoveable assets, currently L600,000 per year.

        Pursuant to a joint venture agreement in the United Kingdom, the Telegraph has agreed to guarantee up to L0.5 million, if required, in connection with borrowing by the joint venture. To date, the joint venture has made no request for the supporting guarantee.

        Pursuant to the West Ferry joint venture agreement, the Telegraph has a commitment to fund 50% of the obligation under West Ferry's defined benefit plan.

        Dispositions

        In connection with certain dispositions of assets and/or businesses, the Company has provided customary representations and warranties whose terms range in duration and may not be explicitly defined. The Company has also retained certain liabilities for events occurring prior to sale, relating to tax, environmental, litigation and other matters. Generally, the Company has indemnified the purchasers in the event that a third party asserts a claim against the purchaser that relates to a liability retained by the Company. These types of indemnification guarantees typically extend for a number of years.

        The Company is unable to estimate the maximum potential liability for these indemnifications as the underlying agreements do not always specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time.

        Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying interim consolidated financial

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        statements with respect to these indemnification guarantees. The Company continues to monitor the conditions that are subject to guarantees and indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses under any guarantees or indemnifications when those losses are probable and estimable.

        Amended and Restated Credit Agreement

        The Company and its subsidiaries also indemnified the Borrower against any related tax liabilities arising from payments made with respect to the revolving bank credit facility, except taxes on Borrower's income. These indemnifications generally extended for the term of the revolving bank credit facility and did not provide for any limit on the maximum potential liability. The revolving bank credit facility was repaid in March 2003.

        Credit Facilities

        Under Hollinger International's Senior Credit Facility, Hollinger International has agreed to indemnify its lenders under that facility against certain costs or losses resulting from changes in laws and regulations which would increase the lenders' costs or reduce the rate of return otherwise available to them in respect of the loans to Hollinger International. Hollinger International has further agreed to indemnify certain lenders against existing loans to the extent that such loans impose an obligation for withholding tax or similar charge on interest, should such tax or charge not be recoverable by the lenders. These indemnifications generally extend for the term of the credit facilities and do not provide for any limit on the maximum potential liability.

        Hollinger International is unable to estimate the maximum potential liability for these types of indemnifications as the credit agreements do not specify a maximum amount and the amounts are dependent upon future contingent events, the nature and likelihood of which cannot be determined at this time.

        No amount has been accrued in the accompanying interim consolidated financial statements with respect to these indemnifications. International is unable to estimate amounts due for withholding taxes at this time. Any such amounts will increase the future effective cost of borrowing.

        Hollinger International has indemnified the lenders and their affiliates from and against all losses as a result of any obligations of any of the borrowers and guarantors under its Senior Credit Facility.

        Participation Trust

        In connection with the participation agreement, International has agreed to indemnify the Participation Trust and its trustee, in the event the participation agreement entitles the issuer to fail to make payments with respect to the debentures. Although the indemnity has not been capped, the Company estimates the liability is limited to the amount of participation interests sold, totalling US$490.5 million, plus accrued interest and any further debentures received as paid-in-kind interest.

        Other

        The Company licenses some of the content it publishes for use by third parties. In doing so, the Company warrants that it is entitled to license that content and indemnifies the licensee against claims against improper use. The number of quantum of such claims cannot be reasonably estimated. Historically, claims of this nature have not been significant.

        In special circumstances, the Company's newspaper operations may engage freelance reporters to cover stories in locales that carry a high risk of personal injury or death. Telegraph has engaged a number of journalists and photographers to report from the Middle East. As a term of engagement,

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        Telegraph has agreed to provide a death benefit which, in the aggregate for all freelancers engaged, amounts to L2,600,000. This exposure is uninsured. Precautions have been taken to avoid a concentration of the freelancers in any one location.

28.  COMPARATIVE FIGURES

     Certain comparative figures have been reclassified to conform with the financial statement presentation adopted in the current period.

29.  SUBSEQUENT EVENTS

     a) On March 10, 2003, the Company issued US$120,000,000 aggregate principal amount of 11 7/8% Senior Secured Notes due 2011. These notes are secured by 10,108,302 shares of Hollinger International Class A common stock and all 14,990,000 shares of Hollinger International Class B common stock. The total net proceeds were used to repay existing bank indebtedness, to repay amounts due to Ravelston and make an advance to Ravelston. The Senior Secured Notes are fully and unconditionally guaranteed by RMI, a wholly owned subsidiary of Ravelston. The Company and RMI entered into a support agreement, under which RMI is required to make an annual support payment in cash to the Company on a periodic basis by way of contributions to the capital of the Company (without receiving any shares of the Company) or subordinated debt. The amount of the annual support payment will be equal to the greater of a) the non-consolidated negative net cash flow of the Company (which does not include outlays for retractions or redemptions) and b) US$14.0 million per year (less any future payments of services agreements fees NB Inc. and any excess in the net dividend amount received by the Company or any of the Company's wholly owned restricted subsidiaries, as they are defined in the indenture governing the Company's Senior Secured Notes due 2011, on the shares of Hollinger International that the Company and NB Inc. own that is over US$4.65 million per year), in either case, reduced by any permanent repayment of debt owing by Ravelston to the Company. Initially, the support amount to be contributed by RMI is expected to be satisfied through the permanent repayment by Ravelston of its approximate $16.4 million of advances from the Company, which resulted from the use of proceeds of the Company's offering of its Senior Secured Notes. Thereafter, all support amount contributions by RMI will be made through contributions to the capital of the Company, without receiving any additional shares of the Company, except that, to the extent that the minimum payment exceeds the negative net cash flow of the Company, the amounts will be contributed through an interest-bearing, unsecured, subordinated loan to the Company. The support agreement terminates upon the repayment of the Senior Secured Notes, which mature in 2011.

        All aspects of this transaction have been reviewed and approved by a special committee of the Board of Directors of the Company, comprised entirely of independent directors.

     b) On March 10, 2003, prior to the closing of the above offering, NB Inc. sold its shares of Class A common stock and Series E redeemable preferred stock of Hollinger International to RMI. Such shares were in turn sold back to NB Inc. from RMI at the same price with a resulting increase in the tax basis of the shares of Hollinger International and a taxable gain to RMI. As the exchange of the Hollinger International shares with RMI represents a transfer between companies under common control, NB Inc. will record in 2003, contributed surplus of approximately $1.4 million, being the tax benefit associated with the increase in the tax value of the shares of Hollinger International.

     c) On March 10, 2003, Hollinger International repurchased shares of its Class A common stock and redeemed shares of Series E preferred stock from the Company and has revised certain debt

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

         arrangements it had in place with the Company. These transactions were completed in conjunction with the Company closing a private placement of Senior Secured Notes (note 29a)).

        Contemporaneously with the closing of the issue of Senior Secured Notes, Hollinger International:

        i) repurchased for cancellation, from NB Inc., 2,000,000 shares of Class A common stock of Hollinger International at US$8.25 per share for total proceeds of $24.2 million (US$16.5 million); and

        ii) redeemed, from NB Inc., pursuant to a redemption request, all of the 93,206 outstanding shares of Series E redeemable convertible preferred stock of Hollinger International at the fixed redemption price of $146.63 per share being a total of $13.6 million (US$9.3 million).

        As a result, the Company's equity and voting interest in Hollinger International is 30.3% and 72.6%, respectively. The dilution gain arising on this effective sale will be recorded in 2003.

        Proceeds from the repurchase and redemption were offset against debt due to Hollinger International from NB Inc. (note 23b)), resulting in net outstanding debt due to Hollinger International of approximately $29.9 million (US$20.4 million) as of March 10, 2003. The remaining debt bears interest at 14.25% or, if paid in additional notes, 16.5% and is subordinated to the Company's Senior Secured Notes (so long as the Notes are outstanding), guaranteed by Ravelston and secured by certain assets of Ravelston.

        Following a review by a special committee of the Board of Directors of Hollinger International, comprised entirely of independent directors, of all aspects of the transaction relating to the changes in the debt arrangements with NB Inc. and the subordination of this remaining debt, the special committee approved the new debt arrangements, including the subordination.

     d) On April 21, 2003, the Company made an offer to exchange its Series III preference shares into Series IV preference shares on a share-for-share basis. The terms of the new Series IV preference shares will provide for a mandatory redemption on April 30, 2008 for $10.00 cash per share (plus unpaid dividends) and an annual cumulative dividend, payable quarterly, of $0.80 per share per annum (or 8%) during the five-year term. As with the Series III preference shares, i) the Company will have the right at its option to redeem all or part of the Series IV preference shares at any time after three years for $10.00 cash per share (plus unpaid dividends) and ii) holders will have the right at any time to retract the Series IV preference shares for a retraction price payable in cash which, during the first four years, will be calculated by reference to Government of Canada bonds having a comparable yield and term to the shares, and during the fifth year, the retraction price will be $9.50 per share (plus unpaid dividends in each case). The offer was conditional upon acceptance by holders of at least 50% of the outstanding Series III preference shares. The bid originally expired on May 27, 2003 and was extended until June 9, 2003. This condition was not met and, accordingly, the offer was terminated.

     e) Effective April 30, 2003, US$15.7 million principal amount of subordinated debt owing to Hollinger International by NB Inc. was transferred by Hollinger International to HCPH Co., a subsidiary of Hollinger International, and subsequently transferred to RMI by HCPH Co. in satisfaction of a non-interest bearing demand loan due from HCPH Co. to RMI. After the transfer, NB Inc.'s debt to Hollinger International was approximately US$4.7 million and NB Inc.'s debt to RMI was approximately US $15.7 million. The debts owing by NB Inc. to RMI and owing by NB Inc. to Hollinger International each bears interest at the rate of 14.25% if interest is paid in cash and 16.50% if it is paid in kind, except that RMI has waived its right to receive interest until further notice. The debts are subordinated to the Senior Secured Notes for so long as the Senior Secured Notes are

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

         outstanding, and that portion of the debt due by NB Inc. to Hollinger International is guaranteed by RCL and the Company. Hollinger International entered into a subordination agreement with the Company and NB Inc. pursuant to which Hollinger International has subordinated all payments of principal, interest and fees on the debt owed to it by NB Inc. to the payment in full of principal, interest and fees on the Senior Secured Notes, provided that payments with respect to principal and interest can be made to International to the extent permitted in the indenture governing the Senior Secured Notes. RMI has agreed to be bound by these subordination arrangements with respect to the debt owed from NB Inc. to RMI.

     f) During the period April 1, 2003 to May 16, 2003, holders of 3,651,784 Series III preference shares, holders of 504,989 Series II preference shares and holders of 22,500 retractable common shares submitted retraction notices to the Company. As of May 20, 2003, the Company completed or announced that it was able to complete the retraction of 504,989 Series II preference shares for 232,293 shares of Hollinger International Class A common stock, 876,050 Series III preference shares for approximately $7.7 million in cash and 22,500 retractable common shares for cash of $124,000. This completed all retraction notices received up to and including April 30, 2003.

        On May 20, 2003, after careful deliberation, the Company concluded that it was not able to complete the retractions of shares submitted after April 30, 2003 without unduly impairing its liquidity. Since April 30, 2003 and up to and including June 19, 2003, the Company has received retraction notices from holders of 2,939,593 Series III preference shares, of which 1,281,239 retraction notices were subsequently withdrawn, leaving retraction notices from the holders of 1,658,354 Series III preference shares, for aggregate retraction proceeds of $15.8 million, which were unable to be completed at the current time. In addition, during the same time period, retraction notices were received from the holders of 357,958 Series II preference shares for aggregate retraction proceeds of 164,660 shares of Hollinger International Class A common stock or cash of $2.5 million, which were unable to be completed at the current time.

        The Company will periodically review its liquidity position to determine if and when further retractions can be completed. The Company will not complete the retractions or redemptions if to do so would unduly impair its liquidity. Retractions of Series II preferences shares and Series III preference shares will be processed on a combined basis in order determined by their retraction date (with equal ranking of the series) in advance of any retractable common shares that are submitted for retraction. Following the satisfaction of all pending retracted Series II preference shares and Series III preference shares, retractions of the retractable common shares will be processed in order determined by their retraction date. Accordingly, retractions of retractable common shares cannot be completed as long as there are pending and unsatisfied retractions of Series II preference shares and Series III preference shares.

     g) On May 11, 2003, 3815668 Canada Inc., a subsidiary of CanWest (the Issuer of the 12 1/8% Subordinated Debentures due 2010 received by the Company in partial consideration on sale of the Company's Canadian newspaper operations to CanWest in November 2000) redeemed $265.0 million principal amount of the 12 1/8% debentures, exclusive of interest accrued to the redemption date of $8.8 million. Of the total amount received, US$159.8 million has been delivered to the Participation Trust and the balance of US$27.6 million has been received by Hollinger International and Hollinger LP., a portion of which must be retained until November 4, 2010.

     h)  On May 19, 2003, a shareholder of Hollinger International filed a
         Schedule 13D with the U.S. Securities and Exchange Commission (the "SEC") and amongst other things, served a demand letter on the Board of Directors of Hollinger International (the "Board") requesting that the Board investigate and, if determined to be advisable, take corrective action in respect of

                                 HOLLINGER INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

         payments made to senior executives of Hollinger International in respect of non-competition agreements, that had been disclosed in the financial statements. On June 11, 2003, the same shareholder filed an Amendment to the Schedule 13D with the SEC reiterating the earlier demands as well as requesting that the Board investigate and, if determined to be advisable, take corrective action in respect of i) an asset sale by Hollinger International to an entity affiliated with certain officers and directors of Hollinger International, and (ii) the payment of fees by Hollinger International pursuant to various affiliated management services agreements. On June 17, 2003, in response to these requests, the Board established a special committee to conduct an independent review and investigation of those allegations. The potential impact of filing and the demand letters, on the financial statements of Hollinger International and the Company, is not known at the current time.

     i) On May 22, 2003, Hollinger International and the Company announced that they had reached an agreement in principle, regarding a proposed transaction with Southeastern Asset Management Inc. ("Southeastern"). Under the proposed transaction, Southeastern would purchase from the Company between five to ten million shares (as determined by the Company) of Hollinger International Class A common stock at a purchase price of US$11.60 per share. The terms of the shares of Class B common stock of Hollinger International, which currently have ten votes per share and represent approximately 67% of the voting power of Hollinger International, would be amended to allocate 35% of the voting power of Hollinger International to the shares of Class B common stock for a period of 3 1/2 years. The voting power of the shares of Class B common stock would then be reduced to two votes per share for 18 months thereafter, after which time, the shares of Class B common stock would be converted on a share-for-share basis into shares of Class A common stock. Going forward, Ravelston management would be employed and paid directly by Hollinger International. An aggregate annual compensation level of US$20 million has received the support of Southeastern which would have the right to nominate three directors to the Board of Hollinger International.

        Completion of the transaction is subject to various conditions, including approval of the Board of Directors of Hollinger International and the Company, approval by the shareholders of Hollinger International and the execution of definitive agreements. If the requisite approvals are obtained, it is contemplated that the transaction would close on or before September 30, 2003.

        Since the proposed transaction is in its preliminary stages and has not yet been finalized, the Company has not yet determined the potential impact on its financial statements.

     j) In 2003, Hollinger International made a venture capital investment of US$2.5 million in a corporation in which a director of Hollinger International has a minority interest.

     k) Commencing April 3, 2003, Hollinger International began purchasing its own shares through the public market and holding the shares acquired as treasury stock. During the period April 3, 2003 to May 5, 2003, Hollinger International acquired 1,000,000 shares of its Class A common stock at an average price of U.S.$8.79 per share for total cash consideration of U.S.$8.8 million.

                                 HOLLINGER INC.

                SCHEDULE 1 -- CONDENSED UNCONSOLIDATED FINANCIAL
                           INFORMATION OF THE COMPANY

                   CONDENSED NON-CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31
                                                              ---------------------
                                                                2001        2002
                                                              ---------   ---------
                                                                (IN THOUSANDS OF
                                                                CANADIAN DOLLARS)
ASSETS
CURRENT ASSETS
Prepaid expenses and other assets...........................  $     978   $   1,751
Due from subsidiaries.......................................     22,620      26,616
                                                              ---------   ---------
                                                                 23,598      28,367
Equity investments in subsidiaries and affiliates...........    130,460     115,612
Other assets................................................      1,446       1,234
                                                              ---------   ---------
                                                              $ 155,504   $ 145,213
                                                              =========   =========
LIABILITIES
CURRENT LIABILITIES
Bank indebtedness...........................................  $ 129,475      90,810
Accounts payable and accrued expenses.......................      3,003       2,278
Retractable preference shares...............................         --     135,299
Deferred unrealized gain on retractable preference shares...         --      11,983
Due to subsidiaries (note 5)................................    107,174     210,085
Due to The Ravelston Corporation Limited....................     23,500      46,089
                                                              ---------   ---------
                                                                263,152     496,544
Retractable preference shares...............................    147,472          --
Deferred unrealized gain on retractable preference shares...      7,670          --
Future income taxes.........................................        680          --
                                                              ---------   ---------
                                                                418,974     496,544
                                                              ---------   ---------
SHAREHOLDERS' DEFICIENCY
Capital stock...............................................    271,774     273,759
Contributed surplus (note 2)................................     51,797      51,797
Deficit (note 3)............................................   (537,110)   (656,942)
                                                              ---------   ---------
                                                               (213,539)   (331,386)
Equity adjustment from foreign currency translation.........    (49,931)    (19,945)
                                                              ---------   ---------
                                                               (263,470)   (351,331)
                                                              ---------   ---------
                                                              $ 155,504   $ 145,213
                                                              =========   =========

See accompanying notes to condensed non-consolidated financial statements.

                                 HOLLINGER INC.

                SCHEDULE 1 -- CONDENSED UNCONSOLIDATED FINANCIAL
                   INFORMATION OF THE COMPANY -- (CONTINUED)

               CONDENSED NON-CONSOLIDATED STATEMENTS OF EARNINGS

                                                                   YEARS ENDED DECEMBER 31
                                                              ----------------------------------
                                                                2000         2001        2002
                                                              ---------   ----------   ---------
                                                              (IN THOUSANDS OF CANADIAN DOLLARS)
REVENUE
Interest income.............................................  $    183    $     388    $     26
                                                              --------    ---------    --------
EXPENSES
General and administrative expenses.........................     1,900        2,591       3,259
Amortization of deferred finance costs......................     1,177        1,963       2,560
Interest on exchangeable shares.............................    11,054        9,294       8,185
Interest on amounts due to The Ravelston Corporation
  Limited...................................................        --           --       2,045
Other interest..............................................    14,386       11,626       5,614
                                                              --------    ---------    --------
                                                                28,517       25,474      21,663
                                                              --------    ---------    --------
Net earnings (loss) in equity accounted companies...........   185,740     (165,899)    (66,773)
                                                              --------    ---------    --------
Net foreign currency gains (losses).........................        74          (16)         15
                                                              --------    ---------    --------
Earnings (loss) before the undernoted.......................   157,480     (191,001)    (88,395)
Unusual gains (losses), net (note 4)........................    32,969       54,670        (293)
Income tax recovery (expense)...............................    (1,076)       4,433          48
                                                              --------    ---------    --------
Net earnings (loss).........................................  $189,373    $(131,898)   $(88,640)
                                                              ========    =========    ========

See accompanying notes to condensed non-consolidated financial statements.

                                 HOLLINGER INC.

                SCHEDULE 1 -- CONDENSED UNCONSOLIDATED FINANCIAL
                   INFORMATION OF THE COMPANY -- (CONTINUED)

              CONDENSED NON-CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED DECEMBER 31
                                                              ----------------------------------
                                                                2000         2001        2002
                                                              ---------   ----------   ---------
                                                              (IN THOUSANDS OF CANADIAN DOLLARS)
CASH PROVIDED BY (USED FOR):
OPERATING ACTIVITIES
Net earnings (loss).........................................  $189,373    $(131,898)   $(88,640)
Unusual gains (losses), net.................................   (32,969)     (54,670)        293
Other income (costs)........................................     1,444       (1,964)        212
                                                              --------    ---------    --------
                                                               157,848     (188,532)    (88,135)
Items not involving cash:
Amortization of deferred finance costs......................     1,177        1,963       2,560
Net (earnings) loss in equity accounted companies, net of
  amounts received..........................................   (96,193)     245,738      74,472
Change in non-cash operating working capital................      (343)      23,144      (1,499)
Other.......................................................     1,677           --          --
Future income taxes.........................................        --       (5,239)       (680)
                                                              --------    ---------    --------
                                                                64,166       77,074     (13,282)
FINANCING ACTIVITIES
Redemption and cancellation of capital stock................      (700)        (273)     (1,064)
Redemption and cancellation of exchangeable shares..........    (5,133)        (317)       (277)
Increase (decrease) in short-term borrowings................     4,039      (32,525)    (38,665)
Increase in amount due to Ravelston.........................     2,267       21,233      22,589
Change in amounts due to subsidiaries.......................    12,728      (63,713)     49,203
Dividends paid on retractable common shares.................   (22,177)     (20,216)    (16,031)
Redemption of HCPH special shares...........................   (54,482)          --          --
Other.......................................................        --           --      (2,473)
                                                              --------    ---------    --------
                                                               (63,458)     (95,811)     13,282
INVESTING ACTIVITIES
Proceeds on disposal of investments.........................        --       19,892          --
Additions to investments....................................        --       (1,155)         --
Increase in other assets....................................      (708)          --          --
                                                              --------    ---------    --------
                                                                  (708)      18,737          --
                                                              --------    ---------    --------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $     --    $      --    $     --
                                                              ========    =========    ========
SUPPLEMENTAL DISCLOSURE
  Dividends received from subsidiaries......................  $ 89,547    $  79,839    $  7,699
                                                              ========    =========    ========

See accompanying notes to condensed non-consolidated financial statements.

            NOTES TO CONDENSED NON-CONSOLIDATED FINANCIAL STATEMENTS

                SCHEDULE 1 -- CONDENSED UNCONSOLIDATED FINANCIAL
                           INFORMATION OF THE COMPANY
                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

1.  BASIS OF PRESENTATION:

     The accompanying condensed non-consolidated financial statements include the accounts of Hollinger Inc. and, on an equity basis, its subsidiaries and affiliates. These financial statements should be read in conjunction with the consolidated financial statements of the Company.

     The Company is a holding company and its assets consist primarily of investments in its wholly owned subsidiaries, including Hollinger International and Publishing. As a result, the Company's ability to meet its future financial obligations, including the retraction and redemption of shares, is dependent upon the availability of cash flows from its United States and foreign subsidiaries through dividends, intercompany advances, management fees and other payments, as well as on the ongoing support of RMI. This is fully described in note 1 to the Company's consolidated financial statements. As further described in note 9 to the Company's consolidated financial statements, Publishing and its principal United States and foreign subsidiaries are subject to statutory restrictions and restrictions in debt agreements that limit their ability, among other things, to incur indebtedness, pay dividends or make other distributions on its capital stock, enter into transactions with related companies, and sell assets, including stock of a restricted subsidiary. As a result, substantially all of the net assets of the Company's subsidiaries are restricted.

     As further described in note 9 to the Company's consolidated financial statements, on December 23, 2002, Publishing issued senior unsecured notes and certain of Publishing's subsidiaries entered into a Senior Credit Facility. These debt agreements also restrict Publishing's ability and the ability of Publishing's restricted subsidiaries, to, among other things, incur additional debt, make advances, pay dividends or distributions on, redeem or repurchase capital stock, make investments, enter into transactions with affiliates, issue stock of restricted subsidiaries, engage in unrelated lines of business, create liens to secure debt; and transfer or sell assets or merge with or into other companies.

2.  CONTRIBUTED SURPLUS:

     During 2000 and 2001, the Company sold certain of its investments in its wholly-owned subsidiaries to other wholly-owned subsidiaries, for cash, promissory notes and share consideration. The excess of or shortfall in the cash and promissory notes received over the historical carrying value of the Company's investment in the wholly-owned subsidiaries sold has been reflected as contributed surplus.

3.  DEFICIT:

     As described in note 1 "Significant Accounting Policies -- Goodwill and Other Intangible Assets" to the Company's consolidated financial statements, on adoption of new accounting standards, Hollinger International has determined that the carrying amount of the Jerusalem Post was in excess of the estimated fair value at January 1, 2002. The impairment write down of goodwill, net of related minority interest has been charged to opening deficit as at January 1, 2002.

4.  UNUSUAL GAINS (LOSSES), NET:

     In 2000 and 2001, unusual gains (losses), net are principally comprised of the dilution gain arising on the sale of shares of Hollinger International and gains resulting from the delivery of shares of Hollinger International on the exchange of Series II preference shares.

5.  DUE TO SUBSIDIARIES:

     The amount due to subsidiaries includes $198,311,000 at December 31, 2002 ($96,195,000 at December 31, 2001) to 504468 N.B. Inc., which results from advances made to the Company from the

                                                                      SCHEDULE I

                                 HOLLINGER INC.

      NOTES TO CONDENSED NON-CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                SCHEDULE 1 -- CONDENSED UNCONSOLIDATED FINANCIAL
                   INFORMATION OF THE COMPANY -- (CONTINUED)

proceeds from sales of shares of Hollinger International Class A common stock and from dividends received by 504468 N.B. Inc. on its shares of Hollinger International common stock. 504468 N.B. Inc. will declare a dividend to settle the amount receivable from the Company and declare regular dividends in the future to settle future funds advanced to the Company.

                                AUDITORS' REPORT

To the Board of Directors of 504468 N.B. Inc.

     We have audited the consolidated balance sheets of 504468 N.B. Inc. as at December 31, 2001 and 2002 and the consolidated statements of earnings, retained earnings (deficit) and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.

Toronto, Canada

April 1, 2003, except
as to note 25 which is                                              /s/ KPMG LLP
as of June 19, 2003                                        Chartered Accountants

                     COMMENTS BY AUDITORS FOR U.S. READERS
                    ON CANADA -- U.S. REPORTING DIFFERENCES

     In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company's financial statements, such as the changes described in note 2 to the consolidated financial statements as at December 31, 2001 and 2002 and for each of the years in the three-year period ended December 31, 2002. Our report to the shareholders dated April 1, 2003 is expressed in accordance with Canadian reporting standards, which do not require a reference to such changes in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the financial statements.

Toronto, Canada                                                     /s/ KPMG LLP
April 1, 2003                                              Chartered Accountants

                                504468 N.B. INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31
                                                              -----------------------
                                                                 2001         2002
                                                              ----------   ----------
                                                                 (IN THOUSANDS OF
                                                                 CANADIAN DOLLARS)
ASSETS
CURRENT ASSETS
Cash and cash equivalents (note 3)..........................  $  804,949   $  188,115
Escrow deposits (note 9a))..................................          --      859,128
Accounts receivable.........................................     333,938      348,472
Prepaid expenses............................................      18,383       29,444
Inventory...................................................      36,506       22,058
                                                              ----------   ----------
                                                               1,193,776    1,447,217
AMOUNTS DUE FROM RELATED PARTIES (note 20)..................     102,277      199,854
INVESTMENTS (note 5)........................................     239,972      191,837
CAPITAL ASSETS (note 6).....................................     645,379      643,995
GOODWILL (note 7)...........................................     170,189      924,915
OTHER INTANGIBLE ASSETS (note 7)............................   1,200,634      185,143
DEFERRED FINANCING COSTS AND OTHER ASSETS (note 8)..........     152,298      192,303
                                                              ----------   ----------
                                                              $3,704,525   $3,785,264
                                                              ==========   ==========
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued expenses.......................  $  359,781   $  342,868
Amounts due to related parties (note 20d))..................      20,950       40,963
Income taxes payable........................................     470,936      475,784
Deferred revenue............................................      65,623       67,612
Senior Subordinated Notes due 2006 and 2007 (note 9a))......          --      797,751
Current portion of long-term debt (note 9)..................      10,020       16,800
                                                              ----------   ----------
                                                                 927,310    1,741,778
LONG-TERM DEBT (note 9).....................................   1,330,341      972,769
FUTURE INCOME TAXES (note 16)...............................     498,352      381,258
OTHER LIABILITIES AND DEFERRED CREDITS (note 10)............      86,577      117,888
                                                              ----------   ----------
                                                               2,842,580    3,213,693
                                                              ----------   ----------
MINORITY INTEREST...........................................     797,339      532,642
                                                              ----------   ----------
SHAREHOLDERS' EQUITY
Capital stock (note 11).....................................     106,832      106,832
Deficit.....................................................     (25,930)     (78,749)
                                                              ----------   ----------
                                                                  80,902       28,083
Equity adjustment from foreign currency translation (note
  12).......................................................     (16,296)      10,846
                                                              ----------   ----------
                                                                  64,606       38,929
                                                              ----------   ----------
                                                              $3,704,525   $3,785,264
                                                              ==========   ==========
Commitments (note 13)
Contingencies (note 14)
Subsequent events (notes 1, 9a), 14d) and 25)

                                504468 N.B. INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                  YEAR ENDED DECEMBER 31
                                                           ------------------------------------
                                                              2000         2001         2002
                                                           ----------   ----------   ----------
                                                            (IN THOUSANDS OF CANADIAN DOLLARS)
REVENUE
  Sales..................................................  $3,158,258   $1,822,141   $1,628,815
  Investment and other income............................      26,245       95,133       27,756
                                                           ----------   ----------   ----------
                                                            3,184,503    1,917,274    1,656,571
                                                           ----------   ----------   ----------
EXPENSES
  Cost of sales and expenses.............................   2,593,744    1,725,889    1,452,413
  Depreciation and amortization..........................     217,154      141,899       87,805
  Interest on long-term debt.............................     208,916      113,406       84,440
  Other interest.........................................      24,476       30,382       18,750
                                                           ----------   ----------   ----------
                                                            3,044,290    2,011,576    1,643,408
                                                           ----------   ----------   ----------
NET LOSS IN EQUITY-ACCOUNTED COMPANIES...................     (15,685)     (18,704)      (1,408)
                                                           ----------   ----------   ----------
NET FOREIGN CURRENCY LOSSES..............................     (11,527)      (7,553)     (19,702)
                                                           ----------   ----------   ----------
EARNINGS (LOSS) BEFORE THE UNDERNOTED....................     113,001     (120,559)      (7,947)
  Unusual items (note 15)................................     674,960     (336,439)     (61,008)
  Income tax (expense) recovery (note 16)................    (290,159)      74,196     (123,767)
  Minority interest recovery (expense)...................    (433,972)     284,363      147,478
                                                           ----------   ----------   ----------
NET EARNINGS (LOSS)......................................  $   63,830   $  (98,439)  $  (45,244)
                                                           ==========   ==========   ==========

                                504468 N.B. INC.

             CONSOLIDATED STATEMENTS OF RETAINED EARNINGS (DEFICIT)

                                                                    YEAR ENDED DECEMBER 31
                                                              ----------------------------------
                                                                 2000        2001        2002
                                                              ----------   ---------   ---------
                                                              (IN THOUSANDS OF CANADIAN DOLLARS)
RETAINED EARNINGS (DEFICIT) AT BEGINNING OF YEAR............  $ 151,421    $ 76,778    $(25,930)
Adjustment to prior years retained earnings (note 2b))......   (138,473)         --          --
                                                              ---------    --------    --------
                                                                 12,948      76,778     (25,930)
Net earnings (loss).........................................     63,830     (98,439)    (45,244)
Adjustment to deficit related to transitional impairment
  charge, net of minority interest (note 1).................         --          --      (7,575)
Dividends...................................................         --      (4,269)         --
                                                              ---------    --------    --------
RETAINED EARNINGS (DEFICIT) AT END OF YEAR..................  $  76,778    $(25,930)   $(78,749)
                                                              =========    ========    ========

                                504468 N.B. INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31
                                                          ------------------------------------
                                                             2000          2001        2002
                                                          -----------   ----------   ---------
                                                           (IN THOUSANDS OF CANADIAN DOLLARS)
CASH PROVIDED BY (USED FOR):
OPERATING ACTIVITIES
CASH FLOWS PROVIDED BY (USED FOR) OPERATIONS BEFORE THE
  UNDERNOTED (note 17a))................................  $   182,485   $  (85,748)  $  67,115
Change in non-cash operating working capital (note
  17b)).................................................       15,746      (33,023)     25,954
Other costs.............................................      (41,610)     (70,112)     45,699
                                                          -----------   ----------   ---------
                                                              156,351     (188,883)    138,768
                                                          -----------   ----------   ---------
FINANCING ACTIVITIES
Dividends...............................................           --       (4,269)         --
Premium on retirement of senior notes...................           --           --     (56,287)
Capital stock of subsidiaries purchased for cancellation
  by subsidiaries.......................................           --     (200,281)   (157,056)
Issuance of partnership units and common shares of
  subsidiaries..........................................        8,166       10,637       6,667
Due from/to related parties.............................      (17,042)     (53,497)    (47,513)
Redemption of HCPH Special shares.......................     (127,407)          --          --
Decrease in long-term debt..............................   (1,401,767)    (144,783)   (543,613)
Proceeds from long-term debt............................           --      152,778     514,342
Proceeds from issuance of notes.........................           --           --     474,000
Payment of debt issue costs.............................           --       (4,667)    (24,666)
Escrow deposits and restricted cash.....................           --           --    (859,128)
Dividends and distributions paid by subsidiaries to
  minority interest.....................................     (152,224)    (135,636)    (54,986)
Other...................................................           --         (254)      8,860
                                                          -----------   ----------   ---------
                                                           (1,690,274)    (379,972)   (739,380)
                                                          -----------   ----------   ---------
INVESTING ACTIVITIES
Proceeds on disposal of fixed assets....................       12,648          157      15,849
Purchase of fixed assets................................     (112,479)     (91,226)    (63,571)
Proceeds on sale of investment in subsidiary............           --       31,417      38,637
Proceeds on disposal of investments.....................       87,152      919,567       7,188
Additions to investments................................      (92,735)     (99,040)    (17,636)
Additions to circulation................................      (37,667)      (3,920)         --
Decrease (increase) in other assets.....................          678       (8,320)         --
Investment in newspaper operations......................     (174,009)          --          --
Proceeds on disposal of newspaper and magazine
  operations............................................    2,016,885      376,865          --
                                                          -----------   ----------   ---------
                                                            1,700,473    1,125,500      19,533
                                                          -----------   ----------   ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...........................................       (6,376)      14,249       3,311
                                                          -----------   ----------   ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      160,174      570,894    (616,834)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..........       73,881      234,055     804,949
                                                          -----------   ----------   ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR................  $   234,055   $  804,949   $ 188,115
                                                          ===========   ==========   =========
SUPPLEMENTAL DISCLOSURE OF FINANCING AND INVESTING
  ACTIVITIES
  Interest paid.........................................  $   219,935   $  132,382   $ 102,632
  Income taxes paid.....................................  $    69,203   $  121,717   $  13,705

                                504468 N.B. INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

1.  SIGNIFICANT ACCOUNTING POLICIES

GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada, which vary in certain significant respects from United States GAAP. A description of significant differences, as applicable to the 504468 N.B. Inc. (the "Company") is included in note 23.

BASIS OF PREPARATION

     These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles using a basis of presentation which assumes that the Company will continue in operation for the foreseeable future and be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company is an international holding company and its assets consist primarily of investments in its subsidiaries and affiliated companies principally its investment in Hollinger International Inc. ("Hollinger International"). The Company is 100% indirectly owned by Hollinger Inc. ("Hollinger"). Hollinger's ultimate parent company is The Ravelston Corporation Limited ("Ravelston"), a company controlled by Lord Black of Crossharbour. On a non-consolidated basis during 2002, Hollinger experienced a shortfall between the dividends and fees received from its subsidiaries and its obligations to pay its operating costs, including interest and dividends on its preference shares and such shortfalls were expected to continue in the future. Accordingly, Hollinger is dependent upon the continuing financial support of Ravelston Management Inc. ("RMI") to fund such shortfalls and, therefore, pay its liabilities as they fall due. RMI is a wholly owned subsidiary of Ravelston.

     On March 10, 2003, Hollinger issued US $120,000,000 aggregate principal amount of Senior Secured Notes due 2011. The Company has pledged substantially all of its shares of Hollinger International common stock as security for the Senior Secured Notes and has fully and unconditionally guaranteed the Senior Secured Notes together with RMI. Also on March 10, 2003, RMI entered into a Support Agreement with Hollinger under which RMI has agreed to make annual support payments in cash to Hollinger on a periodic basis by way of contributions to the capital of Hollinger (without receiving any shares of Hollinger) or subordinated debt. The amount of the annual support payments will be equal to the greater of a) the non-consolidated negative net cash flow of Hollinger and b) US $14.0 million per year (less any future payments of services agreements fees directly to Hollinger or to any of Hollinger's wholly owned restricted subsidiaries, as they are defined in the indenture governing Hollinger's Senior Secured Notes, and any excess in the net dividend amount received by Hollinger and the Company on the shares of Hollinger International that Hollinger and the Company own that is over US $4.65 million per year), in either case, reduced by any permanent repayment of debt owing by Ravelston to Hollinger. The Support Agreement terminates upon the repayment of the Senior Secured Notes, which mature in 2011.

     RMI currently derives all of its income and operating cash flow from the fees paid pursuant to services agreements with Hollinger International and its subsidiaries. RMI's ability to provide the required financial support under the Support Agreement with Hollinger is dependent on RMI continuing to receive sufficient fees pursuant to those services agreements. The services agreements may be terminated by either party by giving 180 days notice. The fees in respect of the services agreements are negotiated annually with and approved by the audit committee of Hollinger International. The fees to be paid to RMI for the year ending December 31, 2003 amount to approximately US $22.0 million to US $24.0 million and were approved in February 2003. The fees in respect of the periods after December 31, 2003 have not yet been negotiated or approved. If, in any quarterly period after April 1, 2003, Hollinger fails to receive in cash a minimum aggregate amount of at least US $4.7 million from a) payments made by RMI pursuant to the Support Agreement and b) dividends paid by Hollinger International on its shares held by Hollinger, Hollinger would

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

be in default under Hollinger's Senior Secured Notes. Based on Hollinger's current investment in Hollinger International and the current quarterly dividend paid by Hollinger International of US $0.05 per share, the minimum support payment required to be made by RMI to avoid such a default is approximately
US $3.5 million per quarter or US $14.0 million annually. This default could cause Hollinger's Senior Secured Notes to become due and payable immediately which could result in the Trustee for the Senior Secured Noteholders requiring the Company to honour its guarantee of the Senior Securited Notes which could result in the Company being required to sell all or part of its investment in Hollinger International.

GENERAL BUSINESS

     The Company publishes, prints and distributes newspapers and magazines in Canada, the United Kingdom, the United States of America, and Israel through subsidiaries and associates. In addition, the Company. has developed related websites on the Internet. The consolidated financial statements include the accounts of the Company, its subsidiaries, other controlled entities and its pro rata share of assets, liabilities, revenue and expenses of joint ventures (collectively, the "Company"). The Company's significant subsidiaries and controlled entities are set out below:

                                                              PERCENTAGE OWNED AS AT DECEMBER 31,
                                                              -----------------------------------
                                                               2000          2001          2002
                                                              -------       -------       -------
Hollinger International Inc. ("Hollinger International")....    23.9%(3)      21.3%(3)      20.6%(3)
Hollinger International Publishing Inc. ("Publishing")......   100.0%(1)     100.0%(1)     100.0%(1)
The Sun-Times Company.......................................   100.0%(1)     100.0%(1)     100.0%(1)
Jerusalem Post Publications Limited ("Jerusalem Post")......   100.0%(1)     100.0%(1)     100.0%(1)
Hollinger Canadian Publishing Holdings Co. ("HCPH
  Co.")(2)..................................................   100.0%(1)     100.0%(1)     100.0%(1)
The National Post Company ("National Post") (note 5c))......    50.0%(1)        --            --
Telegraph Group Limited ("Telegraph").......................   100.0%(1)     100.0%(1)     100.0%(1)
Hollinger Canadian Newspapers, Limited Partnership
  ("Hollinger L.P.")........................................    87.0%(1)      87.0%(1)      87.0%(1)

---------------

(1) Percent owned by Hollinger International.

(2) During 2001 HCPH Co. (formerly Hollinger Canadian Publishing Holdings Inc. ("HCPH")) became the successor to the operations of XSTM Holdings (2000) Inc. (formerly Southam Inc. ("Southam")).

(3) Represents the Company's equity interest in Hollinger International. The Company's voting percentage at December 31, 2002 is 71.3% (2001 -- 70.1% and 2000 -- 71.2%).

FOREIGN CURRENCY TRANSLATION

     Monetary items denominated in foreign currency are translated to Canadian dollars at exchange rates in effect at the balance sheet date and non-monetary items are translated at exchange rates in effect when the assets were acquired or obligations incurred. Revenues and expenses are translated at exchange rates in effect at the time of the transactions. Foreign exchange gains and losses are included in income.

     The financial statements of foreign subsidiaries, all of which are self-sustaining, are translated using the current rate method, whereby all assets and liabilities are translated at year-end exchange rates, with items in the consolidated statements of earnings translated at the weighted average exchange rates for the year. Exchange gains or losses arising from the translation of balance sheet items are deferred and disclosed separately within shareholders' equity. These exchange gains or losses are not included in earnings unless they are actually realized through a reduction of the Company's net investment in the foreign subsidiary.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     Effective January 1, 2002, the Company adopted, on a retroactive basis, The Canadian Institute of Chartered Accountants ("CICA") amended Handbook Section 1650, "Foreign Currency Translations" ("Section 1650"), which eliminates the deferral and amortization of foreign currency translation gains and losses on long-term monetary items denominated in foreign currencies, with a fixed or ascertainable life. There was no impact to the Company upon adoption of this standard as at January 1, 2002 or any period presented.

CASH EQUIVALENTS

     Cash equivalents consist of certain highly liquid investments with original maturities of three months or less.

INVENTORY

     Inventory, principally printing material, is valued at the lower of cost and net realizable value. Cost is determined using the first-in, first-out
(FIFO) method.

CAPITAL ASSETS

     Capital assets are stated at cost. Cost represents the cost of acquisition or construction, including the direct costs of financing until the asset is ready for use.

     Leases which transfer substantially all of the benefits and risks of ownership to the Company or its subsidiaries are recorded as assets, together with the obligations, based on the present value of future rental payments, excluding executory costs.

     Capital assets, including assets under capital leases, are depreciated over their estimated useful lives as follows:

Buildings                                   straight line over 25 to 40 years
Machinery and equipment                     straight line over 4 to 20 years or 7% to
                                            12% on the diminishing-balance basis
Leasehold interests                         straight line over the term of the lease
                                            ranging from 5 to 40 years

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill represents the excess of acquisition costs over estimated fair value of net assets, including definite lived intangibles, acquired in business combinations. Until December 31, 2001, goodwill amortization was calculated using the straight-line method over the respective estimated useful lives to a maximum of 40 years.

     Prior to January 1, 2002, circulation represented the long-term readership of paid newspapers and the Company allocated a portion of the purchase price discrepancy in each business acquired to the cost of circulation. In addition, the Company capitalized costs incurred to increase the long-term readership. Circulation was amortized on a straight-line basis over periods ranging from 10 to 40 years.

     Effective January 1, 2002, the Company adopted the CICA Handbook Section 3062, "Goodwill and Other Intangible Assets" ("Section 3062") and certain transitional provisions of CICA Handbook Section 1581, "Business Combinations" ("Section 1581"). The new standards require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. The standards also specify criteria that intangible assets must meet to be recognized and reported apart from goodwill. In addition, Section 3062 requires that intangible assets with estimable useful

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment by assessing the recoverability of the carrying value.

     As of the date of adoption of Section 3062 and certain transitional provisions of Section 1581, the Company has discontinued amortization of all existing goodwill, evaluated existing intangible assets and has reclassified from circulation amounts in respect of non-competition agreements and subscriber and advertiser relationships, which meet the new criteria for recognition of intangible assets apart from goodwill. The balance of circulation has been reclassified to goodwill effective January 1, 2002.

     In connection with the Section 3062 transitional impairment evaluation, the Company was required to assess whether goodwill was impaired as of January 1, 2002. The fair values of the Company's reporting units were determined primarily using a multiple of maintainable normalized cash earnings. As a result of this transitional impairment test, and based on the methodology adopted, the Company has determined that the carrying amount of the Jerusalem Post was in excess of the estimated fair value at January 1, 2002. Accordingly, the value of goodwill attributable to the Jerusalem Post of $32.0 million has been written down in its entirety. Such loss, net of related minority interest amounted to $7.6 million and has been recorded as a charge to the opening deficit as at January 1, 2002. The Company has determined that the fair value of all other reporting units is in excess of the respective carrying amounts, both on adoption and at year end for purposes of the annual impairment test.

     In addition to the transitional goodwill impairment test as of January 1, 2002, the Company is required to test goodwill for impairment on an annual basis for each of its reporting units. The Company is also required to evaluate goodwill for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Certain indicators of potential impairment that could impact the Company's reporting units include, but are not limited to, the following: a) a significant long-term adverse change in the business climate that is expected to cause a substantial decline in advertising spending, b) a permanent significant decline in a reporting unit's newspaper readership, c) a significant adverse long-term negative change in the demographics of a reporting unit's newspaper readership and d) a significant technological change that results in a substantially more cost-effective method of advertising than newspapers.

     Effective January 1, 2002, the Company had unamortized goodwill in the amount of $892.6 million, which is no longer being amortized. This amount reflects the transitional impairment loss of $32.0 million relating to the Jerusalem Post.

     This change in accounting policy cannot be applied retroactively and the amounts presented for prior periods have not been restated for this change. If this change in accounting policy were applied to the reported consolidated statement of earnings for the years ended December 31, 2000 and 2001, the impact of the change, in respect of goodwill and intangible assets not being amortized, would be as follows:

                                                               2000       2001
                                                              -------   --------
Net earnings (loss) -- as reported..........................  $63,830   $(98,439)
Add goodwill and intangible asset amortization, net of
  income taxes and minority interest........................   21,548      8,976
                                                              -------   --------
Adjusted net earnings (loss)................................  $85,378   $(89,463)
                                                              =======   ========

     Adjusted net earnings (loss), noted above, reflects only the reduction in amortization expense of intangibles now classified as goodwill and does not give effect to the impact that this change in accounting policy would have had on the gains and losses resulting from the disposal of operations during 2000 and 2001, nor the expensing of the costs previously capitalized to increase long-term readership in 2000 and 2001.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

INVESTMENTS

     Investments are accounted for at cost, except for investments in which the Company exercises significant influence which are accounted for by the equity method. Investments are written down when declines in value are considered to be other than temporary. Dividend and interest income are recognized when earned.

     Prior to the adoption of new accounting standards for goodwill on January 1, 2002, as described above, the excess of acquisition costs over the Company's share of the fair value of net assets at the acquisition date of an equity method investment was amortized on a straight-line basis over its estimated useful life. Effective January 1, 2002, such equity method goodwill is no longer amortized. The Company recognizes a loss when there is other than a temporary decline in the fair value of the investment below its carrying value.

DEFERRED FINANCING COSTS

     Deferred financing costs consist of certain costs incurred in connection with debt financings. Such costs are amortized on a straight-line basis over the term of the related debt.

DERIVATIVES

     The Company uses derivative financial instruments to manage risks generally associated with interest rate and foreign currency exchange rate market volatility. The Company does not hold or issue derivative financial instruments for trading purposes. None of the derivatives has been designated as a hedge. All derivatives are recorded at their fair value with changes in fair value reflected in the consolidated statements of earnings, other than Hollinger International's forward share purchase contracts (described in note 21b)).

STOCK-BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS

     Certain of the Company's subsidiaries have employee stock-based compensation plans. Until December 31, 2001, compensation expense was not recognized on the grant or modification of options under these plans.

     Effective January 1, 2002, the Company adopted the new CICA Handbook
Section 3870, "Stock-based Compensation and Other Stock-based Payments" ("Section 3870"). Under Section 3870, the Company is required to adopt, on a prospective basis, the fair value-based method to account for all stock-based payments made by the Company and its subsidiaries to non-employees, including employees of Ravelston, the parent company, and employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments, granted on or after January 1, 2002. For all other stock-based payments, the Company has elected to use the settlement method of accounting, whereby cash received on the exercise of stock options is recorded as capital stock.

     Under the fair value-based method, stock options granted to employees of Ravelston by the Company's subsidiaries are measured at the fair value of the consideration received, or the fair value of the equity instruments issued, or liabilities incurred, whichever is more reliably measurable. Such fair value determined is recorded as a dividend-in-kind by the subsidiaries with no impact on the Company's net earnings and financial position. Section 3870 has been applied prospectively to all stock-based payments to non-employees granted on or after January 1, 2002.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

EMPLOYEE BENEFIT PLANS

     The Company accrues its obligations under employee benefit plans and the related costs, net of plan assets. The following policies are applied in accounting for employee benefit plans:

     - The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method pro-rated on service and management's best estimate of expected plan investment performance, salary escalation, retirement ages of employees and expected health care costs.

     - For the purpose of calculating the expected return on plan assets, those assets are valued at fair value.

     - Past service costs from plan amendments are amortized on a straight-line basis over the average remaining service period of employees active at the date of amendment.

     - The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the average remaining service period of active employees. The average remaining service period of the active employees covered by the plans ranges from 8 to 17 years.

INCOME TAXES

     Future income tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded against any future income tax asset if it is more likely than not that the asset will not be realized. Income tax expense is the sum of the Company's provision for current income taxes and the difference between opening and ending balances of future income tax assets and liabilities. The effect on future tax assets and liabilities for change in tax rates is recognized in income in the period that includes the enactment date.

REVENUE RECOGNITION

     The Company's principal sources of revenue comprise advertising, circulation and job printing. As a general principle, revenue is recognized when the following criteria are met: a) persuasive evidence of an arrangement exists,
b) delivery has occurred and services have been rendered, c) the price to the buyer is fixed or determinable, and d) collectibility is reasonably assured or is probable. Advertising revenue, being amounts charged for space purchased in the Company's newspapers, is recognized upon publication of the advertisements. Circulation revenue from subscribers, billed to customers at the beginning of a subscription period, is recognized on a straight-line basis over the term of the related subscription. Deferred revenue represents subscription receipts that have not been earned. Circulation revenue from single copy sales is recognized at the time of distribution. In both cases, circulation revenue is recorded net of fees or commissions paid to distributors and retailers and less an allowance for returned copies. Job printing revenue, being charges for printing services provided to third parties, is recognized upon delivery.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The preparation of consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to bad debts, investments, intangible assets, income taxes, restructuring, pensions and other post-

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

retirement benefits, contingencies and litigation. The Company relies on historical experience and on various other assumptions that are believed to be reasonable under the circumstances in making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

     The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances could be required.

     The Company holds minority interests in both publicly traded and not publicly traded Internet-related companies. Some of the publicly traded companies have highly volatile share prices. The Company records an investment impairment charge when it believes an investment has experienced a decline in value that is other than temporary. Future adverse changes in market conditions or poor operating results of underlying investments may not be reflected in an investment's current carrying value, thereby possibly requiring an impairment charge in the future.

     The Company has significant intangible assets with indefinite useful lives recorded in its accounts. Certain of the Company's newspapers operate in highly competitive markets. Future adverse changes in long-term readership patterns in its newspapers and other factors could result in a material impairment of its intangible assets in the future.

     The Company has significant goodwill recorded in its accounts. Certain of its newspapers operate in highly competitive markets. The Company is required to determine annually whether or not there has been any impairment in the value of these assets. Changes in long-term readership patterns and advertising expenditures may affect the value and necessitate an impairment charge. Certain indicators of potential impairment that could impact the Company's reporting units include, but are not limited to, the following: a) a significant long-term adverse change in the business climate that is expected to cause a substantial decline in advertising spending, b) a permanent significant decline in a reporting unit's newspaper readership, c) a significant adverse long-term negative change in the demographics of a reporting unit's newspaper readership, and d) a significant technological change that results in a substantially more cost-effective method of advertising than newspapers.

     Certain of the Company's subsidiaries sponsor several defined benefit pension and post-retirement benefit plans for domestic and foreign employees. These defined benefit plans include pension and post-retirement benefit obligations, which are calculated based on actuarial valuations. In determining these obligations and related expenses, key assumptions are made concerning expected rates of return on plan assets and discount rates. In making these assumptions, the Company evaluated, among other things, input from actuaries, expected long-term market returns and current high-quality bond rates. The Company will continue to evaluate the expected long-term rates of return on plan assets and discount rates at least annually and make adjustments as necessary, which could change the pension and post-retirement obligations and expenses in the future.

     Unrecognized actuarial gains and losses in respect of pension and post-retirement benefit plans are recognized by the Company over a period ranging from 8 to 17 years, which represents the weighted average remaining service life of the employee groups. Unrecognized actuarial gains and losses arise from several factors, including experience, assumption changes in the obligations and from the difference between expected returns and actual returns on assets. At the end of 2002, the Company had unrecognized net actuarial losses of $233.4 million. These unrecognized amounts could result in an increase to pension expense in future years

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

depending on several factors, including whether such losses exceed the corridor in accordance with CICA Section 3461, "Employee Future Benefits".

     The Company recognized a pension valuation allowance for any excess of the prepaid benefit cost over the expected future benefit. Increases or decreases in global capital markets and interest rate fluctuations could increase or decrease any excess of the prepaid benefit cost over the expected future benefit resulting in an increase or decrease to the pension valuation allowance. Changes in the pension valuation allowance are recognized in earnings immediately.

2.  CHANGE IN ACCOUNTING POLICIES

     a)  Goodwill and other intangible assets

        Effective January 1, 2002, the Company adopted CICA Handbook Section 3062, "Goodwill and Other Intangible Assets" ("Section 3062") and certain transitional provisions of CICA Handbook Section 1581, "Business Combinations" ("Section 1581"). The new standards must be adopted prospectively and require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. The standards also specify criteria that intangible assets must meet to be recognized and reported apart from goodwill. The impact of this change in accounting policy is discussed under "Goodwill and Other Intangible Assets" in note 1.

     b)  Income taxes

        Effective January 1, 2000, the CICA changed the accounting standard relating to the accounting for income taxes. The new standard adopted the liability method of accounting for future income taxes. Prior to January 1, 2000, income tax expense was determined using the deferral method.

        The Company adopted the new income tax accounting standard retroactively on January 1, 2002, and did not restate the financial statements of any prior periods. As a result, the Company has recorded an increase to deficit of $138,473,000, an increase to the future tax liability of $480,062,000 and a decrease to minority interest of $341,589,000 as at January 1, 2002.

3.  RESTRICTED CASH

     Cash and cash equivalents at December 31, 2001 included US $7,500,000 ($11,944,000) of restricted cash deposited with an escrow agent under the terms of one of Hollinger International's forward share purchase contracts (note
21b)), which were terminated in 2002.

     In addition, US $5,000,000 ($7,963,000) of cash was pledged as security at December 31, 2001 for Hollinger International's US $5,000,000 Restated Credit Facility (note 9f)) under which no amounts were permitted to be borrowed at December 31, 2001. At December 31, 2002, restricted cash includes US $2,000,000 ($3,160,000) deposited in connection with outstanding letters of credit.

4.  ACQUISITIONS AND DISPOSITIONS

     a) In January 2002, the Company sold 2,000,000 shares of Hollinger International Class A common stock to third parties for total cash proceeds of $38.6 million. This transaction resulted in a pre-tax gain on the effective sales of the Hollinger International shares of $15.0 million (note 15).

     b) In January 2001, Hollinger L.P. completed the sale of UniMedia Company to Gesca Limited, a subsidiary of Power Corporation of Canada, for cash consideration. The publications sold represented the French language newspapers of Hollinger L.P., including three paid circulation

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

         dailies and 15 weeklies published in Quebec and Ontario. A pre-tax gain of approximately $75.1 million was recognized on this sale (note 15).

     c) In two separate transactions in July and November 2001, the Company and Hollinger L.P. completed the sale of most of its remaining Canadian newspapers to Osprey Media Group Inc. ("Osprey") for total cash proceeds of approximately $255.0 million plus closing adjustments primarily for working capital. Included in these sales were community newspapers in Ontario such as The Kingston Whig-Standard, The Sault Star, the Peterborough Examiner, the Chatham Daily News and The Observer (Sarnia). Pre-tax gains of approximately $1.5 million were recognized on these sales (note 15). The former Chief Executive Officer of Hollinger L.P. is a minority shareholder of Osprey. Hollinger International's independent directors have approved the terms of these transactions.

        In connection with the two sales of Canadian newspaper properties to Osprey in 2001, to satisfy a closing condition, the Company, Hollinger International, Lord Black of Crossharbour, PC(C), OC, KCSG and three senior executives entered into non-competition agreements with Osprey pursuant to which each agreed not to compete directly or indirectly in Canada with the Canadian businesses sold to Osprey for a five-year period, subject to certain limited exceptions, for aggregate consideration of $7.9 million. Such consideration was paid to Lord Black and the three senior executives and has been approved by Hollinger International's independent directors.

     d) In August 2001, the Company entered into an agreement to sell to CanWest Global Communications Corp. ("CanWest") its 50% interest in the National Post. In accordance with the agreement, the Company's representatives resigned from their executive positions at the National Post effective September 1, 2001. Accordingly, from September 1, 2001, the Company had no influence over the operations of the National Post and the Company no longer consolidated or recorded on an equity basis its share of earnings or losses. The results of operations of the National Post are included in the consolidated results to August 31, 2001. A pre-tax loss of approximately $120.7 million was recognized on the sale and is included in unusual items (note 15).

     e) During 2001, Hollinger International converted all of its Series C Preferred Stock which was held by the Company, at the conversion ratio of 8.503 shares of Hollinger International Class A common stock per share of Series C Preferred Stock into 1,384,807 shares of Hollinger International Class A common stock. 3,935,072 shares of Class A common stock of Hollinger International were subsequently purchased for cancellation by Hollinger International for a total of US $29.4 million ($45.8 million). The purchase price per share was 98% of the closing price of the shares of Hollinger International Class A common stock and was approved by Hollinger International's independent directors. The Company advanced the proceeds to Hollinger.

        On September 27, 2001, Hollinger International redeemed 40,920 shares of its Series E preferred stock held by the Company at their stated redemption price of $146.63 per share for a total cash payment of $6.0 million.

        In December 2001, the Company sold 730,000 shares of Hollinger International Class A common stock to third parties for total cash proceeds of $11.5 million which were advanced to Hollinger.

        The above transactions resulted in a total pre-tax gain on the effective sales of the Hollinger International shares of $15.0 million (note 15).

     f) During 2001, Hollinger International transferred two publications to Horizon Publications Inc. in exchange for net working capital. Horizon Publications Inc. is managed by former Community Group executives and controlled by certain members of the Board of Directors of Hollinger

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

         International. The terms of these transactions were approved by the independent directors of Hollinger International.

     g) On November 16, 2000, Hollinger International and its affiliates, Southam and Hollinger L.P. ("Hollinger Group") completed the sale of most of its Canadian newspapers and related assets to CanWest. Included in the sale were the following assets of the Hollinger Group:

        - a 50% interest in National Post, with Hollinger International continuing as managing partner;

        - the metropolitan and a large number of community newspapers in Canada (including the Ottawa Citizen, The Vancouver Sun, The Province (Vancouver), the Calgary Herald, the Edmonton Journal, The Gazette (Montreal), The Windsor Star, the Regina Leader Post, the Star Phoenix and the Times-Colonist (Victoria); and

        -  the operating Canadian Internet properties, including canada.com.

        The sale resulted in the Hollinger Group receiving approximately $1.7 billion cash, approximately $425 million in voting and non-voting shares of CanWest at fair value, and subordinated non-convertible debentures of a holding company in the CanWest group with a fair value of approximately $697 million. The aggregate sale price of these properties at fair value was approximately $2.8 billion, plus closing adjustments for working capital at August 31, 2000 and cash flow and interest for the period September 1 to November 16, 2000 which in total was estimated as an additional $63.0 million at December 31, 2000. The cash proceeds were used to pay down outstanding debt on Hollinger International's Bank Credit Facility (note 9). The sale resulted in a pre-tax gain of approximately $566 million in 2000 which was included in unusual items (note 15).

        In 2001, certain of the closing adjustments were finalized, resulting in an additional pre-tax gain in 2001 of approximately $29.1 million which is included in unusual items (note 15). At December 31, 2002, approximately $60.7 million (2001 -- $57.3 million) in respect of closing adjustments remained due to the Company and is included in accounts receivable. Certain closing adjustments have not yet been finalized. Amounts due bear interest at a rate of approximately 9%. The amount outstanding is subject to negotiation between CanWest and Hollinger International. Adjustments to the balance due, if any, resulting from further negotiations will be recorded as an unusual item.

        In connection with the sale to CanWest, Ravelston entered into a management services agreement with CanWest and National Post pursuant to which it agreed to continue to provide management services to the Canadian businesses sold to CanWest in consideration for an annual fee of $6 million payable by CanWest. In addition, CanWest will be obligated to pay Ravelston a termination fee of $45 million, in the event that CanWest chooses to terminate the management services agreement or $22.5 million, in the event that Ravelston chooses to terminate the agreement (which cannot occur before December 31, 2002). Also, as required by CanWest as a condition to the transaction, the Company, Ravelston, Hollinger International, Lord Black and three senior executives entered into non-competition agreements with CanWest pursuant to which each agreed not to compete directly or indirectly in Canada with the Canadian businesses sold to CanWest for a five-year period, subject to certain limited exceptions, for aggregate consideration of $80 million paid by CanWest in addition to the purchase price referred to above, of which $38.0 million was paid to Ravelston and $42.0 million was paid to Lord Black and the three senior executives. The independent directors of Hollinger International have approved the terms of these payments.

     h) On November 1, 2000, Southam converted the convertible promissory note in Hollinger L.P. in the principal amount of $225,753,000 into 22,575,324 limited partnership units of Hollinger L.P., thereby increasing Hollinger International's interest in Hollinger L.P. to 87.0%.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     i) During 2000, Hollinger International sold most of its remaining U.S. community newspaper properties, including 11 paid dailies, three paid non-dailies and 31 free distribution publications for total proceeds of approximately US $215,000,000 ($325,166,000). Pre-tax gains totalling $75,114,000 were recognized on these sales and were included in unusual items in 2000 (note 15).

        In connection with the sales of United States newspaper properties in 2000, to satisfy a closing condition, Hollinger International, Lord Black and three senior executives entered into non-competition agreements with the purchasers pursuant to which each agreed not to compete directly or indirectly in the United States with the United States businesses sold to the purchasers for a fixed period, subject to certain limited exceptions, for aggregate consideration paid in 2001 of US $600,000 ($917,000). These amounts were in addition to the aggregate consideration paid in respect of these non-competition agreements in 2000 of US $15.0 million ($22.5 million). All such amounts were paid to Lord Black and the three senior executives. The independent directors of Hollinger International have approved the terms of these payments.

     j) Included in the dispositions during 2000 described in note 4i), Hollinger International sold four U.S. community newspapers for an aggregate consideration of US $38.0 million ($56.5 million) to Bradford Publishing Company, a Company formed by a former U.S. Community Group executive and in which some of Hollinger International's directors are shareholders. The terms of this transaction were approved by the independent directors of Hollinger International.

     k) On February 17, 2000, Interactive Investor International, in which Hollinger International owned 51.7 million shares or a 47% equity interest, completed its initial public offering ("IPO") issuing 52 million shares and raising L78,000,000 ($181,000,000). The IPO reduced Hollinger International's equity ownership to 33% and resulted in a dilution gain of $25,775,000 for accounting purposes. Subsequently, Hollinger International sold five million shares of its holding, reducing its equity interest to 28.5% and resulting in a pre-tax gain in 2000 of $2,400,000. Both the dilution gain and gain on sale were included in unusual items in 2000 (note 15). The balance of the investment was sold in 2001 resulting in an additional pre-tax gain in 2001 of $14.7 million (note 15).

     l) In December 2000, Hollinger International acquired four paid daily newspapers, one paid non-daily and 12 free distribution publications in the Chicago suburbs for total cash consideration of US $111,000,000 ($166,744,000). Of the aggregate purchase price, $78,781,000 was ascribed to circulation and $48,244,000 to goodwill.

        All of the Company's acquisitions have been accounted for using the purchase method with the results of operations included in these consolidated financial statements from the dates of acquisition.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     The details of the acquisitions including those detailed above are as follows:

                                                                2000     2001    2002
                                                              --------   -----   -----
Assets acquired, at fair value
  Current assets............................................  $ 19,444   $ --    $  --
  Fixed assets..............................................    51,724     --       --
  Circulation...............................................    78,781     --       --
  Goodwill and other assets.................................    57,418     --       --
                                                              --------   -----   -----
                                                               207,367     --       --
                                                              --------   -----   -----
Less liabilities assumed
  Current liabilities.......................................    16,269     --       --
  Long-term liabilities.....................................    15,722     --       --
                                                              --------   -----   -----
                                                                31,991     --       --
                                                              --------   -----   -----
Net cost of investments.....................................  $175,376   $ --    $  --
                                                              ========   =====   =====

5.  INVESTMENTS

                                                                2001       2002
                                                              --------   --------
ASSOCIATED COMPANIES, AT EQUITY
  Telegraph
     Trafford Park Printers Limited ("Trafford Park"), West
       Ferry Printers Limited ("West Ferry"), Paper Purchase
       Management Limited ("PPM") and handbag.com Limited
       (handbag) joint ventures -- 50% interests............  $ 29,110   $ 27,763
  Internet-related investments..............................     8,205      8,012
  Other.....................................................     1,490      1,886
                                                              --------   --------
                                                                38,805     37,661
                                                              --------   --------
MARKETABLE INVESTMENTS, AT COST
  CanWest debentures a).....................................    72,259     85,664
  Internet-related investments..............................     6,680      5,812
                                                              --------   --------
                                                                78,939     91,476
                                                              --------   --------
OTHER NON-MARKETABLE INVESTMENTS, AT COST
  Internet and telephony-related investments................    77,115     36,282
  Other.....................................................    45,113     26,418
                                                              --------   --------
                                                               122,228     62,700
                                                              --------   --------
                                                              $239,972   $191,837
                                                              ========   ========

     a) The CanWest debentures were issued by a wholly owned subsidiary of CanWest and are guaranteed by CanWest. The debentures were received on November 16, 2000 as partial consideration for the operations sold to CanWest. Interest on the CanWest debentures is calculated, compounded and payable semi-annually in arrears at a rate of 12.125% per annum. At any time prior to November 5, 2005, CanWest may elect to pay interest on the debentures by way of non-voting shares of CanWest, debentures in substantially the same form as the CanWest debentures, or cash. Subsequent to November 5, 2005, interest is to be paid in cash. The debentures are due November 15, 2010, but are redeemable at any time prior to May 15, 2003 for cash at CanWest's option at 100% of the principal amount.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        CanWest debentures at December 31, 2002 had a principal face amount of $93.0 million (2001 -- $77.2 million), including $15.8 million of additional debentures received in 2002 (2001 -- $67.1 million) in payment of the interest due on existing debentures held by the Company, a portion of which related to 2001. These debentures have been recorded at their fair value at the time they are received.

        As part of Hollinger International's November 16, 2000 purchase and sale agreement with CanWest, Hollinger International was prohibited from selling CanWest debentures prior to May 15, 2003. In order to monetize the debentures, Hollinger International entered into a participation agreement in August 2001 pursuant to which it sold participation interests in $540.0 million (US $350.0 million) principal amount of CanWest debentures to a special purpose trust (the "Participation Trust") administered by an arm's-length trustee. That sale of participation interests was supplemented by a further sale of $216.8 million (US $140.5 million) in December 2001 for a total of $756.8 million (US $490.5 million). Both sales were conducted at a fixed rate of exchange of US $0.6482 for each $1. Hollinger International remains the record owner of the participated CanWest debentures and is required to make payments to the Participation Trust with respect to those debentures if and to the extent it receives payment in cash or in kind on the debentures from CanWest. These payments are not reflected in the Company's accounts.

        Coincident with the Participation Trust's purchase of the participation interests, the Participation Trust sold senior notes to arm's-length third parties to finance the purchase of the participation interests. These transactions resulted in net proceeds to Hollinger International of $621.8 million and for accounting purposes have been accounted for as sales of CanWest debentures. The net loss on the 2001 transactions, including realized holding losses on the debentures, amounted to $97.4 million and has been included in unusual items (note 15). Hollinger International believes that the participation arrangement does not constitute a prohibited sale of debentures as legal title was not transferred. CanWest has advised Hollinger International that it accepts that position.

        Hollinger International has not retained an interest in the Participation Trust nor does it have any beneficial interest in the assets of the Participation Trust. The Participation Trust and its investors have no recourse to Hollinger International's other assets in the event that CanWest defaults on its debentures. Under the terms of the Participation Trust, the interest payments received by Hollinger International in respect of the underlying CanWest debentures will be paid to the Participation Trust. However, after May 15, 2003, Hollinger International may be required to deliver to the Participation Trust CanWest debentures with a face value equivalent to US $490.5 million based on then current rates of exchange. The CanWest debentures are denominated in Canadian dollars and, consequently, there is a currency exposure on the debentures subject to the delivery provision. A substantial portion of that exposure was previously hedged; however, the hedge instrument (a forward foreign exchange contract) was terminated in contemplation of and in conjunction with Publishing's placement of Senior Notes (note 9a)) and amendment of Publishing's Senior Credit Facilities (note 9b)). During 2001 and 2002, the net loss before tax, realized on the mark to market of both the obligation to the Participation Trust and the related hedge contract was $0.7 million and $10.4 million, respectively, and has been included in net foreign currency losses in the consolidated statement of earnings. In 2002, the loss before tax is net of cash received on the termination of the hedge of $9.9 million.

        Pursuant to the terms of the Participation Trust, Hollinger is unable to sell to an unaffiliated third party until at least November 4, 2010 the equivalent of US $50.0 million ($79.0 million at December 31, 2002) principal amount of CanWest debentures.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     b) CanWest shares at December 31, 2000 consisted of 2,700,000 multiple voting preferred shares and 27,000,000 non-voting shares. The non-voting shares were publicly traded and the multiple voting shares were not publicly traded but were convertible into non-voting shares at the rate of 0.15 non-voting share for each voting preferred share or a total additional 405,000 non-voting shares. The non-voting shares and voting preferred shares represented an approximate 15.6% equity interest and 5.7% voting interest in CanWest. On November 28, 2001, Hollinger International sold the 2,700,000 multiple voting preferred shares and 27,000,000 non-voting shares in CanWest for total cash proceeds of approximately $271.3 million. The sale resulted in a realized pre-tax loss of $157.5 million which is included in unusual items (note 15).

6.  CAPITAL ASSETS

                                                                 2001         2002
                                                              ----------   ----------
COST
  Land......................................................  $   46,967   $   44,139
  Buildings and leasehold interests.........................     313,345      328,443
  Machinery and equipment...................................     783,494      844,022
                                                              ----------   ----------
                                                               1,143,806    1,216,604
                                                              ----------   ----------
ACCUMULATED DEPRECIATION AND AMORTIZATION
  Buildings and leasehold interests.........................      53,724       61,484
  Machinery and equipment...................................     444,703      511,125
                                                              ----------   ----------
                                                                 498,427      572,609
                                                              ----------   ----------
NET BOOK VALUE..............................................  $  645,379   $  643,995
                                                              ==========   ==========
OWNED ASSETS
  Cost......................................................  $  857,141   $  862,576
  Accumulated depreciation and amortization.................     310,496      344,554
                                                              ----------   ----------
  Net book value............................................  $  546,645   $  518,022
                                                              ==========   ==========
LEASED ASSETS
  Cost......................................................  $  286,665   $  354,028
  Accumulated depreciation and amortization.................     187,931      228,055
                                                              ----------   ----------
  Net book value............................................  $   98,734   $  125,973
                                                              ==========   ==========

     Depreciation and amortization of capital assets totalled $116,059,000, $77,649,000 and $73,950,000 in 2000, 2001 and 2002, respectively. Hollinger
International capitalized interest in 2000, 2001 and 2002 amounting to $4,653,000, $129,000 and nil, respectively, related to the construction and equipping of production facilities for its newspapers in Chicago.

7.  GOODWILL AND OTHER INTANGIBLE ASSETS

     As described in note 1 to the consolidated financial statements, the Company adopted Section 3062 and certain transitional provisions of Section 1581 effective January 1, 2002.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     The changes in the carrying amount of goodwill by reportable segment for the year ended December 31, 2002 are as follows:

                                                         U.K.      CANADIAN
                                CHICAGO    COMMUNITY   NEWSPAPER   NEWSPAPER   CONSOLIDATED
                                 GROUP       GROUP       GROUP       GROUP         TOTAL
                                --------   ---------   ---------   ---------   -------------
Balance as at January 1,
  2002........................  $240,817   $ 31,975    $580,700     $71,096      $924,588
Transitional impairment loss
  -- Jerusalem Post (note
  1)..........................        --    (31,975)         --          --       (31,975)
                                --------   --------    --------     -------      --------
Revised balance as at January
  1, 2002.....................   240,817         --     580,700      71,096       892,613
Adjustment of excess
  acquisition reserves........   (19,477)        --          --          --       (19,477)
Repurchase of shares of
  Hollinger International
  Class A common stock by
  Hollinger International
  (note 21b)).................     2,162         --       5,328          --         7,490
Foreign exchange and other....    (1,534)        --      45,544         279        44,289
                                --------   --------    --------     -------      --------
Balance as at December 31,
  2002........................  $221,968   $     --    $631,572     $71,375      $924,915
                                ========   ========    ========     =======      ========

     Upon adoption of Section 3062, intangible assets totalling $1,001,651,000, which were previously ascribed to circulation, net of $247,252,000 of deferred taxes, were reclassified to goodwill. Intangible assets with a total net book value at January 1, 2002 of $198,975,000 previously ascribed to circulation, consisting of non-competition agreements of $12,195,000 net of accumulated amortization of $8,360,000 and subscriber and advertiser relationships of $186,780,000 net of accumulated amortization of $35,261,000 were recognized as identifiable intangible assets apart from goodwill upon adoption of Section 3062.

     The Company's amortizable other intangible assets consist of non-competition agreements with former owners of acquired newspapers which are amortized using the straight-line method over the term of the respective non-competition agreements which range from three to five years, and subscribers and advertiser relationships which are amortized using the straight-line method over 30 years. The components of other amortizable intangible assets at December 31, 2002 are as follows:

                                                       GROSS
                                                      CARRYING   ACCUMULATED    NET BOOK
                                                       AMOUNT    AMORTIZATION    VALUE
                                                      --------   ------------   --------
Amortizable other intangible assets:
  Non-competition agreements........................  $ 22,120     $15,049      $  7,071
  Subscriber and advertiser relationships...........   220,485      42,413       178,072
                                                      --------     -------      --------
                                                      $242,605     $57,462      $185,143
                                                      ========     =======      ========

     Amortization of non-competition agreements for the year ended December 31, 2002 was $6,689,000. Amortization of advertiser and subscriber relationships for the year ended December 31, 2002 was $7,152,000. Future amortization of amortizable intangible assets is as follows: 2003 -- $13,895,000, 2004 -- $7,483,000, 2005 -- $7,235,000, 2006 -- $7,195,300, and 2007 -- $7,195,000.

     Amortization of goodwill and other intangible assets in total for the year ended December 31, 2001 was $64,253,000 (2000 -- $101,096,000).

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

8.  DEFERRED FINANCING COSTS AND OTHER ASSETS

                                                                2001       2002
                                                              --------   --------
Deferred pension asset (note 19)............................  $ 83,459   $123,230
Deferred finance costs, net of amortization of $38,494,000
  (2001 -- $32,380,000).....................................    52,484     52,759
Other assets................................................    16,355     16,314
                                                              --------   --------
                                                              $152,298   $192,303
                                                              ========   ========

     Amortization of deferred finance costs, included in other interest expense, totalled $15,928,000, $16,686,000 and $8,787,000 in 2000, 2001 and 2002,
respectively.

9.  LONG-TERM DEBT

                                                                 2001         2002
                                                              ----------   ----------
Hollinger International
  Senior Notes due 2010 (US $300,000,000)...................  $       --   $  474,000
  Senior Credit Facility (US $265,000,000)..................          --      418,698
  Senior Notes due 2005 (US $5,082,000) (2001 --
     US $260,000,000).......................................     414,050        8,030
  Senior Subordinated Notes due 2006 (US $239,900,000) (2001
     -- US $250,000,000)....................................     398,125      379,051
  Senior Subordinated Notes due 2007 (US $265,000,000) (2001
     -- US $290,000,000)....................................     461,825      418,700
  Other.....................................................      16,933        5,103
Other.......................................................       4,081       18,151
Obligations under capital leases
  Printing joint ventures...................................      37,914       60,096
  Other.....................................................       7,433        5,491
                                                              ----------   ----------
                                                               1,340,361    1,787,320
Less:
  Current portion included in current liabilities...........      10,020       16,800
  Senior Subordinated Notes (note 9a))......................          --      797,751
                                                              ----------   ----------
                                                              $1,330,341   $  972,769
                                                              ==========   ==========

     a) On December 23, 2002, Publishing issued US $300,000,000 of 9% Senior Notes due 2010 guaranteed by Hollinger International. Net proceeds of the issue of US $291,700,000 plus cash on hand and borrowings under Publishing's Senior Credit Facility (note 9b)) were used in December 2002 to retire Hollinger International's equity forward share purchase contracts (Total Return Equity Swaps (note 21b)) and to repay amounts borrowed under its term facility maturing December 31, 2003 (note 9d)) and in January 2003 to retire, in their entirety, Publishing's outstanding Senior Subordinated Notes due 2006 and 2007 with the balance available for general corporate purposes.

        The Senior Notes bear interest at 9% payable semi-annually and mature on December 15, 2010. The Senior Notes are redeemable at the option of Publishing anytime after December 15, 2006 at 104.5% of the principal amount, after December 15, 2007 at 102.25% of the principal amount and after December 15, 2008 at 100% of the principal amount.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        On December 23, 2002, Publishing gave notice of redemption to both the holders of the Senior Subordinated Notes due 2006 with a principal remaining outstanding of US $239.9 million and to the holders of the Senior Subordinated Notes due 2007 with a principal remaining outstanding of US $265.0 million. Such notes were retired in January 2003 with a payment of $859.1 million (US $543.8 million), including early redemption premiums and accrued interest. At December 31, 2002, the notes remained outstanding and have been disclosed as a current liability. The proceeds from the December 2002 issue of Publishing's Senior Notes and borrowings under the Senior Credit Facility used to fund the redemption were held in escrow at December 31, 2002 and have been disclosed as escrow deposits in current assets.

        Unamortized deferred financing costs in the amount of $28.0 million and the $31.1 million premium related to the retirement of the Senior Subordinated Notes will be charged to earnings in 2003 on extinguishment of the notes.

        The Indentures relating to the 9% Senior Notes contain financial covenants and negative covenants that limit Publishing's ability to, among other things, incur indebtedness, pay dividends or make other distributions on its capital stock, enter into transactions with related companies, and sell assets, including stock of a restricted subsidiary. The Indentures provide that upon a change of control (as defined in the Indentures), each noteholder has the right to require Publishing to purchase all or any portion of such noteholder's notes at a cash purchase price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest. The Senior Credit Facility (note 9b)) restricts Publishing's ability to repurchase these notes even when Publishing may be required to do so under the terms of the Indenture relating to the 9% Senior Notes in connection with a change of control.

        On January 22, 2003 and February 6, 2003, Publishing entered into interest rate swaps to convert US $150.0 million and US $100.0 million, respectively, of the 9% Senior Notes issued in December 2002 to floating rates for the period to December 15, 2010, subject to early termination notice.

        The Trust Indenture in respect of the 9% Senior Notes contains customary covenants and events of default, which are comparable to those under the Senior Credit Facility.

     b) On December 23, 2002, Publishing and certain of its subsidiaries entered into a senior credit facility with an aggregate commitment of US $310,000,000 (the "Senior Credit Facility").

        The Senior Credit Facility consists of i) US $45,000,000 revolving credit facility which matures on September 30, 2008 (the "Revolving Credit Facility"), ii) a US $45,000,000 Term Loan A which matures on September 30, 2008 ("Term Loan A") and iii) a US $220,000,000 Term Loan B which matures on September 30, 2009 ('Term Loan B'). Publishing and Telegraph are the borrowers under the Revolving Credit Facility and First DT Holdings Ltd. ("FDTH"), a wholly owned indirect U.K. subsidiary) is the borrower under Term Loan A and Term Loan B. The Revolving Credit Facility and Term Loans bear interest at either the Base Rate (U.S.) or U.S. LIBOR, plus an applicable margin. Interest is payable quarterly.

        At December 31, 2002, FDTH had a total US $265,000,000 of borrowings outstanding under Term Loan A and Term Loan B.

        On December 27, 2002, a United Kingdom subsidiary of the Company entered into two cross-currency rate swap transactions to hedge principal and interest payments on U.S. dollar borrowings under the December 23, 2002 Senior Credit Facility. The contracts have a total foreign currency obligation notional value of US $265.0 million, fixed at a rate of US $1.5922 to L1, convert the

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        interest rate on such borrowing from floating to fixed, and expire as to US $45.0 million on December 29, 2008 and as to US $220.0 million on December 29, 2009.

        Publishing's borrowings under the Senior Credit Facility are guaranteed by Publishing's material U.S. subsidiaries, while FDTH's and Telegraph's borrowings under the Senior Credit Facility are guaranteed by Publishing and its material U.S. and U.K. subsidiaries. Hollinger International is also a guarantor of the Senior Credit Facility. Publishing's borrowings under the Senior Credit Facility are secured by substantially all of the assets of Publishing and its material U.S. subsidiaries, a pledge of all of the capital stock of Publishing and its material U.S. subsidiaries and a pledge of 65% of the capital stock of certain foreign subsidiaries. FDTH's and Telegraph's borrowings under the Senior Credit Facility are secured by substantially all of the assets of Publishing and its material U.S. and U.K. subsidiaries and a pledge of all of the capital stock of Publishing and its material U.S. and U.K. subsidiaries. Hollinger International's assets in Canada have not been pledged as security under the Senior Credit Facility.

        The Senior Credit Facility agreement requires Publishing to comply with certain covenants which include, without limitation and subject to certain exceptions, restrictions on additional indebtedness; liens, certain types of payments (including without limitation, capital stock dividends and redemptions, payments on existing indebtedness and intercompany indebtedness), and on incurring or guaranteeing debt of an affiliate, making certain investments and paying management fees; mergers, consolidations, sales and acquisitions; transactions with affiliates; conduct of business except as permitted; sale and leaseback transactions; changing fiscal year; changes to holding company status; creating or allowing restrictions on taking action under the Senior Credit Facility loan documentation; and entering into operating leases, subject to certain basket calculations and exceptions. The Senior Credit Facility loan agreement also contains customary events of default.

        As of December 31, 2002, Hollinger International's aggregate annual rental payments under operating leases exceeded the amounts permitted under the covenants to the Senior Credit Facility. Hollinger International has been advised by the Administrative Agent of the Senior Credit Facility that the lenders have agreed to amend the Senior Credit Facility effective March 28, 2003, to increase the amount permitted under the operating lease covenant and have agreed to a waiver of any default or event of default in connection therewith. Based on the amended covenant, Hollinger International would have been in compliance as of December 31, 2002.

     c) On February 14, 2002, Publishing commenced a cash tender offer for any and all of its outstanding 8.625% Senior Notes due 2005. The tender offer was made upon the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated February 14, 2002. Under the terms of the offer, Hollinger International offered to purchase the outstanding notes at a price to be determined three business days prior to the expiration date of the tender offer by reference to a fixed spread of 87.5 basis points over the yield to maturity of the 7.50% U.S. Treasury Notes due February 15, 2005, plus accrued and unpaid interest up to, but not including the day of payment for the notes. The purchase price totalled US $1,101.34 for each US $1,000 principal amount of notes. Included in the purchase price was a consent payment equal to US $40 per US $1,000 principal amount of the notes, payable to those holders who validly consented to the proposed amendments to the indenture governing the notes. In connection with the tender offer, Publishing solicited consents from the holders of the notes to amend the Indenture governing the notes by eliminating most of the restrictive provisions. On March 15, 2002, $397.2 million (US $248.9 million) in the aggregate principal amount had been validly tendered pursuant to the offer and on March 18, 2002, these noteholders were paid out in full. In addition, during the year, Publishing purchased for

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

          retirement an additional $9.6 million (US $6.0 million) in aggregate principal amount of the 8.625% Senior Notes due 2005.

        During 2002, Publishing purchased for retirement $16.1 million (US $10.1 million) in aggregate principal amount of the 9.25% Senior Subordinated Notes due 2006 and $39.9 million (US $25.0 million) in the aggregate principal amount of its 9.25% Senior Subordinated Notes due 2007.

        The total principal amount of the above Publishing Senior and Senior Subordinated Notes retired during 2002 was $462.8 million (US $290.0 million). The premiums paid to retire the debt totalled $43.0 million which, together with a write-off of $13.3 million of related deferred financing costs, have been presented as an unusual item (note 15).

        As at December 31, 2001, Hollinger International did not meet a financial test set out in the Trust Indentures for Publishing's Senior Notes due 2005 and Senior Subordinated Notes. As a result, Publishing and its subsidiaries were unable to incur additional indebtedness, make restricted investments, make advances, pay dividends or make other distributions on their capital stock.

     d) In October 2002, Hollinger International borrowed on an unsecured basis $79,600,000 (US $50,000,000) at 10.5% under a term facility maturing December 31, 2003. Proceeds from Publishing's aforementioned Senior Credit Facility and the issue of 9% Senior Notes were used, in part, to repay these borrowings in December 2002.

     e) Amounts borrowed under a former short-term credit facility of $191,100,000 (US $120,000,000) entered into by Hollinger International in 2001 were repaid during that year.

     f) In June 2000, Publishing, HCPH, Telegraph, Southam, HIF Corp., a wholly owned subsidiary of Publishing, and a group of financial institutions increased the term loan component of the Fourth Amended and Restated Credit Facility ("Restated Credit Facility") by
           US $100,000,000 to US $975,000,000. On November 16, 2000, using the proceeds from the CanWest transaction (note 4g)) US $972,000,000 of borrowings were repaid and the Restated Credit Facility was reduced to US $5,000,000. The Restated Credit Facility was secured by the collateralization of US $5,000,000 of Hollinger International's positive cash balance (note 3). At December 31, 2001, no amounts were owing under the Restated Credit Facility. During 2002, the Restated Credit Facility was terminated.

     g) Principal amounts payable on long-term debt, excluding obligations under capital leases, for each of the five years subsequent to December 31, 2002 are as follows:

2003 (including the extinguishment of Senior Subordinated
  Notes)....................................................  $801,237
2004........................................................  $ 19,667
2005........................................................  $ 27,776
2006........................................................  $ 22,109
2007........................................................  $ 23,103
Subsequent..................................................  $827,841

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     h) Minimum lease commitments, together with the present value of obligations under capital leases, are as follows:

2003........................................................  $ 15,044
2004........................................................    12,245
2005........................................................     9,454
2006........................................................     9,084
2007........................................................     6,379
Subsequent..................................................    28,913
                                                              --------
Total future minimum lease payments.........................    81,119
Less imputed interest and executory costs...................   (15,532)
                                                              --------
Present value of minimum lease payments discounted at an
  average rate of 6.9%......................................    65,587
Less current portion included in current liabilities........   (11,914)
                                                              --------
                                                              $ 53,673
                                                              ========

10.  OTHER LIABILITIES AND DEFERRED CREDITS

                                                               2001       2002
                                                              -------   --------
Deferred gains..............................................  $ 3,189   $  2,536
Pension obligations (note 19)...............................    6,153     10,957
Accrued post-retirement cost (note 19)......................   52,219     51,549
Other benefit obligations...................................   24,325     16,927
Liability for amounts due to Participation Trust (notes 5a)
  and 21d)).................................................      691     21,444
Liability for cross currency swap (note 21d))...............       --     14,475
                                                              -------   --------
                                                              $86,577   $117,888
                                                              =======   ========

     a) Deferred gains represent a lease inducement, which is being recognized in income over the term of the lease, and a portion of the gain arising on the Telegraph's transfer of certain equipment to the Trafford Park joint venture, which is being recognized in income as the assets are depreciated and/or sold by the joint venture.

        Certain of the HCPH Special shares, issued in 1997, represented a financial liability of the Company which was hedged by the Company's investment in shares of Class A common stock of Hollinger International. In June 2000, the Company exercised its option to pay cash on the mandatory exchange of these Special shares in the amount of US $36.8 million. The previously deferred foreign exchange loss arising from translating the U.S. dollar obligation was written off to unusual items (note 15).

     b) In connection with the acquisition of Southam shares in 1997, HCPH issued 6,552,425 Special shares valued at $10.00 per share at the time of issue. In accordance with the terms of these shares, Hollinger International was required to deliver cash or common shares of Hollinger International upon the exchange of the Special shares and accordingly, they did not represent a financial liability of the Company and, prior to their redemption, were included in minority interest. These shares were exchangeable at the option of the holder at any time prior to June 26, 2000, into newly issued Class A subordinate voting shares of Hollinger International. On June 12, 2000, Hollinger International exercised its option to pay cash on the mandatory exchange of the HCPH Special shares. Pursuant to the terms of the indenture governing the Special shares, each Special share was exchanged for cash of US $8.88 resulting in a payment to Special shareholders of US $58.2 million.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

11.  CAPITAL STOCK

                                                                2001       2002
                                                              --------   --------
AUTHORIZED
  Unlimited number of common shares
ISSUED AND FULLY PAID
COMMON SHARES
  111 (2001 -- 111).........................................  $106,832   $106,832
                                                              ========   ========

     a) In June 2000, the Company made a return of capital distribution to its immediate parent, Sugra Limited ("Sugra"), satisfied by transferring its 4,146,007 HCPH Special shares with a fair market value of $54,433,000 (note 20b)).

     b) Certain of the Company's subsidiaries have stock option plans for their employees.

        i) Details of Hollinger International's stock option plan are as follows:

           Hollinger International's Incentive Plan is administered by its independent committee ("Committee") of its Board of Directors. The Committee has the authority to determine the employees to whom awards will be made, the amount and type of awards, and the other terms and conditions of the awards. In 1999, Hollinger International adopted the 1999 Stock Incentive Plan ("1999 Stock Plan") which superseded its previous two plans.

           The 1999 Stock Plan authorizes the grant of incentive stock options and nonqualified stock options. The exercise price for stock options must be at least equal to 100% of the fair market value of the shares of Hollinger International Class A common stock on the date of grant of such option.

           Under Section 3870, stock options granted to employees of Ravelston, the parent company of the Company, must be measured at fair value and recorded as a dividend-in-kind by Hollinger International. On February 5, 2002, Hollinger International granted 1,309,000 stock options to employees of Ravelston with an exercise price of US $11.13 per share. The aggregate fair value of these options was $9,594,000 (US $6,111,000) and this has been recorded by Hollinger International as an in-kind dividend (with no impact on the accounts of the Company) during the year. On April 2, 2001, Hollinger International granted 1,402,500 stock options to employees of Ravelston with an exercise price of US $14.37 per share. The aggregate fair value of these options was $12,090,000 (US $7,800,000) and was recorded by Hollinger International as an in-kind dividend in 2001.

           For all other series of stock options, no compensation cost has been recognized by Hollinger International.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

           Stock option activity with respect to Hollinger International's stock options is as follows:

                                                                              WEIGHTED
                                                              NUMBER OF       AVERAGE
                                                                SHARES     EXERCISE PRICE
                                                              ----------   --------------
                                                                             (IN US $)
Options outstanding at December 31, 1999....................   5,149,500       $11.88
Options granted.............................................   2,559,250        10.57
Options exercised...........................................    (471,063)       11.67
Options cancelled...........................................    (536,374)       12.11
                                                              ----------       ------
Options outstanding at December 31, 2000....................   6,701,313        11.38
Options granted.............................................   2,418,000        14.40
Options exercised...........................................    (624,162)       11.01
Options cancelled...........................................     (82,750)       12.33
                                                              ----------       ------
Options outstanding at December 31, 2001....................   8,412,401        12.26
Options granted.............................................   2,227,000        11.14
Options exercised...........................................     (75,375)       10.81
Options cancelled...........................................    (168,688)       12.64
                                                              ----------       ------
Options outstanding at December 31, 2002....................  10,395,338       $12.03
                                                              ==========       ======
Options exercisable at December 31, 2000....................   1,989,548       $11.51
                                                              ==========       ======
Options exercisable at December 31, 2001....................   3,032,682       $11.48
                                                              ==========       ======
Options exercisable at December 31, 2002....................   4,739,994       $11.85
                                                              ==========       ======

        ii) Had the Company determined compensation expense based on the fair value method at the grant date for stock options granted to employees, consistent with the method prescribed under Section 3870, the Company's net earnings (loss) for the year would have been reported as the pro forma amounts indicated below. This compensation expense takes into account all options granted by Hollinger International, including those granted prior to January 1, 2002. The fair value of the options is amortized over the vesting period.

                                                        2000       2001        2002
                                                       -------   ---------   --------
Net earnings (loss), as reported.....................  $63,830   $ (98,439)  $(45,244)
Stock-based compensation expense -- Hollinger
  International......................................   (2,708)     (3,128)    (2,356)
                                                       -------   ---------   --------
Pro forma net earnings (loss)........................  $61,122   $(101,567)  $(47,600)
                                                       =======   =========   ========

           The fair value of each Hollinger International stock option granted during 2000, 2001 and 2002 was estimated on the date of grant for pro forma disclosure purposes using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 2000, 2001 and 2002, respectively: dividend yield of 3.4%, 4.6% and 3.6%, expected volatility of 43.3%, 55.2% and 68.3%, risk-free interest rates of 5.1%, 5.0% and 4.5% and expected lives of 10 years. Weighted average fair value of options granted by Hollinger International during 2000, 2001 and 2002 was $6.12 (US $4.12), $8.79
           (US $5.67) and $8.87 (US $5.65), respectively.

12.  EQUITY ADJUSTMENT FROM FOREIGN CURRENCY TRANSLATION

     As described in note 1 under "Foreign currency translation", this amount results principally from the accounting treatment for self-sustaining foreign subsidiaries. The change in the amount from December 31,

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

2001 to December 31, 2002 primarily reflects the weakening of the Canadian dollar against the British pound partly offset by the strengthening of the Canadian dollar against the U.S. dollar and the recognition in unusual items (note 15) of a realized foreign exchange gain arising on the reduction of net investments in foreign subsidiaries. The amount at December 31, 2002 is unrealized and bears no relationship to the underlying value of the Company's investment in foreign subsidiaries.

13.  COMMITMENTS

     a) Future minimum lease payments subsequent to December 31, 2002 under operating leases are as follows:

2003........................................................   $ 26,832
2004........................................................   $ 23,775
2005........................................................   $ 21,463
2006........................................................   $ 18,100
2007........................................................   $ 16,849
2008 and subsequent.........................................   $149,346

     b) In connection with certain of its cost and equity investments (note 5), Hollinger International and its subsidiaries are committed to fund approximately $1.9 million to those investees in 2003.

14.  CONTINGENCIES

     a) The Telegraph has guaranteed to third parties, the joint venture partners' share of operating lease obligations of both the West Ferry and Trafford Park joint ventures, which amounted to $948,000 (L372,000) at December 31, 2002. These obligations are also guaranteed jointly and severally by each joint venture partner.

     b) In connection with the Company's insurance program, letters of credit are required to support certain projected workers' compensation obligations. At December 31, 2002, letters of credit in the amount of $4,384,500 were outstanding.

     c) A number of libel and legal actions against the Company's subsidiaries are outstanding. The Company believes there are valid defences to these proceedings or sufficient insurance to protect it from material loss.

     d) In special circumstances, the Company's newspaper operations may engage freelance reporters to cover stories in locales that carry a high risk of personal injury or death. Subsequent to December 31, 2002, the Telegraph has engaged a number of journalists and photographers to report from the Middle East. As a term of their engagement, the Telegraph has agreed to provide a death benefit which, in the aggregate for all freelancers engaged, amounts to $13,100,000 (L5,153,000). This exposure is uninsured. Precautions have been taken to avoid a concentration of the journalists and photographers in any one location. The uninsured exposure was reduced to $3,820,000 (L2,600,000) as of March 31, 2003.

     e) At December 31, 2002, Hollinger had a bank operating line which provides for up to $10.0 million of borrowings and a revolving bank credit facility which provides for up to $80.8 million of borrowings. Hollinger's revolving bank credit facility is secured by shares of Hollinger International Class A and Class B common stock owned by Hollinger and the Company. Under the terms of the revolving bank credit facility Hollinger, the Company and its subsidiaries are subject to restrictions on the incurrence of additional debt.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     The revolving bank credit facility was amended and restated on August 30, 2002 and was to mature on December 2, 2002. A mandatory repayment of the revolving bank credit facility in the amount of $50.0 million was required by December 2, 2002 and if such payment was made, the lenders could have consented to an extension of the maturity date to December 2, 2003 in respect of the principal outstanding. On December 2, 2002, the lenders extended the $50.0 million principal repayment date to December 9, 2002. This repayment was not made and on December 9, 2002, the bank credit facility was amended to require a principal payment of $44.0 million on February 28, 2003 with the balance maturing on December 2, 2003. As a result of the impending closing of Hollinger's Senior Secured Notes issue, the lenders further extended the due date for the repayment of the $44.0 million to March 14, 2003. On March 10, 2003, the revolving bank credit facility in the amount of $80.8 million and the bank operating line of $10.0 million were repaid with part of the proceeds of Hollinger's issue of Senior Secured Notes (note 25).

15.  UNUSUAL ITEMS

                                                                2000       2001        2002
                                                              --------   ---------   --------
Net gain on dilution of investments.........................  $ 25,775   $      --   $     --
Gain (loss) on sale of investments..........................    47,921    (240,060)        --
Gain on sales of interest in Hollinger International (note
  4a) and e))...............................................       377      15,014     14,999
Net gain (loss) on sales of Publishing interests............   695,905     (22,963)        --
Loss on retirement of Senior Notes (note 9c))...............        --          --    (56,287)
New Chicago plant pre-operating costs.......................   (10,097)     (7,237)      (661)
Write-off of financing fees.................................   (16,088)         --         --
Write-off of investments....................................   (31,381)    (79,943)   (62,450)
Decrease in pension valuation allowance (note 19)...........        --      58,704     34,402
Realized loss on Total Return Equity Swap (note 21b)).......        --     (29,646)   (43,313)
Pension and post-retirement plan liability adjustment.......        --     (16,823)        --
Net foreign exchange gain on reduction of net investment in
  foreign subsidiaries......................................        --          --     44,548
Other income (expense), net.................................   (37,452)    (13,485)     7,754
                                                              --------   ---------   --------
                                                              $674,960   $(336,439)  $(61,008)
                                                              ========   =========   ========

16.  INCOME TAXES

     Income tax expense (recovery) attributable to income from continuing operations consists of:

                                                       2000        2001        2002
                                                     ---------   ---------   --------
Current............................................  $ 615,570   $  55,925   $  6,673
Future.............................................   (325,411)   (130,121)   117,094
                                                     ---------   ---------   --------
                                                     $ 290,159   $ (74,196)  $123,767
                                                     =========   =========   ========

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     The income tax expense (recovery) in the consolidated statements of earnings varies from the amount that would be computed by applying the basic federal and provincial income tax rates to loss before income taxes and minority interest as shown in the following table:

                                                       2000        2001        2002
                                                     ---------   ---------   --------
Earnings (loss) before income taxes and minority
  interest.........................................  $ 787,961   $(456,998)  $(68,955)
                                                     =========   =========   ========
Basic income tax rate..............................      43.95%      41.75%     41.00%
                                                     =========   =========   ========
Computed income tax expense (recovery).............  $ 346,309   $(190,797)  $(28,272)
Change in income tax expenses (recovery) resulting
  from:
  Different tax rate on earnings of subsidiaries...    (64,577)     16,249     17,710
  Tax gain in excess of book gain..................   (250,530)     24,293        949
  Potential tax benefit of current year's losses
     not recorded..................................     27,057          --         --
  Large Corporations Tax...........................     15,531         940      1,079
  Loss on Total Return Equity Swap.................         --      12,377     17,758
  Change in valuation allowance....................         --      28,539     61,300
  Minority interest in earnings of Hollinger
     L.P. .........................................    (26,669)     (2,001)    (1,214)
  Permanent differences............................    243,038      36,204     54,457
                                                     ---------   ---------   --------
Income tax expense (recovery)......................  $ 290,159   $ (74,196)  $123,767
                                                     =========   =========   ========
Effective tax rate.................................      36.82%      16.24%    179.49%
                                                     =========   =========   ========

     The Company's Canadian subsidiaries have operating losses carried forward for tax purposes of approximately $60,096,000, the tax benefit of which has not been reflected in the accounts. These losses expire as follows:

2004........................................................  $     5
2005........................................................      586
2006........................................................    7,452
2007........................................................      554
2008........................................................   30,366
2009........................................................   21,133
                                                              -------
                                                              $60,096
                                                              =======

     The Company has recorded a valuation allowance of $61,300,000 in the current year related to net operating loss carryforwards and other deferred tax assets in the Canadian group. The valuation allowance in the prior year related entirely to net operating losses of N.P. Holdings Company, a subsidiary of the Company. As described in note 20c), this subsidiary was sold to an affiliate during the year. The tax losses were sold at their carrying value.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     The tax effects of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities are presented below:

                                                                2001        2002
                                                              ---------   ---------
Future tax assets:
  Net operating loss carryforwards..........................  $ 111,184   $  26,742
  Compensation and accrued pension..........................      7,459       6,952
  Investments...............................................     20,717      51,676
  Post-retirement benefit obligations.......................     28,044      28,050
  Other.....................................................     77,132      23,901
                                                              ---------   ---------
Gross future tax assets.....................................    244,536     137,321
Less valuation allowance....................................    (28,539)    (61,300)
                                                              ---------   ---------
Net future tax assets.......................................    215,997      76,021
                                                              ---------   ---------
Future tax liabilities:
  Property, plant and equipment, principally due to
     differences in depreciation............................     93,196     107,878
  Intangible assets, principally due to differences in basis
     and amortization.......................................    456,746     181,223
  Pension assets............................................      7,746      47,266
  Long-term advances under joint venture printing
     contract...............................................     20,801      20,290
  Deferred gain on exchange of assets.......................     56,009      49,226
  Other.....................................................     79,851      51,396
                                                              ---------   ---------
Gross future tax liabilities................................    714,349     457,279
                                                              ---------   ---------
Future income tax liabilities...............................  $(498,352)  $(381,258)
                                                              =========   =========

17.  CASH FLOWS

     a) Cash flows provided by (used for) operations is before any increase or decrease in non-cash operating working capital and other costs. These items are included in the consolidated statements of cash flows. Cash flows provided by (used for) operations is determined as follows:

                                                      2000        2001        2002
                                                    ---------   ---------   ---------
Net earnings (loss)...............................  $  63,830   $ (98,439)  $ (45,244)
Unusual items (note 15)...........................   (674,960)    336,439      61,008
Current income taxes related to unusual items.....    459,394     (15,337)        764
Items not involving cash:
  Depreciation and amortization...................    217,154     141,899      87,805
  Amortization of deferred financing costs........     15,928      16,686       8,787
  Future income taxes.............................   (325,411)   (130,121)    117,094
  Minority interest...............................    409,583    (300,295)   (153,769)
  Net earnings in equity-accounted companies, net
     of dividends received........................     15,685      36,945       1,408
  Non-cash interest income on CanWest
     debentures...................................     11,463     (67,517)     (9,239)
  Miscellaneous...................................    (10,181)     (6,008)     (1,499)
                                                    ---------   ---------   ---------
                                                    $ 182,485   $ (85,748)  $  67,115
                                                    =========   =========   =========

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     b) The change in non-cash operating working capital is determined as follows:

                                                           YEAR ENDED DECEMBER 31
                                                       ------------------------------
                                                         2000       2001       2002
                                                       --------   --------   --------
Changes in current assets and current liabilities,
  net of acquisitions and dispositions:
  Accounts receivable................................  $(94,205)  $ 32,423   $  2,110
  Inventory..........................................   (11,165)    (3,886)    14,704
  Prepaid expenses...................................     1,323     (3,962)    (3,894)
  Accounts payable and accrued expenses..............   (61,505)    19,187    (35,851)
  Income taxes payable...............................   183,124    (74,326)    27,975
  Deferred revenue...................................      (933)   (11,730)    (1,307)
  Other..............................................    (1,163)     9,271     22,217
                                                       --------   --------   --------
                                                       $ 15,476   $(33,023)  $ 25,954
                                                       ========   ========   ========

18.  SEGMENTED INFORMATION

     The Company operates principally in the business of publishing, printing and distribution of newspapers and magazines and holds investments principally in companies which operate in the same business as the Company. Other investments held by the Company either do not represent a business segment or are not sufficiently significant to warrant classification as a separate segment and are included within Corporate and Other. HCPH Co., Hollinger L.P. and, until August 31, 2001, National Post make up the Canadian Newspaper Group. The U.S. Community Group includes the results of the Jerusalem Post and the last remaining U.S. Community paper until it was sold in August 2001. The following is a summary of the reportable segments of the Company.

                               UNITED STATES
                            --------------------     U.K.       CANADIAN
YEAR ENDED                  CHICAGO    COMMUNITY   NEWSPAPER   NEWSPAPER    CORPORATE   CONSOLIDATED
DECEMBER 31, 2000            GROUP       GROUP       GROUP       GROUP      AND OTHER      TOTAL
-----------------           --------   ---------   ---------   ----------   ---------   ------------
Sales revenue.............  $596,759   $100,104    $882,196    $1,579,200   $     (1)    $3,158,258
Cost of sales and
  expenses................   504,079     85,702     684,900     1,294,975     24,088      2,593,744
                            --------   --------    --------    ----------   --------     ----------
Sales revenue less cost of
  sales and expenses......    92,680     14,402     197,296       284,225    (24,089)       564,514
Depreciation and
  amortization............    37,328      7,653      58,148       110,112      3,913        217,154
                            --------   --------    --------    ----------   --------     ----------
Operating income (loss)...  $ 55,352   $  6,749    $139,148    $  174,113   $(28,002)    $  347,360
                            ========   ========    ========    ==========   ========     ==========
Expenditures on capital
  assets..................  $ 38,177   $  5,038    $ 24,039    $   42,812   $  2,413     $  112,479
                            ========   ========    ========    ==========   ========     ==========

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

                               UNITED STATES
                            --------------------      U.K.      CANADIAN
YEAR ENDED                  CHICAGO    COMMUNITY   NEWSPAPER    NEWSPAPER   CORPORATE   CONSOLIDATED
DECEMBER 31, 2001            GROUP       GROUP       GROUP        GROUP     AND OTHER      TOTAL
-----------------           --------   ---------   ----------   ---------   ---------   ------------
Sales revenue.............  $686,266    $29,619    $  801,053   $305,073    $    130     $1,822,141
Cost of sales and
  expenses................   622,974     31,950       703,296    337,383      30,286      1,725,889
                            --------    -------    ----------   --------    --------     ----------
Sales revenue less cost of
  sales and expenses......    63,292     (2,331)       97,757    (32,310)    (30,156)        96,252
Depreciation and
  amortization............    53,537      2,962        63,855     18,134       3,411        141,899
                            --------    -------    ----------   --------    --------     ----------
Operating income (loss)...  $  9,755    $(5,293)   $   33,902   $(50,444)   $(33,567)       (45,647)
                            ========    =======    ==========   ========    ========     ==========
Total assets..............  $973,279    $85,291    $1,257,805   $691,568    $696,582     $3,704,525
                            ========    =======    ==========   ========    ========     ==========
Expenditures on capital
  assets..................  $ 19,343    $   463    $   48,788   $  4,405    $ 18,227     $   91,226
                            ========    =======    ==========   ========    ========     ==========

                              UNITED STATES
                           --------------------      U.K.      CANADIAN
YEAR ENDED                 CHICAGO    COMMUNITY   NEWSPAPER    NEWSPAPER   CORPORATE    CONSOLIDATED
DECEMBER 31, 2002           GROUP       GROUP       GROUP        GROUP     AND OTHER       TOTAL
-----------------          --------   ---------   ----------   ---------   ----------   ------------
Sales revenue............  $693,690    $20,781    $  804,584   $109,121    $      639    $1,628,815
Cost of sales and
  expenses...............   591,628     25,259       693,895    112,723        28,908     1,452,413
                           --------    -------    ----------   --------    ----------    ----------
Sales revenue less cost
  of sales and
  expenses...............   102,062     (4,478)      110,689     (3,602)      (28,269)      176,402
Depreciation and
  amortization...........    42,378      3,682        35,939      1,713         4,093        87,805
                           --------    -------    ----------   --------    ----------    ----------
Operating income
  (loss).................  $ 59,684    $(8,160)   $   74,750   $ (5,315)   $  (32,362)   $   88,597
                           ========    =======    ==========   ========    ==========    ==========
Total assets.............  $895,917    $59,173    $1,120,023   $411,891    $1,298,260    $3,785,264
                           ========    =======    ==========   ========    ==========    ==========
Expenditures on capital
  assets.................  $ 24,344    $ 7,888    $   27,680   $  3,575    $       84    $   63,571
                           ========    =======    ==========   ========    ==========    ==========

19.  EMPLOYEE BENEFIT PLANS

DEFINED CONTRIBUTION PENSION PLANS

     Hollinger International sponsors six defined contribution plans, three of which have provisions for Hollinger International matching contributions. For the years ended December 31, 2000, 2001 and 2002, Hollinger International contributed $2,372,000, $2,402,000 and $3,330,000, respectively. Hollinger International sponsors 11 (2000 -- 12) defined contribution plans in Canada and contributed $3,069,000, $261,500 and $241,000 to the plans in 2000, 2001 and
2002, respectively.

     The Telegraph sponsors a defined contribution plan for the majority of its employees, as well as a defined contribution plan to provide pension benefits for senior executives. For 2000, 2001 and 2002, contributions to the defined contribution plan are included as part of the service cost of the defined benefit plan. For the years ended December 31, 2000, 2001 and 2002, the Telegraph contributed $874,000, $803,000 and $835,000 and $803,000, respectively, to the Telegraph Executive Pension Scheme. The Telegraph plan's assets consist principally of U.K. and overseas equities, unit trusts and bonds.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

DEFINED BENEFIT PENSION PLANS

     The Company's subsidiaries have ten foreign and six domestic single-employer defined benefit plans and contribute to various union-sponsored, collectively bargained multi-employer pension plans. The Company's subsidiaries' contributions to these plans for the years ended December 31, 2000, 2001 and 2002 were:

                                                           2000      2001      2002
                                                          -------   -------   -------
Single-employer plans...................................  $19,835   $15,560   $19,992
Multi-employer plans....................................  $ 9,324   $ 1,938   $    --

     The Telegraph has a defined benefit plan that was closed to new participants on July 1, 1991 and provides only benefits accrued up to that date. The liabilities of the plan have been actuarially valued as at December 31, 2002. At that date, the market value of the plan assets was $191,742,000, representing 91% of the estimated cost of purchasing the plan's benefits from an insurance company. The actuary assumed a discount rate of 5.6%. Increases to pension payments are discretionary and are awarded by the trustees, with the Telegraph's consent, from surpluses arising in the fund from time to time. Contributions to the plan were $9,900,000 $10,034,000 and $10,616,000 in 2000,
2001 and 2002, respectively.

     West Ferry and Trafford Park have defined benefit plans, the West Ferry Printers Pension Scheme and the Trafford Park Printers Pension Scheme, respectively, of which 50%, being the Telegraph's share in the joint venture, of the pension costs and obligations are included in the Company's financial statements. Pursuant to the West Ferry joint venture agreement, the Telegraph has a commitment to fund 50% of the obligation under West Ferry's defined benefit plan.

SINGLE-EMPLOYER PENSION PLANS

     The benefits under the subsidiary companies' single-employer pension plans are based primarily on years of service and compensation levels. These companies fund the annual provisions which are deductible for income tax purposes. The plans' assets consist principally of marketable equity securities and corporate and government debt securities.

     The components of the net period cost (benefit) for the years ended December 31, 2000, 2001 and 2002 are as follows:

                                                         2000       2001       2002
                                                       --------   --------   --------
Service cost.........................................  $ 22,076   $ 15,308   $ 15,930
Interest cost........................................    64,490     49,327     49,448
Expected return on plan assets.......................   (90,011)   (56,133)   (52,422)
Amortization of prior service costs..................       900        583        782
Settlement and curtailment...........................     6,487      2,272         --
Amortization of net (gain) loss......................      (345)     1,557      6,200
Change in valuation allowance against prepaid benefit
  cost...............................................    97,258    (59,106)   (34,729)
                                                       --------   --------   --------
Net period cost (benefit)............................  $100,855   $(46,192)  $(14,791)
                                                       ========   ========   ========

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     The table below sets forth the reconciliation of the benefit obligation as of December 31, 2001 and 2002:

                                                                2001       2002
                                                              --------   --------
Benefit obligation at the beginning of the year.............  $863,049   $778,579
Adjustments to opening balance..............................     7,243         --
Service cost................................................    15,308     15,930
Interest cost...............................................    49,327     49,449
Participant contributions...................................     9,027      7,539
Divestitures................................................  (122,131)        --
Plan amendments.............................................        28      9,629
Settlement gain.............................................   (12,973)        --
Exchange rate differences...................................    17,860     33,314
Changes in assumptions......................................        --     (1,000)
Actuarial loss (gain).......................................    17,562    (21,096)
Benefits paid...............................................   (65,721)   (69,496)
                                                              --------   --------
Benefit obligation at the end of the year...................  $778,579   $802,848
                                                              ========   ========

     The 2001 settlement gain was related to the sale of Canadian newspapers. The 2000 curtailment and settlement gains were related to the sale of Canadian and Community Group newspapers.

     The table below sets forth the change in plan assets for the years ended December 31, 2001 and 2002:

                                                                2001       2002
                                                              --------   --------
Fair value of plan assets at the beginning of the year......  $971,208   $757,751
Adjustment to opening balance...............................        --      4,897
Actual return on plan assets................................   (37,943)   (67,865)
Exchange rate differences...................................    16,969     27,529
Employer contributions......................................    15,560     19,992
Participant contributions...................................     9,027      7,539
Settlement gain.............................................   (15,245)        --
Divestitures................................................  (136,104)        --
Benefits paid...............................................   (65,721)   (69,496)
                                                              --------   --------
Fair value of plan assets at the end of the year............  $757,751   $680,347
                                                              ========   ========

     The following table provides the amounts recognized in the consolidated balance sheet as of December 31, 2001 and 2002:

                                                                2001       2002
                                                              --------   ---------
Plan deficit................................................  $(20,828)  $(122,501)
Unrecognized net actuarial loss.............................   133,249     233,476
Unrecognized prior service cost.............................     3,699       3,039
Unrecognized net transition obligation......................        --       2,344
                                                              --------   ---------
Prepaid benefit cost........................................   116,120     116,358
Valuation allowance.........................................   (38,814)     (4,085)
                                                              --------   ---------
Prepaid benefit cost, net of valuation allowance............  $ 77,306   $ 112,273
                                                              ========   =========

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     The above prepaid benefit cost is classified in the consolidated balance sheet as follows:

                                                               2001       2002
                                                              -------   --------
Deferred pension asset (note 8).............................  $83,459   $123,230
Pension obligations (note 10)...............................   (6,153)   (10,957)
                                                              -------   --------
Prepaid benefit cost, net of valuation allowance............  $77,306   $112,273
                                                              =======   ========

     The ranges of assumptions on the Company's foreign plans were as follows:

                                                2000          2001           2002
                                             -----------   -----------   ------------
Discount rate..............................  6.0% - 8.0%   6.0% - 8.0%   5.6% - 6.75%
Expected return on plan assets.............  6.0% - 9.0%   6.0% - 9.0%   5.6% - 8.25%
Compensation increase......................  3.0% - 3.5%   2.5% - 3.5%   2.5% - 3.30%
                                             -----------   -----------   ------------

     The ranges of assumptions used for the Company's domestic plans were as follows:

                                                2000          2001           2002
                                             -----------   -----------   ------------
Discount rate..............................         7.0%          6.5%          7.00%
Long-term rate of return on plan assets....  7.0% - 9.0%   7.0% - 9.0%   6.5% - 7.00%
Compensation increase......................  3.5% - 4.0%   4.0% - 4.5%   4.0% - 4.50%
                                             -----------   -----------   ------------

VALUATION ALLOWANCE

     As a result of the 2000 sale of Canadian newspapers to CanWest, the expected future benefits to be derived from the plan surplus at that time were significantly reduced and a valuation allowance of $97.9 million was provided for. Due to the reduction in the plan surplus in 2001 and 2002 as a result of a decline in the market value of the assets in the plan, the valuation allowance required against the pension asset has been reduced by $58.7 million and $34.4 million, respectively. This change in the valuation allowance, in respect of the HCPH Co. pension plans, has been recognized in income in 2001 and 2002 as an unusual item (note 15).

     Approval by the various provincial pension regulatory bodies has not yet been granted for the transfer of pension assets related to the operations previously sold. To the extent pension surpluses are required to be transferred for the CanWest properties, the Company is entitled to a cash payment from CanWest for a portion of that amount. The Company anticipates that these transfers will be made in 2003.

MULTI-EMPLOYER PENSION PLANS

     Certain U.S. employees were covered by union-sponsored multi-employer pension plans, all of which are defined benefit plans. Contributions were determined in accordance with the provisions of negotiated labour contracts and are generally based on the number of man-hours worked. Pension expense for these plans was $1,828,000, nil and nil for the years ended December 31, 2000, 2001 and 2002, respectively. The newspaper properties participating in these multi-employer plans were sold in 2000. The passage of the Multi-employer Pension Plan Amendments Act of 1980 (the "Act") may, under certain circumstances, cause Hollinger International to become subject to liabilities in excess of the amounts provided for in the collective bargaining agreements. Generally, liabilities are contingent upon withdrawal or partial withdrawal from the plans. Hollinger International has not undertaken to withdraw or partially withdraw from any of the plans as of December 31, 2002. Under the Act, withdrawal liabilities would be based upon Hollinger International's proportional share of each plan's unfunded vested benefits. As of the date of the latest actuarial valuations, Hollinger International's share of the unfunded vested liabilities of each plan was zero.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

POST-RETIREMENT BENEFITS

     The Company's subsidiaries sponsor a post-retirement plan that provides post-retirement benefits to certain employees in Canada.

     The components of net period post-retirement cost (benefit) for the years ended December 31, 2000, 2001 and 2002 are as follows:

                                                            2000      2001      2002
                                                          --------   -------   ------
Service cost............................................  $  1,021   $   186   $  133
Interest cost...........................................     4,044     2,966    2,801
Amortization of gains...................................      (199)   (3,700)    (500)
Settlement/curtailment..................................   (18,250)   (2,671)      --
                                                          --------   -------   ------
Net period post-retirement cost (benefit)...............  $(13,384)  $(3,219)  $2,434
                                                          ========   =======   ======

     The table below sets forth the reconciliation of the accumulated post-retirement benefit obligation as of December 31, 2001 and 2002:

                                                               2001      2002
                                                              -------   -------
Accumulated post-retirement benefit obligation at the
  beginning of the year.....................................  $51,873   $54,087
Adjustment to opening balance...............................    9,580     4,461
Service cost................................................      186       133
Interest cost...............................................    2,966     2,801
Actuarial gains.............................................      628      (236)
Benefits paid...............................................   (2,860)   (3,103)
Divestitures................................................   (8,286)       --
                                                              -------   -------
Accumulated post-retirement benefit obligation at the end of
  the year..................................................  $54,087   $58,143
                                                              =======   =======

     The fair value of plan assets was $1,200,000 and $5,449,000 at December 31, 2001 and 2002, respectively.

     The table below sets forth the plan's funded status reconciled to the amounts recognized in the Company's financial statements:

                                                                2001       2002
                                                              --------   --------
Unfunded status.............................................  $(54,087)  $(53,894)
Unrecognized net loss.......................................     1,868      2,345
                                                              --------   --------
Accrued post-retirement liability (note 10).................  $(52,219)  $(51,549)
                                                              ========   ========

     The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 6.75%, 6.5% and 6.25% for 2000, 2001 and 2002, respectively. All benefits under the plans are paid for by contributions to the plans. For measuring the expected post-retirement benefit obligation of former Southam employees, an 8% annual rate of increase in the per capita claims was assumed for 2002, 9% for 2001, and 10% for 2000.

     Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. If the health care cost trend rate was increased 1%, the accumulated post-retirement benefit obligation as of December 31, 2001 and 2002 would have increased $3,390,000 and $2,846,000, respectively, and the effect of this change on the aggregate of service and interest cost for 2001 and 2002 would have been an increase of $220,000 and $260,000, respectively. If the health care cost trend rate was decreased 1%, the accumulated post-retirement benefit obligation as of December 31, 2001 and 2002 would have decreased by

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

$2,098,000 and $2,556,000, respectively, and the effect of this change on the aggregate of service and interest cost for 2001 and 2002 would have been a decrease of $160,000 and $233,000, respectively.

20.  RELATED PARTY TRANSACTIONS

                                                                2001       2002
                                                              --------   --------
Due from related parties:
  Hollinger Inc. (note 20k))................................  $ 96,634   $199,570
  Other.....................................................     5,643        284
                                                              --------   --------
                                                              $102,277   $199,854
                                                              ========   ========
Due to related parties:
  Ravelston and RMI (note 20d)).............................  $ 13,740   $ 27,489
  Other.....................................................     7,210     13,474
                                                              --------   --------
                                                              $ 20,950   $ 40,963
                                                              ========   ========

     The amounts due to and from related parties are non-interest bearing and due on demand. They are measured at the exchange amount of consideration established and agreed to by the related parties.

     a) Lord Black controls Ravelston and, through Ravelston and its subsidiaries, together with his associates, he exercises control or direction over 78.2% (2000 -- 68.6%; 2001 -- 77.8%) of the outstanding retractable common shares of the Hollinger Inc., which indirectly owns all of the common shares of the Company.

        Hollinger International and its subsidiaries have entered into a services agreement with Ravelston, whereby Ravelston acts as manager of Hollinger and carries out head office and executive responsibilities. The services agreement was assigned on July 5, 2002 to RMI, a wholly owned subsidiary of Ravelston. Ravelston and RMI billed to Hollinger International and its subsidiaries fees totalling $49,943,000, $44,853,000 and $37,272,000 for 2000, 2001 and 2002, respectively, pursuant to this agreement.

        Certain executives of Ravelston and Moffat Management and Black-Amiel Management, affiliates of Ravelston and RMI, have separate services agreements with certain subsidiaries of Hollinger International. Amounts paid directly by subsidiaries of Hollinger International pursuant to such agreements were $5,436,000, $2,629,000 and $2,976,000 for 2000,
        2001 and 2002, respectively. The fees under Ravelston's and RMI's services agreement and the fees paid directly to executives and affiliates of Ravelston, in aggregate, are negotiated with and approved by Hollinger International's independent committee.

        Similarly, Ravelston carried out head office and executive responsibilities for the Company. In 2000, 2001 and 2002, no amounts were charged by Ravelston for such services.

        In addition to all of the amounts referred to above, during 2000 and 2001, there was further remuneration paid directly by subsidiaries of Hollinger International to certain Ravelston executives of $6,293,000 and $2,592,000, respectively (2002 -- nil).

     b) On July 11, 2000, Hollinger International loaned US $36,817,000 to the Company in connection with the cash purchase by the Company of 4,146,007 HCPH Co. Special shares. The loan is payable on demand and to December 31, 2001 interest was payable at the rate of 13% per annum. Effective January 1, 2002, the interest rate was adjusted to LIBOR plus 3% per annum. This loan, together with accrued interest, totalled US $45,848,000 at December 31, 2002. On March 10, 2003,

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

          a portion of this loan has been settled and the terms of the loan have been amended as described in note 25c).

     c) On July 3, 2002, N.P. Holdings Company ("NP Holdings"), a subsidiary of Hollinger International, was sold for cash consideration of $5.75 million to RMI. The net assets of NP Holdings primarily included Canadian tax losses. The tax losses, only a portion of which was previously recognized for accounting purposes, were effectively sold at their carrying value. Due to the inability of NP Holdings to utilize its own tax losses prior to their expiry, as a result of its disposing of its interest in the National Post, it sold these losses to a company which would be able to utilize the losses. The only other potential purchaser for these losses, CanWest, declined the opportunity to acquire the losses. The terms of the sale of the tax losses to RMI were approved by the independent directors of Hollinger International.

     d) Hollinger International owes $11.6 million, $13.7 million and $5.0 million at December 31, 2000, 2001 and 2002, respectively, to Ravelston or RMI in connection with fees payable pursuant to the services agreement. As at December 31, 2002, HCPH Co. also owes RMI $22.5 million in connection with the assumption by RMI, as a result of its purchase of NP Holdings (note 20c)), of a liability of $22.5 million owing to CanWest. This amount is due on demand and is non-interest bearing. As described in note 25d), this debt was transferred to the Company on April 30, 2003.

     e) During 2000 and 2001, in connection with the sales of properties described in note 4c), 4g) and 4i), the Company, Ravelston, Hollinger International, Lord Black and three senior executives entered into non-competition agreements with the purchasers in return for cash consideration paid.

     f) As described in note 4c), 4f) and 4j), during 2001, the Company sold newspaper properties to certain related parties.

     g) As described in note 4e), during 2001, Hollinger International redeemed certain of its shares held by the Company and converted preference shares held by the Company into shares of Hollinger International Class A common stock. The shares of Class A common stock were subsequently purchased by Hollinger International from the Company for cancellation.

     h)   Included in Other Assets at December 31, 2002 is $6,525,000
          (US $4,130,000), owing to Hollinger International from Bradford Publishing Company ("Bradford"), a company in which certain of the Company's and Hollinger International's directors are significant shareholders. Such amount represents the present value of the remaining amounts owing under a non-interest bearing note receivable granted to Hollinger International in connection with a non-competition agreement entered into on the sale of certain operations to Bradford during 2000. The note receivable is unsecured, due over the period to 2010 and is subordinated to Bradford's lenders.

     i)    Included in Other Assets at December 31, 2002 is $7,677,000
           (US $4,859,000) owed by Horizon Publications Inc. ("Horizon"), a company controlled by certain members of the Board of Directors of Hollinger International and the Company. Such amount represents unpaid purchase price payable to Hollinger International in connection with the sale of certain operations to Horizon during 1999. The loan receivable is unsecured, bears interest at the lower of LIBOR plus 2% and 8% per annum and is due in 2007.

     j) During 2002, the Company paid to Horizon a management fee in the amount of $256,000 in connection with certain administrative services provided by Horizon. Such fee was approved by Hollinger International's independent directors.

     k) The amount due from Hollinger results from advances made from the proceeds from sales of shares of Hollinger International Class A common stock and from dividends received by the Company on

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

          its shares of Hollinger International common stock. The Company will declare a dividend to settle the amount receivable and declare regular dividends in the future to settle future funds advanced to Hollinger.

     l) As described in note 11a), during 2000 the Company transferred 4,146,007 HCPH special shares valued at $54,433,257 to its parent, Sugra, as a return of capital distribution and repayment of non-interest bearing promissory note.

     m) Additional related party transactions occurring subsequent to year end are described in note 25.

21.  FINANCIAL INSTRUMENTS

     a)  Risk management activities

        i)   Credit risk

           The Company does not have a significant exposure to any individual customer or counterparty. The Company is exposed to credit risk in the event of non-performance by counterparties in connection with its foreign currency contracts and interest rate swap agreements. The Company does not obtain collateral or other security to support financial instruments subject to credit risk but mitigates this risk by dealing only with financially sound counterparties and, accordingly, does not anticipate loss due to non-performance.

        ii)  Interest rate and currency risk

           The Company and its subsidiaries have entered into interest rate swaps, forward foreign exchange contracts and cross-currency rate swaps, as described in detail in notes 21c) and 21d) below.

     b)  Forward share purchase contracts

        At December 31, 2000, Hollinger International had arrangements with four banks pursuant to which the banks had purchased 14,109,905 shares of Hollinger International's Class A common stock at an average price of US $14.17. Hollinger International had the option, quarterly, up to and including September 30, 2000, to buy the shares from the banks at the same cost or to have the banks resell those shares in the open market. These arrangements were extended from time to time for periods ultimately ending between February 28, 2003 and June 30, 2003. In the event the banks resold the shares, any gain or loss realized by the banks would be for Hollinger International's account. Under the arrangements, until Hollinger International purchased the shares or the banks resold the shares, dividends paid on shares belonged to Hollinger International and Hollinger International paid interest to the banks, based on their purchase price at the rate of LIBOR plus a spread.

        In August 2001, Hollinger International purchased for cancellation from one of the banks 3,602,305 shares of Class A common stock for US $50,000,000 or US $13.88 per share. The market value of these shares on the date of purchase was US $47,000,000 or US $13.05 per share.

        In November 2001, one of the banks sold in the open market 3,556,513 shares of Hollinger International Class A common stock for US $34,200,000 or an average price of US $9.62 per share. This resulted in a loss to the bank of US $15,800,000, which, in accordance with the arrangement, was paid in cash by Hollinger International.

        At December 31, 2001, Hollinger International had two forward equity swap arrangements remaining with banks for a total of US $100,000,000. Of that total, US $10,000,000 was prepaid during the course of 2002 from available cash on hand. In October 2002, a further US $50,000,000

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        was prepaid using the proceeds from borrowings in that month referred to in note 9d). In December 2002, the forward equity swap arrangements were terminated when Hollinger International purchased for cancellation from the banks approximately 7.0 million shares of Class A common stock of Hollinger International for a total cost of US $100,000,000 (including the US $60,000,000 prepaid during 2002). The additional US $40,000,000 payment was paid from a portion of the proceeds received in December 2002 from Publishing's Senior Credit Facility and 9% Senior Notes (note
        9). This resulted in a realized loss of $43,313,000, on the 2002 termination of the contracts, which has been included in unusual items (note 15). During 2001, a realized loss of $29,646,000 on contracts terminated in 2001 was included in unusual items (note 15).

        The Total Return Equity Swaps were originally entered into as a structure for the repurchase of Hollinger International's shares over an extended time frame based on a price fixed at the outset of the arrangement. Hollinger International does not presently intend to enter into further similar arrangements.

     c)  Fair values of financial instruments

        The Company has entered into various types of financial instruments in the normal course of business. Fair value estimates are made at a specific point in time, based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting the country of origin and varying degrees of perceived risk. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, may not accurately represent future realizable values.

        The carrying value and estimated fair value of the Company's financial instruments at December 31, 2001 and 2002 are as follows:

                                                           2001                      2002
                                                  -----------------------   -----------------------
                                                   CARRYING       FAIR       CARRYING       FAIR
                                                    VALUE        VALUE        VALUE        VALUE
                                                  ----------   ----------   ----------   ----------
        Marketable securities (note 5)..........  $   78,939   $   65,871   $   91,476   $   90,032
        Long-term debt (note 9).................   1,340,361    1,276,934    1,787,320    1,649,149
        Liability for interest rate swaps.......       1,567        1,567           --           --
        Foreign currency obligation (note 10)...      25,442       25,442       21,444       21,444
        Forward foreign exchange contract --
          asset (note 10).......................      24,751       24,751           --           --
        Forward share purchase contracts --
          liability (note 21b)).................          --       29,735           --           --
        Cross-currency swap -- liability (note
          10)...................................          --           --       14,475       14,475

        The carrying values of cash and cash equivalents, escrow deposits, accounts receivable, accounts payable and accrued expenses and amounts due to related parties approximate their fair values, due to the relatively short periods to maturity of the instruments.

        The fair value of marketable securities is based on the closing market value of such securities at the year end.

        Fair values for long-term debt have been determined based on the future contractual cash payments at the respective operation's current borrowing rate. The fair value of the long-term debt related to the Senior Subordinated Notes at December 31, 2002 is the value at which they were retired in January 2003.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        The fair value of the cross-currency swaps, interest rate swaps, forward share purchase contracts, and forward foreign exchange contracts is the estimated amount that the Company would pay or receive to terminate the agreements. Interest rate swaps were considered a hedge until the hedged debt was repaid in 2000. Subsequent to the debt repayment, the estimated cost to terminate the swap has been included in income. Such swaps were terminated in 2002. The foreign currency obligation and forward foreign exchange contract are in connection with the sale of participations in the CanWest debentures, which is described in note 5. The cross-currency swap is in connection with the Senior Credit Facility, as described in note 9b). The carrying values of all other financial instruments at December 31, 2002 and 2001 approximate their estimated fair values.

     d)  Derivative instruments

        The Company may enter into various swaps, options and forward contracts from time to time when management believes conditions warrant. Such contracts are limited to those that relate to the Company's actual exposure to commodity prices, interest rates and foreign currency risks. If, in management's view, the conditions that made such arrangements worthwhile no longer exist, the contracts may be closed. At the end of 2001, there were no material contracts or arrangements of these types, other than the forward exchange contract related to the Participation Trust as described in note 5. The contract was terminated as at September 30, 2002. The contract was marked to market and the related gains and losses included in foreign exchange losses during the year. The cumulative loss on the Company's obligation under the Participation Trust as at December 31, 2002 is $21,444,000 (2001 -- $691,000) and is
        included in the consolidated balance sheet in other liabilities and deferred credits (note 10).

        As described in note 9b), the Company entered into two cross-currency rate swaps to offset principal and interest payments on U.S. dollar borrowings by a U.K. subsidiary under Publishing's December 2002 Senior Credit Facility. The fair value of the contracts as of December 31, 2002 of $14,475,000 is included in the consolidated balance sheet in other liabilities and deferred credits (note 10).

22.  RECENT ACCOUNTING PRONOUNCEMENTS

     a)  Foreign currency and hedging

        In November 2001, the CICA issued Accounting Guideline 13, "Hedging Relationships" ("AcG 13"). AcG 13 establishes new criteria for hedge accounting and will apply to all hedging relationships in effect on or after July 1, 2003. On January 1, 2004, the Company will reassess all hedging relationships to determine whether the criteria are met or not and will apply the new guidance on a prospective basis. To qualify for hedge accounting, the hedging relationship must be appropriately documented at the inception of the hedge and there must be reasonable assurance, both at the inception and throughout the term of the hedge, that the hedging relationship will be effective. The Company is in the process of formally documenting all hedging relationships and has not yet determined whether any of their current hedging relationships will not meet the new hedging criteria.

     b)  Impairment of long-lived assets

        In December 2002, the CICA issued Handbook Section 3063, "Impairment of Long-Lived Assets" and revised Section 3475, "Disposal of Long-Lived Assets and Discontinued Operations". These sections supersede the write-down and disposal provision of Section 3061, "Property, Plant and Equipment", and Section 3475, "Discontinued Operations". The new standards are consistent with U.S. GAAP. Section 3063 establishes standards for recognizing, measuring and disclosing impairment of long-lived assets held for use. An impairment is recognized when the carrying amount

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        of an asset to be held and used exceeds the projected future net cash flows expected from its use and disposal and is measured as the amount by which the carrying amount of the asset exceeds its fair value.
        Section 3475 provides specific criteria for and requires separate classification for assets held for sale and for these assets to be measured at the lower of their carrying amounts and fair value, less costs to sell. Section 3475 also broadens the definition of discontinued operations to include all distinguishable components of an entity that will be eliminated from operations. Section 3063 is effective for the Company's 2004 fiscal year; however, early application is permitted. Revised Section 3475 is applicable to disposal activities committed to by the Company after May 1, 2003; however, early application is permitted. The Company expects that the adoption of these standards will have no material impact on its financial position, results of operations or cash flow at this time.

     c)  Disclosure of guarantees

        In February 2003, the CICA issued Accounting Guideline 14, "Disclosure of Guarantees" ("AcG 14"). AcG 14 requires certain disclosures to be made by a guarantor in its interim and annual financial statements for periods beginning after January 1, 2003. AcG 14 is generally consistent with the disclosure requirements for guarantees in the U.S. (Financial Accounting Standards Board ("FASB") Interpretation No. 45) but, unlike the FASB's guidance, does not encompass recognition and measurement requirements. The Company has evaluated the impact of adoption of AcG 14 and the disclosures are included in note 24h).

23. SCHEDULE OF RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP")

     The following represents additional information to the consolidated financial statements of the Company that were prepared in accordance with Canadian GAAP. Set out below are the material adjustments (net of deferred income taxes, minority interest and foreign exchange rate adjustments where applicable) to net earnings (loss) for the years ended December 31, 2000, 2001 and 2002 and to shareholders' deficiency at December 31, 2001 and 2002 in order to conform to accounting principles generally accepted in the United States ("U.S. GAAP").

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2000       2001        2002
                                                              --------   ---------   --------
NET EARNINGS (LOSS)
Net earnings (loss) for the year based on Canadian GAAP.....  $ 63,830   $ (98,439)  $(45,244)
Capitalization of betterments, net of related
  amortization(a)...........................................    (2,487)      3,209         --
Gain on sale of shares, gain on subsidiary's issue of shares
  or sale of assets(c)......................................     3,025       7,230      3,688
Foreign exchange(d).........................................     1,534      (1,180)    (6,447)
Compensation to employees(e)................................      (617)        564         --
Net earnings (loss) in equity accounted companies(f)........    (4,313)      4,313         --
Adjustment to tax provision(g)..............................   (82,798)     (8,738)        --
Financial instruments(h)....................................    (2,059)         --         --
Total return equity swap(i).................................    (4,987)     (9,397)    10,752
Valuation allowance against prepaid pension asset(j)........    14,889      (9,555)    (4,077)
                                                              --------   ---------   --------
  Net loss for the year based on U.S. GAAP, before
     accounting change......................................   (13,983)   (111,993)   (41,328)
  Cumulative effect of accounting change for goodwill(n)....        --          --     (7,575)
                                                              --------   ---------   --------
  Net loss for the year based on U.S. GAAP..................  $(13,983)  $(111,993)  $(48,903)
                                                              ========   =========   ========

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2002
                                                              ---------   ---------
SHAREHOLDERS' EQUITY
Shareholders' equity based on Canadian GAAP.................  $  64,606   $  38,929
Capitalization of betterments, net of related
  amortization(a)...........................................   (111,940)   (123,302)
Amortization of intangible assets(b)........................    (24,175)    (24,175)
Gain on sale of shares, gain on subsidiary's issue of shares
  or sale of assets(c)......................................     15,161      18,849
Compensation to employees(e)................................     (1,267)     (1,267)
Income taxes(g).............................................     31,464      31,464
Total return equity swap(i).................................    (10,752)         --
Valuation allowance against prepaid pension asset(j)........      5,334       1,257
Investments(k)..............................................     (2,728)       (835)
Minimum pension liability adjustment(l).....................     (7,185)    (16,316)
                                                              ---------   ---------
Shareholders' deficiency based on U.S. GAAP.................  $ (41,482)  $ (75,396)
                                                              =========   =========

BALANCE SHEET DIFFERENCES:

     The following material balance sheet differences exist between Canadian and U.S. GAAP.

     1)  Other intangible assets:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                 2001        2002
                                                              ----------   --------
Canadian GAAP...............................................  $1,200,634   $185,143
Adjustment for capitalization of betterments, net of related
  amortization(a)...........................................    (394,246)        --
Adjustment for amortization(b)..............................     (24,175)        --
                                                              ----------   --------
U.S. GAAP...................................................  $  782,213   $185,143
                                                              ==========   ========

     2)  Goodwill:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2001       2002
                                                              --------   ---------
Canadian GAAP...............................................  $170,189   $ 924,915
Adjustment for capitalization of betterments, net of related
  amortization(a)...........................................        --    (424,589)
Adjustment for amortization(b)..............................        --     (24,175)
Adjustment for income taxes(g)..............................    31,464      31,464
                                                              --------   ---------
U.S. GAAP...................................................  $201,653   $ 507,615
                                                              ========   =========

     3)  Minority interest:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2002
                                                              ---------   ---------
Canadian GAAP...............................................  $ 797,339   $ 532,642
Adjustment for minority interest............................   (175,836)   (186,786)
                                                              ---------   ---------
U.S. GAAP...................................................  $ 621,503   $ 345,856
                                                              =========   =========

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     4)  Future income tax liabilities:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2002
                                                              ---------   ---------
Canadian GAAP...............................................  $ 498,352   $ 381,258
Adjustment for income taxes.................................   (128,010)   (122,740)
                                                              ---------   ---------
U.S. GAAP...................................................  $ 370,342   $ 258,518
                                                              =========   =========

     5)  Deferred pension asset:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2002
                                                              --------   --------
Canadian GAAP...............................................  $ 83,459   $123,230
Adjustment for change in valuation allowance against prepaid
  asset(j)..................................................    38,487      3,758
                                                              --------   --------
U.S. GAAP...................................................  $121,946   $126,988
                                                              ========   ========

     6)  Total return equity swap liability:

                                                               DECEMBER 31,
                                                              --------------
                                                               2001     2002
                                                              -------   ----
Canadian GAAP...............................................  $    --   $--
Adjustment for unrealized losses(k).........................   55,912    --
                                                              -------   ---
U.S. GAAP...................................................  $55,912   $--
                                                              =======   ===

SUMMARY OF ACCOUNTING POLICY DIFFERENCES:

     The areas of material difference between Canadian and U.S. GAAP and their impact on the consolidated financial statements of the Company are set out below:

     a)  Capitalization of betterments

        Effective January 1, 1990, the Company capitalized as circulation the costs incurred to increase the long-term readership of its publications ("betterments"). U.S. GAAP does not permit capitalization of these costs. As a result of new Canadian accounting standards, effective January 1, 2002, the Company no longer capitalizes these costs under Canadian GAAP.

     b)  Amortization of intangible assets

        Prior to the adoption on January 1, 2002 of new U.S. and Canadian accounting standards for goodwill described below, U.S. GAAP required the amortization of all intangible assets acquired on a straight-line basis over a period not exceeding 40 years. Under Canadian GAAP, prior to December 31, 1990, there was no requirement to amortize intangible assets, such as circulation, that were considered to have an indefinite life. Effective January 1, 1991, Canadian GAAP required that all intangible assets be amortized. As a result, commencing January 1, 1990 under Canadian GAAP, the Company amortized the cost of circulation on a straight-line basis over periods ranging from 10 to 40 years.

        Effective January 1, 2002, the Company adopted new Canadian accounting standards for Goodwill and Other Intangible Assets and certain transitional provisions for Business Combinations. These new Canadian standards are substantially consistent with the new U.S. accounting standards

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        SFAS 141 and SFAS 142, except that under U.S. GAAP, any transitional impairment charge is recognized in earnings as a cumulative effect of a change in accounting principle. The new standards require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. The standards also specify criteria that intangible assets must meet to be recognized and reported apart from goodwill. In addition, the standard required that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and that such assets are reviewed for impairment by assessing the recoverability of the carrying value.

        Effective January 1, 2002, the Company has discontinued amortization of all existing goodwill, evaluated existing intangible assets and has made the necessary reclassifications in order to conform with the new criteria for recognition of intangible assets apart from goodwill. Amounts previously ascribed to circulation, including costs capitalized to increase long-term readership and certain other intangible assets have now been reclassified to goodwill, net of the related deferred income taxes, effective January 1, 2002.

     c) Gain on sale of shares, gain on subsidiary's issue of shares or sale of assets

        As a result of the adjustments in a) and b) above, the carrying value of the investments in Hollinger L.P., Southam and Hollinger International are lower under U.S. GAAP resulting in the gain on sale of properties by Hollinger International, Southam and Hollinger L.P., gains on the sale by the Company of shares of Hollinger International, and gains on dilution of investments in Hollinger International and Hollinger L.P., being higher under U.S. GAAP.

     d)  Foreign exchange

        Under Canadian GAAP, a portion of the equity adjustment from foreign currency translation, included in shareholders' deficiency, is required to be transferred to income whenever there is a reduction in the net investment in a foreign entity or repayment of foreign currency denominated long-term intercompany loans. U.S. GAAP requires the transfer of a portion of this account to income only when the reduction in net investment is due to a sale or complete or substantially complete liquidation. While there may be differences in the timing of the recognition of such foreign exchange gains and losses under Canadian and U.S. GAAP, this difference in accounting has no effect on total shareholders' deficiency.

     e)  Compensation to employees

        Hollinger International has various stock option for executives. Under Canadian GAAP, compensation is not recognized on the grant or modification of any employee option. In accordance with U.S. GAAP, options granted to employees of the parent company are measured using the fair value based method and treated as a dividend in kind with no resulting impact on either net earnings (loss) or shareholders' deficiency. For all other employee options, the compensation element is measured under U.S. GAAP using the intrinsic value based method of accounting and is apportioned over the period of service to which the compensation was related. As a result of a previous reduction in the exercise price of Hollinger International's options, compensation expense was recorded under U.S. GAAP in 2000 and a reversal of compensation was recorded under U.S. GAAP in 2001.

     f)  Equity accounted companies

        Under U.S. GAAP the compensation element of executive stock options related to equity accounted companies is measured and apportioned over the period of service to which the compensation is related. Under Canadian GAAP, compensation is not recognized for stock options. In addition,

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        betterments, net of related amortization, related to equity accounted companies were capitalized under Canadian GAAP until January 1, 2002. This is not permitted under U.S. GAAP.

        As a result of the above adjustments, the carrying value of equity accounted investments is lower under U.S. GAAP, resulting in the gain on the disposition of these investments in 2001 being higher under U.S. GAAP. The adjustments for 2000 and 2001 are in respect of the Company's investment in Interactive Investor International.

     g)  Income taxes

        Effective January 1, 2000, the Company adopted, on a retroactive basis, new Canadian accounting standards for income taxes, which now require income taxes to be accounted for using the asset and liability method, consistent with U.S. GAAP. Previously, under Canadian GAAP, the deferral method of providing for income taxes was used.

        Under Canadian accounting standards for income taxes, the Company is not required to restate its comparative figures for prior years and the cumulative effect of this change in accounting policy of $138,500,000 (net of related minority interest) has been charged directly to retained earnings as at January 1, 2000. Of this adjustment, $123,000,000 was attributable to future income tax liabilities established in respect of amounts ascribed to circulation on business acquisitions which are largely not deductible for income tax purposes. Under U.S. GAAP, the establishment of such future tax liabilities on business acquisitions would have resulted in additional goodwill being recorded for an equivalent amount. Under U.S. GAAP, the deferred tax recovery recorded in respect of circulation amortization is fully offset by the related goodwill amortization, with no net impact on U.S. GAAP net earnings. Effective January 1, 2002, on the adoption of the new Canadian and U.S. accounting standards for Goodwill and Business combinations (note 23b)), amounts ascribed to circulation have been reclassified to goodwill, which is no longer being amortized.

        The new Canadian accounting standard for income taxes adopted January 1, 2000 does not require the restatement of prior years' business acquisitions and permits the adjustment, otherwise made to goodwill under U.S. GAAP, to be made directly to retained earnings (net of related minority interest). As a result of not restating comparative figures, the $123,000,000 net deferred tax impact of circulation recorded on January 1, 2000 as a charge against retained earnings under Canadian GAAP would have been recorded as goodwill under U.S. GAAP. This difference, in turn, resulted in higher goodwill amortization or write-off charges under U.S. GAAP in the amount of $82,798,000 and $8,738,000 for the years ended December 31, 2000 and 2001, respectively.

        Accordingly, while there may not be any new material differences between Canadian and U.S. GAAP with respect to income taxes for periods subsequent to January 1, 2000, there will continue to be a difference between Canadian and U.S. GAAP in respect of the remaining $31,464,000 of deferred taxes which will eliminate subsequent to January 1, 2002 only when the underlying operation is sold or the Company's interest in the underlying operations is diluted.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        U.S. GAAP income tax expense would have differed from the amounts computed by applying the basic federal and provincial income tax rates to U.S. GAAP earnings (loss) before income taxes, minority interest and cumulative effect of change in accounting principle as shown in the following table:

                                                     2000        2001         2002
                                                   --------    ---------    ---------
Earnings (loss) before income taxes, minority
  interest and cumulative effect of change in
  accounting principle...........................  $857,918    $(525,297)   $(131,421)
                                                   ========    =========    =========
Basic income tax rate............................     43.95%       41.75%       41.00%
                                                   ========    =========    =========
Computed income tax expense (recovery)...........  $377,055    $(219,311)   $ (53,883)
Change in income tax expense (recovery) resulting
  from:
  Different tax rate on earnings of
     subsidiaries................................   (69,806)      13,739       15,020
  Tax gain in excess of book gain................  (208,453)      32,002          949
  Potential tax benefit of current year's losses
     not recorded................................    27,057           --           --
  Large Corporations Tax.........................    15,531          940        1,079
  Loss on total return equity swap...............     8,013       27,134       (4,844)
  Change in valuation allowance..................        --       28,539       61,300
  Minority interest earnings in Hollinger L.P....   (26,669)      (2,001)      (1,214)
  Permanent differences..........................   250,974       31,525       65,912
                                                   --------    ---------    ---------
Income tax expense (recovery)....................  $373,702    $ (87,433)   $  84,319
                                                   ========    =========    =========
Effective tax rate...............................     43.56%       16.64%       64.16%
                                                   ========    =========    =========

        Canadian and foreign components of earnings (loss) before income taxes, minority interest and cumulative effect of change in accounting principle are presented below:

                                                       2000       2001        2002
                                                     --------   ---------   ---------
Canadian...........................................  $843,656   $(359,397)  $  19,528
Foreign............................................    14,262    (165,900)   (150,949)
                                                     --------   ---------   ---------
                                                     $857,918   $(525,297)  $(131,421)
                                                     ========   =========   =========

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     Income tax expense (recovery) for the periods shown below consists of:

                                                     CURRENT    DEFERRED      TOTAL
                                                     --------   ---------   ---------
Year ended December 31, 2000:
  Canadian.........................................  $527,372   $(248,888)  $ 278,484
  Foreign..........................................    88,198       7,020      95,218
                                                     --------   ---------   ---------
                                                     $615,570   $(241,868)  $ 373,702
                                                     ========   =========   =========
Year ended December 31, 2001:
  Canadian.........................................  $  6,774   $(165,269)  $(158,495)
  Foreign..........................................    49,151      21,911      71,062
                                                     --------   ---------   ---------
                                                     $ 55,925   $(143,358)  $ (87,433)
                                                     ========   =========   =========
Year ended December 31, 2002:
  Canadian.........................................  $  3,785   $  82,755   $  86,540
  Foreign..........................................     2,888      (5,109)     (2,221)
                                                     --------   ---------   ---------
                                                     $  6,673   $  77,646   $  84,319
                                                     ========   =========   =========

     h)   Financial instruments

        Canadian GAAP requires the value ascribed to certain subsidiary Special shares outstanding during 2000 to be increased over the life of the shares to the Company's optional cash settlement amount through a periodic charge to earnings. Under U.S. GAAP, the shares are recorded at their fair value on the date of issue and such a charge to increase their carrying amount is not required, until the shares were settled in 2000.

     i)    Total return equity swap

        During 2000, U.S. GAAP clarified the accounting for certain derivative financial instruments indexed to, and potentially settled, in a company's own stock, that require a cash payment by the issuer upon the occurrence of future events outside the control of the issuer. This new U.S. GAAP guidance applies to new contracts entered into after September 30, 2000. Consequently, the extension of Hollinger International's forward share purchase contracts on October 1, 2000 resulted in such contracts being accounted for using the asset and liability method after that date. Under this method, the derivative forward contract was marked to market subsequent to October 1, 2000. The unrealized loss during the period, October 1 to December 31, 2000, net of minority interest, totalled $4,987,000 and was charged to earnings for U.S. purposes.

        During 2001, the mark to market losses for the contracts totalled $95,267,000 of which $59,920,000 of losses were realized when certain forward share purchase contracts were settled, resulting in a U.S. GAAP difference, net of related minority interest, of $9,397,000.

        In December 2002, the total return equity swaps were settled and the losses realized.

        For Canadian GAAP, no adjustment was required to reflect the mark to market adjustment for such forward purchase contracts, and gains and losses were recognized only when realized upon the settlement of the contract.

     j)    Valuation allowance against prepaid pension asset

        Canadian GAAP requires recognition of a pension valuation allowance for any excess of the prepaid benefit expense over the expected future benefit. Changes in the pension valuation allowance are

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        recognized in earnings under Canadian GAAP immediately. U.S. GAAP does not permit the recognition of pension valuation allowances.

     k)   Unrealized holding gains (losses) on investments available for sale

        Under Canadian GAAP, the Company accounts for all of its investments, which consist of corporate debt and equity securities, at historical cost. U.S. GAAP requires those investments in marketable securities which are available for sale, other than those investments accounted for on an equity basis, to be recorded at fair value. Unrealized holding gains and losses, net of the related tax and minority interest effect, on available for sale securities are excluded from earnings and are reported as a separate component of other comprehensive income and shareholders' equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

     l)    Minimum pension liability adjustment

        Under U.S. GAAP, the Company is required to record an additional minimum pension liability for certain of its defined benefit pension plans to reflect the excess of the accumulated benefit obligations over the fair value of the plan assets with a corresponding charge against other comprehensive income included in shareholders' deficiency (note 23q)). No such adjustment is required under Canadian GAAP.

     m)  Interest in joint ventures

        Canadian GAAP requires the proportionate consolidation of interests in joint ventures. Proportionate consolidation is not permitted under U.S. GAAP and interests in joint ventures are accounted for on the equity basis.

        Although the adoption of proportionate consolidation has no impact on net earnings (loss) or shareholders' deficiency, it does increase assets, liabilities, revenues, expenses and cash flows from operations from those amounts otherwise reported under U.S. GAAP.

     n)   Change in accounting principle

        Under U.S. GAAP, the transitional provisions of SFAS 142 require the write-down resulting from the impairment test upon adoption on January 1, 2002 to be reflected in the consolidated statement of earnings as a cumulative effect of a change in accounting principle. However, Canadian GAAP requires the same loss to be recorded as a charge to the opening deficit as at January 1, 2002. As described in note 1, goodwill attributable to Jerusalem Post was written down in its entirety upon adoption of SFAS 142.

     o)   Unusual items

        Included in Unusual items on the consolidated statements of earnings under Canadian GAAP are certain items which under U.S. GAAP must be classified as either operating costs, non-operating income or non-operating expenses. In particular, the unusual items (note 15) would have been classified as follows: net gain on dilution of investments as non-operating expenses, gains and losses on sale of investments and publishing interest as non-operating income or expenses, net, gain on effective sale of interest in Hollinger International as non-operating income and partially non-operating expense, loss on retirement of Senior Notes as non-operating expenses, new Chicago plant pre-operating costs as operating costs, write-off of financing fees as non-operating expenses, write-off of investments as non-operating expenses, realized loss on total return equity swap as non-operating costs, pension and post-retirement plan liability adjustment as operating costs and redundancy, rationalization and other costs as operating costs.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     p)   Statement of cash flows

        Canadian GAAP permits the disclosure of the amount of funds provided by operations before changes in non-cash operating working capital and certain other items to be included in the consolidated statements of cash flows as a subtotal. U.S. GAAP does not permit disclosure of this item.

        Canadian GAAP requires proportionate consolidation of interests in joint ventures, which is not permitted under U.S. GAAP. As a result, under U.S. GAAP, the total funds provided by operations (including the changes in non-cash working capital and other items) for the years ended December 31, 2000, 2001 and 2002 would have decreased by $25,280,000, $25,102,000 and $6,282,000, respectively.

     q)   Comprehensive income (loss)

        Total comprehensive income (loss) in accordance with U.S. GAAP is as follows:

                                                         YEARS ENDED DECEMBER 31
                                                     --------------------------------
                                                       2000        2001        2002
                                                     ---------   ---------   --------
Net loss based on U.S. GAAP........................  $ (13,983)  $(111,993)  $(48,903)
Other comprehensive income (loss):
  Unrealized gain (loss) on investments held for
     sale, net of related tax recovery of $20,390,
     $29,002 and $2,372 and minority interest of
     $54,949, $98,443 and $6,491 in 2000, 2001 and
     2002, respectively............................    (19,286)    (33,166)     1,465
  Reclassification adjustment for realized loss
     reclassified out of accumulated comprehensive
     income, net of related tax recovery of nil,
     $47,102 and $832 and minority interest of nil,
     $150,128 and $1,615 in 2000, 2001 and 2002,
     respectively..................................         --      50,919        428
                                                     ---------   ---------   --------
                                                       (19,286)     17,753      1,893
Change in the equity adjustment from foreign
  currency translation.............................    (82,161)        156     22,227
Minimum pension liability adjustment, net of a
  related tax recovery of nil, $11,726 and $24,897
  and minority interest of $2,280, $16,914, $34,433
  in 2000, 2001 and 2002, respectively.............       (860)     (6,123)    (9,131)
                                                     ---------   ---------   --------
Comprehensive loss based on U.S. GAAP..............  $(116,290)  $(100,207)  $(33,914)
                                                     =========   =========   ========

     r)    Recent pronouncements

        In June 2001, the FASB issued FAS 143, "Accounting for Asset Retirement Obligations" ("FAS 143"), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. FAS 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. If the obligation is settled to other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The Company is required and plans to adopt the provisions of FAS 143 for the quarter ending March 31, 2003. To accomplish this, the Company must identify all legal obligations for asset retirement obligations, if any, and determine the fair value of these obligations on the date of adoption. The determination of fair value is complex and will require the Company to gather market information and develop cash flow models. Additionally, the Company will be required to develop processes to track and monitor these obligations. The Company has determined that the adoption of FAS 143 does not have a material impact on its financial statements.

        In April 2002, the FASB issued FAS 145 which rescinded FAS 4, "Reporting Gains and Losses from Extinguishment of Debt" ("FAS 145"). FAS 145 addresses, among other things, the income statement treatment of gains and losses related to debt extinguishments, requiring that such expenses no longer be treated as extraordinary items, unless the items meet the definition of extraordinary per APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". Upon adoption, any gain or loss on extinguishment of debt that was classified as an extraordinary item, in prior periods presented, that does not meet the criteria in Opinion 30 for classification as an extraordinary item, is required to be reclassified to non-operating expense. The Company retroactively adopted the new presentation requirements of FAS 145 effective January 1, 2002. The adoption of such accounting standard did not impact the Company's U.S. GAAP net earnings as information regarding extraordinary losses on the debt extinguishment was recorded for disclosure purposes only.

        In July 2002, the FASB issued FAS 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("FAS 146"), which is effective for exit or disposal activities that are initiated after December 31, 2002. FAS 146 nullifies Emerging Issues Task Force Issue No. 94-3 ("EITF 94-3"), "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)". The principal difference between FAS 146 and EITF 94-3 related to the recognition of a liability for a cost associated with an exit or disposal activity. FAS 146 requires that a liability be recognized for exit or disposal costs only when the liability is incurred, whereas under EITF 94-3, the liability was recognized when a company commits to an exit plan, and that the liability be initially measured at fair value. The Company is currently assessing the impact of the new standards.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure", an amendment of FASB Statement No. 123. This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. The Company plans to continue to use the intrinsic value method for U.S. GAAP purposes. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in note 24e).

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("VIE'S") ("FIN 46"), which requires the companies that control another entity through interests other than voting interest should consolidate the controlled entity. In the absence of clear control through a voting equity interest, a company's exposure (variable interests) to the

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        economic risk and the potential rewards from a VIE's assets and activities are the best evidence of a controlling financial interest. VIE's created after January 31, 2003 must be consolidated immediately. VIE's existing prior to February 1, 2003 must be consolidated by the Company commencing with its third quarter 2003 financial statements. The Company has not yet determined whether it has any VIE's which will require consolidation.

24.  ADDITIONAL DISCLOSURES REQUIRED UNDER U.S. GAAP

     a)  Accounting policies

        Issuance of a Subsidiary's Stock

        The Company accounts for the issuance of a subsidiary's stock as a dilution gain or loss which is included in the statement of earnings.

     b)  Marketable equity and debt securities

        All marketable equity and debt securities are classified as available for sale, recorded at fair value and presented as non-current assets. Available for sale securities consist of the following:

                                                                       GROSS
                                                         AMORTIZED   UNREALIZED    FAIR
DECEMBER 31, 2001                                          COST         LOSS       VALUE
-----------------                                        ---------   ----------   -------
Internet-related securities............................   $ 6,680     $ (4,873)   $ 1,807
Can-West debentures....................................    72,259       (9,931)    62,328
                                                          -------     --------    -------
                                                          $78,939     $(14,804)   $64,135
                                                          =======     ========    =======

                                                                       GROSS
                                                        AMORTIZED   UNREALIZED     FAIR
DECEMBER 31, 2002                                         COST      GAIN (LOSS)    VALUE
-----------------                                       ---------   -----------   -------
Internet-related equity securities....................   $ 5,812      $   940     $ 6,752
Can-West debentures...................................    85,664       (2,384)     83,280
                                                         -------      -------     -------
                                                         $91,476      $(1,444)    $90,032
                                                         =======      =======     =======

        During 2001, the Company disposed of certain available-for-sale securities resulting in gross realized losses of $139,586,000. In computing the realized losses, cost was determined based on average cost.

     c)  Accounts receivable

        Accounts receivable consist of the following:

                                                                2001       2002
                                                              --------   --------
Customer trade receivables..................................  $251,822   $266,637
Other.......................................................   108,178    114,503
                                                              --------   --------
Gross accounts receivable...................................   360,000    381,140
Allowance for doubtful accounts.............................   (26,062)   (32,668)
                                                              --------   --------
Net accounts receivable.....................................  $333,938   $348,472
                                                              ========   ========

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     d)  Accounts payable and accrued expenses

        Accounts payable and accrued expenses consist of the following:

                                                                2001       2002
                                                              --------   --------
Trade payables..............................................  $169,342   $172,041
Accrued payroll and benefits................................    32,205     40,297
Accrued interest............................................    41,116     28,102
Other accrued expenses......................................   117,118    102,428
                                                              --------   --------
                                                              $359,781   $342,868
                                                              ========   ========

     e)  Stock based compensation

        Under U.S. GAAP, FIN 44, "Accounting for Certain Transactions involving Stock Compensation" was effective July 1, 2000 and required repriced options to be treated as variable stock option awards. As a result, the Company has recorded, net of minority interest, $615,000 of compensation expense for 2000 and a reversal of compensation expense of $506,000 for 2001, in respect of certain repriced options of Hollinger International. For all other stock options granted by the Company and its subsidiaries, no compensation cost has been recognized. Had the Company determined compensation costs based on the fair value at the grant date of its stock options under Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation", the Company's U.S. GAAP net earnings (loss) share would have been reduced to the pro forma amounts indicated in the following table:

                                                        2000       2001        2002
                                                      --------   ---------   --------
Net loss............................................  $(13,983)  $(111,993)  $(48,903)
Add: Compensation expense, as reported..............       615        (506)        --
Deduct: Pro forma compensation expense..............    (2,571)     (2,585)    (2,541)
                                                      --------   ---------   --------
Pro forma U.S. GAAP net earnings (loss).............  $(15,939)  $(115,084)  $(51,444)
                                                      ========   =========   ========

        The Company has not granted any options since 1998. The weighted average fair value of stock options granted during 2000, 2001 and 2002 by Hollinger International was estimated to be US $4.12, US $5.67 and
        US $5.65, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield 3.4%, 4.6% and 3.6%, expected volatility 43.3%, 55.2% and 68.3%, risk free interest rates of 5.1%, 5.0% and 4.5%, and expected lives of 10 years in each of those same years.

     f)  Rent expense

        Rent expense of $24,728,000, $18,692,000 and $24,776,000 for 2000, 2001
        and 2002, respectively.

     g)  Derivatives

        For U.S. GAAP reporting purposes, the Company adopted FAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138 ("SFAS No. 133") on January 1, 2001. There was no impact on results of operations or financial position upon adoption.

        The Company may enter into various swap, option and forward contracts from time to time when management believes conditions warrant, as described in note 21d). Such derivative contracts have not been designated as effective hedges and, therefore, the changes in their fair value are recorded in earnings under both Canadian and U.S. GAAP.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        On December 27, 2002, a United Kingdom subsidiary of the Company entered into two cross-currency rate swap transactions to hedge principal and interest payments on U.S. dollar borrowings under Publishing's December 2002 Senior Credit Facility. The contracts have a total foreign currency obligation notional value of U.S.$265 million, fixed at a rate of U.S. $1.5922 to L1, convert the interest rate on such borrowing from floating to fixed, and expire as to US $45 million on December 29, 2008 and as to US $220 million on December 29, 2009.

        On January 22, 2003 and February 6, 2003, Publishing entered into interest rate swaps to convert US $150 million and U.S.$100 million, respectively, of the Publishing Notes issued in December 2002 to floating rates for the period to December 15, 2010, subject to early termination notice.

        Changes in the value of derivatives comprising the forward exchange contract described in note 5a) and cross-currency swaps described above amounted to a gain of $24.3 million and a loss of $28.5 million in 2001 and 2002, respectively. The fair values of all derivative contracts are disclosed in note 21c).

     h)  Guarantees

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", which establishes and clarifies requirements for disclosure of most guarantees and the recognition of an initial liability for the fair value of obligations a guarantor assumes under guarantees. The initial liability recognition and measurement provisions are effective in respect of guarantees entered into or modified after December 31, 2002. FIN 45 provides guidance regarding the identification of guarantees and requires a guarantor to disclose the significant details of guarantees that have been given regardless of whether it will have to make payments under the guarantees.

        Senior Secured Notes

        In connection with the issuance in 2003 of 11 7/8% Senior Secured Notes due 2011, Hollinger has agreed to indemnify its lenders against any losses or damages resulting from inaccuracy of financial statements, environmental matters, taxes and compliance with Securities Act. Hollinger has also indemnified the Noteholders against any related tax liabilities arising from payments made with respect to the Notes, except taxes on Noteholder's income. These indemnifications generally extend for the term of the Senior Secured Notes and do not provide for any limit on the maximum potential liability.

        The Company and RMI, together with certain of the subsidiaries of Hollinger, have guaranteed Hollinger's Senior Secured Notes and Hollinger's performance under its indemnifications. Hollinger is unable to estimate the maximum potential liability for these types of indemnifications as the Notes indenture does not specify a maximum amount and the amounts are dependent upon future contingent events, the nature and likelihood of which cannot be determined at this time. No amount has been accrued in the consolidated financial statements with respect to these indemnifications.

        The Company has indemnified the lenders and their affiliates from and against all losses as a result of any obligations of any of the borrowers and guarantors under the Company's Senior Secured Notes.

        Joint Ventures

        The Telegraph Group Limited ("Telegraph") has guaranteed the printing joint venture partners' share of equipment leasing obligations to third parties, which amounted to approximately $948,000

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        (L372,000) at December 31, 2002. These obligations are guaranteed jointly and severally by each joint venture partner.

        Land leased by the Telegraph under a Head Lease under which the property is held until July 2183 has been sublet to West Ferry Printers, one of the Telegraph's printing joint ventures. The sublease is for a term of 34 years from 1987. Although the sublease has been consented to by the landlord, it has not released Telegraph from its obligation under the lease and, accordingly, Telegraph is contingently liable for performance by West Ferry Printers. Annual rents under the lease are based on a percentage of immoveable assets, currently L600,000 per year.

        Pursuant to a joint venture agreement in the United Kingdom, the Telegraph has agreed to guarantee up to L0.5 million, if required, in connection with borrowing by the joint venture. To date, the joint venture has made no request for the supporting guarantee.

        Pursuant to the West Ferry joint venture agreement, the Telegraph has a commitment to fund 50% of the obligation under West Ferry's defined benefit plan.

        Dispositions

        In connection with certain dispositions of assets and/or businesses, the Company has provided customary representations and warranties whose terms range in duration and may not be explicitly defined. The Company has also retained certain liabilities for events occurring prior to sale, relating to tax, environmental, litigation and other matters. Generally, the Company has indemnified the purchasers in the event that a third party asserts a claim against the purchaser that relates to a liability retained by the Company. These types of indemnification guarantees typically extend for a number of years.

        The Company is unable to estimate the maximum potential liability for these indemnifications as the underlying agreements do not always specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time.

        Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying interim consolidated financial statements with respect to these indemnification guarantees. The Company continues to monitor the conditions that are subject to guarantees and indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses under any guarantees or indemnifications when those losses are probable and estimable.

        Credit Facilities

        Under Hollinger International's Senior Credit Facility, Hollinger International has agreed to indemnify its lenders under that facility against certain costs or losses resulting from changes in laws and regulations which would increase the lenders' costs or reduce the rate of return otherwise available to them in respect of the loans to Hollinger International. Hollinger International has further agreed to indemnify certain lenders against existing loans to the extent that such loans impose an obligation for withholding tax or similar charge on interest, should such tax or charge not be recoverable by the lenders. These indemnifications generally extend for the term of the credit facilities and do not provide for any limit on the maximum potential liability.

        Hollinger International is unable to estimate the maximum potential liability for these types of indemnifications as the credit agreements do not specify a maximum amount and the amounts are

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

        dependent upon future contingent events, the nature and likelihood of which cannot be determined at this time.

        No amount has been accrued in the accompanying interim consolidated financial statements with respect to these indemnifications. International is unable to estimate amounts due for withholding taxes at this time. Any such amounts will increase the future effective cost of borrowing.

        Hollinger International has indemnified the lenders and their affiliates from and against all losses as a result of any obligations of any of the borrowers and guarantors under its Senior Credit Facility.

        Participation Trust

        In connection with the participation agreement, International has agreed to indemnify the Participation Trust and its trustee, in the event the participation agreement entitles the issuer to fail to make payments with respect to the debentures. Although the indemnity has not been capped, the Company estimates the liability is limited to the amount of participation interests sold, totalling US $490.5 million, plus accrued interest and any further debentures received as paid-in-kind interest.

        Other

        The Company licenses some of the content it publishes for use by third parties. In doing so, the Company warrants that it is entitled to license that content and indemnifies the licensee against claims against improper use. The number of quantum of such claims cannot be reasonably estimated. Historically, claims of this nature have not been significant.

        In special circumstances, the Company's newspaper operations may engage freelance reporters to cover stories in locales that carry a high risk of personal injury or death. Telegraph has engaged a number of journalists and photographers to report from the Middle East. As a term of engagement, Telegraph has agreed to provide a death benefit which, in the aggregate for all freelancers engaged, amounts to L2,600,000. This exposure is uninsured. Precautions have been taken to avoid a concentration of the freelancers in any one location.

25.  SUBSEQUENT EVENTS

     a) On March 10, 2003, Hollinger issued US $120,000,000 aggregate principal amount of 11 7/8% Senior Secured Notes due 2011. These notes are secured by 10,108,302 shares of Hollinger International Class A common stock and all 14,990,000 shares of Hollinger International Class B common stock of which 3,427,9053 shares of Hollinger International Class A stock and 12,990,000 shares of Hollinger International Class B stock are owned by the Company. The total net proceeds were used to repay Hollinger's bank indebtedness, to repay amounts due to Ravelston from Hollinger and make an advance to Ravelston. The Senior Secured Notes are fully and unconditionally guaranteed by RMI, a wholly owned subsidiary of Ravelston and the Company. Hollinger and RMI entered into a Support Agreement, under which RMI is required to make an annual support payment in cash to Hollinger on a periodic basis by way of contributions to the capital of Hollinger (without receiving any shares of Hollinger) or subordinated debt. The amount of the annual support payment will be equal to the greater of a) the non-consolidated negative net cash flow of Hollinger (which does not include outlays for retractions or redemptions) and b) US $14.0 million per year (less any future payments of services agreements fees directly to Hollinger or the Company and any excess in the net dividend amount received by Hollinger, the Company or any of Hollinger's wholly owned restricted subsidiaries, as they are defined in the indenture governing Hollinger's Senior Secured Notes due 2011, on the shares of Hollinger International that Hollinger and the Company own that is over

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

         US $4.65 million per year), in either case, reduced by any permanent repayment of debt owing by Ravelston to Hollinger. Initially, the support amount to be contributed by RMI is expected to be satisfied through the permanent repayment by Ravelston of its approximate $16.4 million of advances from Hollinger, which resulted from the use of proceeds of Hollinger's offering of its Senior Secured Notes. Thereafter, all support amount contributions by RMI will be made through contributions to the capital of Hollinger, without receiving any additional shares of Hollinger, except that, to the extent that the minimum payment exceeds the negative net cash flow of Hollinger, the amounts will be contributed through an interest-bearing, unsecured, subordinated loan to Hollinger. The Support Agreement terminates upon the repayment of the Senior Secured Notes, which mature in 2011.

        All aspects of this transaction have been reviewed and approved by a special committee of the Board of Directors of Hollinger, comprised entirely of independent directors.

     b) On March 10, 2003, prior to the closing of the above offering, the Company sold its shares of Class A common stock and Series E redeemable preferred stock of Hollinger International to RMI. Such shares were in turn sold back to the Company from RMI at the same price with a resulting increase in the tax basis of the shares of Hollinger International and a taxable gain to RMI. As the exchange of the Hollinger International shares with RMI represents a transfer between companies under common control, the Company will record in 2003, contributed surplus of approximately $1.4 million, being the tax benefit associated with the increase in the tax value of the shares of Hollinger International.

     c) On March 10, 2003, Hollinger International repurchased shares of its Class A common stock and redeemed shares of Series E preferred stock from the Company and has revised certain debt arrangements it had in place with the Company. These transactions were completed in conjunction with the Company closing a private placement of Senior Secured Notes (note 25a)).

        Contemporaneously with the closing of the issue by Hollinger of Senior Secured Notes, Hollinger International:

        i) repurchased for cancellation, from the Company, 2,000,000 shares of Class A common stock of Hollinger International at US $8.25 per share for total proceeds of $24.2 million (US $16.5 million); and

        ii) redeemed, from the Company, pursuant to a redemption request, all of the 93,206 outstanding shares of Series E redeemable convertible preferred stock of Hollinger International at the fixed redemption price of $146.63 per share being a total of $13.6 million (US $9.3 million).

        As a result, the Company's equity and voting interest in Hollinger International is 18.8% and 81.2%, respectively. The dilution gain arising on this effective sale will be recorded in 2003.

        Proceeds from the repurchase and redemption were offset against debt due to Hollinger International from the Company (note 20c)), resulting in net outstanding debt due to Hollinger International of approximately $29.9 million (US $20.4 million) as of March 10, 2003. The remaining debt bears interest at 14.25% or, if paid in additional notes, 16.5% and is subordinated to Hollinger's Senior Secured Notes (so long as the Senior Secured Notes are outstanding), guaranteed by Ravelston and secured by certain assets of Ravelston.

        Following a review by a special committee of the Board of Directors of Hollinger International, comprised entirely of independent directors, of all aspects of the transaction relating to the changes in the debt arrangements with the Company and the subordination of this remaining debt, the special committee approved the new debt arrangements, including the subordination.

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

     d) Effective April 30, 2003, US $15.7 million principal amount of subordinated debt owing to Hollinger International by the Company was transferred by Hollinger International to HCPH Co., a subsidiary of Hollinger International, and subsequently transferred to RMI by HCPH Co. in satisfaction of a non-interest bearing demand loan due from HCPH Co. to RMI. After the transfer, the Company's debt to Hollinger International is approximately US $4.7 million and the Company's debt to RMI is approximately US $15.7 million. The debts owing by the Company, to RMI and owing by the Company to Hollinger International each bears interest at the rate of 14.25% if interest is paid in cash and 16.50% if it is paid in kind, except that RMI has waived its right to receive interest until further notice. The debts are subordinated to the Senior Secured Notes for so long as the Senior Secured Notes are outstanding, and that portion of the debt due by the company to Hollinger International is guaranteed by RCL and Hollinger. Hollinger International entered into a subordination agreement with the Hollinger and the Company pursuant to which Hollinger International has subordinated all payments of principal, interest and fees on the debt owed to it by the Company to the payment in full of principal, interest and fees on the Senior Secured Notes, provided that payments with respect to principal and interest can be made to Hollinger International to the extent permitted in the indenture governing the Senior Secured Notes. RMI has agreed to be bound by these subordination arrangements with respect to the debt owed from the Company to RMI.

     e) On May 11, 2003, 3815668 Canada Inc., a subsidiary of CanWest (the Issuer of the 12 1/8% Subordinated Debentures due 2010 received by the Company in partial consideration on sale of the Company's Canadian newspaper operations to CanWest in November 2000) redeemed $265.0 million principal amount of the 12 1/8% debentures, exclusive of interest accrued to the redemption date of $8.8 million. Of the total amount received, US $159.8 million has been delivered to the Participation Trust and the balance of US $27.6 million has been received by Hollinger International and Hollinger LP., a portion of which must be retained until November 4, 2010.

     f)  On May 19, 2003, a shareholder of Hollinger International filed a
         Schedule 13D with the U.S. Securities and Exchange Commission (the "SEC") and amongst other things, served a demand letter on the Board of Directors of Hollinger International (the "Board") requesting that the Board investigate and, if determined to be advisable, take corrective action in respect of payments made to senior executives of Hollinger International in respect of non-competition agreements, that had been disclosed in the financial statements. On June 11, 2003, the same shareholder filed an Amendment to the Schedule 13D with the SEC reiterating the earlier demands as well as requesting that the Board investigate and, if determined to be advisable, take corrective action in respect of (i) an asset sale by Hollinger International to an entity affiliated with certain officers and directors of Hollinger International, and (ii) the payment of fees by Hollinger International pursuant to various affiliated management services agreements. On June 17, 2003, in response to these requests, the Board established a special committee to conduct an independent review and investigation of these allegations. The potential impact of the filing and the demand letter, on the financial statements of Hollinger International and the Company, is not known at the current time.

     g) On May 22, 2003, Hollinger International and Hollinger announced that they had reached an agreement in principle, regarding a proposed transaction with Southeastern Asset Management Inc. ("Southeastern"). Under the proposed transaction, Southeastern would purchase from Hollinger and the Company between five to ten million shares (as determined by Hollinger and the Company) of Hollinger International Class A common stock at a purchase price of US $11.60 per share. The terms of the shares of Class B common stock of Hollinger International, which currently have ten votes per share and together with Hollinger's holding represents approximately 67% of the voting

                                504468 N.B. INC.

   (TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE NOTED)

         power of Hollinger International, would be amended to allocate 35% of the voting power of Hollinger International to the shares of Class B common stock for a period of 3 1/2 years. The voting power of the shares of Class B common stock would then be reduced to two votes per share for 18 months thereafter, after which time, the shares of Class B common stock would be converted on a share-for-share basis into shares of Class A common stock. Going forward, Ravelston management would be employed and paid directly by Hollinger International. An aggregate annual compensation level of US $20 million has received the support of Southeastern which would have the right to nominate three directors to the Board of Hollinger International.

        Completion of the transaction is subject to various conditions, including approval of the Board of Directors of Hollinger International and Hollinger, approval by the shareholders of Hollinger International and the execution of definitive agreements. If the requisite approvals are obtained, it is contemplated that the transaction would close on or before September 30, 2003.

        Since the proposed transaction is in its preliminary stages and has not yet been finalized, the Company has not yet determined the potential impact on its financial statements.

     h) In 2003, Hollinger International made a venture capital investment of US $2.5 million in a corporation in which a director of Hollinger International has a minority interest.

     i) Commencing April 3, 2003, Hollinger International began purchasing its own shares through the public market and holding the shares acquired as treasury stock. During the period April 3, 2003 to May 5, 2003, Hollinger International acquired 1,000,000 shares of its Class A common stock at an average price of US $8.79 per share for total cash consideration of US $8.8 million.

                                AUDITORS' REPORT

To the Board of Directors of Ravelston Management Inc.

We have audited the balance sheets of Ravelston Management Inc. as at December 31, 2001 and 2002 and the statements of income and cash flows for each of the years in the three-year period ended December 31, 2002 and retained earnings for the period from date of incorporation on February 28, 2002 to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.

Toronto, Canada                                                     /s/ KPMG LLP
May 30, 2003                                               Chartered Accountants

                           RAVELSTON MANAGEMENT INC.

                                 BALANCE SHEETS

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2002
                                                              -------   -------
                                                              (IN THOUSANDS OF
                                                              CANADIAN DOLLARS)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    --   $ 3,271
  Management fees receivable from related parties (note
     3(a))..................................................   38,171     2,795
  Due from The Ravelston Corporation Limited (note 3(d))....       --    10,565
  Note receivable from Hollinger Canadian Publishing
     Holdings Co. (note 4)..................................       --    22,500
  Future income tax asset (note 8)..........................       --    12,817
                                                              -------   -------
                                                               38,171    51,948
Future income tax asset (note 8)............................       --     8,525
                                                              -------   -------
                                                              $38,171   $60,473
                                                              =======   =======
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accrued liabilities.......................................  $    11   $    37
  Income taxes payable......................................       --     1,112
  Due to related parties (note 3)...........................   23,579        --
  Due to CanWest Global Communications Corp. (note 5).......       --    22,500
                                                              -------   -------
                                                               23,590    23,649
Shareholder's equity:
  Shareholder's interest (note 6)...........................   14,581        --
  Capital stock (note 7)....................................       --     5,750
  Contributed surplus (notes 3(c) and 10(b))................       --    22,178
  Retained earnings.........................................       --     8,896
                                                              -------   -------
                                                               14,581    36,824
Subsequent events (notes 1 and 10)..........................
Commitments (notes 1, 10(a) and 10(c))......................
                                                              -------   -------
                                                              $38,171   $60,473
                                                              =======   =======

See accompanying notes to financial statements.

                           RAVELSTON MANAGEMENT INC.

                              STATEMENTS OF INCOME

                                                                    YEARS ENDED DECEMBER 31
                                                                 2000         2001         2002
                                                              ----------   ----------   ----------
                                                               (IN THOUSANDS OF CANADIAN DOLLARS)
Management services revenue (note 3(a)).....................   $49,367      $44,041      $37,272
Interest income.............................................        --           --            3
                                                               -------      -------      -------
                                                                49,367       44,041       37,275
Operating expenses:
  Salaries and benefits (note 3(b)).........................     1,812        1,944        2,405
  Allocated costs...........................................    26,068       19,109       11,696
  Other.....................................................        --           --           17
  Foreign exchange gain (loss)..............................        (4)          (6)         180
                                                               -------      -------      -------
                                                                27,876       21,047       14,298
                                                               -------      -------      -------
Income before income taxes..................................    21,491       22,994       22,977
Income taxes (note 8).......................................     9,444        9,685       10,162
                                                               -------      -------      -------
Net income..................................................   $12,047      $13,309      $12,815
                                                               =======      =======      =======

                         STATEMENT OF RETAINED EARNINGS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

Period from date of incorporation on February 28, 2002 to December
31, 2002
Retained earnings, beginning of period......................   $   --
Net income(1)...............................................    8,896
                                                               ------
Retained earnings, end of period............................   $8,896
                                                               ======

---------------

(1) The Company was incorporated on February 28, 2002 and commenced operations on July 5, 2002 (note 1). The Company's retained earnings represent the net income from operations for the period from July 5, 2002 to December 31, 2002.

See accompanying notes to financial statements.

                           RAVELSTON MANAGEMENT INC.

                            STATEMENTS OF CASH FLOWS

                                                                    YEARS ENDED DECEMBER 31
                                                                 2000         2001         2002
                                                              ----------   ----------   ----------
                                                               (IN THOUSANDS OF CANADIAN DOLLARS)
Cash provided by (used in):
Operations:
  Net income................................................   $ 12,047     $ 13,309     $ 12,815
  Future income taxes which does not involve cash...........         --           --        6,586
  Change in non-cash operating working capital:
     Unpaid management fees receivable from related
       parties..............................................      3,616      (35,694)      (9,320)
     Due from The Ravelston Corporation Limited.............         --           --      (10,565)
     Due to related parties.................................        664       22,915          393
     Accrued liabilities....................................         --           11           26
     Income taxes payable...................................         --           --        1,112
                                                               --------     --------     --------
                                                                 16,327          541        1,047
Financing:
  Issue of capital stock....................................         --           --        5,750
  Net transactions with shareholder.........................    (16,327)        (541)       2,224
                                                               --------     --------     --------
                                                                (16,327)        (541)       7,974
Investments:
  Acquisition of NP Holdings Company (note 3(c))............         --           --       (5,750)
                                                               --------     --------     --------
Increase in cash and equivalents, being cash and cash
  equivalents, end of year..................................   $     --     $     --     $  3,271
                                                               ========     ========     ========
Supplemental cash flow information:
  Income taxes paid.........................................   $     --     $     --     $     --
                                                               ========     ========     ========

See accompanying notes to financial statements.

                           RAVELSTON MANAGEMENT INC.

                         NOTES TO FINANCIAL STATEMENTS
               (TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)

1.  BASIS OF PRESENTATION:

     Ravelston Management Inc. (the "Company") was incorporated under the Ontario Business Corporations Act on February 28, 2002. The Company provides advisory, consultative, procurement and administrative services to Hollinger International Inc. ("International") and its subsidiaries and to Hollinger Canadian Publishing Holdings Co. ("HCPH Co.") under the terms of management services agreements (collectively, the "Management Services Agreements"). The fees earned under the Management Services Agreements are negotiated annually with and approved by the independent committee of International. The Management Services Agreements are renewed automatically on an annual basis and may be terminated by either party to the agreements by giving 180 days notice. The Company has pledged its Management Services Agreements in connection with its guarantee of Hollinger Inc.'s ("Hollinger") issuance of Senior Secured Notes (note 10(a)). The Company is economically dependent on the continued renewal of the Management Services Agreements as they currently are the Company's sole source of revenue and operating cash flow. The fees to be paid to the Company under the Management Services Agreements for the year ending December 31, 2003 amount to approximately U.S.$22.0 million to U.S.$24.0 million and were approved in February 2003. The fees in respect of periods after December 31, 2003 have not yet been negotiated or approved.

     On March 10, 2003, the Company entered into a Support Agreement with Hollinger, under which the Company has agreed to make annual support payments in cash to Hollinger on a periodic basis by way of contributions to the capital of Hollinger (without receiving any shares of Hollinger) or subordinated debt. The amount of the annual support payments will be equal to the greater of (a) the non-consolidated negative net cash flow of Hollinger (excluding any outlay by Hollinger for retractions and redemptions of Hollinger's shares) and (b) U.S.$14.0 million per year (less any future payments of Management Services Agreements fees directly to Hollinger or 504468 N.B. Inc. ("NB Inc.") and any excess in the net dividend amount received by Hollinger or any of Hollinger's wholly owned restricted subsidiaries, as they are defined in the indenture governing Hollinger's Senior Secured Notes, due 2011, on the shares of International that Hollinger and NB Inc. own that is over U.S.$4.65 million per year) (note 10(a)). If in the future, fees received by the Company under the Management Services Agreements are not sufficient, the Company may not be able to satisfy its obligations under its Support Agreement with Hollinger.

     Effective April 30, 2003, U.S. $15.7 million principal amount of subordinated debt owing to International by NB Inc. was transferred by International to HCPH Co. and subsequently transferred to the Company by HCPH Co. in satisfaction of the outstanding note receivable to the Company from HCPH Co. (note 10(c)). The note receivable from NB Inc. has been subordinated until such time as the Hollinger Senior Secured Notes have been repaid. As the timing of the realization of the note receivable from NB Inc. may not correspond to the settlement of the amount due to CanWest Global Communications Corp. ("CanWest"), the Company may not have sufficient cash to satisfy its obligations as they fall due. In the event that settlement of the amount due to CanWest is required prior to the repayment of the note receivable, the Company will be dependent upon the support of The Ravelston Corporation Limited ("Ravelston") the Company's parent company. If the Company does not receive the support from Ravelston, it may not be able to continue as a going concern and realize its assets and pay its liabilities as they fall due.

     On July 5, 2002, the Company issued 100 common shares to Ravelston as consideration for the transfer of the Management Services Agreements to the Company. Ravelston owns all of the outstanding shares of the Company. Ravelston has a controlling interest in International and HCPH Co. (which is an indirect subsidiary of International). As the transaction was completed between parties under common control, the transfer of the Management Services Agreements has been accounted for at the historical carrying value in Ravelston's accounts, being nil. The Company has also entered into an agreement with Ravelston whereby, on January 1, 2003, certain Ravelston employees become employees of the Company. Under this agreement,

                           RAVELSTON MANAGEMENT INC.

               (TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)

1.  BASIS OF PRESENTATION: (CONTINUED)

during the period from July 5, 2002 to December 31, 2002, the employees fulfilled the Company's obligations under the Management Services Agreements and the Company agreed to reimburse Ravelston for all related costs associated with their employment. Certain senior executives of Ravelston who are also directly involved in providing services under the Management Services Agreements will continue to be compensated by Ravelston. The services of these senior executives are required in order to fulfill the Company's obligations under the Management Services Agreements. The Company may make payments to Ravelston, to contribute to Ravelston's operating costs, after making the required support payments to Hollinger pursuant to the Support Agreement. Such payments, if made, may take the form of dividends, distributions, debt or otherwise.

     These financial statements have been prepared to reflect the assets and liabilities for the year ended December 31, 2001 and the results of operations and cash flows for each of the years in the two-year period ended December 31, 2001 and the period from January 1, 2002 to July 4, 2002 of the Company (using the continuity-of-interests basis of accounting) as if the Management Services Agreements and their related assets and liabilities were transferred to the Company as at January 1, 1998. For these periods, revenue reflect the historical amounts earned under the Management Services Agreements and operating expenses reflect allocations of those direct costs incurred to provide the services under the Management Services Agreements as well as an allocation of corporate overhead expenses using a specific cost allocation method. No interest expense has been recorded in connection with the funding position in the shareholder's interest account with Ravelston. It is management's opinion that the methods used are practical and reasonable methods of allocation of assets, liabilities, revenue and common expenses to the operations of the Company.

     Prior to July 5, 2002, these financial statements represent the operations of the Company as a component of Ravelston and, accordingly, there is no share capital or retained earnings for those periods. Shareholder's interest represents the net investment in the Company by Ravelston. A description of the movements in shareholder's interest is presented in note 6 to these financial statements.

     The results of operations for the year ended December 31, 2002 have been prepared on a basis consistent with that described above and for the period from July 5, 2002 to December 31, 2002, reflect the results of operations of the Company as a separate legal entity.

     The Company's financial statements are prepared in accordance with Canadian generally accepted accounting principles which differ in certain respects from those generally accepted in the United States as detailed in note 11.

2.  SIGNIFICANT ACCOUNTING POLICIES:

     (a)  Revenue recognition:

        The Management Services Agreements provide for the Company to earn revenue on a fixed fee basis and on a variable basis. Management services revenue for fixed fee arrangements is recognized on a straight-line basis over the term of the respective agreement as it most closely matches the period in which the services are provided. Variable-based management services are calculated monthly as a percentage of revenue of the respective business to which the Company is providing services. The annual fixed fee is billed monthly to closely match the period in which the services are provided. Variable-based management services are recognized monthly as earned. Amounts billed in excess of amounts recognized as revenue under the above policies are reflected as deferred revenue.

                           RAVELSTON MANAGEMENT INC.

               (TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (b)  Pension and other post employment benefits:

        Pension and other post employment benefits are included in the allocation of expenses from Ravelston as described in note 1 for the years ended December 31, 2000 and 2001 and for the period from January 1, 2002 to July 4, 2002. Subsequent to July 4, 2002, the Company accounts for its participation in the Ravelston Pension Plans as a defined contribution plan and, accordingly, pension expense for the period subsequent to July 4, 2002 would be recognized to the extent of contributions made to the Ravelston Pension Plans. No such contributions were made during the period from July 5, 2002 to December 31, 2002.

        Ravelston accrues its obligations under employee benefit plans and the related costs, net of plan assets. Ravelston has adopted the following policies:

        (i) The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method prorated on service and management's best estimate of expected plan investment performance, salary escalation, retirement ages of employees and expected health care costs.

        (ii) For the purpose of calculating the expected return on plan assets, those assets are valued at fair value.

        (iii) Past service costs from plan amendments are amortized on a straight-line basis over the average remaining service period of employees active at the date of amendment.

        (iv) The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the average remaining service period of active employees. The average remaining service period of the active employees covered by the plans is 8.7 to 9.5 years.

     (c)  Foreign currency translation:

        The Company earns revenue and incurs expenses in foreign currencies. Monetary items denominated in foreign currency are translated to Canadian dollars at exchange rates in effect at the balance sheet date and non-monetary items are translated at rates of exchange in effect when the assets were acquired or obligations incurred. Revenue and expenses are translated at rates in effect at the time of the transactions. Foreign exchange gains and losses are included in income.

     (d)  Income taxes:

        The results of operations, prior to July 5, 2002, are included in the income tax returns of Ravelston. Income tax expense has been computed as if the Company filed its own income tax returns for all periods presented. Future and current tax liabilities for the periods prior to July 5, 2002 are included in shareholder's interest, as such amounts are being settled by Ravelston.

        Future tax assets and liabilities are recognized for the future tax consequences attributable to the difference between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted tax rates expected to apply to income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                           RAVELSTON MANAGEMENT INC.

               (TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

        In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the year in which the temporary differences are deductible. Management considers the scheduled reversals of future tax liabilities, the nature of the income tax assets, and the tax planning strategies in making this assessment. To the extent that management believes that the realization of future tax assets does not meet the more likely than not realization criterion, a valuation allowance is recorded against the future tax assets.

        In determining the estimates of the realizable amounts of the future tax assets, the Company has made the assumption that Management Services Agreements with International and HCPH Co. will continue to be renewed at comparable rates during the period in which the non-capital losses are able to be used and that operating expenses will continue at amounts consistent with those experienced in the period from July 5, 2002 to December 31, 2002. Should the underlying assumptions change, the estimated carrying value of the future tax assets may change, and that change may be material.

     (e)  Stock-based compensation:

        The Company uses the fair value method of accounting for options issued by International to employees of the Company for options granted subsequent to January 1, 2002. Under this method, the Company recognizes the fair value of the options granted to its employees as other paid in capital and deferred stock-based compensation at fair value and amortizes this amount as compensation expense as the related options vest.

     (f)  Use of estimates:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the years. On an ongoing basis, the Company evaluates its estimates, including those related to income taxes. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates under different assumptions or conditions.

     (g)  Cash and cash equivalents:

       Cash and cash equivalents consist of highly liquid investments with remaining maturities at date of acquisition of three months or less.

3.  RELATED PARTY TRANSACTIONS:

     (a) During all periods presented all of the Company's management fees were earned from International and its subsidiaries. Amounts due to the Company in respect of such services are due on demand and are non-interest bearing.

       International, together with its subsidiaries, has entered into services agreements with Ravelston, whereby Ravelston acts as manager of International and its subsidiaries and carries out head office and executive responsibilities. These service agreements were assigned to the Company on July 5, 2002. All of the amounts included in due to related parties represent amounts owing in connection

                           RAVELSTON MANAGEMENT INC.

               (TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)

3.  RELATED PARTY TRANSACTIONS (CONTINUED):

       with the Management Services Agreements. In addition, certain executives and affiliates of Ravelston have separate services agreements with certain subsidiaries of International. The fees charged under such agreements are not reflected in the accounts of the Company. During the years ended December 31, 2000, 2001 and 2002, the amounts paid directly by subsidiaries of International pursuant to such agreements were $5,436,000, $2,654,000 and $2,976,000, respectively.

       The aggregate fees under the Company's services agreements and the services agreements with executives and affiliates of Ravelston are negotiated with and approved by the Independent committee of International.

     (b) Prior to July 5, 2002, salaries and benefits reflect the salary and benefit costs incurred by Ravelston with respect to employees who became employees of the Company on January 1, 2003 (note 1). In addition, allocated costs represent an allocation of Ravelston's costs in providing services under the Management Services Agreements. During the period July 5, 2002 to December 31, 2002, the Company reimbursed the actual costs of the employees provided by Ravelston in the amount of $1,114,000.

     (c) On July 3, 2002, the Company acquired 100% of the issued and outstanding shares of NP Holdings Company ("NP Holdings") from HCPH Co., an indirect subsidiary of International, for total cash consideration of $5,750,000. The terms of the purchase of NP Holdings were negotiated with and approved by the Independent committee of International. As this transaction is between companies under common control, the excess of the value assigned to the net assets acquired over the consideration paid has been accounted for as contributed surplus. In July 2002, NP Holdings and the Company were amalgamated and continued under the name Ravelston Management Inc.

       Details of the net assets acquired were as follows:

Future tax assets...........................................   $ 27,928
Note receivable from HCPH Co................................     22,500
                                                               --------
                                                                 50,428
Amounts due to CanWest......................................    (22,500)
                                                               --------
Net assets acquired.........................................     27,928
Cash consideration paid.....................................     (5,750)
                                                               --------
Excess amount allocated to contributed surplus..............   $ 22,178
                                                               ========

     (d) The amounts due from Ravelston arise from management fees received on behalf of the Company net of allocated costs, compensation charges incurred by Ravelston and additional advances made by the Company to Ravelston. The amounts due are non-interest bearing and due on demand.

4.  NOTE RECEIVABLE FROM HOLLINGER CANADIAN PUBLISHING HOLDINGS CO.:

     The note receivable from HCPH Co., an indirect subsidiary of International, is unsecured, due on demand and is non-interest bearing. On April 30, 2003, U.S.$15.7 million principal amount of subordinated debt owing by International to NB Inc. was transferred to the Company in satisfaction of the note receivable from HCPH Co. (note 10(c)).

                           RAVELSTON MANAGEMENT INC.

               (TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)

5.  DUE TO CANWEST GLOBAL COMMUNICATIONS CORP.:

     The amount due to CanWest is non-interest bearing and on demand. The timing of the settlement of the amount due is subject to negotiations, between International and CanWest, related to a receivable due to International by CanWest. The receivable is in respect of closing adjustments related to the November 2000 sale by International of properties to CanWest.

6.  SHAREHOLDER'S INTEREST:

     Prior to the assignment of the Management Services Agreements (July 5,
2002), the Company did not maintain its own cash accounts. All cash transactions were funded and distributed through the shareholder's interest account.

     On July 5, 2002, immediately prior to the transfer of the Management Services Agreements as described in note 1, the Company recorded a distribution of the net assets of the Company to Ravelston as settlement of the shareholder's interest account.

     The activity in shareholder's interest can be summarized as follows:

                                                          2000      2001       2002
                                                        --------   -------   --------
Shareholder's interest, beginning of year.............  $  6,093   $ 1,813   $ 14,581
Net income............................................    12,047    13,309      3,919
Net transactions with Ravelston.......................   (16,327)     (541)     2,224
Distribution of net assets as settlement of
  shareholder's interest account......................        --        --    (20,724)
                                                        --------   -------   --------
Shareholder's interest, end of year...................  $  1,813   $14,581   $     --
                                                        ========   =======   ========

7.  CAPITAL STOCK:

                                                              2001    2002
                                                              ----   ------
Authorized:
  Unlimited common shares
Issued:
  200 common shares.........................................   $--   $5,750

     (a) On July 3, 2002, the Company issued 100 common shares for total cash consideration of $5,750,000.

     (b) On July 5, 2002, the Company issued 100 common shares to Ravelston in exchange for the transfer of the Management Services Agreements (note
          1).

8.  INCOME TAXES:

     The income tax expense in the statements of income for the years ended December 31, 2000, 2001 and 2002 does not vary materially from the amount that would be computed by applying the basic federal and provincial income tax rates of 44.0%, 42.1% and 38.6%, respectively, to income before income taxes.

                           RAVELSTON MANAGEMENT INC.

               (TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)

8.  INCOME TAXES: (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities are presented below:

                                                              2001     2002
                                                              ----   --------
Future tax asset:
  Non-capital income tax loss carryforwards.................   $--   $ 21,342
  Capital income tax loss carryforwards.....................   --      15,959
                                                               --    --------
                                                               --      37,301
  Valuation allowance.......................................   --     (15,959)
                                                               --    --------
                                                               $--   $ 21,342
                                                               ==    ========

     As at December 31, 2002, the Company has operating losses carried forward for tax purposes of approximately $60,745,000, the tax benefit of which has been reflected in the accounts. These losses expire as follows:

2004........................................................   $ 4,712
2005........................................................    19,437
2006........................................................    31,581
2007........................................................     5,015
                                                               -------
                                                               $60,745
                                                               =======

     In addition, at December 31, 2002, the Company has capital losses available of $96,369,000 to offset against capital gains in future years. In March 2003, $10,936,000 of the capital losses were utilized to offset a capital gain realized on the sale of International shares (note 10(b)). The benefit of the remaining capital losses has not been reflected in the financial statements, as it is more likely than not that the income tax assets will not be realized.

9.  FINANCIAL INSTRUMENTS:

     (a)  Fair values:

        The carrying values of cash and cash equivalents, management fees receivable from related parties, accrued liabilities, due to related parties and the amount due to CanWest approximate their fair values due to the relatively short periods to maturity of the instruments. The fair value of note receivable from HCPH Co. is not readily determinable.

     (b)  Credit risk:

        The Company is exposed to credit risk in the event of non-payment of management fees receivable from related parties. The Company assesses the credit risk and provides for any potential uncollectable amounts, if any.

10.  SUBSEQUENT EVENTS:

     (a)  (i)   On March 10, 2003, Hollinger issued U.S.$120 million aggregate principal amount of 11 7/8% Senior Secured Notes, due 2011. In connection with this offering by Hollinger, the Company has agreed to unconditionally guarantee the obligations of Hollinger in connection with the offering, including but not limited to the principal and interest payments thereon, and has agreed to provide the support payments described below. The Company has pledged its

                           RAVELSTON MANAGEMENT INC.

               (TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)

10.  SUBSEQUENT EVENTS (CONTINUED):

                Management Services Agreements (note 3), which currently represent its sole source of operating cash flow, to the Trustee for Hollinger's Senior Secured Notes.

        (ii) In respect of the issuance of Senior Secured Notes noted in (i) above, the Company entered into a support agreement with Hollinger, under which the Company has agreed to make an annual support payments in cash to Hollinger on a periodic basis by way of contributions to the capital of Hollinger (without receiving any shares of Hollinger) or subordinated debt. The amount of the annual support payments will be equal to the greater of (a) the non-consolidated negative net cash flow of Hollinger (excluding any outlay by Hollinger for retractions and redemptions of Hollinger's shares) and (b) U.S.$14.0 million per year (less any future payments of Management Services Agreements fees directly to Hollinger or NB Inc. and any excess in the net dividend amount received by Hollinger or any of Hollinger's wholly owned restricted subsidiaries, as they are defined in the indenture governing Hollinger's Senior Secured Notes, due 2011, on the shares of International that Hollinger and NB Inc. own that is over U.S.$4.65 million per year), in either case, as reduced by any permanent repayment of debt owing by Ravelston to Hollinger. Initially, the support amount to be contributed by the Company is expected to be satisfied through the permanent repayment by Ravelston of its approximate $16.4 million of advances from Hollinger, which resulted from the use of proceeds of the Hollinger's offering of its Senior Secured Notes. Thereafter, all support amount contributions by the Company will be made through contributions to the capital of Hollinger, without receiving any additional shares of Hollinger, except that, to the extent that the minimum payment exceeds the negative net cash flow of Hollinger, the amounts will be contributed through an interest bearing, unsecured, subordinated loan to Hollinger. The support agreement terminates upon the repayment of the Senior Secured Notes, which mature in 2011, or upon release of the guarantee.

             An event of default with respect to the Senior Secured Notes will occur if in any quarterly period after April 1, 2003, Hollinger fails to receive in cash a minimum aggregate amount of at least U.S.$4.7 million from (a) payments made by the Company during such quarter pursuant to the terms of the Support Agreement, (b) any management fees paid by International and its subsidiaries directly to Hollinger or its wholly owned restricted subsidiaries during such quarter, and (c) the net dividend amount paid by International on its capital stock held by Hollinger and its wholly owned restricted subsidiaries during such quarter.

             All aspects of this transaction have been reviewed by a special committee of the Board of Directors of Hollinger, comprised entirely of independent directors.

             In addition, the Company and Ravelston entered into a contribution agreement with Hollinger. The contribution agreement sets out the manner in which the Company will make the support payments described above to Hollinger, and provides that such payments will be made by way of contributions to the capital of the Company (without the issuance of additional shares) or by way of loan representing subordinated debt, depending on specified circumstances. In the event that, in any fiscal year (a) the Board of Directors of Hollinger resolves to declare a cash dividend on the retractable common shares of Hollinger and (b) after giving effect to the annual support payment described above, Hollinger does not have sufficient cash to pay that dividend, the Company will contribute the amount of that shortfall to Hollinger. The Company will make that contribution to Hollinger (a) with respect to a predetermined percentage of that shortfall (corresponding to Ravelston's

                           RAVELSTON MANAGEMENT INC.

               (TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)

10.  SUBSEQUENT EVENTS (CONTINUED):

             ownership of Hollinger), by way of contributions of capital, without receiving any additional shares of Hollinger and (b) with respect to the balance of that shortfall, through an interest bearing, unsecured, subordinated loan to Hollinger. The contribution agreement will terminate upon the repayment in full of the Senior Secured Notes, due 2011, and the termination of the Support Agreement or if Hollinger ceases to be a public company.

     (b) On March 10, 2003, prior to the closing of the above offering, NB Inc. sold its shares of Class A common stock and Series E redeemable preferred stock of International to the Company. Such shares were in turn sold back to NB Inc. by the Company at the same price with an increase in the tax basis of the shares of International and a resulting capital gain to the Company of $10,936,000. As the exchange of the International shares between the Company and NB Inc. represents a transfer between companies under common control, the Company will record a distribution to NB Inc. of $1,373,500 in 2003, being the tax benefit associated with the utilization of capital losses. The Company will also record an offsetting increase to contributed surplus of $1,373,500 as the acquisition of these losses by the Company was also from a company under common control with no value assigned to the capital losses on acquisition (note 3(c)).

     (c) Effective April 30, 2003, U.S.$15.7 million principal amount subordinated debt owing to International by NB Inc. was transferred by International to HCPH Co. and subsequently transferred to the Company by HCPH Co. in satisfaction of the outstanding note receivable. After the transfer, NB Inc.'s debt to International is approximately U.S.$4.7 million and NB Inc.'s debt to the Company is approximately U.S.$15.7 million. The debt owing by NB Inc. to the Company bears interest at the rate of 14.25% if interest is paid in cash and 16.50% if it is paid in kind except that the Company has waived its right to receive interest until further notice. The debt payable by NB Inc. is subordinated to Hollinger Senior Secured Notes for so long as the Senior Secured Notes are outstanding, and that portion of the debt due by NB Inc. to International is guaranteed by Ravelston and the Company.

        International entered into a subordination agreement with Hollinger and NB Inc. pursuant to which International has subordinated all payments of principal, interest and fees on the debt owed to it by NB Inc. to the payment in full of principal, interest and fees on the Senior Secured Notes, provided that payments with respect to principal and interest can be made to International to the extent permitted in the indenture governing the Senior Secured Notes. The Company has agreed to be bound by these subordination arrangements with respect to the debt owed from NB Inc. to the Company.

11. SCHEDULE OF RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP"):

     The following represents additional information to the financial statements of the Company that were prepared in accordance with Canadian GAAP. Set out below are material adjustments to net income for the years ended December 2000, 2001 and 2002 and to shareholder's equity as at December 31, 2001 and 2002 in order to conform to accounting principles generally accepted in the United
States:

                                                           2000      2001      2002
                                                          -------   -------   -------
Net income, based on Canadian GAAP......................  $12,047   $13,309   $12,815
Stock-based compensation(a).............................       --    (2,305)   (1,537)
                                                          -------   -------   -------
Net income, based on U.S. GAAP..........................  $12,047   $11,004   $11,278
                                                          =======   =======   =======

                           RAVELSTON MANAGEMENT INC.

               (TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)

11. SCHEDULE OF RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") (CONTINUED):

     Summary of accounting policy differences:

     The areas of material difference between Canadian and U.S. GAAP and their impact on the financial statements of the Company are set out below:

     (a)  Stock-based compensation:

       Under U.S. GAAP, the Company measures compensation expense relating to stock options received by its employees from International using the fair value method for options issued between November 16, 2000 and December 31, 2001, which was not required under Canadian GAAP. An amount equivalent to the compensation expense is included in other paid-in capital under U.S. GAAP, resulting in no difference between shareholder's interest under U.S. GAAP as compared to Canadian GAAP.

       Subsequent to January 1, 2002, the Company adopted the new Canadian accounting standards relating to stock-based compensation which eliminated any prospective difference between Canadian GAAP and U.S. GAAP in connection with options received by employees of the Company (after January 1, 2002) from International.

       The Company has estimated the fair value of the stock options granted by International in 2001 using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 4.6%; expected volatility of 55.2%; risk-free interest rates of 5.0%; and expected lives of 10 years. The weighted average fair value of options granted by International during 2001 was $8.94.

     (b)  Disclosure of guarantees:

       In November 2002, the FASB issued FIN 45, which requires certain disclosures to be made by a guarantor in its interim and annual financial statements for periods ending after December 15, 2002 about its obligations under guarantees. FIN 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees entered into or modified after December 31, 2002. FIN 45 requires the guarantor to recognize a liability for the non-contingent component of certain guarantees, that is, it requires the recognition of a liability for the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception.

       At December 31, 2002, the Company did not have any outstanding guarantees. On March 10, 2003, the Company guaranteed the Senior Secured Notes issued by Hollinger (note 10(a)(i)).

       On April 30, 2003, the Company guaranteed certain indebtedness owing by NB Inc. to International in the amount of U.S.$4.7 million. The Company has not recognized a liability in connection with these guarantees as FIN 45 does not require recognition of a liability by a guarantor if the guarantees are between either their parents and their subsidiaries or corporations under common control.

     (c)  Recent accounting pronouncements:

        In June 2001, the FASB issued FAS 143, "Accounting for Asset Retirement Obligations" ("FAS 143"), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. FAS 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets.

                           RAVELSTON MANAGEMENT INC.

               (TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)

11. SCHEDULE OF RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") (CONTINUED):

        The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. If the obligation is settled to other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The Company adopted the provisions of FAS 143 during the quarter ended March 31, 2003 with no impact to the results of operations or financial position of the Company.

        In April 2002, the FASB issued FAS 145, which rescinded FAS 4, "Reporting Gains and Losses from Extinguishment of Debt" ("FAS 145"). FAS 145 addresses, among other things, the income statement treatment of gains and losses related to debt extinguishments, requiring that such expenses no longer be treated as extraordinary items, unless the items meet the definition of extraordinary per APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". Upon adoption, any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB Opinion No. 30 for classification as an extraordinary item is required to be reclassified to non-operating expense. The new presentation requirements was adopted by the Company on January 1, 2003.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("VIE's") ("FIN 46"), which requires the companies that control another entity through interests other than voting interest to consolidate the controlled entity. In the absence of clear control through a voting equity interest, a company's exposure (variable interests) to the economic risk and the potential rewards from a VIE's assets and activities are the best evidence of a controlling financial interest. VIE's created after January 31, 2003 must be consolidated immediately. VIE's existing prior to February 1, 2003 must be consolidated by the Company commencing with its third quarter 2003 financial statements. The Company has not yet determined whether it has any VIE's which will require consolidation.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure", an amendment of FASB Statement No. 123. This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. The Company plans to continue to use the intrinsic value method for U.S. GAAP purposes. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Canada Business Corporations Act (CBCA), a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer or an individual acting in a similar capacity, of another entity, and his or her heirs and legal representatives (an "indemnifiable person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved by reason of being or having been a director or officer of such corporation or such other entity, if: (i) he or she acted honestly and in good faith with a view to the best interests of such corporation or such other entity, as the case may be; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An indemnifiable person is entitled under the CBCA to such indemnity from the corporation if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set out in (i) and (ii) above. A corporation may, with the approval of a court, also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or other entity, if he or she fulfills the conditions set out in (i) and (ii), above. Hollinger's by-laws provide for indemnification of directors and officers to the fullest extent authorized by the CBCA.

     Insofar as indemnification for liabilities under the United States Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the U.S. Securities and Exchange Commissions such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     Under the CBCA, a corporation is entitled to purchase and maintain insurance for the benefit of an indemnifiable person against any liability incurred by such individual in his or her capacity as a director or officer of the corporation or similar capacity of another entity, if the individual acts in that capacity at the corporation's request. During 2002, Hollinger maintained directors' and officers' liability insurance that covered the entire Hollinger group of companies and had a policy limit of US$130,000,000 aggregate per policy year. Under this insurance coverage, Hollinger would be reimbursed for indemnity payments made on behalf of its directors and officers subject to a deductible of US$2,500,000 per occurrence. Individual directors and officers would also be reimbursed for losses arising during the performance of their duties for which they are not indemnified by Hollinger. The total premium paid by Hollinger for such directors' and officers' liability insurance in respect of 2002 was US$698,000 and was not allocated to directors as a group or to officers as a group.

                   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 3.1a    Certificate of Amalgamation and Articles    Incorporated by reference to Exhibit
         of Amalgamation amalgamating Argcen         1.1a to the Annual Report on Form 20-F
         Holdings Inc., Hollinger Argus Limited      dated June 27, 2003.
         and Labmin Resources Limited, dated
         September 17, 1985
 3.1b    Amalgamation Agreement between Argcen       Incorporated by reference to Exhibit
         Holdings Inc., Hollinger Argus Limited      1.1b to the Annual Report on Form 20-F
         and Labmin Resources Limited, dated         dated June 27, 2003.
         August 23, 1985
 3.1c    Certificate of Amendment and Articles of    Incorporated by reference to Exhibit
         Amendment, dated June 14, 1989              1.1c to the Annual Report on Form 20-F
                                                     dated June 27, 2003.
 3.1d    Certificate of Amendment and Articles of    Incorporated by reference to Exhibit
         Amendment, dated May 30, 1996               1.1d to the Annual Report on Form 20-F
                                                     dated June 27, 2003.
 3.1e    Certificate of Amendment and Articles of    Incorporated by reference to Exhibit
         Amendment, dated September 11, 1997         1.1e to the Annual Report on Form 20-F
                                                     dated June 27, 2003.
 3.1f    Certificate of Amendment and Articles of    Incorporated by reference to Exhibit
         Amendment, dated November 7, 1997           1.1f to the Annual Report on Form 20-F
                                                     dated June 27, 2003.
 3.1g    Certificate of Amendment and Articles of    Incorporated by reference to Exhibit
         Amendment, dated June 3, 1998               1.1g to the Annual Report on Form 20-F
                                                     dated June 27, 2003.
 3.1h    Certificate of Amendment and Articles of    Incorporated by reference to Exhibit
         Amendment, dated April 28, 1999             1.1h to the Annual Report on Form 20-F
                                                     dated June 27, 2003.
 3.1i    Certificate of Amendment and Articles of    Incorporated by reference to Exhibit
         Amendment, dated April 22, 2003             1.1i to the Annual Report on Form 20-F
                                                     dated June 27, 2003.
 3.2a    By-Law Number A24, dated March 14, 1984     Incorporated by reference to Exhibit
                                                     1.2a to the Annual Report on Form 20-F
                                                     dated June 27, 2003.
 3.2b    By-Law Number A25, dated June 28, 1984      Incorporated by reference to Exhibit
                                                     1.2b to the Annual Report on Form 20-F
                                                     dated June 27, 2003.
 3.2c    By-Law Number A26, dated February 27,       Incorporated by reference to Exhibit
         2002                                        1.2c to the Annual Report on Form 20-F
                                                     dated June 27, 2003.
 4.1     Trust Indenture, dated as of March 10,      Incorporated by reference to Exhibit 4.1
         2003, among Hollinger Inc., Ravelston       to the Annual Report on Form 20-F dated
         Management Inc., 504468 N.B. Inc. and       June 27, 2003.
         Wachovia Trust Company, National
         Association, Ravelston Corporation
         Limited and Sugra Limited
 4.2     Registration Rights Agreement, dated as     Incorporated by reference to Exhibit 4.2
         of March 5, 2003 among Hollinger Inc.,      to the Annual Report on Form 20-F dated
         Ravelston Management Inc., 504468 N.B.      June 27, 2003.
         Inc., and Wachovia Securities, Inc.


 4.3     Form of Note                                Incorporated by reference to Exhibit 4.3
                                                     to the Annual Report on Form 20-F dated
                                                     June 27, 2003.
 5       Opinion of Torys LLP dated June 26, 2003
         regarding the legality of the notes and
         guarantees.
23.1     Consent of KPMG LLP to the Board of
         Directors of Hollinger Inc. dated June
         27, 2003 (see F-2).
23.2     Consent of KPMG LLP to the Board of
         Directors of 504468 NB Inc. dated June
         27, 2003 (see F-80).
23.3     Consent of KPMG LLP to the Board of
         Directors of Ravelston Management Inc.
         dated June 27, 2003 (see F-141).
23.4     Consent of Torys LLP (included in
         Exhibit 5)
24       Powers of Attorney (included on
         signature page)
25.1     Statement of Eligibility of Trustee on
         Form T-1
99.1     Form of Letter of Transmittal of
         Hollinger Inc. pursuant to the
         Prospectus
99.2     Form of Letter to Brokers, Dealers,
         Commercial Banks, Trust Companies and
         other Nominees from Hollinger Inc. with
         respect to the Exchange Offering
99.3     Form of Guidelines for Certification of
         Taxpayer Identification Number on
         Substitute Form W-9
99.4     Form of Letter to Clients from Hollinger
         Inc. with respect to the Exchange
         Offering
99.5     Form of Notice of Guaranteed Delivery
         with respect to the Exchange Offering

                                  UNDERTAKINGS

     The undersigned registrant hereby undertakes as follows:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement, to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by-law, contract, arrangement, statute, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     1. to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act;

     2. to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and

     3. to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph 2 above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, State of Ontario, on the 25th day of June, 2003.

                                          --------------------------------------

                                          By:      /s/ CONRAD M. BLACK
                                            ------------------------------------
                                             Lord Black of Crossharbour, PC(C),
                                                           OC, KCSG
                                            Chairman and Chief Executive Officer

                               POWERS OF ATTORNEY

     Each person whose signature appears below constitutes and appoints The Lord Black of Crossharbour, PC (C), OC, KCSG and Frederick A. Creasey and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on June 25, 2003:

              SIGNATURE                                        TITLE
              ---------                                        -----

          /s/ P. Y. ATKINSON                   Executive Vice-President and Director
--------------------------------------
          Peter Y. Atkinson

       /s/ BARBARA AMIEL BLACK                 Vice-President, Editorial and Director
--------------------------------------
         Barbara Amiel Black

         /s/ CONRAD M. BLACK             Chairman of the Board, Chief Executive Officer and
--------------------------------------                        Director
   The Lord Black of Crossharbour,
           PC(C), OC, KCSG

          /s/ J.A. BOULTBEE                    Executive Vice-President and Director
--------------------------------------
            J.A. Boultbee

         /s/ DANIEL W. COLSON                        Vice-Chairman and Director
--------------------------------------
           Daniel W. Colson

         /s/ CHARLES G. COWAN                Vice-President and Secretary and Director
--------------------------------------
       Charles G. Cowan, CD, QC

              SIGNATURE                                        TITLE
              ---------                                        -----

       /s/ FREDERICK A. CREASEY              Vice-President and Chief Financial Officer
--------------------------------------              (Principal Financial Offer)
         Frederick A. Creasey

                                                              Director
--------------------------------------
         Fredrik S. Eaton, OC

       /s/ CLAIRE F. DUCKWORTH                          Assistant Controller
--------------------------------------             (Principal Accounting Officer)
         Claire F. Duckworth

                                                              Director
--------------------------------------
         R. Donald Fullerton

                                                              Director
--------------------------------------
         Allan E. Gotlieb, CC

                                                              Director
--------------------------------------
         Henry H. Ketcham III

         /s/ F. DAVID RADLER                       Deputy Chairman, President and
--------------------------------------          Chief Operating Officer and Director
           F. David Radler

         /s/ MAUREEN J. SABIA                                 Director
--------------------------------------
           Maureen J. Sabia

          /s/ PETER G. WHITE                                  Director
--------------------------------------
            Peter G. White

                           AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Hollinger Inc. in the United States, on June 25, 2003.

                                          HOLLINGER INTERNATIONAL INC.

                                          By:        /s/ MARK KIPNIS
                                            ------------------------------------
                                                        Mark Kipnis
                                                Vice President and Secretary